PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated July 17, 2026)	Registration No. 333-296516

Up to 2,309,107 shares of Class A Common Stock underlying the Notes; and Up to 1,647,861 shares of Class A Common Stock underlying the Common Warrants

Banzai International, Inc.

This prospectus relates to the offer and sale, from time to time, by the selling stockholders named herein (collectively, the “Selling Stockholders”) of up to an aggregate of 3,956,968 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock” or “Common Stock”), of Banzai International, Inc., a Delaware corporation (the “Company”) consisting of (i) 2,309,107 shares of Class A Common Stock issuable upon the conversion of a senior secured convertible note (the “Note”) in the original principal amount of $11,000,000 plus accrued interest issued pursuant to a securities purchase agreement, dated June 27, 2025, by and between the Company and an institutional investor (the “Purchase Agreement”) (the shares of Common Stock issuable pursuant to the terms of the Notes, including, without limitation, upon conversion or otherwise, collectively, the “Conversion Shares”) and (ii) shares of Class A Common Stock issuable upon the exercise of a warrant (the “Buyer Warrant”) to purchase up to 1,647,861 shares of Class A Common Stock (the “Warrant Shares”), also issued pursuant to the Purchase Agreement.

We previously registered an aggregate of 9,004,003 shares of Class A Common Stock issuable pursuant to the Purchase Agreement through conversion of the Note and exercise of the Buyer Warrant, to the Selling Stockholders, which shares consisted of (i) 8,332,759 shares of Class A Common Stock issuable upon conversion of the Note and (ii) shares of Class A Common Stock issuable upon the exercise of a warrant to purchase up to 671,244 shares of Class A Common Stock, in the Registration Statement on Form S-3 (File No. 333-289099) (the “Prior Registration Statement”), which the U.S. Securities and Exchange Commission (the “SEC”) declared effective on August 8, 2024. However, the Prior Registration Statement does not include enough shares of Class A Common Stock now issuable under the Note and Buyer Warrant due to the adjustment terms of the Note and Buyer Warrant, as further explained herein (See, “Recent Developments - Private Placement Offering (3i, LP).

The Selling Stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their Class A Common Stock on any stock exchange, market, or trading facility on which the Class A Common Stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, at negotiated prices.

We will not receive any of the proceeds from the sale or other disposition of the Class A Common Stock by the Selling Stockholders, but we will bear all costs, fees, and expenses in connection with the registration of the Class A Common Stock offered by the Selling Stockholders. The Selling Stockholders will bear all commissions or discounts, if any, attributable to the sale of the Class A Common Stock offered for resale through this prospectus. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling stockholders. However, we may receive the proceeds from any exercise of the Buyer Warrants if the holders do not exercise the Buyer Warrants on a cashless basis, of which there is no guarantee. See “Use of Proceeds.” For information regarding the Selling Stockholders and the times and manner in which they may offer or sell the Class A Common Stock, see “Selling Stockholders” and “Plan of Distribution.”

Our Class A Common Stock is listed on the Nasdaq Capital Market under the symbol “BNZI.” On July 16, 2026, the last reported sale price of our Class A Common Stock on Nasdaq was $2.41 per share. Our warrants, each exercisable for one share of Common Stock at a price of $115,000.00 per share, originally issued in our initial public offering (the “Public Warrants”), are currently listed on The Nasdaq Capital Market under the symbol “BNZIW.”

See the section entitled “Risk Factors” beginning on page 10 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 11, 2026.

You should rely only on the information contained in or incorporated by reference in this prospectus or in any free writing prospectus that we may provide to you in connection with this offering. We have not authorized anyone to provide you with information different from, or in addition to, that contained in or incorporated by reference in this prospectus or any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give you. We are not making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you with in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We do not take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Banzai,” “we,” “us,” “our” and similar terms refer to Banzai International, Inc. (f/k/a 7GC & Co. Holdings Inc.) and its consolidated subsidiaries (including Legacy Banzai). References to “7GC” refer to our predecessor company prior to the consummation of the Business Combination.

Except as otherwise indicated, all references to our common stock, share data, per share data and related information depict the effect of the 1-for-20 reverse stock split of the shares of our outstanding common stock, effective as of May 8, 2026 (the “May 2026 Reverse Stock Split”), as if it had occurred at the beginning of the earliest period presented. The May 2026 Reverse Stock Split combined each twenty shares of our outstanding shares of common stock into one share of common stock, without any change in the par value per share, and the May 2026 Reverse Stock Split correspondingly adjusted, among other things, the number of shares of outstanding common stock.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and in documents incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often use words such as “believe,” “may,” “will,” “estimate,” “target,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “propose,” “plan,” “project,” “forecast,” “predict,” “potential,” “seek,” “future,” “outlook,” and similar variations and expressions. Forward-looking statements are those that do not relate strictly to historical or current facts. Examples of forward-looking statements may include, among others, statements regarding the Company’s:

■	future financial, business, and operating performance and goals;

■	annualized recurring revenue and customer retention;

■	ongoing, future or ability to maintain or improve its financial position, cash flows, and liquidity and its expected financial needs;

■	potential financing and ability to obtain financing;

■	our continued listing with Nasdaq;

■	acquisition strategy and proposed acquisitions and, if completed, their potential success and financial contributions;

■	strategy and strategic goals, including being able to capitalize on opportunities;

■	expectations relating to the Company’s industry, outlook, and market trends;

■	total addressable market and serviceable addressable market and related projections;

■	plans, strategies, and expectations for retaining existing or acquiring new customers, increasing revenue and executing growth initiatives; and

■	product areas of focus and additional products that may be sold in the future.

Since forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity and development of the industry in which the Company operates may differ materially from those made in or suggested by the forward-looking statements. Therefore, investors should not rely on any of these forward-looking statements. Factors that may cause actual results to differ materially include changes in the markets in which the Company operates, customer demand, the financial markets, economic, business, and regulatory and other factors, such as the Company’s ability to execute on its strategy. More detailed information about risk factors can be found in this prospectus, the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and in other reports filed by the Company, including reports on Form 8-K. The Company does not undertake any duty to update forward-looking statements after the date they are made, except as required by law.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.

The Company

 Banzai International, Inc. is a Software as a Service (“SaaS”) company operating in the marketing technology (“MarTech”) industry. We provide our customers with tools to help them market and sell with greater efficiency and impact. To date, Banzai has supported over 150,000 global customers, including entrepreneurs and Fortune 500 companies. Our customers include Amazon, Dell, Salesforce, Aflac, Thermo Fisher Scientific, RBC Wealth Management, Fitch Group, and many other globally recognized brands.

Banzai grows in three ways: acquiring new customers through our sales and marketing efforts, expanding our platform through the development and acquisition of MarTech products, and cross-selling additional solutions to our existing customers. When evaluating acquisitions, we look for profitable businesses with customer profiles that align with our values and growth strategy. When considering additional products to purchase and offer, we look at customer satisfaction levels because we believe that is a good indicator of a product’s trajectory.

Our vision is to build a suite of mission-critical solutions that address a broad spectrum of customer needs. By integrating these tools, we aim to create efficiencies and unlock shared data and assets that power more advanced AI capabilities. In December 2024 we acquired ClearDoc, Inc. (d/b/a OpenReel “OpenReel”), in January 2025 we acquired Vidello Limited (“Vidello”), in November 2025 we acquired the assets of Superblocks, and in July 2026 we acquired the assets of ConnectAndSell, in order to expand our product offerings and customer base. Our platform currently includes several products, ranging across demand generation, webinar hosting, video creation and email newsletters.

We sell most of our products using a recurring subscription license model typical in SaaS businesses, with customer contracts that vary in term length from single months to multiple years. As of December 31, 2025, our customer base included customers operating in 90 countries, across numerous different industries, including healthcare, financial services, e-commerce, technology, media and others. No single customer represents more than 10% of our revenue. Since 2021, we have focused on increasing mid-market and enterprise customers for Demio.

We were originally known as 7GC & Co. Holdings Inc (“7GC”). On December 14, 2023, Banzai International, Inc. became a publicly traded company as a result of completing the business combination, recapitalization and other transactions with Banzai Operating Co LLC (f/k/a Banzai International, Inc.) (“Legacy Banzai”), and 7GC (collectively, the “Business Combination”). Legacy Banzai operates under the name “Banzai Operating Co Inc.” (the “Operating Company”) and is one of our three wholly owned subsidiaries. Legacy Banzai was incorporated in Delaware in September 2015.

The rights of holders of our Class A Common Stock and the warrants issued pursuant to our initial public offering (the “Public Warrants”) are governed by our second amended and restated certificate of incorporation, as amended (the “Charter”), our second amended and restated bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”), and, in the case of the Public Warrants, the Warrant Agreement, dated December 22, 2020 (the “Warrant Agreement”), between 7GC and the Continental Stock Transfer & Trust Company, as the warrant agent.

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Recent Developments

Aegis Public Offering

On July 14, 2026, we closed a previously announced underwritten public offering with gross proceeds to the Company of approximately $0.9 million, before deducting underwriting fees and other offering expenses payable by the Company. The offering consisted of the sale of 327,273 shares of Class A common stock. The public offering price per share was $2.75. We intend to use the net proceeds from the offering for working capital and other general corporate purposes. Solely to cover over-allotments, if any, the Company has granted Aegis Capital Corp. a 45-day option to purchase up to 36,364 additional shares of Common Stock. The purchase price to be paid per additional share of Common Stock will be equal to the public offering price of one Common Stock, less the underwriting discount. For more information regarding this transaction, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”).

ConnectAndSell Asset Purchase

On July 2, 2026, we acquired substantially all the assets of ConnectAndSell, Inc. (“ConnectAndSell”) an AI-powered sales enablement platform serving B2B organizations across financial services, healthcare, technology, and other industries. ConnectAndSell’s AI sales acceleration platform is designed to improve seller productivity by helping sales teams spend more time in live conversations with qualified decision-makers. The acquisition brings a powerful sales acceleration platform into Banzai’s portfolio, extending the Company’s reach across more of the customer revenue journey. For more information regarding this acquisition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”).

Transaction Financing

On July 1, 2026 (the “Effective Date”), Banzai International, Inc. (the “Company”) and its subsidiaries (together with the Company, the “Borrowers”) entered into a Subordinated Business Loan and Security Agreement (the “Loan Agreement”) with Agile Capital Funding, LLC, as collateral agent (“Collateral Agent”), and Agile Lending, LLC, as lead lender (“Lead Lender” and, together with any assignees party thereto, the “Lenders”). Pursuant to the Loan Agreement, the Borrowers issued a Subordinated Secured Promissory Note (the “Note”), dated July 1, 2026, in the aggregate principal amount of $2,100,000, and received $2,000,000 of proceeds, net of a $100,000 Administrative Agent Fee. The Note is repayable in 32 weekly installments of $94,500, representing a payment multiplier of 1.44x, and all amounts are due on February 10, 2027 (the “Maturity Date”). Borrowers may voluntarily prepay the Note in full, and if repaid within 30, 45, or 60 days after the Effective Date, the total loan payoff amount is reduced to $2,625,000, $2,730,000, or $2,835,000, respectively.

The Note is secured by a continuing security interest in substantially all assets of the Borrowers (the “Collateral”), and both the Collateral and the Borrowers’ repayment obligations under the Note are subordinate to existing senior indebtedness, including indebtedness owed to CP BF Lending, LLC, 3i, LP, and Hudson Global Ventures, LLC.

The Loan Agreement contains customary covenants and events of default. Upon the occurrence of an Event of Default, the Lenders may, at their option, declare the entire unpaid principal balance of the Note, together with all accrued interest and other charges, immediately due and payable, and exercise any and all rights and remedies available under the Loan Agreement and applicable law, including repossession of the Collateral. In addition, interest on outstanding Obligations will accrue at the Default Rate, which is equal to the otherwise applicable interest rate plus five percentage points (5.00%).

Reverse Stock Split

On April 28, 2026, stockholders holding approximately 40.52% of the Company’s voting power approved a 1-for-20 reverse stock split of the Company’s Class A and Class B common stock, and the Company subsequently filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware to effect the reverse stock split. Trading of the Company’s Class A Common Stock on a split-adjusted basis commenced on The Nasdaq Capital Market on May 8, 2026, under the symbol “BNZI,” and the reverse stock split reduced the number of outstanding shares of Class A and Class B common stock from 22,910,282 and 677,118 shares to 1,145,515 and 33,856 shares, respectively (the “May 2026 Reverse Stock Split”).

Exchange Agreements

On December 15, 2025, the Company entered into that certain Exchange Agreement (the “Agile Exchange Agreement”) by and among Agile Capital Funding, LLC, a New York limited liability company, and Agile Lending, LLC, a Virginia limited liability company (“Agile”), on the one hand, and the Company, on the other hand, pursuant to which the Company exchanged 11,640 shares of Common Stock, valued at $24.40 per share, for a reduction of the outstanding balance of that certain Subordinated Secured Promissory Note issued to Agile in the original principal amount of $4,000,000 (the “Agile Note”). In connection therewith, the Company entered into that certain Forbearance Agreement (the “Forbearance Agreement”), dated as of December 15, 2025, pursuant to which, among other things, the Company agreed to pay to Agile a forbearance fee of $628,058 in the form of an increase in the principal amount due under the Agile Note. Following the initial exchange, the Company and Agile entered into twelve additional exchange agreements on substantially similar terms between January 2026 and June 2026 (each, a “Subsequent Exchange Agreement”), pursuant to which the Company issued an aggregate of 303,451 additional shares of Common Stock to Agile at prices ranging from $2.95 to $23.60 per share in exchange for corresponding reductions in the outstanding balance under the Agile Note (the Agile Exchange Agreement, the Subsequent Exchange Agreements, and the transactions contemplated thereby, collectively, the “Agile Exchanges”). Following these exchanges, the outstanding balance of the Agile Note was fully extinguished.

Private Placement Offering (3i, LP)

On February 13, 2026, the parties held an additional closing pursuant to the terms of the Purchase Agreement (the “February Closing”), originally entered into in June 2025. The Company issued an additional note in the original principal amount of $2,333,333, with an initial conversion price equal to $22.20 per share and issuance date of February 13, 2026 (the “February 3i Note,” together with the August Note, the October Note, and the first Note issued in June 2025, are collectively referred to herein as the “Notes”), and additional warrants to purchase up to 21,021 shares of Common Stock, at an initial exercise price equal to $50.00 per share (the “February Warrants,” together with the August Warrant, the October Warrants, and the Initial Buyer Warrants, are collectively referred to herein as the “Buyer Warrants”), in the February Closing. The February Note matures on February 13, 2027. Other than the maturity date of the February Note and February Warrants, respectively, the February Note and February Warrants have the same terms as those issued on the August Closing, the October Closing and the Initial Closing Date. Upon the issuance of the February Note, the Company received proceeds of approximately $1.6 million, net of original issue discount and issuance fees and costs. The shares of Common Stock being registered for resale in this prospectus (as described on the cover page hereof) include shares issuable upon conversion of the Notes and exercise of the Buyer Warrants issued pursuant to the Purchase Agreement, including shares issuable as a result of the adjustment provision described below.

The February Note was issued with an original issue discount of 10.0% (the “OID”), as were the other Notes issued on the August Closing, the October Closing and the Initial Closing Date and accrue interest at a rate of 10.0% per annum. The Notes mature 12 months from the date of issuance (the “Maturity Date”), unless extended pursuant to the terms thereof. The Notes are convertible (in whole or in part) at any time prior to the Maturity Date into the number of shares of Common Stock equal to quotient of the Conversion Amount divided by (y) the Conversion Price (the “Conversion Rate”). At no time may the Buyer hold more than 4.99% (or up to 9.99% at the election of the Buyers pursuant to the Notes) of the outstanding Common Stock. The conversion price of the February Note is subject to a floor price of $5.08. The Conversion Price of the Notes and the exercise price of the Buyer Warrants are each subject to adjustment pursuant to the terms of the Notes and Buyer Warrants, respectively, including: (i) customary adjustments for stock splits, stock dividends, recapitalizations and similar events; (ii) anti-dilution adjustments pursuant to which the Conversion Price or exercise price, as applicable, may be reduced if the Company issues or is deemed to issue shares of Common Stock or other convertible securities at a price below the then-applicable Conversion Price or exercise price; and (iii) certain alternative conversion pricing provisions contained in the Notes based on the market price of the Common Stock. As a result of these adjustment provisions, the number of shares of Common Stock issuable upon conversion of the Notes and exercise of the Buyer Warrants could increase materially above the number of shares initially issuable based on the original Conversion Price and exercise price, and the Company is registering additional shares of Common Stock pursuant to this prospectus to account for such potential increases.

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Due to the Agile Exchanges that took place in late 2025 and 2026, the number of shares of Class A Common Stock issuable upon exercise of the Buyer Warrants was adjusted from 1,666,386 to 560,005 and the Exercise Price of the Buyer Warrant was adjusted from $1.11 to $3.303. In addition, pursuant to the anti-dilution provisions contained in the Notes, the conversion price of the Notes was automatically adjusted downward, which increased the number of shares issuable upon conversion of the Notes, although the outstanding principal amount of the Notes remained unchanged. Following the May 2026 Reverse Stock Split, the Exercise Price and Conversion Price of the Buyer Warrants and Notes were adjusted to $3.303 and $3.303, respectively. Following the July 2026 Aegis Public Offering, the Buyer Warrants and Notes have a current Exercise Price and Conversion Price of $2.75 and $2.75, respectively.

1800 Diagonal Issuance

On January 12, 2026 and March 17, 2026, the Company issued the eleventh and twelfth promissory notes (the “January 1800 Diagonal Note” and “March 1800 Diagonal Note,” respectively) for an aggregate principal amount of approximately $296 thousand and $180 thousand, respectively, and received net proceeds of approximately $250 thousand and $157 thousand, respectively, after discount and transaction fees. The notes have maturity dates of October 15, 2026 and December 15, 2026, respectively and bear interest at 14% per annum.

On May 4, 2026, the Company issued the thirteenth promissory note for an aggregate principal amount of approximately $206 thousand and received net proceeds of approximately $150 thousand, after discount and transaction fees. The note has a maturity date of January 30, 2027, and bears interest at 14%.

Venture Issuance and Payoff

On March 31, 2026, the Company executed a promissory note for an aggregate principal amount of approximately $487 and on April 8, 2026 received net proceeds of approximately $333, after discount and transaction fees. The note has a maturity date of August 18, 2026, and bears interest at 198.5% per annum. The Company paid off this note on May 6, 2026.

TVT Capital Issuance

On April 28, 2026, the Company executed a promissory note for an aggregate principal amount of approximately $834 and received net proceeds of approximately $579, after discount and transaction fees. The note has a maturity date of January 5, 2027, and bears interest at 106.71% per annum.

CP BF Loan

On February 19, 2021, the Company, along with Joe Davy and Demio, Inc. (the “Guarantors”), entered into a loan agreement with CP BF Lending, LLC (“CP BF” and the “Loan Agreement,” respectively) and issued a convertible promissory note (the “First Senior Convertible Note”) in an aggregate principal amount of $1,500,000 to CP BF. As further disclosed in previously filed Current Reports on Form 8-K, the parties entered into several amendments and side letters regarding the Loan Agreement and First Senior Convertible Note. The Company also previously disclosed that in September 2024, pursuant to a securities purchase agreement with CP BF, (the “CP BF SPA”),CP BF agreed to convert $2,000,000 in debt into $2,200,000 in equity, consisting of 26,085 shares of Class A Common Stock, Warrants to purchase up to 56,555 shares of Class A Common Stock and Pre-Funded Warrants to purchase up to 30,470 shares of Class A Common Stock (collectively, the “CP BF Registrable Securities”). After giving effect to the purchase and sale pursuant to the CP BF SPA, the Company’s remaining obligation to CP BF was $8,758,775. CP BF agreed to convert such debt into a consolidated convertible note with a principal amount of $10,758,775 (the “Note”), via the Second Amendment to Loan Agreement, dated September 23, 2024 (the “Amended Loan Agreement”).

On October 14, 2025, the Company and CP BF executed a letter agreement dated October 10, 2025 (as amended on October 15, 2025, the “Letter Agreement”), amending certain terms of the Loan Agreement and Note. Pursuant to the Letter Agreement: (i) the Conversion Price was reduced to 95% of the Class A Common Stock price on the trading day (each a “Trading Day”) immediately preceding delivery of any Conversion Notice, subject to a floor price of $2.50 (the “Floor Price”); (ii) CP BF agreed to use commercially reasonable efforts to partially convert the Balance of the Note into Class A Common Stock at the new conversion price, subject to a daily volume limitation of 5% of aggregate daily trading volume, which the Company may waive or increase; and (iii) following the Company’s payment of at least $2,000,000 of the Note’s then existing balance and until the earlier of (a) 60 days following the date of the Letter Agreement and (b) the Company’s receipt of $10,000,000 in gross proceeds from securities sales (such period, the “Suspension Period”), the Company’s obligation to prepay a portion of securities offering proceeds to CP BF under the Loan Agreement is suspended.

Pursuant to Section 2.3(a)(i) of the Note, the Conversion Price was proportionately adjusted to reflect the May 2026 Reverse Stock Split. As of May 14, 2026, there was an aggregate of $5,361,910 outstanding under the Note.

On May 15, 2026, the Company, the Guarantors and CP BF entered into a letter agreement (the “Floor Price Amendment”), further amending the Loan Agreement and the Note. Pursuant to the Floor Price Amendment, the Floor Price applicable to the Conversion Price under the Note was reduced from $50.00 (as adjusted for the Reverse Stock Split) to $4.50 (on a post-Reverse Stock Split basis). For the avoidance of doubt, the Conversion Price remains equal to 95% of the price of the Class A Common Stock on the Trading Day immediately preceding delivery of any Conversion Notice, subject to the Floor Price as amended by the Floor Price Amendment.

Common Stock Issuances

1800 Diagonal Conversions

Between January 1, 2026 and March 31, 2026, the Lender exercised its contractual conversion option multiple times under the July 1800 Diagonal Note and September 1800 Diagonal Note and received an aggregate of approximately 24 thousand shares of Class A Common Stock at conversion prices ranging from $16.50 to $18.60 in satisfaction of approximately $392 thousand of the Company’s obligations under the respective Notes.

Between May 5, 2026 and May 11, 2026, the Lender exercised its contractual conversion option multiple times under the November 1800 Diagonal Note and September 1800 Diagonal Note and received an aggregate of approximately 36 thousand shares of Class A Common Stock at conversion prices ranging from $3.303 to $4.520 in satisfaction of approximately $142 thousand of the Company’s obligations under the respective Notes.

At the Market Offering

Subsequent to December 31, 2025, the Company issued approximately 107 thousand shares under the ATM Agreement for net proceeds of approximately $2.7 million. The aggregate market value of the shares of Class A Common Stock eligible for sale under the ATM Prospectus Supplement was approximately $1.5 million as of March 31, 2026. The aggregate market value of the shares of Class A Common Stock eligible for sale under the ATM Prospectus Supplement was approximately $0.1 million as of July 14, 2026, which is based on the limitations of General Instruction I.B.6 of Form S-3.

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SEPA

On December 14, 2023, 7GC, Legacy Banzai and Yorkville entered into a Standby Equity Purchase Agreement (as amended and supplemented from time to time, the “SEPA”), pursuant to which Yorkville has committed to purchase up to $100 million of Common Stock, subject to certain limitations and conditions set forth in the SEPA. The prior SEPA registration statements have been fully utilized. We previously registered shares of Class A Common Stock issuable under the SEPA on a registration statement on Form S-1 (File No. 333-290241), which became effective on September 19, 2025; as of the date hereof, 328,400 shares remain available for issuance thereunder. Since inception through the date of this prospectus, the Company has issued Advance Notices to Yorkville pursuant to the SEPA pursuant to which Yorkville has purchased an aggregate of approximately 1,046,731 shares of the Company’s Class A Common Stock for aggregate gross proceeds of approximately $23.4 million, approximately $5.8 million of which were applied against outstanding balances under the Yorkville Convertible Notes.  As of the date of this prospectus, the Yorkville Convertible Notes are fully repaid.

Risks Associated with Our Business

Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others:

Risks Related to our Business and Industry

■	We have incurred significant operating losses in the past and may never achieve or maintain profitability.

■	There is substantial doubt about our ability to continue as a going concern, and holders of our securities could suffer a total loss of investment. We may need to raise additional capital to continue our operations. Such capital may not be available to us or may not be available at terms we deem acceptable, either of which could reduce our ability to compete and could negatively affect our business.

■	We have a limited operating history with our current offerings, which makes it difficult to evaluate our current and future business prospects and increases the risk of your investment.

■	Our revenue growth rate depends on existing customers renewing and maintaining or expanding their subscriptions, and if we fail to retain our customers at current or expanded subscriptions, our business will be harmed.

■	If we are unable to attract new customers on a cost-effective basis, our business will be harmed.

■	If we fail to effectively manage our growth, our business, results of operations, and financial condition may be harmed.

■	We may be unable to successfully execute on our growth initiatives, business strategies, or operating plans.

■	If the assumptions, analyses, and estimates upon which our forecasts, projections and outlook are based prove to be incorrect or inaccurate, our actual results may differ materially from those forecasted or projected.

■	If we fail to attract and retain qualified personnel, our business could be harmed.

■	Our management team has a limited history working together operating the Company and, as a result, our past results may not be indicative of future operating performance.

■	We may not successfully develop or introduce new and enhanced products that achieve market acceptance, or successfully integrate acquired products or services with our existing products, and our business could be harmed and our revenue could suffer as a result.

■	If we do not adequately fund our development efforts, we may not be able to compete effectively and our business and operating results may be harmed.

■	Our acquisitions of, and investments in, other businesses, products, or technologies may not yield expected benefits and our inability to successfully integrate acquisitions may negatively impact our business, financial condition, and results of operations.

■	We face significant competition from both established and new companies offering marketing, sales, and engagement software and other related applications, as well as internally developed software, which may harm our ability to add new customers, retain existing customers, and grow our business.

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■	Our business, results of operations, and financial condition may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet any projections that we may provide or the expectations of securities analysts or investors.

■	Because we recognize revenue from subscriptions for our product offerings over the terms of the subscriptions, our financial results in any period may not be indicative of our financial health and future performance.

■	Our sales cycle can be lengthy and unpredictable, which may cause our operating results to vary significantly.

■	Covenant restrictions in our existing or future debt instruments may limit our flexibility to operate and grow our business, and if we are not able to comply with such covenants or pay amounts when due, our lenders could accelerate our indebtedness, proceed against certain collateral or exercise other remedies, which could have a material adverse effect on us.

■	The impacts of geopolitical, macroeconomic, and market conditions, including pandemics, epidemics and other public health crises, have had, and may continue to have, a significant effect on our industry, which in turn affects how we and our customers are operating our respective businesses. Our business is susceptible to declines or disruptions in the demand for meetings and events, including those due to economic downturns, natural disasters, geopolitical upheaval, and global pandemics.

■	Cybersecurity and data security breaches and ransomware attacks may create financial liabilities for us, damage our reputation, and harm our business.

■	Privacy and data security laws and regulations could impose additional costs and reduce demand for our solutions.

■	Our product offerings, solutions, and internal systems, as well as external internet infrastructure, may be subject to disruption that could harm our reputation and future sales or result in claims against us.

■	Undetected defects in our product offerings could harm our reputation or decrease market acceptance of our product offerings, which would harm our business and results of operations.

■	We rely on internet infrastructure, bandwidth providers, data center providers, other third parties, and our own systems for providing solutions to our customers, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with customers, adversely affecting our brand and our business.

■	If we fail to effectively maintain and enhance our brands, our business may suffer.

■	Our ability to use our net operating loss to offset future taxable income may be subject to certain limitations.

■	We need to continue making significant investments in software development and equipment to improve our business.

■	Adverse litigation results could have a material adverse impact on our business.

■	Failure to protect or enforce our intellectual property rights could harm our business and results of operations.

■	Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could harm our business.

■	Our use of open source software could adversely affect our ability to offer our solutions and subject us to possible litigation.

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Risks Related to Offering and Ownership of Our Securities

■	In order to support the growth of our business and repay our indebtedness, we will need to seek capital through new equity or debt financings or incur additional indebtedness under our credit facilities, which sources of additional capital may not be available to us on acceptable terms or at all.

■	Future sales of shares of Class A Common Stock may depress their stock price.

■	Issuances of shares of Class A Common Stock pursuant to any Advances under the SEPA (as defined below), exercise of the GEM Warrant (as defined below) and conversion of any amounts under the Notes would result in substantial dilution of our stockholders and may have a negative impact on the market price of our Class A Common Stock.

■	Nasdaq (as defined below) may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

■	If our Class A Common Stock ceases to be listed on a national securities exchange it will become subject to the so-called “penny stock” rules that impose restrictive sales practice requirements.

■	Our dual class common stock structure has the effect of concentrating voting power with our Chief Executive Officer and Co-Founder, Joseph Davy, which may limit an investor’s ability to influence the outcome of important transactions, including a change in control.

■	We cannot predict the impact our dual class structure will have on the market price of Class A Common Stock.

■	The market price of Class A Common Stock is likely to be highly volatile, and you may lose some or all of your investment.

■	Volatility in the price of Class A Common Stock could subject us to securities class action litigation.

■	If securities or industry analysts do not publish research or reports about us, or publish negative reports, then our stock price and trading volume could decline.

■	We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, results of operations, and financial condition.

■	We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

■	Our executive officers and directors collectively beneficially own approximately 10.5% of the voting power of our outstanding Common Stock and may have significant influence over the outcome of important transactions, including a change in control.

■	It is not currently anticipated that we will pay dividends on shares of Class A Common Stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the market price of Class A Common Stock.

■	The Delaware General Corporation Law (“DGCL”) and our Charter and Bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

■	Our Charter designates the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America as the exclusive forums for substantially all disputes between us and our stockholders, which restricts our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, or employees.

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■	The exclusive forum clause set forth in certain of the agreements covering certain outstanding warrants may have the effect of limiting an investor’s rights to bring legal action and could limit the investor’s ability to obtain a favorable judicial forum.

■	We are a smaller reporting company. We cannot be certain whether the reduced disclosure requirements applicable to smaller reporting companies will make our Class A Common Stock less attractive to investors or otherwise limit our ability to raise additional funds.

■	If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our results of operations could be adversely affected.

■	Outstanding warrants may never be in the money and they may expire worthless and therefore we may not receive cash proceeds from the exercise of the Warrants. The terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

■	We may redeem your unexpired Public Warrants (as hereinafter defined) prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

■	We may issue additional shares of Class A Common Stock or Preferred Stock, including under our equity incentive plan. Any such issuances would dilute the interest of our stockholders and likely present other risks.

■	Sales of a substantial number of shares of Class A Common Stock in the public market pursuant to our effective registration statement could reduce the market price of Class A Common Stock.

■	Our stock is subject to minimum requirements to remain listed on the Nasdaq Capital Market, including a minimum bid price requirement and stockholders’ equity requirement, and may be delisted if it does not maintain or regain, as applicable, compliance with those requirements.

■	Holders of convertible promissory notes have certain rights upon an event of default under their respective agreements that could harm our business, financial condition and results of operations and could require us to curtail or cease our operations.

Corporate Information

7GC, our predecessor company, was incorporated in the State of Delaware in September 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving 7GC and one or more businesses. 7GC completed its IPO in December 2020. In December 2023, First Merger Sub merged with and into Legacy Banzai, and Legacy Banzai, as the Surviving Corporation, merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity, which ultimately resulted in Legacy Banzai becoming a wholly-owned direct subsidiary of 7GC. In connection with the Mergers, 7GC changed its name to Banzai International, Inc.

Our principal executive offices are located at 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110. Our telephone number is (206) 414-1777. Our website address is www.banzai.io. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

 Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

As a result, the information in this prospectus and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.

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THE OFFERING

Issuer	Banzai International, Inc.

Shares of Common Stock offered by Selling Securityholders	Up to 3,956,968 shares of Class A Common Stock issuable upon the conversion of the Note and upon the exercise of the Buyer Warrants, issued pursuant to the Purchase Agreement originally entered in June 2025.

Class A Common Stock outstanding on July 14, 2026	3,280,551

Use of proceeds	We will not receive any of the proceeds received from the Selling Securityholders.

Risk factors	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Nasdaq Symbol	Our Class A Common Stock is currently traded on The Nasdaq Capital Market under the symbol “BNZI.”

The number of shares of our Class A Common Stock that are and will be outstanding immediately before and after this registration statement is effective is based on 3,280,551 shares of our Class A Common Stock outstanding as of July 14, 2026, which excludes:

■	1,150 shares issuable upon exercise of outstanding Public Warrants with an exercise price of $115,000.00;

■	83 shares issuable upon exercise of the warrant issued on December 14, 2023 (the “GEM Warrant”), to GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”), with an exercise price of $68,145.00 per share, which will be adjusted downward to 105% of the per share consideration received in this offering pursuant to anti-dilution price protections contained within those warrants;

■	290 shares issuable within 60 days from the report date upon exercise of outstanding stock options with a weighted average exercise price of $9,207.73 granted through September 15, 2026;

■	55,385 shares issuable within 60 days from the report date upon vesting of outstanding restricted stock units granted through September 15, 2026;

■	33,856 shares issuable upon conversion of outstanding shares of Class B common stock;

■	1,389 shares issuable upon exercise of outstanding common stock purchase warrants with an exercise price of $1,800.00 that were issued May 2024 pursuant to a “best efforts” offering of our Class A common stock (“Best Efforts Offering”);

■	83 shares issuable upon exercise of warrants issued to the placement agent of the Best Efforts Offering with an exercise price of $2,000.00 per share;

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■	2,828 shares are issuable upon exercise of the CP BF common stock warrant with an exercise price of $50.00 per share;

■	6,657 shares are issuable upon exercise of the Alco common stock warrant with an exercise price of $804.00 per share;

■	5,882 shares issuable upon exercise of outstanding Class A common stock purchase warrants that were issued on November 6, 2024, with an exercise price of $500.00;

■	5,882 shares issuable upon exercise of outstanding Class B common stock purchase warrants that were issued on November 6, 2024, with an exercise price of $500.00;

■	441 shares issuable upon exercise of warrants issued to the placement agent pursuant to the “PIPE” that closed in June 2025, with an exercise price of $1,062.50;

■	161,100 shares issuable upon exercise of common stock purchase of 3i, LP warrants issued on June 30, 2025, with an exercise price of $2.75 as per exercise price adjustment and reset as of July 14, 2026;

■	63,938 shares issuable upon exercise of warrants issued to the financial advisor of the transaction that closed on June 30, 2025, with an exercise price of $2.75 as per exercise price adjustment and reset as of July 14, 2026;

■	160,000 shares issuable upon exercise of common stock purchase of 3i, LP warrants issued on August 19, 2025, with an exercise price of $2.75 as per exercise price adjustment and reset as of July 14, 2026;

■	63,617 shares issuable upon exercise of warrants issued to the financial advisor of 3i, LP of the transaction that closed on August 19, 2025, with an exercise price of $2.75 as per exercise price adjustment and reset as of July 14, 2026;

■	181,819 shares issuable upon exercise of common stock purchase of 3i, LP warrants issued on October 8, 2025, with an exercise price of $2.75 as per exercise price adjustment and reset as of July 14, 2026;

■	72,430 shares issuable upon exercise of warrants issued to the financial advisor of 3i, LP of the transaction that closed on October 8, 2025, with an exercise price of $2.75 as per exercise price adjustment and reset as of July 14, 2026;

■	169,697 shares issuable upon exercise of common stock purchase of 3i, LP warrants issued on February 13, 2026, with an exercise price of $2.75 as per exercise price adjustment and reset as of July 14, 2026; and

■	67,616 shares issuable upon exercise of warrants issued to the financial advisor of 3i, LP of the transaction that closed on February 13, 2026 with an exercise price of $2.75 as per exercise price adjustment and reset as of July 14, 2026.

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RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to our Business and Industry

We have incurred significant operating losses in the past and may never achieve or maintain profitability.

We have incurred significant operating losses since our inception, including operating losses of $18.5 million, and $13.5 million, in the years ended December 31, 2025, and 2024, respectively. For the three months ended March 31, 2026 and 2025, we incurred operating losses of $5.8 million and $4.9 million, respectively. We expect our costs will increase substantially in the foreseeable future and our losses will continue as we expect to invest significant additional funds towards growing our business and operating as a public company and as we continue to invest in increasing our customer base, expanding our operations, hiring additional sales and other personnel, developing future products, and potentially acquiring complementary technology and businesses. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. We are unable to accurately predict when, or if, we will be able to achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. To date, we have financed our operations principally from the sale of our equity, revenue from sales, and the incurrence of indebtedness. Our cash flow from operations was negative for the years ended December 31, 2025, and 2024, and we may not generate positive cash flow from operations in any given period. If we are not able to achieve or maintain positive cash flow in the long term, we may require additional financing, which may not be available on favorable terms or at all and/or which would be dilutive to our stockholders. If we are unable to successfully address these risks and challenges as we encounter them, our business may be harmed. Our failure to achieve or maintain profitability or positive cash flow could negatively impact the value of our Class A Common Stock.

There is substantial doubt about our ability to continue as a going concern, and holders of our securities could suffer a total loss of their investment. We may need to raise additional capital to continue our operations. Such capital may not be available to us or may not be available at terms we deem acceptable, either of which could reduce our ability to compete and could negatively affect our business.

Management has concluded, and the report of our auditors included in our 2025 Annual Report reflect, that there is substantial doubt about our ability to continue as a going concern within 12 months after the date of that Report. The reaction of investors to the inclusion of a going concern statement by management and our auditors and our potential inability to continue as a going concern may materially adversely affect the price of our publicly traded securities and our ability to raise new capital or enter into partnerships. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that investors will lose all or part of their investment. Further, the perception that we may be unable to continue as a going concern may impede our ability to pursue strategic opportunities or operate our business due to concerns regarding our ability to fulfill our contractual obligations. In addition, if there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, or at all.

There can be no assurance that we will be able to achieve our forecast or to raise additional capital in sufficient amounts or on favorable terms, or at all. If we are unable to meet or exceed our forecast or raise adequate additional capital when required or in sufficient amounts or on terms acceptable to us, we may have to significantly reduce expenses, sell assets (potentially at a loss), cease operations altogether, pursue an acquisition of our company at a price that may result in up to a total loss on investment for our securityholders, file for bankruptcy or seek other protection from creditors, or liquidate all of our assets.

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We have a limited operating history with our current offerings, which makes it difficult to evaluate our current and future business prospects and increases the risk of your investment.

While we served our first customer in 2017 (operating as Legacy Banzai), we have significantly altered our product offerings over the past few years. Our limited operating history with respect to our current product offerings makes it difficult to effectively assess or forecast our future prospects. For example, in 2021, we acquired Demio, a webinar platform startup, and integrated Demio’s platform into our service offerings, in 2023, we launched Boost, a tool used by Demio customers to enhance participation in their Demio webinars, and in 2025, we acquired Vidello, a technology provider of video hosting and marketing suite solutions for businesses. You should consider our business and prospects in light of the risks and difficulties we encounter or may encounter. These risks and difficulties include our ability to cost-effectively acquire new customers, retain existing customers, and expand the scope of the platform we sell to new and existing customers. Furthermore, in pursuit of our growth strategy, we may enter into new partnerships to further penetrate our targeted markets and adoption of our solutions, but it is uncertain whether these efforts will be successful. If we fail to address the risks and difficulties that we may face, including those associated with the challenges listed above, our business, prospects, financial condition, and operating results may be materially and adversely harmed. It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates, or we adjust our estimates in future periods, our operating results and financial position could be materially affected.

Our revenue growth rate depends on existing customers renewing and maintaining or expanding their subscriptions, and if we fail to retain our customers at current or expanded subscriptions, our business will be harmed.

Our customers have no obligation to renew their subscriptions for our product offerings after the expiration of their subscription periods. Our customers may not renew. Our renewal and reactivation rates may decline because of a number of factors, including, among other things, customer dissatisfaction, customers’ spending levels, decreased return on investment, increased competition, or pricing changes. If our customers do not renew their subscriptions or downgrade the products purchased under their subscriptions, our revenue may decline, and our business may be harmed. We also face customer retention issues associated with mergers and acquisitions. Acquiring businesses and integrating acquired businesses presents significant business risk, including the risk of lost customers. In the past, we have seen varying customer renewal rates, and our forecast for future customer renewals may not materialize. Our future success also depends in part on existing customers expanding their subscriptions. If our efforts to sell upgrades to our customers are not successful, it may decrease our revenue growth rate.

If we are unable to attract new customers on a cost-effective basis, our business will be harmed.

To grow our business, we must continue to grow our customer base in a cost-effective manner. Increasing our customer base and achieving broader market acceptance of our product offerings will depend, to a significant extent, on our ability to effectively expand our sales and marketing activities. We may not be able to recruit qualified personnel, train them to perform, and achieve an acceptable level of sales production from them on a timely basis or at all. In addition, the cost to attract new customers may increase as we market our existing and new products to different market segments. If we are unable to maintain effective sales and marketing activities, our ability to attract new customers could be harmed, our sales and marketing expenses could increase substantially, and our business may be harmed. Further, to the extent there is a sustained general economic downturn and our customers and potential customers experience delays or reductions in general customer engagement technology spending, potential customers may be unwilling to take on the additional cost associated with adopting our product offerings as an alternative to their existing products or service providers, and if they choose to adopt our products, they may not purchase additional products and services in the future due to budget limitations.

If we fail to effectively manage our growth, our business, results of operations, and financial condition would likely be harmed.

We expect to continue to experience growth in our headcount and operations, which will continue to place significant demands on our management and our administrative, operational, and financial reporting resources. Our growth will require hiring additional employees and making significant expenditures, particularly in sales and marketing but also in our technology, professional services, finance, and administration teams. Our recent acquisitions also present significant business risk, including the risk of lost customers and revenue, and the risk of increased legal, management, and regulatory expenses. Our ability to effectively manage our growth will require the allocation of management and employee resources along with improvements to operational and financial controls and reporting procedures and systems. Our expenses may increase more than we plan, and we may fail to hire qualified personnel, expand our customer base, enhance our existing products, develop new products, integrate any acquisitions, satisfy the requirements of our existing customers, respond to competitive challenges, or otherwise execute our strategies. If we are unable to effectively manage our growth, our business, results of operations, and financial condition would likely be harmed.

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We may be unable to successfully execute on our growth initiatives, business strategies, or operating plans.

We are continually executing on growth initiatives, strategies, and operating plans designed to enhance our business and extend our existing and future offerings to address evolving needs. The anticipated benefits from these efforts are based on several assumptions that may prove to be inaccurate. Moreover, we may not be able to successfully complete these growth initiatives, strategies, and operating plans and realize all of the benefits, including growth targets and cost savings, that we expect to achieve, or it may be more costly to do so than we anticipate. A variety of risks could cause us not to realize some or all of the expected benefits. These risks include, among others, delays in the anticipated timing of activities related to such growth initiatives, strategies, and operating plans, increased difficulty, and cost in implementing these efforts, including difficulties in complying with new regulatory requirements, the incurrence of other unexpected costs associated with operating our business, and lack of acceptance by our customers. Moreover, our continued implementation of these programs may disrupt our operations and performance. As a result, we cannot assure you that we will realize these benefits. If, for any reason, the benefits we realize are less than our estimates or the implementation of these growth initiatives, strategies, and operating plans adversely affect our operations or cost more or take longer to effectuate than we expect, or if our assumptions prove inaccurate, our business may be harmed.

Any forecasts, projections, or outlook we may provide are based upon certain assumptions, analyses, and estimates. If these assumptions, analyses, or estimates prove to be incorrect or inaccurate, our actual results may differ materially from those forecasted or projected.

Any forecasts, projections, or outlook, including projected annual recurring revenue, revenue growth, cost of goods sold, operating expense, gross margin, and anticipated organic and inorganic growth, are subject to significant uncertainty and are based on certain assumptions, analyses, and estimates, including with reference to third-party forecasts, any, or all of which may prove to be incorrect or inaccurate. These may include assumptions, analyses, and estimates about future pricing, and future costs, all of which are subject to a wide variety of business, regulatory, and competitive risks, and uncertainties. If these assumptions, analyses, or estimates prove to be incorrect or inaccurate, our actual results may differ materially from those forecasted or projected and may adversely affect the value of our Class A Common Stock.

If we fail to attract and retain qualified personnel, our business could be harmed.

Our success depends in large part on our ability to attract, integrate, motivate, and retain highly qualified personnel at a reasonable cost on the terms we desire, particularly sales and marketing personnel, software developers, and technical and customer support. Competition for skilled personnel, particularly in the technology industry, is intense and we may not be successful in attracting, motivating, and retaining needed personnel. We also may be unable to attract or integrate into our operations qualified personnel on the schedule we desire. We have from time to time experienced, and we expect to continue to experience, difficulty in attracting, integrating, motivating, and retaining highly qualified personnel, which could harm our business. In addition, dealing with the loss of the services of our executive officers or other key personnel and the process to replace any of our executive officers or other key personnel may involve significant time and expense, take longer than anticipated, and significantly delay or prevent the achievement of our business objectives, which may harm our business.

Our management team has a limited history working together operating the Company and, as a result, our past results may not be indicative of future operating performance.

We have a limited history working together operating the Company, which makes it difficult to forecast our future results. Our strategy of acquiring and integrating new operating businesses further compounds this risk. You should not rely on our past quarterly operating results as indicators of future performance. In addition, you should consider and evaluate our prospects in light of the risks and uncertainties frequently encountered by companies in rapidly evolving markets like ours, as well as the information included in this prospectus.

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We may not successfully develop or introduce new and enhanced products that achieve market acceptance, or successfully integrate acquired products or services with our existing products, and our business could be harmed, and our revenue could suffer as a result.

Our ability to attract new customers and increase revenue from existing customers will likely depend upon the successful development, introduction, and customer acceptance of new and enhanced versions of our product offerings and on our ability to integrate any products and services that we may acquire, as well as our ability to add new functionality and respond to technological advancements. Moreover, if we are unable to expand our product offerings, our customers could migrate to competitors. Our business could be harmed if we fail to deliver new versions, upgrades, or other enhancements to our existing products to meet customer needs on a timely and cost-effective basis. Unexpected delays in releasing new or enhanced versions of our product offerings, or errors following their release, could result in loss of sales, delay in market acceptance, or customer claims against us, any of which could harm our business. The success of any new product depends on several factors, including timely completion, adequate quality testing, and market acceptance. We may not be able to develop new products successfully or to introduce and gain market acceptance of new solutions in a timely manner, or at all. If we are unable to develop new applications or products that address our customers’ needs, or to enhance and improve our product offerings in a timely manner, we may not be able to maintain or increase customer use of our products.

Our ability to introduce new products and features is dependent on adequate development resources. If we do not adequately fund our development efforts, we may not be able to compete effectively, and our business and operating results may be harmed.

To remain competitive, we must continue to develop new product offerings, applications, features, and enhancements to our existing product offerings. Maintaining adequate development personnel and resources to meet the demands of the market is essential. If we are unable to develop our product offerings internally due to certain constraints, such as high employee turnover, lack of management ability, or a lack of other research and development resources, we may miss market opportunities. Further, many of our competitors expend a considerably greater amount of funds on their development programs, and those that do not may be acquired by larger companies that would allocate greater resources to our competitors’ development programs. Our failure to maintain adequate development resources or to compete effectively with the development programs of our competitors could materially adversely affect our business.

Our acquisitions of, and investments in, other businesses, products, or technologies may not yield expected benefits and our inability to successfully integrate acquisitions may negatively impact our business, financial condition, and results of operations.

In the past, we have pursued acquisitions of technology and expertise to enhance the products and services we offer, including OpenReel in 2024, Vidello in 2025 and ConnectAndSell in 2026. We anticipate that we will continue to make acquisitions of or investments in businesses, products, and technologies in the future. We may not realize the anticipated benefits, or any benefits, from our past or future acquisitions. In addition, if we finance acquisitions by incurring debt or by issuing equity or convertible or other debt securities, our then-existing stockholders may be diluted, or we could face constraints related to the repayment of indebtedness. To the extent that the acquisition consideration is paid in the form of an earnout on future financial results, the success of such an acquisition will not be fully realized by us for a period of time as it is shared with the sellers. Further, if we fail to properly evaluate and execute acquisitions or investments, our business and prospects may be harmed, and the value of your investment may decline. For us to realize the benefits of past and future acquisitions, we must successfully integrate the acquired businesses, products, or technologies with ours. Some of the challenges to successful integration of our acquisitions include:

■	unanticipated costs or liabilities resulting from our acquisitions;

■	retention of key employees from acquired businesses;

■	difficulties integrating acquired operations, personnel, technologies, or products;

■	diversion of management attention from existing business operations and strategy;

■	diversion of resources that are needed in other parts of our business, including integration of other acquisitions;

■	potential write-offs of acquired assets;

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■	inability to maintain relationships with customers and partners of the acquired businesses;

■	difficulty of transitioning acquired technology and related infrastructures into our existing product offerings;

■	difficulty maintaining security and privacy standards of acquired technology consistent with our existing products;

■	potential financial and credit risks associated with the acquired businesses or their customers;

■	the need to implement internal controls, procedures, and policies at the acquired companies;

■	the need to comply with additional laws and regulations applicable to the acquired businesses; and

■	the income and indirect tax impacts of any such acquisitions.

Our failure to address these risks or other problems encountered in connection with our past or future acquisitions and investments could cause us to fail to realize the anticipated benefits of such acquisitions or investments and negatively impact our business, financial condition, and results of operations.

We may not be able to find attractive targets for future acquisitions.

Our strategy of growing by acquiring and integrating businesses may prove to be more challenging due to market conditions including lack of attractive acquisition targets, challenges financing acquisitions, challenges negotiating acceptable terms for acquisitions, and challenges working with present management of newly acquired businesses. There is no guarantee we will be able to make future acquisitions or if we do, that we will be able to successfully integrate them into our other product offerings, or will be operated effectively under new management. This could adversely impact our business and our stock price.

We face significant competition from both established and new companies offering marketing, sales, and engagement software and other related applications, as well as internally developed software, which may harm our ability to add new customers, retain existing customers, and grow our business.

The marketing, sales, customer service, operations, and engagement software market is evolving, highly competitive, and significantly fragmented. With the introduction of new technologies and the potential entry of new competitors into the market, we expect competition to persist and intensify in the future, which could harm our ability to increase sales, maintain or increase renewals, and maintain our prices.

We face intense competition from other software companies that develop marketing, sales, customer service, operations, and engagement management software and from marketing services companies that provide interactive marketing services. Competition could significantly impede our ability to sell subscriptions to our products on terms favorable to us. Our current and potential competitors may develop and market new technologies that render our existing or future products less competitive or obsolete. In addition, if these competitors develop products with similar or superior functionality to our platform, we may need to decrease the prices or accept less favorable terms for our platform subscriptions in order to remain competitive. If we are unable to maintain our pricing due to competitive pressures, our margins will be reduced, and our operating results will be negatively affected.

Our competitors include:

■	Vimeo, Zoom, and GoToWebinar with respect to video platforms;

■	Mailchimp and Constant Contact with respect to email marketing; and

■	Marketo, Hubspot, and Braze with respect to marketing automation platforms.

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We compete across five distinct categories within the B2B (as defined below) MarTech landscape: digital events and webinars, demand generation, creative development, engagement platforms and marketing automation, and measurement and attribution. Our current and potential competitors within any or all of such categories may have significantly more financial, technical, marketing, and other resources than we have, be able to devote greater resources to the development, promotion, sale, and support of their products and services, may have more extensive customer bases and broader customer relationships than we have, and may have longer operating histories and greater name recognition than we have. As a result, these competitors may respond faster to new technologies and undertake more extensive marketing campaigns for their products. In a few cases, these vendors may also be able to offer additional software at little or no additional cost by bundling it with their existing suite of applications. To the extent any of our competitors has existing relationships with potential customers for either marketing software or other applications, those customers may be unwilling to purchase our products because of their existing relationships with our competitor. If we are unable to compete with such companies, the demand for our product offerings could substantially decline.

In addition, if one or more of our competitors were to merge or partner with another of our competitors, our ability to compete effectively could be adversely affected. Our competitors may also establish or strengthen cooperative relationships with our current or future strategic distribution and technology partners or other parties with whom we have relationships, thereby limiting our ability to promote and implement our product offerings. We may not be able to compete successfully against current or future competitors, and competitive pressures may harm our business.

Our business, results of operations, and financial condition may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet any projections that we may provide or the expectations of securities analysts or investors.

Our operating results have in the past and could in the future vary significantly from quarter-to-quarter and year-to-year and may fail to match our past performance, our projections, or the expectations of securities analysts because of a variety of factors, many of which are outside of our control and, as a result, should not be relied upon as an indicator of future performance. As a result, we may not be able to accurately forecast our operating results and growth rate. Any of these events could cause the market price of Class A Common Stock to fluctuate. Factors that may contribute to the variability of our operating results include:

■	our ability to attract new customers and retain existing customers;

■	the financial condition of our current and potential customers;

■	changes in our sales and implementation cycles;

■	introductions and expansions of our product offerings, or challenges with their introduction;

■	changes in our pricing or fee structures or those of our competitors;

■	the timing and success of new offering introductions by us or our competitors or any other change in the competitive landscape of our industry;

■	increases in operating expenses that we may incur to grow and expand our operations and to remain competitive;

■	our ability to successfully expand our business;

■	breaches of information security or privacy;

■	changes in stock-based compensation expenses;

■	the amount and timing of operating costs and capital expenditures related to the expansion of our business;

■	adverse litigation judgments, settlements, or other litigation-related costs;

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■	the cost and potential outcomes of ongoing or future regulatory investigations or examinations, or of future litigation;

■	changes in our effective tax rate;

■	our ability to make accurate accounting estimates and appropriately recognize revenue for our existing and future offerings;

■	changes in accounting standards, policies, guidance, interpretations, or principles;

■	instability in the financial markets;

■	general economic conditions, both domestic and international;

■	volatility in the global financial markets;

■	political, economic, and social instability, including terrorist activities and outbreaks of public health threats, such as coronavirus, influenza, or other highly communicable diseases or viruses, and any disruption these events may cause to the global economy; and

■	changes in business or macroeconomic conditions.

The impact of one or more of the foregoing and other factors may cause our operating results to vary significantly. As such, we believe that quarter-to-quarter and year-to-year comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance.

Since we recognize revenue from subscriptions for our product offerings over the terms of the subscriptions, our financial results in any period may not be indicative of our financial health and future performance.

We generally recognize revenue from subscription fees paid by customers ratably over the terms of their subscription agreements. As a result, most of the subscription revenue we report in each quarter is the result of agreements entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any one quarter will not be fully reflected in our revenue results for that quarter. Any such decline, however, will negatively affect our revenue in future quarters. Our subscription model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as subscription revenue from new customers must be recognized over the applicable subscription terms.

Our sales cycle can be lengthy and unpredictable, which may cause our operating results to vary significantly.

Our sales cycle, which is the time between initial contact with a potential new customer and the ultimate sale to that customer, is often lengthy and unpredictable. Potential new customers typically spend significant time and resources evaluating product offering solutions, which requires us to expend substantial time, effort, and money educating them about the value of our platform. Accordingly, it is difficult for us to forecast when or if a sale will close or the size of any specific sales to new customers. In addition, customers may delay their purchases from one quarter to another as they wait for us to develop new features, assess their budget constraints, or forecast future business activity. Any delay in closing, or failure to close, sales in a particular quarter or year could significantly harm our projected growth rates and could cause our operating results to vary significantly.

Covenant restrictions in our existing or future debt instruments may limit our flexibility to operate and grow our business, and if we are not able to comply with such covenants or pay amounts when due, our lenders could accelerate our indebtedness, proceed against certain collateral, or exercise other remedies, which could have a material adverse effect on us.

We are party to, and may in the future enter into, debt and other financing instruments that contain operating and financial covenants and other restrictions, and such instruments may also include equity-linked features, such as warrants. These covenants and restrictions, subject to certain exceptions, may limit our ability to, among other things, incur additional indebtedness, pay dividends or make distributions, redeem or repurchase our securities, make certain investments, grant liens on our assets, sell or dispose of material assets, or engage in acquisitions, mergers, or other strategic transactions. As a result, covenant restrictions in our existing or future debt instruments may limit our flexibility to operate and grow our business. In addition, these arrangements may include affirmative covenants that require us to take, or cause to be taken, specific actions by specified dates, and our ability to comply with such covenants depends on our future operating performance and other factors, including events outside of our control. In the past, we have been required to seek waivers, amendments, or forbearance from lenders or other counterparties, and we may be required to do so again in the future. There can be no assurance that any such waivers, amendments, or forbearance will be obtained on acceptable terms, or at all.

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Complying with these covenants, as well as those that may be contained in any future debt agreements, may limit our ability to finance our future operations or working capital needs or to take advantage of future business opportunities. If we fail to comply with applicable covenants, reporting requirements, or other terms and conditions, and any default is not cured or waived, our lenders could accelerate our indebtedness, proceed against certain collateral, or exercise other remedies. If amounts are accelerated, we may not have sufficient liquidity to repay the obligations when due, and we may not be able to obtain additional financing or refinancing on acceptable terms, or at all. Any of the foregoing could materially and adversely affect our liquidity, business, results of operations, and financial condition.

The impacts of geopolitical, macroeconomic, and market conditions, including pandemics, epidemics, and other public health crises, have had, and may continue to have, a significant effect on our industry, which in turn affects how we and our customers are operating our respective businesses. Our business is susceptible to declines or disruptions in the demand for meetings and events, including those due to economic downturns, natural disasters, geopolitical upheaval, and global pandemics.

The macroeconomic impacts of geopolitical events, such as pandemics, inflation, labor shortages, lack of access to capital, lack of consumer confidence, supply chain disruptions, and market volatility can pose risks to our and our customers’ business. Uncertainty about the duration of these negative macroeconomic conditions has impacted fiscal and monetary policy, including increases in interest rates, increased labor costs, and decreased corporate and consumer spending. The effects from a broadening or protracted extension of these conditions could result in a decrease in overall economic activity, hinder economic growth, or cause a recession in the United States or in the global economy. We sell our products throughout the United States and in other countries to commercial and non-profit customers. As a result, our business may be harmed by factors in the United States and other countries such as disruptions in financial markets; reductions in spending, or downturns in economic activity in specific countries or regions, or in the various industries in which we operate; social, political, or labor conditions in specific countries or regions; or adverse changes in the availability and cost of capital, interest rates, tax rates, or regulations. Further economic weakness and uncertainty may result in significantly decreased spending on our event marketing and management solutions, which may adversely affect our business.

Our business depends on discretionary corporate spending. Negative macroeconomic conditions may adversely affect our customers’ businesses and reduce our customers’ operating expense budgets, which could result in reduced demand for our product offerings or cancellations, increased demands for pricing accommodations or higher rates of delays in collection of, or losses on, our accounts receivable, which could adversely affect our results of operations and financial position. During periods of economic slowdown and recession, consumers have historically reduced their discretionary spending, and our ability to sign new customers, and to upsell to and renew contracts with our existing customers may be significantly impacted. Additionally, challenging economic conditions also may impair the ability of our customers to pay for products and services they have purchased. As a result, our cash flow may be negatively impacted and our allowance for credit losses and write-offs of accounts receivable may increase. If we are unable to offset any decrease in revenue by increasing sales to new or existing customers, or otherwise offset higher costs through price increases, our revenue may decline. The extent to which the ongoing impacts of these negative macroeconomic conditions will impact our business, results of operations, and financial position is uncertain and will depend on political, social, economic, and regulatory factors that are outside of our control, including actions that may be taken by regulators and businesses (including our customers) in response to the macroeconomic uncertainty. Our business and financial performance may be unfavorably impacted in future periods if a significant number of our customers are unable to continue as viable businesses or they significantly reduce their operating budgets, or if there is a reduction in business confidence and activity, a decrease in government, corporate and consumer spending, or a decrease in growth in the overall market, among other factors.

Our business and financial performance are affected by the health of the worldwide meetings and events industry. Meetings and events are sensitive to business-related discretionary spending levels and tend to grow more slowly or even decline during economic downturns. Decreased expenditures by marketers and participants could also result in decreased demand for our product offerings, thereby causing a reduction in our sales. The impact of economic slowdowns on our business is difficult to predict but has and may continue to result in reductions in events and our ability to generate revenue.

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Cybersecurity and data security breaches and ransomware attacks may create financial liabilities for us, damage our reputation, and harm our business.

Our customers provide us with information that our solutions store, some of which is confidential information. In addition, we store personal information about our employees. We have security systems and information technology infrastructure designed to protect against unauthorized access to such information and money, but we may not be successful in protecting against all security breaches and cyber-attacks. Threats to and breaches of our information technology security can take various forms, including viruses, worms, ransomware, and other malicious software programs, or actions or omissions by an employee. Significant cybersecurity or data security breaches could result in the loss of business, litigation, regulatory investigations, loss of customers, and penalties that could damage our reputation and adversely affect the growth of our business.

In some cases, we must rely on the safeguards put in place by third parties to protect against security threats. These third parties, including vendors that provide products and services for our operations and our network of business application providers, could also be a source of security risk to us in the event of a failure of their own security systems and infrastructure, whether unintentionally or through a malicious backdoor. We do not review the software code included in third-party integrations in all instances.

Because the techniques used to obtain unauthorized access, sabotage systems, or otherwise access data and/or data backups change frequently and generally are not recognized until launched against a target, we or these third parties have been and, in the future, may be unable to anticipate these techniques or to implement adequate preventative measures. With the increasing frequency of cyber-related frauds to obtain inappropriate payments, we need to ensure our internal controls related to authorizing the transfer of funds are adequate. We may also be required to expend resources to remediate cyber-related incidents or to enhance and strengthen our cybersecurity. Any of these occurrences could create liability for us, put our reputation in jeopardy, and harm our business.

Privacy and data security laws and regulations could impose additional costs and reduce demand for our solutions.

We store and transmit personal information relating to our employees, customers, prospective customers, and other individuals, and our customers use our technology platform to store and transmit a significant amount of personal information relating to their customers, vendors, employees, and other industry participants. Federal, state, and foreign government bodies and agencies have adopted, and are increasingly adopting, laws and regulations regarding the collection, use, processing, storage, and disclosure of personal or identifying information obtained from customers and other individuals. These obligations have and will likely continue to increase the cost and complexity of delivering our services.

In addition to government regulation, privacy advocates and industry groups may propose various self-regulatory standards that may legally or contractually apply to our business. As new laws, regulations, and industry standards take effect, and as we offer new services in new markets, market segments and, potentially, new industries, we will need to understand and comply with various new requirements, which may impede our plans for growth or result in significant additional costs. These laws, regulations, and industry standards have had, and will likely continue to have, negative effects on our business, including by increasing our costs and operating expenses, and/or delaying or impeding our deployment of new or existing core functionality. Failure to comply with these laws, regulations, and industry standards could result in negative publicity, subject us to fines or penalties, expose us to litigation, or result in demands that we modify or cease existing business practices. Furthermore, privacy and data security concerns may cause our customers’ customers, vendors, employees, and other industry participants to resist providing the personal information necessary to allow our customers to use our applications effectively, which could reduce overall demand for our product offerings. Any of these outcomes could harm our business.

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Our product offerings, solutions, and internal systems, as well as external internet infrastructure, may be subject to disruption that could harm our reputation and future sales or result in claims against us.

Because our operations involve delivering engagement solutions to our customers through a cloud-based software platform, our continued growth depends in part on the ability of our platform and related computer equipment, third-party data centers, infrastructure, and systems to continue to support our product offerings. In addition, in delivering our products to customers, we are reliant on internet infrastructure limitations. In the past, we have experienced temporary and limited platform disruptions, outages in our product functionality, and degraded levels of performance due to human and software errors, file corruption, and first and third-party capacity constraints associated with the number of customers accessing our products simultaneously. While our past experiences have not materially impacted us, in the future we may face more extensive disruptions, outages, or performance problems. In addition, malicious third parties may also conduct attacks designed to sabotage, impede the performance, or temporarily deny customers access to, our product offerings. If an actual or perceived disruption, outage, performance problem, or attack occurs, it could harm our reputation and the market perception of our product offerings; divert the efforts of our technical and management personnel; impair our ability to operate our business; cause us to lose customer information; or harm our customers’ businesses. Any of these events may increase non-renewals, limit our ability to acquire new customers, result in delayed or withheld payments from customers, or result in claims against us.

Undetected defects in our product offerings could harm our reputation or decrease market acceptance of our product offerings, which would harm our business and results of operations.

Our product offerings may contain undetected defects, such as errors or bugs. We have experienced such defects in the past in connection with new solutions and solution upgrades, and we expect that such defects may be found from time to time in the future. Despite testing by us, defects may not be found in our product offerings until they are deployed to or used by our customers. In the past, we have discovered software defects in our product offerings after they have been deployed to customers.

Defects, disruptions in service, or other performance problems may damage our customers’ business and could hurt our reputation. We may be required, or may choose, for customer relations or other reasons, to expend additional resources to correct actual or perceived defects in our product offerings. If defects are detected or perceived to exist in our product offerings, we may experience negative publicity, loss of competitive position, or diversion of the attention of our key personnel; our customers may delay or withhold payment to us or elect not to renew their subscriptions; other significant customer relations problems may arise; or we may be subject to liability claims for damages. A material liability claim or other occurrence that harms our reputation or decreases market acceptance of our product offerings may harm our business and results of operations.

We rely on internet infrastructure, bandwidth providers, data center providers, other third parties, and our own systems for providing solutions to our customers, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with customers, adversely affecting our brand and our business.

Our ability to deliver our solutions is dependent on the development and maintenance of the infrastructure of the Internet and other telecommunications services by third parties. We currently host our technology platform, serve our customers and members, and support our operations primarily using third-party data centers and telecommunications solutions, including cloud infrastructure services such as Amazon Web Services (“AWS”) and Google Cloud. We do not have control over the operations of the facilities of our data center providers, AWS, or Google Cloud. These facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cybersecurity attacks, terrorist attacks, power losses, telecommunications failures, and other events. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions in our product offerings. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism, and other misconduct. Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services, or our own systems could negatively impact our relationships with customers and harm our business and could expose us to third-party liabilities.

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For some of these services, we may not maintain redundant systems or facilities. Our technology platform’s continuing and uninterrupted performance is critical to our success. Members may become dissatisfied by any system failure that interrupts our ability to provide our solutions to them. We may not be able to easily switch our AWS and Google Cloud operations to another cloud service provider if there are disruptions or interference with our use of AWS or Google Cloud. Sustained or repeated system failures would reduce the attractiveness of our technology platform to customers and members and result in contract terminations, thereby reducing revenue. Moreover, negative publicity arising from these types of disruptions could damage our reputation and may adversely impact use of our existing and future offerings. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service. Neither our third-party data and call center providers nor AWS or Google Cloud have an obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements with these providers on commercially reasonable terms, if our agreements with our providers are prematurely terminated, or if in the future we add additional data or call center providers or cloud service providers, we may experience costs or downtime in connection with the transfer to, or the addition of, new providers. If these providers were to increase the cost of their services, we may have to increase the price of our existing and future offerings. Any such increased costs or pricing may have a negative effect on our customer relationships and may adversely affect our business and results of operations.

If we fail to effectively maintain and enhance our brands, our business may suffer.

We believe that continuing to strengthen our brands will be critical to achieving widespread acceptance of our product offerings and will require continued focus on active marketing efforts. Our brand awareness efforts will require continued investment across our business, particularly as we introduce new solutions that we develop or acquire and as we continue to expand in new markets. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses incurred in building our brand. If we fail to promote and maintain our brands, or if we incur substantial expense in an unsuccessful attempt to promote and maintain our brand, our business could be harmed.

Any failure to offer high-quality customer support services could adversely affect our relationships with our customers and our operating results.

Our customers depend on our support to assist with their needs. We may be unable to accurately predict our customers’ demand for services or respond quickly enough to accommodate short-term increases in customer or member demand for services. Increased customer demand for our product offerings, without a corresponding increase in productivity or revenue, could increase costs and adversely affect our operating results. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality customer support, could adversely affect our reputation, our ability to sell our product offerings to existing and prospective customers, our relationships with third parties and our ability to form new partnerships, and our business and operating results.

Our ability to use our net operating loss to offset future taxable income may be subject to certain limitations.

We have incurred substantial losses during our history and do not expect to become profitable in the near future and may never achieve profitability. Under current U.S. federal income tax law, unused losses for the tax year ended December 31, 2017 and prior tax years will carry forward to offset future taxable income, if any, until such unused losses expire, and unused federal losses generated after December 31, 2017 will not expire and may be carried forward indefinitely, but will be only deductible to the extent of 80% of current year taxable income in any given year. Many states have similar laws.

In addition, both current and future unused net operating loss (“NOL”) carryforwards and other tax attributes may be subject to limitation under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in equity ownership by certain stockholders over a rolling three-year period. Additional ownership changes in the future could result in additional limitations on our NOL carryforwards. Consequently, even if we achieve profitability, we may not be able to utilize a material portion of our NOL carryforwards and other tax attributes, which could have a material adverse effect on cash flow and results of operations.

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We may need to make significant investments in software development and equipment to improve our business.

To improve the scalability, security, performance, efficiency, availability, and failover aspects of our product offerings, and to support the expansion of our product offerings and stay competitive, we may need to make significant capital equipment expenditures and also invest in additional software and infrastructure development. If we experience increasing demand in subscriptions, we may not be able to augment our infrastructure quickly enough to accommodate such increasing demand. To reach the goal of supporting the increasing demand, we will need additional capital to make the investments in software development and equipment either through operations or through financing. Additionally, we are continually updating our software, creating expenses for us. We may also need to review or revise our software architecture and user experience as we grow, which may require significant resources and investments. Any of these factors could negatively impact our business and results of operations.

Adverse litigation results could have a material adverse impact on our business.

We are, have been, and may be involved in regulatory and government investigations and other proceedings, involving competition, intellectual property, data security and privacy, bankruptcy, tax and related compliance, labor and employment, commercial disputes, and other matters. Such claims, suits, actions, regulatory and government investigations, and other proceedings can impose a significant burden on management and employees, could prevent us from offering one or more of our products, services, or features to customers, could require us to change our technology or business practices, or could result in monetary damages, fines, civil or criminal penalties, reputational harm, or other adverse consequences. Adverse outcomes in some or all of these claims may result in significant monetary damages or injunctive relief that could adversely affect our ability to conduct our business. Litigation and other claims are subject to inherent uncertainties and management’s view of the materiality or likely outcome of any such matters may change in the future. A material adverse impact in our consolidated financial statements could occur for the period in which the effect of an unfavorable outcome becomes probable and reasonably estimable.

Failure to protect or enforce our intellectual property rights could harm our business and results of operations.

To establish and protect our proprietary rights, we rely on a combination of trademarks and trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other contractual rights. As of December 31, 2025, we held three registered trademarks in the United States: “Banzai,” “Demio” and “OpenReel.” We believe that our intellectual property is an essential asset of our business. If we do not adequately protect our intellectual property, our brand and reputation could be harmed and competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business, negatively affect our position in the marketplace, limit our ability to commercialize our technology, and delay or render impossible our achievement of profitability. A failure to protect our intellectual property in a cost-effective and meaningful manner could have a material adverse effect on our ability to compete. We regard the protection of our intellectual property as critical to our success.

We strive to protect our intellectual property rights by relying on federal, state, and common law rights and other rights provided under foreign laws. These laws are subject to change at any time and could further restrict our ability to protect or enforce our intellectual property rights. In addition, the existing laws of certain foreign countries in which we operate may not protect our intellectual property rights to the same extent as do the laws of the United States.

We generally enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with other parties, with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, we may not be successful in executing these agreements with every party who has access to our confidential information or contributes to the development of our intellectual property.

The agreements that we execute may be breached, and we may not have adequate remedies for any such breach. These contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our intellectual property or deter independent development of similar intellectual property by others.

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Obtaining and maintaining effective intellectual property rights is expensive, including the costs of monitoring unauthorized use of our intellectual property and defending our rights. We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. We strive to protect certain of our intellectual property rights through filing applications for trademarks, patents, and domain names in a number of jurisdictions, a process that is expensive and may not be successful in all jurisdictions. However, we do not seek such protection on all intellectual property and when we do apply for such protection there is no assurance that any resulting patents or other intellectual property rights will adequately protect such intellectual property, or provide us with any competitive advantages. Moreover, we cannot guarantee that any of our patent or trademark applications will issue or be approved. Even where we have intellectual property rights, if any, they may later be found to be unenforceable or have a limited scope of enforceability. In addition, we may not seek to pursue such protection in every jurisdiction. The United States Patent and Trademark Office also requires compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process and after a patent has issued. Noncompliance with such requirements and processes may result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction, if previously issued. In such an event, our competitors might be able to develop and commercialize substantially similar and competing applications, which would harm our business.

We believe it is important to maintain, protect, and enhance our brands. Accordingly, we pursue the registration of domain names and our trademarks and service marks in the United States. Third parties may challenge our use of our trademarks, oppose our trademark applications, or otherwise impede our efforts to protect our intellectual property in certain jurisdictions. In the event that we are unable to register our trademarks in certain jurisdictions, we could be forced to rebrand our solutions, which would result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors and others could also attempt to capitalize on our brand recognition by using domain names or business names similar to ours. Domain names similar to ours have been registered in the United States and elsewhere. We may be unable to prevent third parties from acquiring or using domain names and other trademarks that infringe on, are similar to, or otherwise decrease the value of, our brands, trademarks, or service marks. We also may incur significant costs in enforcing our trademarks against those who attempt to imitate our brand and other valuable trademarks and service marks.

In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. We may not be able to detect infringement or unauthorized use of our intellectual property rights, and defending or enforcing our intellectual property rights, even if successfully detected, prosecuted, enjoined, or remedied, could result in the expenditure of significant financial and managerial resources. Litigation has in the past and may be necessary in the future to enforce our intellectual property rights, protect our proprietary rights, or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could harm our business. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, countersuits, and adversarial proceedings such as oppositions, inter partes review, post-grant review, re-examination, or other post-issuance proceedings, that attack the validity and enforceability of our intellectual property rights. An adverse determination of any litigation proceeding could adversely affect our ability to protect the intellectual property associated with our product offerings. Further, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. In addition, during the course of litigation there could be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Class A Common Stock. If we fail to maintain, protect, and enhance our intellectual property rights, our business may be harmed and the market price of Class A Common Stock could decline.

Our competitors also may independently develop similar technology that does not infringe on or misappropriate our intellectual property rights. The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. Effective patent, trademark, copyright, and trade secret protection may not be available to us in every country in which our solutions or technology are developed. Further, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain. The laws in the United States and elsewhere change rapidly, and any future changes could adversely affect us and our intellectual property. Our failure to meaningfully protect our intellectual property could result in competitors offering solutions that incorporate our most technologically advanced features, which could seriously reduce demand for existing and future offerings.

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Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could harm our business.

Our success depends in part on our ability to develop and commercialize our offerings and use our proprietary technology without infringing the intellectual property or proprietary rights of third parties. Intellectual property disputes can be costly to defend and may cause our business, operating results, and financial condition to suffer. As the MarTech industry in the United States expands and more patents are issued, the risk increases that there may be patents issued to third parties that relate to our offerings and technology of which we are not aware or that we must challenge to continue our operations as currently contemplated. Whether merited or not, we may face allegations that we, our partners, our licensees, or parties indemnified by us have infringed or otherwise violated the patents, trademarks, copyrights, or other intellectual property rights of third parties. Such claims may be made by competitors seeking to obtain a competitive advantage or by other parties.

Additionally, in recent years, individuals and groups have begun purchasing intellectual property assets for the purpose of making claims of infringement and attempting to extract settlements from companies like ours. We may also face allegations that our employees have misappropriated the intellectual property or proprietary rights of their former employers or other third parties. It may in the future be necessary for us to initiate litigation to defend ourselves in order to determine the scope, enforceability, and validity of third-party intellectual property or proprietary rights, or to establish our respective rights. Regardless of whether claims that we are infringing patents or other intellectual property rights have merit, such claims can be time-consuming, divert management’s attention and financial resources, and can be costly to evaluate and defend. Results of any such litigation are difficult to predict and may require us to stop commercializing or using our solutions or technology, obtain licenses, modify our solutions and technology while we develop non-infringing substitutes, or incur substantial damages, settlement costs, or face a temporary or permanent injunction prohibiting us from marketing or providing the affected solutions. If we require a third-party license, it may not be available on reasonable terms or at all, and we may have to pay substantial royalties, upfront fees, or grant cross-licenses to intellectual property rights for our solutions. We may also have to redesign our solutions so that they do not infringe third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time, during which our technology and solutions may not be available for commercialization or use. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations. If we cannot or do not obtain a third-party license to the infringed technology, license the technology on reasonable terms, or obtain similar technology from another source, our revenue and earnings could be adversely impacted.

From time to time, we have been and may be subject to legal proceedings and claims in the ordinary course of business with respect to intellectual property. Some third parties may be able to sustain the costs of complex litigation more effectively than we can because they have substantially greater resources. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of Class A Common Stock. Moreover, any uncertainties resulting from the initiation and continuation of any legal proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our operations. Assertions by third parties that we violate their intellectual property rights could therefore harm our business.

Our use of open source software could adversely affect our ability to offer our solutions and subject us to possible litigation.

We use open source software in connection with our existing offerings and may continue to use open source software in connection with our future offerings. Some of these licenses contain requirements that we make available source code for modifications or derivative works we create based upon the open source software, and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third-parties certain rights of further use. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software and to make our proprietary software available under open source licenses, if we combine and/or distribute our proprietary software with open source software in certain manners. Although we monitor our use of open source software, we cannot be sure that all open source software is reviewed prior to use in our proprietary software, that our programmers have not incorporated open source software into our proprietary software, or that they will not do so in the future. Additionally, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts.

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There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our existing and future offerings to our customers and members. In addition, the terms of open source software licenses may require us to provide software that we develop using such open source software, to others, including our competitors, on unfavorable license terms. As a result of our current or future use of open source software, we may face claims or litigation, be required to release our proprietary source code, pay damages for breach of contract, re-engineer our technology, discontinue sales in the event re-engineering cannot be accomplished on a timely basis, or take other remedial action that may divert resources away from our development efforts, any of which could harm our business.

Risks Related to the Ownership of Our Securities

In order to support the growth of our business and repay our indebtedness, we will need to seek capital through new equity or debt or incur additional indebtedness under our credit facilities, which sources of additional capital may not be available to us on acceptable terms or at all.

Our operations have consumed substantial amounts of cash since inception, and we intend to continue to make significant investments to support our business growth, respond to business challenges or opportunities, develop new applications and solutions, enhance our existing product offerings, enhance our operating infrastructure, and acquire complementary businesses and technologies. For example, for the three months ended March 31, 2026 and 2025, our net cash used in operating activities was $5.5 million and $5.0 million, respectively. For  the years ended December 31, 2025 and 2024, our net cash used in operating activities was $15.7 million and $9.6 million, respectively. As of March 31, 2026, December 31, 2025, and December 31, 2024, we had $0.1 million, $0.3 million, and $1.1 million of cash, respectively, which were held for working capital purposes, and as of March 31, 2026, December 31, 2025, and December 31, 2024, we had borrowings totaling $9.8 million, $10.6 million, and $12.4 million, respectively, outstanding under our term loans and promissory notes.

Our future capital requirements may be significantly different from previous estimates and will depend on many factors, including the need to:

■	finance unanticipated working capital requirements;

■	develop or enhance our technological infrastructure and our existing product offerings;

■	fund strategic relationships, including joint ventures and co-investments;

■	fund additional implementation engagements;

■	respond to competitive pressures; and

■	acquire complementary businesses, technologies, products, or services.

Accordingly, we may need to engage in equity or debt financing to secure additional funds. We entered into the Standby Equity Purchase Agreement (“SEPA”) with an entity managed by Yorkville to provide liquidity to us after the Business Combination, but there can be no guarantee that we will be able to affect any advances under the SEPA or to secure additional financing on favorable terms, or at all. To the extent that cash on hand and cash generated from operations are not sufficient to fund capital requirements, or if we do not meet the conditions to sell shares to Yorkville under the SEPA, we may require proceeds from asset sales, additional debt, equity financing, or alternative financing structures. Additional financing may not be available on favorable terms, or at all.

If we raise additional funds through further issuances of equity or convertible debt securities, including shares of Class A Common Stock issued in connection with advances under the SEPA or upon exercise of the GEM Warrant, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of shares of our Class A Common Stock. Any debt financing secured by us in the future could involve additional restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, during times of economic instability, it has been difficult for many companies to obtain financing in the public markets or to obtain debt financing, and we may not be able to obtain additional financing on commercially reasonable terms, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we need or want it, it could harm our business.

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Future sales of shares of Class A Common Stock may depress the stock price.

Future sales of shares of Class A Common Stock in the public market, including the resale of shares pursuant to our effective registration statements or pursuant to Rule 144, could depress the stock price. See “Risk Factors – Sales of a substantial number of shares of Class A Common Stock in the public market pursuant to our registration statements could reduce the market price of Class A Common Stock.” below.

Issuances of shares of our Class A Common Stock pursuant to any equity lines of credit, the conversion or settlement of amounts outstanding under convertible notes, or the exercise of warrants may result in substantial dilution of our stockholders and may have a negative impact on the market price of our Class A Common Stock.

We have outstanding equity lines of credit, convertible notes, and warrants, pursuant to which we may issue shares of our Class A Common Stock from time to time. The issuance of shares of our Class A Common Stock pursuant to any of these securities could be substantial and would increase the number of shares of our Class A Common Stock outstanding, which could result in significant dilution to our existing stockholders and could have a negative impact on the market price of our Class A Common Stock. The extent of any such dilution will depend on the number of shares issued, the price at which such shares are issued, and other factors, many of which are beyond our control. These transactions are described in Note 12 – Debt and Note 15 – Equity to the consolidated financial statements elsewhere in our 2025 Annual Report.

It is not possible to predict the actual number of shares we will sell under certain of our outstanding equity facilities, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under such facilities.

We have an ATM Agreement and a SEPA, which is similar to an equity line of credit, under which we can sell shares of our Class A Common Stock. Under the SEPA, Yorkville has committed to purchase up to $100 million of Class A Common Stock during the SEPA Commitment Period, subject to the terms and conditions of the SEPA. Under the ATM Agreement, we may sell shares of our Class A Common Stock up to an aggregate market value of $7,525,033, subject to the terms and conditions of the ATM Agreement.

While we generally have the right to control the timing and amount of any sales of shares of Class A Common Stock under the SEPA and the ATM Agreement, there are various terms and conditions that may limit our ability to utilize these agreements when needed. For example, under the SEPA, we may only sell shares to Yorkville if there is an effective Resale Registration Statement filed with the SEC for the resale under the Securities Act, and if there are Yorkville promissory notes outstanding, Yorkville may require us to issue shares of our Class A Common Stock in satisfaction of amounts outstanding thereunder.

Future sales of Class A Common Stock under the SEPA and under the ATM Agreement, will depend upon market conditions and other factors to be determined by us, and we may ultimately elect to utilize less than the full amounts available under the respective programs.

In addition, because the purchase price per share for shares that we may elect to sell under the SEPA or the ATM Agreement fluctuates based on the market price of our Class A Common Stock, it is not possible for us to predict the number of shares we will ultimately sell or the aggregate gross proceeds from such sales, and the gross proceeds we receive may be substantially less than the amounts available to us under the SEPA or the ATM Agreement.

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Our stock is subject to requirements to remain listed on the Nasdaq Capital Market, including a minimum bid price requirement and stockholders’ equity requirement, and may be delisted if it does not maintain or regain, as applicable, compliance with those requirements.

Nasdaq Marketplace Rule 5550(a)(2) requires a minimum bid price of $1.00 per share for primary equity securities listed on the Nasdaq Capital Market (the “Minimum Bid Price Requirement”). To regain compliance with the Minimum Bid Price Requirement, we effected the September Reverse Stock Split on September 19, 2024, the July Reverse Stock Split on July 8, 2025, and the May 2026 Reverse Stock Split on May 8, 2026. Following the May 2026 Reverse Stock Split, the bid price of our Class A Common Stock surpassed $1.00 per share.

While Nasdaq rules do not impose a specific limit on the number of times a listed company may effect a reverse stock split to maintain or regain compliance with the Minimum Bid Price Requirement, Nasdaq has stated that a series of reverse stock splits may undermine investor confidence in securities listed on Nasdaq. In addition, Nasdaq Listing Rule 5810(c)(3)(A)(iv) states that if any listed company that fails to meet the Minimum Bid Price Requirement after effecting one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, then the company is not eligible for a Minimum Bid Price Requirement compliance period of 180 days. As a result, if we default on this requirement again, since we effected the 1-for-50 September Reverse Stock Split and the 1-for-10 July Reverse Split, Nasdaq would begin the process of delisting our Class A Common Stock without providing a Minimum Bid Price Requirement compliance period. However, we could still be eligible to request a hearing before the Nasdaq Panel to present its plan for regaining and sustaining compliance with the Minimum Bid Price Requirement.

If our Class A Common Stock ceases to be listed for trading on the Nasdaq Capital Market, we expect that our Class A Common Stock would be traded on one of the three tiered marketplaces of the OTC Markets Group. If Nasdaq were to delist our Class A Common Stock, it would be more difficult for our stockholders to dispose of our Class A Common Stock and more difficult to obtain accurate price quotations on our Class A Common Stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our Class A Common Stock or warrants are not listed on a national securities exchange.

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Since October 31, 2024, our Class A Common Stock trades on The Nasdaq Capital Market, under the same symbol, BNZI. There can be no assurance that we will be able to maintain compliance with Nasdaq listing standards.

If, for any reason, we fall out of compliance again or Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

■	a limited availability of market quotations for our securities;

■	reduced liquidity for our securities;

■	a decrease in the number of institutional and general investors that will consider investing in our Class A Common Stock;

■	a determination that our Class A Common Stock is a “penny stock” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

■	a limited amount of news and analyst coverage;

■	a reduction in the number of market makers for our Class A Common stock and the number of broker-dealers willing to execute trades in shares of our Class A Common Stock;

■	a decreased ability to issue additional securities or obtain additional financing in the future; and

■	being subject to regulation in each state in which we offer our securities.

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If our Class A Common Stock ceases to be listed on a national securities exchange it will become subject to the so-called “penny stock” rules that impose restrictive sales practice requirements.

If we are unable to maintain the listing of our Class A Common Stock on The Nasdaq Capital Market or another national securities exchange, our Class A Common Stock could become subject to the so-called “penny stock” rules if the shares have a market value of less than $5.00 per share. The SEC has adopted regulations that define a penny stock to include any stock that has a market price of less than $5.00 per share, subject to certain exceptions, including an exception for stock traded on a national securities exchange. The SEC regulations impose restrictive sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser’s written consent to the transaction prior to sale. This means that if we are unable maintain the listing of our Class A Common Stock on a national securities exchange, the ability of stockholders to sell their common stock in the secondary market could be adversely affected. If a transaction involving a penny stock is not exempt from the SEC’s rule, a broker-dealer must deliver a disclosure schedule relating to the penny stock market to each investor prior to a transaction. The broker-dealer also must disclose the commissions payable to both the broker-dealer and its registered representative, current quotations for the penny stock, and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the customer’s account and information on the limited market in penny stocks.

Our dual class common stock structure has the effect of concentrating significant voting power with our Chief Executive Officer and Co-Founder, Joseph Davy, which may limit an investor’s ability to influence the outcome of important transactions, including a change in control.

Shares of our Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock,” together with the Class A Common Stock, the “Common Stock”), have 10 votes per share, while shares of our Class A Common Stock have one vote per share. Mr. Davy, who is our Chief Executive Officer and is Legacy Banzai’s Co-Founder, including his affiliates and permitted transferees, holds all of the issued and outstanding shares of Class B Common Stock. Accordingly, Mr. Davy held, directly or indirectly, approximately 9.4% of our outstanding voting power as of July 14, 2026, and therefore may be able to significantly influence matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Mr. Davy may have interests that differ from yours and may vote in a way with which you disagree, and which may be adverse to your interests. This significant concentration of voting power may have the effect of delaying, preventing, or deterring a change in control, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale, and might ultimately affect the market price of Class A Common Stock.

The market price of our Class A Common Stock has been, and is likely to continue to be, highly volatile, and you may lose some or all of your investment.

The market price of our Class A Common Stock has fluctuated, and may continue to fluctuate, significantly due to a number of factors, some of which may be beyond our control, including those factors discussed in this “Risk Factors” section and many others, such as:

■	actual or anticipated fluctuations in our financial condition and operating results, including fluctuations in its quarterly and annual results;

■	developments involving our competitors;

■	changes in laws and regulations affecting our business;

■	variations in our operating performance and the performance of its competitors in general;

■	the public’s reaction to our press releases, its other public announcements and its filings with the SEC;

■	additions and departures of key personnel;

■	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

■	our failure to meet the estimates and projections of the investment community or that it may otherwise provide to the public;

■	publication of research reports about us or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

■	changes in the market valuations of similar companies;

■	overall performance of the equity markets;

■	sales of Class A Common Stock by us or our stockholders in the future;

■	trading volume of Class A Common Stock;

■	significant lawsuits, including stockholder litigation;

■	failure to comply with the requirements of Nasdaq;

■	the impact of any natural disasters, pandemics, epidemics, or other public health emergencies;

■	general economic, industry and market conditions and other events or factors, many of which are beyond our control; and

■	changes in accounting standards, policies, guidelines, interpretations, or principles.

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Volatility in the price of our Class A Common Stock could subject us to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

If securities or industry analysts do not publish research or reports about us, or publish negative reports, then our stock price and trading volume could decline.

The trading market for our Class A Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about us. We do not have any control over these analysts. If our financial performance fails to meet analyst estimates or one or more of the analysts who cover us downgrade our Class A Common Stock or change their opinion, then the market price of our Class A Common Stock would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the market price of our Class A Common Stock or trading volume to decline.

We have incurred and will continue to incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, results of operations, and financial condition.

As a public company, we are subject to the reporting requirements of the Exchange Act, the listing standards of Nasdaq, and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations, and financial condition. Although we have already hired additional employees and engaged outside consultants to assist us in complying with these requirements, we will need to hire more employees in the future or may need to engage additional outside consultants, which will increase our operating expenses.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. These factors could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be harmed. We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board, particularly to serve on our audit committee and compensation committee, and qualified executive officers. As a result of disclosure of information in this prospectus and in our other public filings, our business and financial condition will become more visible, which may result in pricing pressure from customers or an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of its management and harm our business.

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We have identified material weaknesses in our internal control over financial reporting in the past. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

Prior to the closing of the Business Combination, Legacy Banzai was a private company with limited accounting personnel to adequately execute its accounting processes and limited supervisory resources with which to address its internal control over financial reporting. In connection with the audit of Legacy Banzai’s financial statements as of and for the year ended December 31, 2022 and continuing through the year ended December 31, 2024, the Company identified material weaknesses in its internal control over financial reporting; the Company has also identified material weaknesses in 2025. A material weakness is a deficiency or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Legacy Banzai’s annual or interim financial statements will not be prevented or detected on a timely basis.

Legacy Banzai did not design or maintain an effective control environment under the rules and regulations of the SEC. Accordingly and specifically, (i) management does not have appropriate IT general controls in place over change management, user access, cybersecurity, and reviews of service organizations, (ii) management does not have suitable entity level controls in place in accordance with the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control - Integrated Framework (2013) (“COSO”), including reviews of the financial statements, and certain entity level controls were not performed by management, and (iii) pervasive transactional and account level reconciliations and analyses are not performed, or not performed with sufficient detail to prevent or detect a material weakness. These issues related to management’s controls over the review of complex significant transactions, complex debt and equity, income and sales taxes, and revenue recognition.

We have taken certain steps, such as recruiting additional personnel, in addition to utilizing third-party consultants and specialists, to supplement our internal resources, to enhance our internal control environment and plans to take additional steps to remediate the material weaknesses. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take. We cannot assure you that the measures taken to date and to be taken in the future, will be sufficient to remediate the control deficiencies that led to Legacy Banzai’s material weakness in internal control over financial reporting or that it will prevent or avoid potential future material weaknesses. If the steps we take do not correct the material weakness in a timely manner, we will be unable to conclude that we maintain effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis.

Any failure to remediate existing material weaknesses, or to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Class A Common Stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. We will not be required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and will therefore not be required to make a formal assessment of the effectiveness of control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer a “smaller reporting company” and a “non-accelerated filer” as defined in Item 10(f)(1) of Regulation S-K, and Rule 12b-2 of the Exchange Act, respectively. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our Class A Common Stock.

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Our executive officers and directors collectively beneficially own approximately 9.6% of the voting power of our outstanding Common Stock and may have significant influence over the outcome of important transactions, including a change in control.

Our executive officers and directors, in the aggregate, beneficially own approximately 9.6% of the voting power of our outstanding shares of Common Stock as of the date of this prospectus, based on the number of shares outstanding as of July 14, 2026. As a result, these stockholders, if acting together, may be able to significantly influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions, or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree, and which may be adverse to your interests. This significant ownership position may have the effect of delaying, preventing, or deterring a change in control of the Company, could deprive our stockholders of an opportunity to receive a premium for their Class A Common Stock as part of the sale of the Company, and might ultimately affect the market price of our Class A Common Stock.

It is not currently anticipated that we will pay dividends on shares of our Class A Common Stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the market price of Class A Common Stock.

It is currently anticipated that we will retain future earnings for the development, operation, and expansion of the business, and we do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to our stockholders will therefore be limited to the appreciation of their shares of Class A Common Stock. There is no guarantee that shares of Class A Common Stock will appreciate in value or even maintain the price at which stockholders have purchased their shares of Class A Common Stock.

The DGCL and our Charter and Bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our Charter, our Bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Board and therefore depress the trading price of our Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Board or taking other corporate actions, including effecting changes in our management. Among other things, our Charter and/or Bylaws include provisions regarding:

■	that shares of our Class B Common Stock are entitled to 10 votes per share;

■	the ability of the Board to issue shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”), including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

■	the ability of our stockholders to take action by written consent in lieu of a meeting;

■	the limitation of the liability of, and the indemnification of, our directors and officers;

■	the requirement that a special meeting of stockholders may be called only by a majority of the entire Board, the chairperson of the Board or the Chief Executive Officer which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

■	controlling the procedures for the conduct and scheduling of Board and stockholder meetings;

■	the ability of the Board to amend the Bylaws, which may allow the Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

■	advance notice procedures with which stockholders must comply to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Likewise, because our principal executive offices are located in Washington, the anti-takeover provisions of the Washington Business Corporation Act (the “WBCA”) may apply to us under certain circumstances now or in the future. These provisions prohibit a “target corporation” from engaging in any of a broad range of business combinations with any stockholder constituting an “acquiring person” for a period of five years following the date on which the stockholder became an “acquiring person.”

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These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Board or our management.

In addition, our Charter includes a provision substantially similar to Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of our outstanding capital stock from engaging in certain business combinations with us for a specified period of time.

Our Charter designates the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America as the exclusive forums for substantially all disputes between us and our stockholders, which restricts our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, or employees.

Our Charter provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of claims or causes of action under Delaware statutory or common law: any derivative claims or causes of action brought on our behalf; any claims or causes of action asserting a breach of a fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our Charter, or our Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. In addition, our Charter provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Such provisions are intended to benefit and may be enforced by us and our officers and directors, employees and agents.

These provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find either choice of forum provisions contained in our Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

We are a smaller reporting company. We cannot be certain whether the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors or otherwise limit our ability to raise additional funds.

We are a “smaller reporting company” under applicable securities regulations. A smaller reporting company is a company that, as of the last business day of its most recently completed fiscal quarter, has an aggregate market value of the company’s voting stock held by non-affiliates, or public float, of less than $250 million, or has annual revenues less than $100 million and either no public float or public float less than $750 million. SEC rules provide that companies with a non-affiliate public float of less than $75 million may only sell shares under a Form S-3 shelf registration statement, during any 12-month period, in an amount less than or equal to one-third of the public float. If we do not meet this public float requirement, any offering by us under a Form S-3 will be limited to raising an aggregate of one-third of our public float in any 12-month period. In addition, a smaller reporting company is able to provide simplified executive compensation disclosures in its filings, is exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that an independent registered public accounting firm provide an attestation report on the effectiveness of internal control over financial reporting if its public float is less than $70 million, and has certain other reduced disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Reduced disclosure in our SEC filings due to our status as a smaller reporting company may make it harder for investors to analyze its results of operations and financial prospects.

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If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our results of operations could be adversely affected.

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We will base our estimates on historical experience, known trends and events, and various other factors that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our financial statements include, but are not limited to, estimates of impairment on goodwill, recognition and measurement of convertible notes, warrants and SAFEs, including the valuation of the bifurcated embedded derivatives liabilities, and recognition and measurement of stock-based compensation. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Class A Common Stock.

Additionally, we will regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, changes to existing standards, and changes in their interpretation, we might be required to change our accounting policies, alter our operational policies, and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on our reputation, business, financial position, and profit.

We may issue additional shares of Common Stock or Preferred Stock, including under our equity incentive plan. Any such issuances would dilute the interest of our stockholders and likely present other risks.

We may issue a substantial number of additional shares of Common Stock or Preferred Stock, including under our 2023 equity incentive plan. Any such issuances of additional shares of Common Stock or Preferred Stock:

■	may significantly dilute the equity interests of our investors;

■	may subordinate the rights of holders of Common Stock if preferred stock is issued with rights senior to those afforded our Common Stock;

■	could cause a change in control if a substantial number of shares of our Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

■	may adversely affect prevailing market prices for our Common Stock and/or Public Warrants.

Sales of a substantial number of shares of Class A Common Stock in the public market pursuant to our registration statements could reduce the market price of Class A Common Stock.

Sales of a substantial number of shares of Class A Common Stock in the public market pursuant to our resale registration statements (collectively, the “Resale Registration Statements”) could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of Class A Common Stock intend to sell shares, could reduce the market price of Class A Common Stock. In particular, until such time as it is no longer effective, the Resale Registration Statements permit the resale of shares held by Mr. Joseph Davy, including shares of both Class A Common Stock and Class B Common Stock, subject, in each case, to the applicable lock-up periods. The resale, or expected or potential resale, of a substantial number of shares of our Class A Common Stock in the public market could adversely affect the market price for Class A Common Stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares registered pursuant to the Resale Registration Statements, the selling securityholders will continue to offer the securities covered thereby pursuant to the Resale Registration Statements or pursuant to Rule 144 for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to any of our registration statements may continue for an extended period of time. We may also file additional registration statements in connection with the possible sale of other securities.

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Holders of convertible promissory notes have certain rights upon an event of default under their respective agreements that could harm our business, financial condition and results of operations and could require us to curtail or cease our operations.

In the past, we have issued, and in the future we may issue, convertible promissory notes or other convertible debt instruments. These instruments may include terms that provide the holders with certain rights and remedies upon an event of default, which could require us to make cash payments, issue shares of our Class A Common Stock, take other actions that could be costly or restrictive, or otherwise harm our business, financial condition and results of operations.

For example, we issued senior secured convertible notes on June 27, 2025, August 19, 2025, and October 8, 2025 for an aggregate original principal amount of $6.9 million. Events of default under convertible promissory notes and similar instruments are defined in the applicable transaction documents, and may include, among other things, failures to pay amounts when due (subject to any applicable cure periods), failures to meet certain filing, reporting, or registration-related deadlines, defaults on other indebtedness above specified thresholds, certain bankruptcy- or insolvency-related events, failures to timely deliver shares upon conversion, and suspensions of trading or listing of our Class A Common Stock for specified periods, among other events.

If an event of default were to occur under any such instruments, holders may have rights that could include requiring redemption or repayment (potentially at a premium), exercising other contractual remedies, and/or converting amounts due into shares of our Class A Common Stock on terms that may be unfavorable to us. The exercise of any of the above rights upon an event of default could substantially harm our financial condition and force us to curtail or even cease our operations. See Note 12 – Debt to the consolidated financial statements and “Management’s Discussion and Analysis — Liquidity and Capital Resources” for additional information regarding these notes and the related arrangements.

The exclusive forum clause set forth in the Warrant Agreement may have the effect of limiting an investor’s rights to bring legal action and could limit the investor’s ability to obtain a favorable judicial forum.

The Warrant Agreement, dated December 22, 2020, with Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), provides that (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) we irrevocably submit to such jurisdiction, which jurisdiction will be exclusive. We have waived or will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. However, there is uncertainty as to whether a court would enforce these provisions and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any of the Public Warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the Public Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

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This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and our Board.

Outstanding warrants to purchase shares of our Class A Common Stock (the “Warrants”) may never be in the money and they may expire worthless and therefore we may not receive cash proceeds from the exercise of the Warrants. The terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding applicable Warrants approve of such amendment.

As of the date of this prospectus, we have outstanding warrants, including public warrants originally issued in 7GC’s initial public offering (the “Public Warrants”) and warrants issued to other investors in connection with various financings that the Company has completed (collectively, the “Warrants”).

The exercise of Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Class A Common Stock and the spread between the exercise price of the Warrant and the price of our Class A Common Stock at the time of exercise. There can be no assurance that our Warrants will be in the money prior to their expiration.

Our Public Warrants under certain conditions, as described in the Warrant Agreement, are redeemable by us at a price of $0.01 per warrant. The GEM Warrant is not redeemable and, like some of the other outstanding Warrants, is exercisable on a cash or cashless basis; if such Warrants are exercised on a “cashless basis,” whether or not they are in the money, we will not receive cash for such exercise. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants.

The Warrant Agreement for the Public Warrants permits amendments to the terms of the Public Warrants in certain circumstances. In particular, subject to the terms of the Warrant Agreement, amendments that affect the interests of holders of the Public Warrants may be approved by holders of at least 50% of the then outstanding Public Warrants, which could allow the Public Warrants to be amended in a manner adverse to a holder, including by increasing the exercise price, shortening the exercise period, or decreasing the number of shares purchasable upon exercise of a Public Warrant.

See Note 13 – Warrant Liabilities to the consolidated financial statements in our Annual Report for additional information regarding the Warrants, including the number of shares underlying the Warrants, exercise prices and expiration dates.

We may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

We have the ability to redeem the outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of the underlying Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders equals or exceeds $180,000 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). Redemption of the outstanding Public Warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, the Company expects would be substantially less than the market value of your warrants. Shares of Class A Common Stock have never traded above $180,000 per share.

We have no obligation to notify holders of the Public Warrants that they have become eligible for redemption. However, pursuant to the Warrant Agreement, in the event we decide to redeem the Public Warrants, we are required to mail notice of such redemption to the registered warrant holders not less than 30 days prior to the redemption date. The warrants may be exercised any time after notice of redemption is given and prior to the redemption date.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of Common Stock being offered by the Selling Securityholder.

MARKET INFORMATION FOR CLASS A COMMON STOCK AND DIVIDEND POLICY

Market Information

As of July 16, 2026, our Class A Common Stock is listed on The Nasdaq Capital Market under the symbol “BNZI”. Our Public Warrants are currently listed on The Nasdaq Capital Market under the symbol “BNZIW.” As of July 16, 2026, there were 55 holders of record of our Class A Common Stock and one holder of record of our Public Warrants. These numbers do not include beneficial owners whose securities were held in street name.

In May 2026, following receipt of the necessary shareholder and Nasdaq approval, we implemented a reverse stock split of our Class A and Class B Common Stock at a 1:20 ratio, which went effective on May 8, 2026. Following the split, we have a new CUSIP number 06682J605.

Dividend Policy

As of the date of this prospectus, we have not declared or paid any cash dividends on our Common Stock. We expect to retain future earnings, if any, for future operations, expansion and debt repayment and have no plans to declare or pay cash dividends on our Common Stock for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions, and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes our equity securities authorized for issuance as of December 31, 2025.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c) (1)
Equity compensation plans approved by shareholders	625	$31,551.80	9,751
Equity compensation plans not approved by shareholders	—	—	—
Total	625	$31,551.80	9,751

(1)	Includes 24,319 shares available pursuant to our 2023 Equity Incentive Plan and 58 shares available pursuant to our Employee Stock Purchase Plan. The total number of securities remaining available for future issuance indicated above reflects the expansion of shares available under the 2023 EIP Plan, to 50,000 shares, which Banzai’s shareholders approved on February 28, 2025.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated audited financial statements and related notes, and our interim condensed consolidated financial statements and related notes, that appear elsewhere in this prospectus, as well as the section entitled “Business.” In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere particularly in the section titled “Risk Factors” and elsewhere in this prospectus.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Overview

Banzai is a Marketing Technology (MarTech) company that produces data-driven marketing and sales solutions for businesses of all sizes. Our mission is to help our customers accomplish their mission - by enabling better marketing, sales, and customer engagement outcomes. Banzai endeavors to acquire companies strategically positioned to enhance our product and service offerings, increasing the value provided to current and prospective customers.

Banzai was founded in 2015. The first product Banzai launched was Reach, a SaaS and managed services offering designed to increase registration and attendance of marketing events, followed by the acquisition of Demio, a SaaS solution for webinars designed for marketing, sales, and customer success teams, in 2021 and the launch of Boost, a SaaS solution for social sharing designed to increase attendance for Demio-hosted events by enabling easy social sharing by event registrants, in 2023. We acquired OpenReel in 2024, both Vidello and the assets of Superblocks in 2025, and the assets of ConnectAndSell in 2026 further expanding our platform and customer base.

Our customer base comes from a variety of industries, including (among others) healthcare, financial services, e-commerce, technology and media, in over 90 countries. Our customers range in size from solo entrepreneurs and small businesses to Fortune 500 companies. No single customer represents more than 10% of our revenue. Since 2021, we have focused on increasing mid-market and enterprise customers for Demio.

We sell our products using a recurring subscription license model typical in SaaS businesses. Pricing tiers for our main product, Demio, are based on the number of host-capable users, desired feature sets, and maximum audience size. Boost pricing tiers are based on the Demio plan to which the customer subscribes. Reach pricing is based on the number of event campaigns a customer has access to run simultaneously or the maximum number of registrations a customer is allowed to generate per subscription period. Our customer contracts vary in term length from single months to multiple years.

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First Quarter 2026 Financial and Operational Highlights

■	Revenue decreased 20.2% to $2.7 million for first quarter 2026 compared to first quarter 2025. Total cost of revenue decreased by 14.0% quarter over quarter.

■	Gross profit reached $2.2 million for first quarter 2026, compared to $2.8 million in first quarter 2025. Gross profit was 80.7% in first quarter 2026 compared to 82.1% in first quarter 2025.

■	Net loss increased to $8.4 million for first quarter 2026, compared to $3.6 million in first quarter 2025, which represents a $4.8 million decline quarter over quarter.

■	Stockholders’ equity remained at $8.1 million as of March 31, 2026; we converted $3.8 million of debt to equity, and raised an additional $3.3 million from the SEPA and ATM during first quarter 2026.

■	Closed an additional tranche of $2.3 million debt in February 2026 as part of our $11 million debt facility with an institutional investor to support ongoing operations and solidify the foundation for future growth.

Full Year 2025 Financial and Operational Highlights

■	Revenue grew 168.6% to $12.2 million for full year 2025 compared to 2024. Total cost of revenue increased only 53.8% year over year, resulting in improved gross profit.

■	Gross profit reached $10.0 million for full year 2025, compared to $3.1 million in 2024. Gross profit was 82.0% in full year 2025 compared to 68.6% in 2024.

■	Net loss decreased to $22.5 million for full year 2025, compared to $31.5 million in 2024, which represents a $9.0 million improvement year over year.

■	Stockholders’ equity increased $10.8 million to $8.1 million as of December 31, 2025. The company made substantial improvements to the balance sheet during 2025.

■	Executed a payoff and debt conversion agreement for approximately $4.3 million in outstanding senior secured debt. The decision by senior debt holders to convert into equity reflects a strong vote of confidence in our vision and trajectory.

■	Secured an $11 million debt facility in June 2025 with an institutional investor to support ongoing operations and solidify the foundation for future growth.

■	Expanded our customer base to over 150,000 cumulative total customers that have used Banzai products as of December 31, 2025. Customers include blue chip names across healthcare, financial services, e-commerce, technology, and media, with customers in over 90 countries.

■	Acquired Vidello, a suite of products for 3D video creation, royalty free music, and video marketing. Vidello offers a comprehensive video hosting and marketing suite that provides entrepreneurs, startups, agencies, and online businesses with tools to grow their businesses.

■	Acquired the assets of Superblocks, an agentic AI platform for developing and hosting SEO-optimized websites, landing pages, and registration pages. The platform allows marketers to create and host websites using conversational AI, addressing problems that traditionally required rigid template-based site builders or extensive web development expertise.

■	An institutional investor increased their direct equity stake to 18.7% following the exercise of warrants. We believe this demonstrates their confidence in our long-term strategy.

■	Established strong pipeline focused on the BFSI (banking, financial services, insurance, and FinTech) segment with multiple seven-figure deals. We are seeing substantial improvements in our pipeline, especially for mid-market and enterprise customers.

■	Successfully shifted CreateStudio revenue model from one-time license to recurring subscription revenue. The vast majority of CreateStudio revenue is now recurring, with a very effective customer upsell program running.

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Summary of our recent financing

On July 13, 2026, Banzai International, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Aegis Capital Corp. (“Aegis” or the “Underwriter”), relating to the Company’s public offering (the “Offering”) of 327,273 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a public offering price of $2.75. Pursuant to the Underwriting Agreement, the Company also granted the Underwriter a 45-day option (“Option”) to purchase an additional 36,364 shares of Common Stock (the “Option Securities”, and together with the Shares, the “Securities”).

On July 14, 2026, the Company closed the Offering and received gross proceeds of approximately $0.9 million before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds of the Offering for general corporate purposes, which may include increasing its working capital, reducing indebtedness as applicable, products or technologies that are complementary to its own, and capital expenditures.

The Securities were offered, issued, and sold pursuant to a prospectus supplement and accompanying prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to an effective shelf registration statement filed with the SEC on Form S-3 (File No. 333-288908) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), as supplemented by the final prospectus, dated July 13, 2026, relating to the Securities (together with the accompanying base prospectus, dated August 8, 2025, the “Prospectus Supplement”), filed with the SEC pursuant to Rule 424(b) of the Securities Act on July 13, 2026.

Under the terms of the Underwriting Agreement, the Underwriter received an underwriting discount of 7.0% to the public offering price for the Common Stock. In addition, the Company agreed to (a) pay a non-accountable expense allowance to the Underwriter received in the Offering and (b) to reimburse the Underwriter for certain out-of-pocket expenses, including, but not limited to, up to $50,000 for reasonable legal fees and disbursements for the Underwriter’s counsel.

The Underwriting Agreement includes customary representations, warranties, and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of the specific applicable dates contained in the Underwriting Agreement, were solely for the benefit of the parties to the Underwriting Agreement and were subject to limitations agreed upon by the contracting parties.

On July 9, 2026, the Company entered into an Investment Banking Engagement Letter (the “IB Engagement Letter”) with Aegis pursuant to which Aegis may act as the exclusive investment bank and provider of investment banking advisory services to us. Under the IB Engagement Letter, Aegis is entitled to receive additional compensation from us upon the occurrence of certain events. The foregoing is only a brief description of the terms of the Underwriting Agreement and does not purport to be a complete statement of the rights and obligations of the parties thereto and the transactions contemplated thereby, and is qualified in its entirety by reference to the full text of such exhibit.

On July 1, 2026 (the “Effective Date”), Banzai International, Inc. (the “Company”) and its subsidiaries (together with the Company, the “Borrowers”) entered into a Subordinated Business Loan and Security Agreement (the “Loan Agreement”) with Agile Capital Funding, LLC, as collateral agent (“Collateral Agent”), and Agile Lending, LLC, as lead lender (“Lead Lender” and, together with any assignees party thereto, the “Lenders”). Pursuant to the Loan Agreement, the Borrowers issued a Subordinated Secured Promissory Note (the “Note”), dated July 1, 2026, in the aggregate principal amount of $2,100,000, and received $2,000,000 of proceeds, net of a $100,000 Administrative Agent Fee. The Note is repayable in 32 weekly installments of $94,500, representing a payment multiplier of 1.44x, and all amounts are due on February 10, 2027 (the “Maturity Date”). Borrowers may voluntarily prepay the Note in full, and if repaid within 30, 45, or 60 days after the Effective Date, the total loan payoff amount is reduced to $2,625,000, $2,730,000, or $2,835,000, respectively.

The Note is secured by a continuing security interest in substantially all assets of the Borrowers (the “Collateral”), and both the Collateral and the Borrowers’ repayment obligations under the Note are subordinate to existing senior indebtedness, including indebtedness owed to CP BF Lending, LLC, 3i, LP, and Hudson Global Ventures, LLC.

The Loan Agreement contains customary covenants and events of default. Upon the occurrence of an Event of Default, the Lenders may, at their option, declare the entire unpaid principal balance of the Note, together with all accrued interest and other charges, immediately due and payable, and exercise any and all rights and remedies available under the Loan Agreement and applicable law, including repossession of the Collateral. In addition, interest on outstanding Obligations will accrue at the Default Rate, which is equal to the otherwise applicable interest rate plus five percentage points (5.00%).

Summary of our recent acquisitions

ConnectAndSell

On July 2, 2026, we completed the acquisition of substantially all assets of and certain specified liabilities of ConnectAndSell, Inc., an AI sales acceleration platform. ConnectAndSell serves approximately 250 B2B organizations such as Intuit, RingCentral, Truckstop, and SAP across financial services, healthcare, technology, and other industries. ConnectAndSell’s FY 2025 revenue was $14.7 million, with a gross margin of 86%.

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Under the terms of the Asset Purchase Agreement (“APA”), total consideration was $13.2 million, comprised of: closing consideration of $750 thousand in cash, 294,917 shares of Banzai’s Class A Common Stock and 1,685,175 Pre-Funded Warrants (together valued at $5.9 million), and a one year promissory note for $1.8 million issued at Closing bearing interest at 8% per annum, repayable in quarterly payments; deferred consideration totaling $4.75 million; and earn-out payments tied to revenue performance in the twelve months following closing.

The deferred consideration consists of a first deferred cash payment of $1.5 million due no later than 10 days after closing, and a second deferred cash payment of $3.25 million payable within three (3) business days following the earlier of (x) the date that the SEC declares effective the registration statement covering the securities issued in the Private Placement (as defined below) and (y) December 31, 2026, provided that if the second deferred cash payment becomes due and payable after September 30, 2026, the amount will be increased by simple interest at a rate of 8% per annum from September 30, 2026 until repaid.

Shares of Common Stock with an aggregate value of $1,340,000 (based on the Closing VWAP) will be withheld by the Company at the Closing and retained for a period of twelve (12) months following the Closing as security for ConnectAndSell’s indemnification obligations under the APA (“Holdback Shares”). Subject to certain limited exceptions, ConnectAndSell’s aggregate indemnification liability for breaches of representations and warranties is limited to the Holdback Shares, subject to a deductible equal to one percent (1.0%) of the purchase price. The Holdback Shares will be released to ConnectAndSell within five (5) business days after the expiration of the survival period, less any shares retained in satisfaction of or reserved for pending indemnification claims.

The APA contains ownership limitations whereby the Company may not issue shares to ConnectAndSell that would result in ConnectAndSell and its affiliates beneficially owning more than 9.99% of the Common Stock outstanding immediately following the Closing (the “Beneficial Ownership Limitation”), or more than 19.99% of the Common Stock and Class B common stock outstanding immediately prior to the Closing. The Company will issue Pre-Funded Warrants one for one at an exercise price of $0.0001 in lieu of shares if restricted by Beneficial Ownership Limitations.

The Company must obtain stockholder approval for the issuance of shares of Common Stock (including shares underlying the Pre-Funded Warrants) to the extent required to comply with Nasdaq Listing Rule 5635 (the “Stockholders’ Approval”). The Company’s board of directors has approved the APA and recommends that the Company’s stockholders vote to approve the share issuance. If the Stockholders’ Approval is not obtained within 120 days following the Closing (or such longer period as mutually agreed by the parties in writing), the Company will be required to pay ConnectAndSell in cash an amount equal to the Closing Non-Cash Consideration (as defined in the APA) within 30 days thereafter, upon which ConnectAndSell will surrender to the Company for cancellation the Pre-Funded Warrants (or portions thereof) corresponding to such cash payment.

At Closing, the Company’s CEO and Chairman of the Board, Joe Davy, executed a Voting and Support Agreement requiring him to vote all the shares beneficially owned by him in favor of issuing Shares of Common Stock and Pre-Funded Warrants contemplated by the APA to meet Nasdaq listing standards.

At Closing, the Company entered into a registration rights agreement with ConnectAndSell, pursuant to which the Company will agree to register for resale the shares of Common Stock and the Pre-Funded Warrants issued pursuant to the APA, and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants. The Company has agreed to file a registration statement within thirty (30) days following the Closing and to use commercially reasonable efforts to cause such registration statement to be declared effective within ninety (90) days following the Closing (or one hundred twenty (120) days if the SEC reviews and has written comments to the registration statement), and to use commercially reasonable efforts to maintain the effectiveness of the registration statement, subject to liquidated damages if these obligations are not met.

Banzai believes the addition of ConnectAndSell strengthens its position as a provider of integrated marketing and sales technology solutions while creating meaningful cross-sell opportunities across the combined company’s customer base. The transaction also furthers Banzai’s strategy of building a powerful platform of revenue-generating software solutions. The majority of ConnectAndSell’s thirty-eight team members will join Banzai as part of the transaction, bringing their substantial AI experience to Banzai. Banzai expects to recognize additional financial synergies through cost consolidation by the end of 2026.

This acquisition is expected to materially affect our results of operations going forward. Because the acquisition closed on July 2, 2026, its results of operations will be included in our consolidated results prospectively from that date; historical periods presented in this prospectus do not reflect ConnectAndSell’s operations.

Superblocks

On November 7, 2025, we acquired the assets of Superblocks, a privately-held Agentic AI platform for developing and hosting launch-ready SEO-optimized websites. The Superblocks platform allows marketers to easily create and host websites, landing pages, and simple web applications using conversational AI.

Vidello

On January 31, 2025, we acquired Vidello, a platform of a suite of products for 3D video creation, royalty free music, and video marketing. Vidello offers a comprehensive video hosting and marketing suite that provides entrepreneurs, startups, agencies, and online businesses with tools to grow their businesses. At the acquisition date, Vidello had over 90,000 customers, and their flagship CreateStudio product has been named a Top 3 Best Rated product in the video maker category by Capterra, and a High Performer by G2.

OpenReel

On December 18, 2024, we acquired OpenReel, a leading enterprise video creation and management solution that empowers companies to create high-quality content at scale and on brand. OpenReel enables businesses of all sizes to cut down on the time- and resource-intensive process of video creation and scale content creation initiatives efficiently, effectively, and securely. OpenReel is trusted by a wide range of customers from small businesses to Fortune 500 companies. OpenReel is based in New York, with its team distributed worldwide. OpenReel’s enterprise customer base includes global organizations, such as Bristol Myers Squibb, Ingram Micro, DXC Technology, Insider Inc., and US Steel.

These acquisitions are a key part of our vision to build a comprehensive suite of AI-powered marketing tools that make marketers’ lives faster and easier.

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Terminated Act-On Merger

We entered into an Agreement and Plan of Merger, dated January 22, 2025, with Act-On Software, Inc., a Delaware corporation (“Act-On”). Although the Company worked diligently to complete all closing conditions of the Plan of Merger, due to market conditions, on June 6, 2025, Act-On served Banzai with a notice of termination to terminate the Merger Agreement and any related agreements (collectively, the “Transaction Documents”). As per the Transaction Documents, within five calendar days, the Company was required to pay certain termination fees including $500,000 in liquidated damages to cover certain transaction expenses that Act-On incurred in connection with the merger and $882,030 in additional interest and extension fees associated with one of Act-On’s outstanding debts that the Company had intended to payoff in connection with the merger. As of December 31, 2025, the Company had paid the total amount owed of approximately $1,382,030 to Act-On.

Nasdaq Listing Compliance

As more fully described herein, we effected a 1-for-20 reverse stock split of our Class A Common Stock as of May 8, 2026 in an effort to remain compliant with Nasdaq Rule 5550(a)(2), which pertains to the minimum required bid price of our Class A Common Stock. Although we believe the reverse stock split allowed us to be in compliance with such Nasdaq rule, there can be no assurance that we will be able to maintain compliance with that or any other Nasdaq listing standard.

The Business Combination and Public Company Costs

Due to the Business Combination with 7GC in 2023, we became the successor to an SEC-registered and Nasdaq-listed company, which required Banzai to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We incurred and expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees. We are classified as a “smaller reporting company.” As a result, we have been provided with certain disclosure and regulatory relief. Our future results of operations and financial position may not be comparable to Legacy Banzai’s historical results of operations and financial position as a result of the Business Combination.

Results of Operations – Three Months Ended March 31, 2026 and 2025

	Three Months Ended March 31,		Period-over-Period
($ in Thousands)	2026	2025	$	%
Operating income:
Revenue	$2,696	$3,379	$(683)	(20.2)%
Cost of revenue	521	606	85	14.0%
Gross profit	2,175	2,773	(598)	(21.6)%
Operating expenses:
General and administrative expenses	7,650	7,433	(217)	(2.9)%
Depreciation and amortization expense	305	247	(58)	(23.5)%
Total operating expenses	7,955	7,680	(275)	(3.6)%
Operating loss	(5,780)	(4,907)	(873)	(17.8)%
Other expenses (income):
Interest income	(3)	—	(3)	NM
Interest expense	9	—	(9)	NM
Interest expense - related party	194	358	164	45.8%
Gain on extinguishment of liabilities	—	(4,343)	(4,343)	(100.0)%
Loss on debt issuance	49	274	225	82.1%
Loss on Private Placement Issuance	1,598	—	(1,598)	NM
Loss on extinguishment of debt, net	6	1,770	1,764	99.7%
Change in fair value of financial instruments	608	140	(468)	(334.3)%
Change in fair value of financial instruments - related party	22	45	23	51.1%
Change in fair value of convertible notes	(372)	159	531	334.0%
Loss on Yorkville SEPA advances	28	385	357	92.7%
Other (income) expense, net	550	(125)	(675)	(540.0)%
Total other expenses, net	2,689	(1,337)	(4,026)	(301.1)%
Loss before income taxes	(8,469)	(3,570)	(4,899)	(137.2)%
Income tax expense (benefit)	(52)	74	126	170.3%
Net loss	$(8,417)	$(3,644)	$(4,773)	(131.0)%

The percentage changes included in the tables herein present favorable period-over-period amounts and percentages as positive and unfavorable as negative, and percentages not considered meaningful as “NM.”

Comparison of the three months ended March 31, 2026 and 2025

Revenue Analysis

	Three Months Ended March 31,		Period-over-Period
($ in Thousands)	2026	2025	$	%
Revenue	$2,696	$3,379	$(683)	(20.2)%

Revenue from Banzai Operating, OpenReel and Vidello decreased by approximately $134, $65, and $484 respectively, for the three months ended March 31, 2026.

Cost of Revenue Analysis

	Three Months Ended March 31,		Period-over-Period
($ in Thousands)	2026	2025	$	%
Cost of revenue	$521	$606	$85	14.0%

Cost of revenue from OpenReel and Vidello decreased by approximately $10, and $88, respectively, partially offset by Banzai Operating, which increased by approximately $13 for the three months ended March 31, 2026.

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Gross Profit Analysis

	Three Months Ended March 31,		Period-over-Period
($ in Thousands)	2026	2025	$	%
Gross profit	$2,175	$2,773	$(598)	(21.6)%

Gross profit from Banzai Operating, OpenReel and Vidello decreased by approximately $147, $55 and $396, respectively, for the three months ended March 31, 2026.

Operating Expense Analysis

	Three Months Ended March 31,		Period-over-Period
($ in Thousands)	2026	2025	$	%
Total operating expenses	$7,955	$7,680	$(275)	(3.6)%

Total operating expenses remained essentially flat compared to the prior period. Salaries, taxes and benefits, as well as stock-based compensation expense increased during the three months ended March 31, 2026 driven by Banzai Operating and OpenReel. These were partially offset by decreases in marketing expenses and technology expenses during the three months ended March 31, 2026 at Banzai Operating and OpenReel, respectively.

Other (Income) Expense Analysis

	Three Months Ended March 31,		Period-over-Period
($ in Thousands)	2026	2025	$	%
Total other (income) expense, net	$2,689	$(1,337)	$(4,026)	(301.1)%

For the three months ended March 31, 2026, we reported total other income of approximately $2.7 million. The change in other expenses (income), net was primarily driven by the following:

■	Total interest expense of approximately $0.2 million recognized during the three months ended March 31, 2026 compared to $0.4 million during the three months ended March 31, 2025.

■	Gain on extinguishment of liabilities of approximately $4.3 million recognized during the three months ended March 31, 2025.

■	Loss on issuance of debt of approximately $49 during the three months ended March 31, 2026 compared to $0.3 million during the three months ended March 31, 2025.

■	Loss on Private Placement Issuance of debt of approximately $1.6 million during the three months ended March 31, 2026.

■	Loss on extinguishment of debt, net of approximately $6 during the three months ended March 31, 2026 compared to $1.8 million during the three months ended March 31, 2025.

■	Loss on SEPA advances to Yorkville of approximately $28 during the three months ended March 31, 2026 compared to $0.4 million three months ended March 31, 2025.

■	Other (income) expense was approximately $550 expense during the three months ended March 31, 2026 compared to approximately $125 income during the three months ended March 31, 2025.

Provision for Income Taxes

	Three Months Ended March 31,		Period-over-Period
($ in Thousands)	2026	2025	$	%
Income tax expense (benefit)	$(52)	$74	$(126)	(170.3)%

Due to our history of losses since inception, there is not enough evidence at this time to support that we will generate future income of a sufficient amount and nature to utilize the benefits of our net deferred tax assets associated with the U.S. taxing jurisdiction.

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Accordingly, the U.S. deferred tax assets have been reduced by a full valuation allowance, since we cannot currently support that realization of our deferred tax assets is more likely than not.

At March 31, 2026, we had no unrecognized tax benefits that would impact our effective tax rate if recognized.

Non-GAAP Financial Measures – Three Months Ended March 31, 2026 and 2025

Adjusted EBITDA

In addition to our results determined in accordance with U.S. GAAP, we believe that Adjusted EBITDA, a non-GAAP measure as defined below, is useful in evaluating our operational performance distinct and apart from certain irregular, non-cash, and non-operational expenses. We use this information for ongoing evaluation of operations and for internal planning purposes. We believe that non-GAAP financial information, when taken collectively with results under GAAP, may be helpful to investors in assessing our operating performance and comparing our performance with competitors and other comparable companies.

Non-GAAP measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We endeavor to compensate for the limitation of Adjusted EBITDA, by also providing the most directly comparable GAAP measure, which is net loss, and a description of the reconciling items and adjustments to derive the non-GAAP measure. Some of these limitations are:

■	Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation

■	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or contractual commitments

■	Adjusted EBITDA does not reflect impairment and restructuring costs

■	Adjusted EBITDA does not reflect interest expense or other income

■	Adjusted EBITDA does not reflect income taxes

■	Adjusted EBITDA does not reflect audit, legal, incremental accounting and other expenses tied to M&A or the Business Combination; and

■	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently from the way we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should only be considered alongside results prepared in accordance with GAAP, including various cash-flow metrics, net income (loss) and our other GAAP results and financial performance measures.

Adjusted EBITDA Analysis

	Three Months Ended March 31,		Period-over-Period
($ in Thousands)	2026	2025	$	%
Adjusted EBITDA (Loss)	$(1,908)	$(1,741)	$(167)	(9.6)%

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The Adjusted EBITDA decrease is primarily attributable to increased general and administrative expenses.

Net Income/(Loss) to Adjusted EBITDA Reconciliation

	Three Months Ended March 31,		Period-over-Period
($ in Thousands)	2026	2025	$	%
Net loss	$(8,417)	$(3,644)	$(4,773)	(131.0)%
Interest income	(3)	—	$(3)	NM
Interest expense	9	—	(9)	NM
Interest expense – related party	194	358	164	45.8%
Income tax expense (benefit)	(52)	74	126	170.3%
Depreciation and amortization expense	305	247	(58)	(23.5)%
Stock based compensation	1,308	337	(971)	(288.1)%
Gain on extinguishment of liabilities	—	(4,343)	4,343	100.0%
Loss on debt issuance	49	274	225	82.1%
Loss on Private Placement Issuance	1,598	—	(1,598)	NM
Loss on extinguishment of debt, net	6	1,770	1,764	99.7%
Change in fair value of financial instruments	608	140	(468)	(334.3)%
Change in fair value of financial instruments – related party	22	45	23	51.1%
Change in fair value of convertible notes	(372)	159	531	334.0%
Loss on Yorkville SEPA advances	28	385	357	92.7%
Other (income) expense, net	550	(125)	(675)	(540.0)%
Transaction related expenses*	2,259	2,582	323	12.5%
Adjusted EBITDA	$(1,908)	$(1,741)	$(167)	(9.6)%

* Transaction related expenses include

	Three Months Ended March 31,		Period-over-Period
($ in Thousands)	2026	2025	$	%
Professional fees - audit	$367	$289	$78	27.0%
Professional fees - legal	106	199	(93)	(46.7)%
Incremental accounting	197	338	(141)	(41.7)%
Market study, M&A support	1,589	1,756	(167)	(9.5)%
Transaction related expenses	$2,259	$2,582	$(323)	(12.5)%

Liquidity and Capital Resources – Three Months Ended March 31, 2026 and 2025

Going Concern

As of March 31, 2026 we had cash of approximately $0.1 million. For the three months ended March 31, 2026, while we generated revenue of approximately $2.7 million, we used approximately $5.5 million in cash from operating activities and had a net loss of approximately $8.4 million. We have incurred recurring net losses from operations and negative cash flows from operating activities since inception. As of March 31, 2026, we had a working capital deficit of approximately $20.6 million and an accumulated deficit of approximately $109.2 million. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year of the date these financial statements were issued.

The ability to continue as a going concern is dependent on Management’s plans, which include potential asset acquisitions, mergers or business combinations with other entities, further implementation of its business plans and continuing to raise capital through debt or equity financings, which is not assured. The accompanying condensed consolidated financial statements have been prepared assuming Banzai will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

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If we are unable to raise sufficient additional capital, through future debt or equity financings or through strategic and collaborative ventures with third parties, we will not have sufficient cash flows and liquidity to fund our planned business for 12 months from the issuance of these financial statements. There can be no assurances that we will be able to secure alternate forms of financing at terms that are acceptable to management, or at all. In that event, we might be forced to limit many of our business plans and consider other means of creating value for our stockholders. See also Note 2 - Going Concern to our condensed consolidated financial statements in this Report.

Capital structure and sources of liquidity

We have historically funded our operations through a combination of equity and debt financings, including convertible instruments. During 2025, we raised capital through multiple equity and debt financing arrangements with Yorkville, 3i, LP, 1800 Diagonal, Agile, and CP BF, and other lenders and investors, and we intend to seek additional funding through the Yorkville SEPA, the ATM Agreement, as well as other equity and debt financings in 2026. See Note 11 - Debt and Note 14 - Equity to our condensed consolidated financial statements in this Report for further discussion of these arrangements.

Certain of these arrangements still have remaining capacity that may serve as sources of future liquidity to us, however, our ability to access amounts under these facilities is subject to a number of conditions, limitations, and market and other factors, including factors described in our Risk Factors elsewhere in this Report, and there can be no assurance that we will be able to access the full remaining capacity, or access it on terms or in amounts sufficient to meet our liquidity needs. If we are unable to raise such funding, we will have to pursue an alternative course of action to seek additional capital through other debt and equity financing.

We may seek to raise additional capital through a combination of debt and equity financings, including continued use of our at-the-market facility and our SEPA, to support our operations and expansion through acquisition.

Cash Flows

The following table sets forth certain information related to our cash flows for the three months ended March 31, 2026 and 2025. See also our unaudited condensed consolidated statements of cash flows in this Report:

	Three Months Ended March 31,		Period-over-Period
($ in Thousands)	2026	2025	$	%
Net loss	$(8,417)	$(3,644)	$(4,773)	(131.0)%
Net cash used in operating activities	(5,501)	(4,974)	(527)	(10.6)%
Net cash used in investing activities	-	(2,677)	2,677	100.0%
Net cash provided by financing activities	5,347	7,347	(2,000)	(27.2)%
Net decrease in cash	(122)	(304)	182	59.9%
Cash at beginning of period	259	1,087	(828)	(76.2)%
Cash at end of period	137	783	(646)	(82.5)%

Cash Flows for the three months ended March 31, 2026

Net cash used in operating activities was primarily driven by the net loss, and by working capital adjustments totaling $0.8 million (unfavorable), partially offset by adjustments for non-cash items totaling $3.7 million (favorable). The non-cash items primarily consisted of addbacks for stock-based compensation expense of approximately $1.3 million and depreciation and amortization of approximately $0.3 million, the net impact of debt-related transactions (loss on issuance of debt and non-cash interest expense) totaling $1.8 million favorable, and the net impact of change in fair value adjustments (including debt under the fair value option, warrants and derivatives) totaling $0.3 million favorable.

Net cash provided by financing activities was primarily driven by proceeds from issuance of shares under the SEPA totaling approximately $0.7 million, proceeds from issuances of debt (both convertible and term) totaling approximately $2.6 million, proceeds from issuances of shares and warrants totaling $2.7 million, partially offset by repayments of debt totaling $0.7 million.

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Cash Flows for the three months ended March 31, 2025

Net cash used in operating activities was approximately $5.0 million for the three months ended March 31, 2025. Net cash used in operating activities consists of net loss of approximately $3.6 million, offset by total adjustments of approximately $1.3 million for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily included loss on extinguishment of term notes of approximately $1.8 million, stock compensation expense of approximately $0.3 million, gain on extinguishment of liability of approximately $4.3 million, loss on issuance of debt of approximately $0.3 million, loss on extinguishment of term notes of approximately $1.8 million, non-cash interest expense of approximately $0.4 million, fair value adjustment of convertible promissory notes of approximately $0.2 million, fair value adjustment of term notes of approximately $0.2 million, consulting expenses paid via share issuance of approximately $0.2 million, depreciation and amortization of intangible assets of approximately $0.7 million and net of change in operating assets and liabilities of approximately $0.9 million.

Net cash provided by investing activities was approximately $2.7 million for the three months ended March 31, 2025 and was related to the net cash paid in the acquisition of Vidello.

Net cash provided by financing activities was approximately $7.3 million for the three months ended March 31, 2025, and was primarily related to proceeds from convertible debt financing of approximately $3.2 million, net proceeds from the issuance of term notes of approximately $4.0 million, proceeds from issuance of shares under the SEPA agreement of approximately $6.7 million, repayment of term notes of approximately $3.7 million, partial repayment of convertible notes with a related party of approximately $0.9 million, repayment of Yorkville convertible notes of approximately $1.9 million, and payment of the GEM commitment fee promissory note of approximately $0.2 million.

Debt Structure, Debt Maturity Profile, Contractual Obligations and Commitments

Our material cash requirements include operating expenses to support the business, debt service (including principal and interest), and contractual obligations such as operating lease commitments. The timing of these requirements within the next twelve months and thereafter is summarized in the table below.

($ in Thousands)	Principal	Accrued Interest	Total Principal and Accrued Interest	Less than 1 year	1 - 3 Years
Debt principal - 15.5% CP BF convertible notes	$3,365	$1,752	$5,117	$5,117	$—
Debt principal - Agile	1,269	—	1,269	1,269	—
Debt principal - Private Placement convertible notes	1,556	155	1,711	1,711	—
Debt principal - Yorkville	311	260	571	571	—
Debt principal - 1800 Diagonal	703	72	775	775	—
Debt principal - Boot Capital	100	14	114	114	—
Operating leases	49	—	49	30	19
Total capital expenditure commitments and financing requirements at March 31, 2026	$7,353	$2,253	$9,606	$9,587	$19

Deferred Revenue

As a subscription-based SaaS company, we frequently bill customers in advance for access to our platform for a specified subscription term. Amounts invoiced or collected in advance are recorded as deferred revenue, which represents a contract liability where we have performance obligations to provide access to the platform and customer support over the remaining subscription term. As we satisfy the related performance obligations over time, deferred revenue is reduced and we recognize revenue.

Operating Lease

We have an operating lease for office space. The lease term expires in October 2027. The lease liability balance as of March 31, 2026 represents the future minimum lease payments under non-cancellable leases as liabilities.

Off-Balance Sheet Arrangements

Banzai had no off-balance sheet arrangements as of March 31, 2026.

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Results of Operations – Years Ended December 31, 2025 and 2024

	Year Ended December 31,		Year-over-Year
($ in Thousands)	2025	2024	$	%
Operating income:
Revenue	$12,161	$4,528	$7,633	168.6%
Cost of revenue	2,189	1,423	766	53.8%
Gross profit	9,972	3,105	6,867	221.2%
Operating expenses:
General and administrative expenses	27,287	16,549	10,738	64.9%
Depreciation and amortization expense	1,150	24	1,126	nm
Total operating expenses	28,437	16,573	11,864	71.6%
Operating loss	(18,465)	(13,468)	(4,997)	37.1%
Other expenses (income):
GEM settlement fee expense	—	200	(200)	-100.0%
Interest income	(3)	—	(3)	nm
Interest expense	1,228	—	1,228	nm
Interest expense – related party	1,157	3,047	(1,890)	-62.0%
Gain on extinguishment of liabilities	(4,489)	(681)	(3,808)	559.2%
Gain on release of Vidello revenue holdback	(973)	—	(973)	nm
Loss on debt issuance	444	653	(209)	-32.0%
Loss on Private Placement Issuance	4,874	—	4,874	nm
Loss on issuance of term notes	111	—	111	nm
Loss on issuance of convertible bridge notes	153	—	153	nm
Loss on conversion and settlement of Alco promissory notes – related party	—	4,809	(4,809)	-100.0%
Loss on conversion and settlement of CP BF notes – related party	—	6,529	(6,529)	-100.0%
Loss on extinguishment of debt, net	2,403	1,072	1,331	124.2%
Change in fair value of warrant liability	(1,244)	(626)	(618)	98.7%
Change in fair value of warrant liability – related party	(2)	(573)	571	-99.7%
Change in fair value of bifurcated embedded derivative assets – related party	54	(51)	105	-205.9%
Change in fair value of convertible notes	(1,987)	693	(2,680)	-386.7%
Change in fair value of term notes	173	89	84	94.4%
Change in fair value of convertible bridge notes	(46)	(10)	(36)	360.0%
Yorkville prepayment premium expense	—	81	(81)	-100.0%
Loss on Yorkville SEPA advances	974	—	974	nm
Vidello earnout expense	486	—	486	nm
Failed acquisition costs	1,382	—	1,382	nm
Goodwill impairment	—	2,725	(2,725)	-100.0%
Other (income) expense, net	(727)	88	(815)	nm
Total other expenses, net	3,968	18,045	(14,077)	-78.0%
Loss before income taxes	(22,433)	(31,513)		0.0%
Income tax expense	61	—	61	nm
Net loss	$(22,494)	$(31,513)	$9,019	-28.6%

The percentage changes included in the tables herein that are not considered meaningful are presented as “nm.”

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Comparison of years ended December 31, 2025 and 2024

Revenue Analysis

	Year Ended December 31,		Year-over-Year
($ in Thousands)	2025	2024	$	%
Revenue	$12,161	$4,528	$7,633	168.6%

The revenue increase was primarily due to the acquisitions of OpenReel in December 2024 and Vidello in January 2025. Revenue from OpenReel and Vidello was approximately $5,473 thousand and $2,261 thousand, respectively, for the year ended December 31, 2025. Revenue from Banzai Operating increased by approximately $121 thousand.

Cost of Revenue Analysis

	Year Ended December 31,		Year-over-Year
($ in Thousands)	2025	2024	$	%
Cost of revenue	$2,189	$1,423	$766	53.8%

The cost of revenue increase was primarily due to the acquisitions of OpenReel and Vidello. Cost of revenue from OpenReel and Vidello was approximately $310 thousand and $402 thousand, respectively, for the year ended December 31, 2025. Cost of revenue from Banzai Operating increased by approximately $69 thousand.

Gross Profit Analysis

	Year Ended December 31,		Year-over-Year
($ in Thousands)	2025	2024	$	%
Gross profit	$9,972	$3,105	$6,867	221.2%

The gross profit increase was primarily due to the acquisitions of OpenReel and Vidello as described above. Gross profit from OpenReel and Vidello was approximately $5,163 thousand and $1,860 thousand, respectively, for the year ended December 31, 2025, and Banzai Operating was approximately $52 thousand.

Operating Expense Analysis

	Year Ended December 31,		Year-over-Year
($ in Thousands)	2025	2024	$	%
Total operating expenses	$28,437	$16,573	$11,864	71.6%

Total operating expenses increased primarily due to the acquisitions of OpenReel and Vidello, which were approximately $6.1 million and $1.9 million, respectively, for the year ended December 31, 2025. Additionally the increase was due to an overall increase in salaries and related expenses of approximately $1.6 million primarily driven by stock-based compensation expense, marketing expenses by approximately $0.6 million, and costs associated with audit, technical accounting, and legal and other professional services of approximately $1.8 million.

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Other Expense Analysis

	Year Ended December 31,		Year-over-Year
($ in Thousands)	2025	2024	$	%
Total other expenses, net	$3,968	$18,045	$(14,077)	-78.0%

For the year ended December 31, 2025, we reported total other income of approximately $4.0 million. The change in other expenses (income), net was primarily driven by the following:

■	Total interest expense of approximately $2.4 million recognized during the year ended December 31, 2025 compared to $3.0 million during the year ended December 31, 2024.

■	Gain on extinguishment of liabilities of approximately $4.5 million recognized during the year ended December 31, 2025 compared to $0.7 million recognized during the year ended December 31, 2024.

■	Loss on issuance of debt of approximately $0.4 million during the year ended December 31, 2025 compared to $0.7 million during the year ended December 31, 2024.

■	Loss on Private Placement Issuance of debt of approximately $4.9 million during the year ended December 31, 2025.

■	Loss on extinguishment of debt, net of approximately $2.4 million during the year ended December 31, 2025 compared to $1.1 million during the year ended December 31, 2024.

■	Change in fair value of convertible notes was a gain of approximately $2.0 million during the year ended December 31, 2025 compared to a loss of approximately $0.7 million during the year ended December 31, 2024.

■	Loss on SEPA advances to Yorkville of approximately $1.0 million during the year ended December 31, 2025.

■	Costs related to the terminated Act-On acquisition of $1.4 million during the year ended December 31, 2025.

■	Loss on conversion and settlement of CP BF notes of approximately $6.5 million during the year ended December 31, 2024.

■	Loss on conversion and settlement of Alco promissory notes of approximately $4.8 million during the year ended December 31, 2024.

■	Goodwill impairment loss associated with the OpenReel acquisition of approximately $2.7 million during the year ended December 31, 2024.

Provision for Income Taxes

	Year Ended December 31,		Year-over-Year
($ in Thousands)	2025	2024	$	%
Income tax expense	$61	$—	$61	1614.3%

Due to our history of losses since inception, there is not enough evidence at this time to support that we will generate future income of a sufficient amount and nature to utilize the benefits of our net deferred tax assets associated with the U.S. taxing jurisdiction. Accordingly, the U.S. deferred tax assets have been reduced by a full valuation allowance, since we cannot currently support that realization of our deferred tax assets is more likely than not.

At December 31, 2025, we had no unrecognized tax benefits that would impact our effective tax rate if recognized.

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Critical Accounting Estimates

Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these consolidated financial statements requires us to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions. On a recurring basis, we evaluate our judgments and estimates in light of changes in circumstances, facts, and experience. The effects of material revisions in an estimate, if any, will be reflected in the consolidated financial statements prospectively from the date of the change in the estimate.

We believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Impairment of goodwill

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is reviewed for impairment at least annually, in December, or more frequently if a triggering event occurs between impairment testing dates. As of December 31, 2025, the Company had three operating segments, which were deemed to be its reporting units, for the purpose of evaluating goodwill impairment, and the annual impairment test is performed as of December 31.

The Company’s impairment assessment begins with a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. Qualitative factors may include, macroeconomic conditions, industry and market considerations, cost factors, and other relevant entity and Company specific events. If, based on the qualitative test, the Company determines that it is “more likely than not” that the fair value of a reporting unit is less than its carrying value, then we evaluate goodwill for impairment by comparing the fair value of our reporting unit to its respective carrying value, including its goodwill. If it is determined that it is not likely that the fair value of the reporting unit is less than its carrying value, then no further testing is required.

The selection and assessment of qualitative factors used to determine whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value involves significant judgment and estimates. Fair values may be determined using a combination of both income and market-based approaches.

As of the annual impairment testing date of December 31, 2025, the Company performed a quantitative assessment by estimating the fair value of the Company using the market capitalization method of the market approach and an income valuation methodology, consisting of a discounted cash flow analysis and market valuation methodologies, consisting of the guideline public company and guideline transaction methods.

The market capitalization method calculated the aggregate market value of the Company based on the total number of outstanding shares of common and preferred stock and the market prices of the shares as of the assessment date.

The discounted cash flow (“DCF”) estimated the present value of future cash flows. A DCF analysis requires significant judgment to model financial forecasts, which included revenue growth, cost of sales as a percentage of revenue, gross profit margin, operating expenses as a percentage of revenue, EBITDA margin, EBITDA growth, industry and economic trends, and other relevant considerations. For periods beyond those forecasted, a terminal value was estimated based on an assumed long-term growth rate, which was derived using the Gordon Growth Model. The discount rate applied to the forecasted cash flows was calculated using a build-up approach, which starts with the risk-free interest rate, which was then calibrated for market and small stock risk premiums, including a beta, equity risk, size, and small stock risk premiums to reflect risks and uncertainties in the financial market and in the Company’s business projections.

The market approach for the guideline public company method utilizes observable market data from comparable public companies, including revenue multiples, to estimate the Company’s fair value. This approach also incorporates a control premium to represent the Company’s expectation of a hypothetical acquisition. The market approach for the guideline transaction method utilizes observable transactions of actual prices paid for target companies that operated in comparable industries or markets facing similar risks. Both methods of the market approach require judgment in the selection of comparable companies or comparable transactions and includes those with similar business activities, and related operating environments.

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The results of the quantitative assessment indicated that the fair value of each of the Company’s reporting units exceeded its carrying value, therefore no goodwill impairment was recognized for the year ended December 31, 2025.

Significant negative industry or economic trends, including declines in the market price of the Company’s stock, reduced estimates of future cash flows or business disruptions could result in impairments to goodwill in the future, which would result in recording an impairment loss. Any resulting impairment loss could have a material adverse impact on the Company’s financial condition and results of operations. Management evaluates the economic conditions in between reporting periods for triggering events.

Business combinations

The Company accounts for business combinations under the acquisition method of accounting, which requires the recognition of acquired tangible and identifiable intangible assets and assumed liabilities at their acquisition date fair values. These fair values are a result of valuation techniques that use significant assumptions that are subject to a high degree of judgment. The excess of the acquisition price over the fair value of assets acquired and liabilities assumed is recorded as goodwill. Results of operations related to acquired entities are included prospectively beginning with the date of acquisition. Acquisition-related costs are expensed as incurred.

Fair value estimates under the Fair Value Option

The Company measures certain debt instruments at fair value on a recurring basis. Fair value is defined as the price that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The determination of fair value requires management judgment, including the selection of valuation methodologies and the use of assumptions that may not be observable in the market.

The Company has elected the fair value option for certain debt instruments that contain conversion features. When the fair value option is elected, the note is measured at fair value at each reporting date as a single unit of account, and changes in fair value are recognized in earnings.

The Company’s election of the fair value option results in recurring fair value measurements that are considered a critical accounting estimate due to the judgment required in estimating fair value and the sensitivity of the measurement to changes in assumptions. The fair value of these debt instruments are estimated using valuation techniques that incorporate inputs that may not be observable in the market and, accordingly, the fair value measurements are generally classified within Level 3 of the fair value hierarchy. Key assumptions used to estimate fair value may include, among other things, the Company’s credit risk, discount rates, the expected timing and amount of future cash flows, and assumptions related to the conversion feature, including the Company’s stock price and expected volatility. These assumptions are inherently subjective and may change from period to period. As a result, the estimated fair value could differ materially from amounts that would be paid to transfer the liability in a current market transaction, and changes in these assumptions could materially affect the Company’s consolidated financial statements and results of operations.

Non-GAAP Financial Measures – Years Ended December 31, 2025 and 2024

Adjusted EBITDA

In addition to our results determined in accordance with U.S. GAAP, we believe that Adjusted EBITDA, a non-GAAP measure as defined below, is useful in evaluating our operational performance distinct and apart from certain irregular, non-cash, and non-operational expenses. We use this information for ongoing evaluation of operations and for internal planning purposes. We believe that non-GAAP financial information, when taken collectively with results under GAAP, may be helpful to investors in assessing our operating performance and comparing our performance with competitors and other comparable companies.

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Non-GAAP measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We endeavor to compensate for the limitation of Adjusted EBITDA, by also providing the most directly comparable GAAP measure, which is net loss, and a description of the reconciling items and adjustments to derive the non-GAAP measure. Some of these limitations are:

■	Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation

■	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or contractual commitments

■	Adjusted EBITDA does not reflect impairment and restructuring costs

■	Adjusted EBITDA does not reflect interest expense or other income

■	Adjusted EBITDA does not reflect income taxes

■	Adjusted EBITDA does not reflect audit, legal, incremental accounting and other expenses tied to M&A or the Business Combination; and

■	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently from the way we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should only be considered alongside results prepared in accordance with GAAP, including various cash-flow metrics, net income (loss) and our other GAAP results and financial performance measures.

Adjusted EBITDA Analysis

	Year Ended December 31,		Year-over-Year
($ in Thousands)	2025	2024	$	%
Adjusted EBITDA (Loss)	$(7,267)	$(6,506)	$(761)	11.7%

The Adjusted EBITDA decrease is primarily attributable to increased general and administrative expenses.

Net Income/(Loss) to Adjusted EBITDA Reconciliation

	Year Ended December 31,		Year-over-Year
($ in Thousands)	2025	2024	$	%
Net loss	$(22,494)	$(31,513)	$9,019	-28.6%
Interest expense	1,228	—	—	nm
Interest income	(3)	—	(3)	nm
Interest expense – related party	1,157	3,047	(1,890)	-62.0%
Income tax expense	61	—	61	nm
Depreciation and amortization expense	1,150	24	1,126	4691.7%
Stock based compensation	2,679	1,166	1,513	129.8%
GEM commitment fee expense	—	200	(200)	nm
Gain on extinguishment of liabilities	(4,489)	(681)	(3,808)	559.2%
Gain on release of Vidello revenue holdback	(973)	—	(973)	nm
Loss on debt issuance	444	653	(209)	-32.0%
Loss on Private Placement Issuance	4,874	—	4,874	nm
Loss on issuance of term notes	111	—	111	nm
Loss on issuance of convertible bridge notes	153	—	153	nm
Loss on conversion and settlement of Alco promissory notes - related party	—	4,809	(4,809)	-100.0%
Loss on conversion and settlement of CP BF notes – related party	—	6,529	(6,529)	-100.0%
Loss on extinguishment of debt, net	2,403	1,072	1,331	124.2%
Change in fair value of warrant liability	(1,244)	(626)	(618)	98.7%
Change in fair value of warrant liability – related party	(2)	(573)	571	-99.7%
Change in fair value of bifurcated embedded derivative assets – related party	54	(51)	105	-205.9%
Change in fair value of convertible notes	(1,987)	693	(2,680)	-386.7%
Change in fair value of term notes	173	89	84	94.4%
Change in fair value of convertible bridge notes	(46)	(10)	(36)	360.0%
Yorkville prepayment premium expense	—	81	(81)	-100.0%
Loss on Yorkville SEPA advances	974	—	974	nm
Vidello earnout expense	486	—	486	nm
Failed acquisition costs	1,382	—	1,382	nm
Goodwill impairment	—	2,725	(2,725)	-100.0%
Other expense, net	(727)	88	(815)	-926.1%
Transaction related expenses*	7,369	5,772	1,597	27.7%
Adjusted EBITDA	$(7,267)	$(6,506)	$(761)	11.7%

* Transaction related expenses include

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	Year Ended December 31,		Year-over-Year
($ in Thousands)	2025	2024	$	%
Professional fees - audit	$801	$499	$302	60.4%
Professional fees - legal	467	1,969	(1,502)	-76.3%
Incremental accounting	981	1,726	(745)	-43.2%
Market study, M&A support	5,121	1,578	3,543	224.5%
Transaction related expenses	$7,369	$5,772	$1,597	27.7%

Liquidity and Capital Resources

Going Concern

As of December 31, 2025 we had cash of approximately $0.3 million. For the year ended December 31, 2025, while we generated revenue of approximately $12.2 million, we used approximately $15.7 million in cash from operating activities and had a net loss of approximately $22.5 million. We have incurred recurring net losses from operations and negative cash flows from operating activities since inception. As of December 31, 2025, we had a working capital deficit of approximately $21.0 million and an accumulated deficit of approximately $100.8 million. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year of the date these financial statements were issued.

The ability to continue as a going concern is dependent on Management’s plans, which include potential asset acquisitions, mergers or business combinations with other entities, further implementation of its business plans and continuing to raise capital through debt or equity financings, which is not assured. The accompanying consolidated financial statements have been prepared assuming Banzai will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

If we are unable to raise sufficient additional capital, through future debt or equity financings or through strategic and collaborative ventures with third parties, we will not have sufficient cash flows and liquidity to fund our planned business for 12 months from the issuance of these financial statements. There can be no assurances that we will be able to secure alternate forms of financing at terms that are acceptable to management, or at all. In that event, we might be forced to limit many of our business plans and consider other means of creating value for our stockholders. See also Note 2 – Going Concern to our consolidated financial statements in this Registration Statement.

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Capital structure and sources of liquidity

We have historically funded our operations through a combination of equity and debt financings, including convertible instruments. During 2025, we raised capital through multiple equity and debt financing arrangements with Yorkville, 3i, LP, 1800 Diagonal, Agile, and CP BF, and other lenders and investors, and we intend to seek additional funding through the Yorkville SEPA, the ATM Agreement, as well as other equity and debt financings in 2026. See Note 12 – Debt and Note 15 – Equity to our consolidated financial statements in this Registration Statement for further discussion of these arrangements.

Certain of these arrangements still have remaining capacity that may serve as sources of future liquidity to us, however, our ability to access amounts under these facilities is subject to a number of conditions, limitations, and market and other factors, including factors described in our Risk Factors elsewhere in this prospectus, and there can be no assurance that we will be able to access the full remaining capacity, or access it on terms or in amounts sufficient to meet our liquidity needs. If we are unable to raise such funding, we will have to pursue an alternative course of action to seek additional capital through other debt and equity financing.

We may seek to raise additional capital through a combination of debt and equity financings, including continued use of our at-the-market facility and our SEPA, to support our operations and expansion through acquisition.

Cash Flows

The following table sets forth our cash flows for the years ended December 31, 2025 and 2024. See also our consolidated statement of cash flows in this prospectus:

	Year Ended December 31,		Year-over-Year
($ in Thousands)	2025	2024	$	%
Net loss	$(22,492)	$(31,513)	$9,021	-28.6%
Net cash used in operating activities	(15,707)	(9,575)	(6,132)	64.0%
Net cash provided by (used in) investing activities	(2,679)	82	(2,761)	-3367.1%
Net cash provided by financing activities	17,634	8,487	9,147	107.8%
Net decrease in cash	(828)	(1,006)	178	-17.7%
Cash at beginning of period	1,087	2,094	(1,007)	-48.1%
Cash at end of period	259	1,087	(828)	-76.2%

Cash Flows for the Year Ended December 31, 2025

Net cash used in operating activities was primarily driven by the net loss, and by working capital adjustments totaling $0.3 million (unfavorable), partially offset by adjustments for non-cash items totaling $4.3 million (favorable). The non-cash items primarily consisted of addbacks for stock-based compensation expense of approximately $2.7 million and depreciation and amortization of approximately $1.2 million, the net impact of debt-related transactions (including gain on extinguishment of debt, loss on issuance of debt and non-cash interest expense) totaling $4.7 million favorable, and the net impact of change in fair value adjustments (including debt under the fair value option, warrants and derivatives) totaling $4.3 million unfavorable.

Net cash used in investing activities was primarily related to our acquisition of Vidello.

Net cash provided by financing activities was primarily driven by proceeds from issuance of shares under the SEPA totaling approximately $18.6 million, proceeds from issuances of debt (both convertible and term) totaling approximately $17.1 million, proceeds from issuances of shares and warrants totaling $3.9 million, partially offset by repayments of debt totaling $18.6 million.

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Cash Flows for the Year Ended December 31, 2024

Net cash used in operating activities was approximately $9.6 million for the year ended December 31, 2024. Net cash used in operating activities consists of net loss of approximately $31.5 million, offset by total adjustments of approximately $22.0 million for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily included loss on conversion and settlement of Alco promissory notes of approximately $4.8 million, loss on conversion and settlement of CP BF notes of approximately $6.5 million, non-cash settlement of the GEM commitment fee of approximately $0.2 million, non-cash share issuance for marketing expenses of approximately $0.2 million, non-cash share issuance for Yorkville redemption premium of approximately $0.1 million, stock-based compensation expense of approximately $1.2 million, gain on extinguishment of liability of approximately $0.7 million, loss on issuance of debt of approximately $0.7 million, loss on extinguishment of term notes of approximately $1.1 million, non-cash interest expense of approximately $2.3 million (approximately $1.53 million for related party), amortization of debt discount and issuance costs for related party of approximately $1.4 million, amortization of operating lease ROU assets of approximately $0.1 million, fair value adjustment for warrant liabilities gain of approximately $1.2 million (gain of approximately $0.6 million for related party), fair value adjustment to related party bifurcated embedded derivative liabilities gain of approximately $0.1 million, fair value adjustment of convertible promissory notes of approximately $0.7 million, fair value adjustment of term notes of approximately $0.1 million, goodwill impairment loss of approximately $2.7 million, and net of change in operating assets and liabilities of approximately $1.8 million.

Net cash provided by investing activities was approximately $0.1 million for the year ended December 31, 2024 and was related to cash acquired in the acquisition of OpenReel.

Net cash provided by financing activities was approximately $8.5 million for the year ended December 31, 2024, and was primarily related to proceeds from convertible debt financing of approximately $2.6 million, net proceeds from issuance of common stock of approximately $6.3 million, net proceeds from the issuance of term notes of approximately $2.8 million, proceeds from related party advance of approximately $0.1 million, proceeds from issuance of shares under the SEPA agreement of approximately $0.9 million, repayment of term notes of approximately $1.9 million, partial repayment of convertible notes with a related party of approximately $0.3 million, repayment of Yorkville convertible notes of approximately $0.8 million, and payment of the GEM commitment fee of approximately $1.2 million.

Debt Structure, Debt Maturity Profile, Contractual Obligations and Commitments

Our material cash requirements include operating expenses to support the business, debt service (including principal and interest), and contractual obligations such as operating lease commitments. The timing of these requirements within the next 12 months and thereafter is summarized in the table below.

($ in Thousands)	Principal	Accrued Interest	Total Principal and Accrued Interest	Less than 1 year	1 - 3 Years
Debt principal – 15.5% CP BF convertible notes	$3,365	$1,558	$4,923	$—	$4,923
Debt principal – Agile	1,839	—	1,839	1,839	—
Debt principal – Private Placement convertible notes	1,709	171	1,880	1,880	—
Debt principal – Yorkville	1,192	34	1,226	1,226	—
Debt principal – 1800 Diagonal	722	71	793	793	—
Debt principal – Boot Capital	115	2	117	117	—
Operating leases	61	-	61	33	28
Total capital expenditure commitments and financing requirements at December 31, 2025	$9,003	$1,836	$10,839	$5,888	$4,951

Deferred Revenue

As a subscription-based SaaS company, we frequently bill customers in advance for access to our platform for a specified subscription term. Amounts invoiced or collected in advance are recorded as deferred revenue, which represents a contract liability where we have performance obligations to provide access to the platform and customer support over the remaining subscription term. As we satisfy the related performance obligations over time, deferred revenue is reduced and we recognize revenue.

Operating Lease

We have an operating lease for office space. The lease term expires in October 2027. The lease liability balance as of December 31, 2025 represents the future minimum lease payments under non-cancellable leases as liabilities.

Off-Balance Sheet Arrangements

Banzai had no off-balance sheet arrangements as of December 31, 2025.

BUSINESS

Overview

Banzai International, Inc. is a Software as a Service (“SaaS”) company operating in the marketing technology (“MarTech”) industry. We provide our customers with tools to help them market and sell with greater efficiency and impact. To date, Banzai has supported over 150,000 global customers, including entrepreneurs and Fortune 500 companies. Our customers include Amazon, Dell, Salesforce, Aflac, Thermo Fisher Scientific, RBC Wealth Management, Fitch Group, and many other globally recognized brands.

Banzai grows in three ways: acquiring new customers through our sales and marketing efforts, expanding our platform through the development and acquisition of MarTech products, and cross-selling additional solutions to our existing customers. When evaluating acquisitions, we look for profitable businesses with customer profiles that align with our values and growth strategy. When considering additional products to purchase and offer, we look at customer satisfaction levels because we believe that is a good indicator of a product’s trajectory.

Our vision is to build a suite of mission-critical solutions that address a broad spectrum of customer needs. By integrating these tools, we aim to create efficiencies and unlock shared data and assets that power more advanced AI capabilities. In December 2024 we acquired ClearDoc, Inc. (d/b/a OpenReel “OpenReel”), in January 2025 we acquired Vidello Limited (“Vidello”), in November 2025 we acquired the assets of Superblocks, and in July 2026 we acquired the assets of ConnectAndSell, in order to expand our product offerings and customer base. Our platform currently includes several products, ranging across demand generation, webinar hosting, video creation and email newsletters.

We sell most of our products using a recurring subscription license model typical in SaaS businesses, with customer contracts that vary in term length from single months to multiple years. As of December 31, 2025, our customer base included customers operating in 90 countries, across numerous different industries, including healthcare, financial services, e-commerce, technology, media and others. No single customer represents more than 10% of our revenue. Since 2021, we have focused on increasing mid-market and enterprise customers for Demio.

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We were originally known as 7GC & Co. Holdings Inc (“7GC”). On December 14, 2023, Banzai International, Inc. became a publicly traded company as a result of completing the business combination, recapitalization and other transactions with Banzai Operating Co LLC (f/k/a Banzai International, Inc.) (“Legacy Banzai”), and 7GC (collectively, the “Business Combination”). Legacy Banzai operates under the name “Banzai Operating Co Inc.” (the “Operating Company”) and is one of our three wholly owned subsidiaries. Legacy Banzai was incorporated in Delaware in September 2015.

Industry Background and Trends

The MarTech industry has undergone rapid growth and transformation in recent years. Per the Winterberry Report (as defined below), rising demand for MarTech solutions is linked to companies prioritizing efficient growth, —a trend we expect to accelerate amid increasing global competition and pressure to demonstrate profitability.

The MarTech landscape is vast and rapidly evolving, with multiple vendors offering solutions across a broad spectrum of needs. According to the 2024 Marketing Technology Landscape report by ChiefMartec, the number of MarTech companies has grown by 27.8% year over year, reaching over 14,000 providers. This fragmented ecosystem presents a significant opportunity for acquisitions and platform expansion. This competitive landscape is a reason why Banzai focuses on differentiating itself through exceptional products and customer service.

Market Size

We compete within the business-to-business (“B2B”) MarTech value chain, which encompasses functions including creating and distributing content, acquiring and nurturing leads, executing and optimizing campaigns, and managing and measuring performance.

In 2023, we engaged Verista Partners Inc., also known as Winterberry Group (“Winterberry”), to conduct a comprehensive analysis of our market opportunity within the MarTech sector. On April 14, 2023, Winterberry delivered a Strategic Due Diligence Assessment Report (the “Winterberry Report”) outlining our Total Addressable Market (“TAM”) and Serviceable Addressable Market (“SAM”). The TAM, defined as U.S. business-to-business spending across categories such as demand generation, marketing automation, digital events platforms, account-based marketing, customer resource management, engagement, content management systems, customer data platforms, measurement and attribution, and predictive and prescriptive analytics, is projected to reach $39.42 billion by 2026, reflecting a compound annual growth rate (“CAGR”) of 11.80% from 2020 to 2026. The SAM, which includes U.S. B2B spending specifically on measurement and attribution, demand generation, and digital events platforms, is expected to reach $8.37 billion by 2026, representing a CAGR of 16.07% over the same period.

To calculate our estimated SAM and TAM, Winterberry started with the B2B MarTech stack from acquiring and nurturing leads to executing and optimizing campaigns to managing and measuring content, data and performance. Within that value chain, Winterberry identified which components were core to the Banzai business as of the date of the Winterberry Report (i.e., measurement and attribution, demand generation, and digital events platforms) and which would be natural adjacencies and future offerings (i.e., demand generation, marketing automation, digital events platforms, account-based marketing, customer relationship management, engagement, content management systems, customer data platforms, measurement and attribution, and predictive and prescriptive analytics). The identified core components make up our SAM, and both core components and adjacent and future offerings are included in our TAM. Winterberry then sized each component individually utilizing a range of sources estimating market spending and forecasted growth rates, including Winterberry proprietary models, as well as various other market research company products and forecasts. Depending on the estimate and whether it was global or included in B2B use cases, Winterberry utilized assumptions that 25% of spend is B2B and 33% of global spend is U.S.-specific.

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The models provided by Winterberry were based on economic forecasts from government and private sector analysts as well as third-party media forecasts primarily provided by marketing agencies, governing bodies and associations, trade publications, and research analysts, all of which are subject to change. There are uncertainties inherent in attempting to make such projections and forecasts, and we encourage our stockholders and investors to perform their own investigation and carefully consider such uncertainties.

Products and Services

As of the date hereof, our platform offers several SaaS products including: ConnectAndSell, OpenReel, CreateStudio, Vidello, Demio, Boost, Reach and Curate.

ConnectAndSell

ConnectAndSell is the patented, award-winning cloud solution transforming B2B sales by connecting sales teams directly with hard-to-reach decision-makers. ConnectAndSell offers two distinct modes designed to provide choice on the type of outreach: Express Connect and Precision Connect. Powered by ConnectAndSell’s patented Sales Acceleration technology, Express Connect connects sales teams to the first live voice, bypassing gatekeepers, phone trees, and voicemail and enabling engagement with decision-makers faster and more efficiently to maximize sales potential. Precision Connect takes outreach a step further with human agents brokering interactions with executive administrators and gatekeepers connecting sales teams directly to the named list target. This advanced feature ensures that calls are routed straight to the right decision-maker, optimizing sales efforts for maximum impact.

OpenReel

OpenReel is an AI-powered video creation platform that enables users to remotely record, edit, host, and share high-quality videos from any location. Its remote capture feature allows users to film professional-grade videos using devices like smartphones or webcams, without needing to be there in person. The platform offers AI-driven editing tools for seamless content refinement and customization, along with secure cloud storage for easy access and sharing. OpenReel’s comprehensive solution streamlines the video production process, making it efficient and cost-effective for businesses and individuals.

CreateStudio

CreateStudio is a comprehensive video animation and editing software designed for both beginners and experienced creators. It offers an intuitive drag-and-drop interface that allows users to produce a variety of content, including 3D character animations, explainer videos, social media ads, and doodle sketches. The platform provides a rich library of customizable templates, animated characters, royalty-free assets, and special effects, enabling the creation of professional-quality videos without the need for advanced technical skills. Notable features include 3D modeling, AI-powered text-to-speech, green screen editing, and dynamic camera movements. CreateStudio is compatible with both Mac and Windows operating systems.

Vidello

Vidello is a comprehensive video hosting and marketing platform designed to help businesses manage, customize, and optimize their video content. It offers a customizable, fast-loading video player, along with features like A/B split testing, dynamic variables, and automatic video SEO to enhance user engagement and conversion rates. Vidello also provides tools such as lower third animations, clickable links, buy buttons, email opt-in forms, and interactive video polls, enabling users to generate leads and drive sales directly within their videos. The platform supports seamless integration with various email autoresponders and is compatible with multiple website builders and membership platforms.

Demio

Demio is a browser-based webinar platform designed to help businesses create, host, and manage both live and automated webinars for thousands of attendees with ease. Its intuitive interface simplifies webinar setup, allowing users to customize registration pages, apply branding, and automate email reminders. Demio offers robust engagement tools—including real-time chat, polls, Q&A sessions, screen sharing, and multimedia presentations—enabling a highly interactive and professional experience. Businesses can host live sessions or schedule automated webinars to reach audiences at scale. A standout feature of this product is the Demio AI Moderator, which manages audience engagement in real time, answers key questions and ensures a smoother experience for attendees.

In addition to its core webinar functionality, Demio supports lead generation and marketing integration. It connects with CRM and marketing automation platforms, helping users streamline campaign workflows and improve follow-up. Customizable registration forms, in-webinar CTAs, and detailed analytics allow users to track attendee behavior, measure performance, and optimize webinar strategies. With the addition of AI-powered moderation and automation tools, Demio empowers businesses to deliver engaging, scalable webinars that drive lead capture, audience engagement, and sales conversion.

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Boost

Boost is an add-on product integrated with Demio that helps customers increase webinar attendance by turning existing registrants into advocates. It enables attendees to share event registration links across platforms like LinkedIn, Facebook, Twitter, and email, with built-in incentives to encourage referrals. Boost automates email notifications, provides customizable share pages, tracks link performance, and supports reward-based campaigns—all designed to simplify social sharing and drive additional signups. Its seamless integration with Demio ensures a smooth experience, helping customers amplify reach and grow webinar participation through word-of-mouth promotion.

Reach

Reach is a targeted outreach tool that helps customers boost their demand generation campaigns by connecting directly with their ideal audience. Reach generates tailored contact lists based on criteria like region, job title, company size, and revenue. It provides personalized outreach, confirmations and reminders to increase results across fourteen different campaign types including event attendance, newsletter subscriptions and opt-ins. Reach also supports privacy compliance with customizable opt-in language and allows users to include or exclude specific accounts for account-based marketing (ABM) strategies. With built-in list scrubbing to ensure high email deliverability, Reach enables customers to engage high-value leads they may not otherwise reach.

Curate

Curate by Banzai is an AI-driven newsletter platform designed to help brands grow their audience through fully automated targeted newsletters. By selecting relevant news feeds and topics, Curate automatically generates and sends engaging, branded newsletters on a daily or weekly basis, saving users significant time on content creation. The platform ensures seamless integration of a brand’s voice, colors, and logo, delivering a cohesive look that resonates with the target audience. Additionally, Curate actively promotes newsletters to the ideal audience, facilitating consistent subscriber growth.

Product Roadmap and Enhancements

Improving our family of products is how we create more value for our customers and our product roadmap is an essential part of delivering on our vision of improving the value of customer interactions for companies throughout the world. The role of product management at Banzai is to identify and prioritize underserved and unmet customer and market needs and to use our deep technology experience to create products and features based on data and AI to increase customer value.

We have a unique management framework at Banzai that we feel is a core part of our success. We use this framework to align our cross-functional objectives around a set of strategies that we update as the needs of our business change. We use these strategies to create alignment for our engineering, sales, and marketing teams. This helps us to work cohesively towards shared goals, maximizing the efficiency and effectiveness of our efforts.

By prioritizing our customers in both product development and acquisitions, we demonstrate a commitment to addressing the evolving needs and expectations of the markets we serve. This customer-centric approach helps us maintain a competitive edge, as we continuously adapt our products and services to stay relevant. By identifying opportunities for new features, enhancements, and market segments, we can strategically plan and execute our growth initiatives, supporting our long-term sustainability and success.

Customer Expansion is key to our long-term vision. We believe our strategies support increasing the average amount of revenue we earn per customer per year through development of features that are correlated with usage by higher value customers. We also develop add-on features and products that can be sold to our existing customers.

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Research and Development Expenses

As a product-led company, we attain and maintain our competitive advantage through our investment in our products. Maintenance of existing products and development of new products are both essential to our long-term success. Therefore, our management team feels that significant investment in technology is required in the future. We plan to utilize a combination of in-house employees and development partners to maintain and improve our technology.

Our Growth Strategies

Our growth strategy is to expand our platform to make it more valuable to customers and find new ways to enhance a wider range of MarTech interactions. The key elements of our growth strategy are:

1.	Cost Efficient Customer Acquisition: Continue to acquire new customers cost effectively through organic traffic, content, affiliates, social media, partnerships, advertising, word-of-mouth, and other sources.

2.	Customer Retention and Expansion: Continue to expand our customer success and customer marketing organizations to increase customer retention and customer expansion.

3.	Implement Product Improvements: Continue to develop our family of products to create defensibly differentiated solutions that are essential to customers.

4.	Introduce New Products: Roll out new products that attract new customers and expand the ways we can serve existing customers.

5.	Acquisition Strategy: Continue to look for future acquisition opportunities prioritizing companies that are profitable and have highly-rated solutions with customer bases that align with Banzai’s existing customer base.

Recent acquisitions

ConnectAndSell

On July 2, 2026, we acquired substantially all the assets of ConnectAndSell, an AI-powered sales enablement platform serving B2B organizations across financial services, healthcare, technology, and other industries. ConnectAndSell’s AI sales acceleration platform is designed to improve seller productivity by helping sales teams spend more time in live conversations with qualified decision-makers. The acquisition brings a powerful sales acceleration platform into Banzai’s portfolio, extending the Company’s reach across more of the customer revenue journey. For more information regarding this acquisition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”).

Superblocks

On November 7, 2025, we acquired the assets of Superblocks, a privately-held Agentic AI platform for developing and hosting launch-ready SEO-optimized websites. The Superblocks platform allows marketers to easily create and host websites, landing pages, and simple web applications using conversational AI.

Vidello

On January 31, 2025, we acquired Vidello, a private limited company registered in England and Wales. Vidello provides a suite of products for 3D video creation, royalty free music, and video marketing. Vidello offers a comprehensive video hosting and marketing suite that provides entrepreneurs, startups, agencies, and online businesses with tools to grow their businesses. At the acquisition date, Vidello had over 90,000 customers, and their flagship CreateStudio product has been named a Top 3 Best Rated product in the video maker category by Capterra, and a High Performer by G2.

OpenReel

On December 18, 2024, we acquired OpenReel, a leading enterprise video creation and management solution that empowers companies to create high-quality content at scale and on brand. OpenReel enables businesses of all sizes to cut down on the time-and resource-intensive process of video creation and scale content creation initiatives efficiently, effectively, and securely. OpenReel is trusted by a wide range of customers from small businesses to the Fortune 500. OpenReel is based in New York, with its team distributed worldwide. OpenReel’s enterprise customer base includes global organizations, such as Bristol Myers Squibb, Ingram Micro, DXC Technology, Insider Inc., and US Steel.

These acquisitions are a key part of our vision to build a comprehensive suite of AI-powered marketing tools that make marketers’ lives faster and easier.

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Sales and Marketing

Our primary focus is on increasing mid-market and enterprise customers. Progress towards this is reflected in our acquisition of OpenReel and ConnectAndSell’s assets, adding 650 and 250 customers, respectively, to the overall Banzai customer base, as well as our increase in multi-host Demio customers from 14 to over 240 between January 2021 and December 31, 2025, an approximately seventeen-fold increase.

As a product-led growth company, we utilize a hybrid self-service and direct sales go-to-market approach. Our self-service customers subscribe to or purchase directly from our product websites or start free product trials which can lead to a paid subscription or purchase. Our direct sales customers subscribe or purchase through sales representatives, who are compensated with a base salary and commission plans.

Trials, customers, and leads come from organic website visitors, affiliates and partners, and visitors from paid ads such as Google ads. We also utilize partner marketing, account-based marketing, lead generation programs, webinars, and other direct and indirect marketing activities to reach our target audience and acquire leads and customers.

We sell most of our products using a recurring subscription license model typical in SaaS businesses. Pricing is based on the number of users, desired feature sets, and product capabilities. Our customer contracts vary in term length from single months to multiple years. Our customers often purchase additional services to supplement their initial subscriptions by including additional licenses or products.

Competition, Strengths, and Differentiation

We compete across a variety of categories within the B2B MarTech landscape including digital events and webinars, demand generation, video creation, engagement platforms and marketing automation, and measurement and attribution.

We believe our strengths are our recognizable brand, and the brands of our products, our existing customers, which can be cross-sold additional products, and our operational competency in customer success, which allows us to more effectively leverage our customer base to drive expansion.

We seek to differentiate ourselves from the crowded MarTech market through data, either as a primary value proposition or an enabling feature, integrations between our products which already exist and are being developed, and AI and machine learning to deliver new capabilities or improved performance for our customers.

Intellectual Property

To establish and protect our proprietary rights, we rely on a combination of trademarks and trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other contractual rights. As of December 31, 2025, we held three registered trademarks in the United States: “Banzai,” “Demio,” and “OpenReel.” For more information regarding risks related to our intellectual property, please see “Risk Factors – Risks Related to Business and Industry – Failure to protect or enforce our intellectual property rights could harm our business and results of operations” and “Risk Factors – Risks Related to Business and Industry – Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could harm our business.”

Government Regulation

We are subject to federal, state, and foreign legal requirements on matters customary to the SaaS and MarTech industries such as data privacy and protection, employment and labor relations, immigration, taxation, anti-corruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation, and anti-competition considerations.

Regarding privacy and communications, we are subject to the following regulatory standards and laws: the GDPR, CCPA, Telephone Consumer Protection Act (TCPA), Canada’s Anti-Spam Legislation (CASL), the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (CAN-SPAM), and others that may apply in the various regions in which we operate.

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Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other damage to our reputation, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations. To date, we have not experienced material fines or penalties related to these regulations.

Employees and Management

As of December 31, 2025, we had 33 full-time employees, 1 part-time employee, and 57 contractors.

Our culture is unique and an important contributor to our success. Our culture allows us to scale our business by attracting and retaining great people who are aligned to our values. Having shared values enables our team members to make independent decisions, encourages accountability, and fosters collaboration. Our culture is defined by four core values:

1.	Learning. Technology and marketing are constantly changing. We value learning because adaptation is essential to delivering the best solutions for our customers. Our team members are open-minded, critical-thinkers who are willing to disagree, try new things, and change their minds when warranted.

2.	Serving Others. Nothing happens without our customers. We value Serving Others because serving customers is the reason we exist. Our team members prioritize the needs of our customers, our team, and our communities.

3.	Game Changing. To succeed in a competitive marketplace, we have to deliver impactful solutions for our customers. Our team members find creative solutions, raise the bar, take risks, and help our customers realize more successful outcomes.

4.	“10,000 Years.” To achieve long-term success, we must plan and act with the end goal in mind. We value the symbolism of the term “10,000 Years” (the literal translation of the Japanese word “Banzai”), because it reminds us that we’re building for the future—to something greater than what we see today—and that each day we’re contributing toward that vision.

Properties

We lease office space for our principal executive office located at 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110. As of December 31, 2025, this space consists of approximately 2,000 square feet and the lease expires in October 2027. As a remote-first organization, we believe this facility is adequate and suitable for our current and anticipated future needs.

Legal Proceedings

From time to time, we may be party to litigation and subject to claims incident to the ordinary course of our business. As our growth continues, we may become party to an increasing number of litigation matters and claims. The outcome of litigation and claims cannot be predicted with certainty, and the resolution of these matters could materially affect our future results of operations, cash flows, or financial position. We are not presently party to any legal proceedings that, in the opinion of management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition, or cash flows.

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Available Information

We file with, or furnish to, the SEC reports, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports pursuant to Section 13(a) or 15(d) of the Exchange Act. These reports are available free of charge via EDGAR through the SEC website (www.sec.gov) and are also available free of charge on our corporate website (https://ir.banzai.io/financial-information/sec-filings) as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. The foregoing website addresses are provided as inactive textual references only. The information provided on our website (or any other website referred to in this prospectus) is not part of this prospectus and is not incorporated by reference as part of this prospectus.

MANAGEMENT

The following table sets forth as of the date of this prospectus, the name, age, and position of each director and executive officer:

Directors and Executive Officers

Name	Age	Position
Joseph Davy	36	Chief Executive Officer, Chairman and Director
Dean Ditto	59	Chief Financial Officer
Simon Baumer	40	Chief Technology Officer
Jack Leeney	41	Director
Mason Ward	44	Director
Paula Boggs	66	Director
Kent Schofield	46	Director

Executive Officer Biographies

Joseph Davy serves as our Chief Executive Officer and Chairman of our Board, and prior to the Business Combination, served as Chief Executive Officer and as a member the Board of Legacy Banzai since co-founding Legacy Banzai in 2015. Prior to co-founding Legacy Banzai, Mr. Davy served as the General Manager at Avalara from 2013 to 2016. From 2012 to 2013, he served as Chief Executive Officer of Buystand. From 2012 to 2013, he also served as Customer Advisory Board Member at Microsoft Corp. Mr. Davy founded EvoApp in 2009 and served as its Chief Executive Officer and Chief Product Officer from 2009 to 2012. Prior to his service at EvoApp, Mr. Davy was a software engineer at International Business Machines Corp (IBM). Mr. Davy also served as a member of the board of directors of Legalpad Inc. from 2019 to 2022. Prior to joining IBM, Mr. Davy attended the University of North Carolina at Chapel Hill from 2007 to 2010. We believe Mr. Davy is qualified to serve on the Board due to his extensive venture capital experience and experience as founder and chief executive officer of Legacy Banzai.

Dean Ditto serves as our Chief Financial Officer. Prior to joining Banzai, Mr. Ditto served in various CFO roles leading finance, capital markets, accounting, and reporting teams. Mr. Ditto served as the co-founder and Chief Financial Officer for Delta CXO LLC., from February 2024 to July 2025. From April 2022 to February 2024 Mr. Ditto served as the Chief Financial Officer for Akerna Corp. From December 2020 to August 2022 Mr. Ditto served as the Chief Financial Officer for Mydecine Innovations Group, Inc. From June 2019 to September 2020 Mr. Ditto served as the Chief Financial Officer for Sigue Corporation. Mr. Ditto attended Albion College from 1984 to 1988 where he received his Bachelors in Economics and Management, and then attended Indiana University’s Kelley School of Business from 1991 to 1993 where he received his M.B.A in Finance.

Simon Baumer serves as our Chief Technology Officer and prior to this, served as Legacy Banzai’s Chief Technology Officer since 2021. Prior to that, Mr. Baumer worked at Verivox GmbH as Vice President of Engineering from 2018 to 2021, as Head of Software Development from 2016 to 2021, and as Teamlead for Software Development from 2015 to 2021. Mr. Baumer attended Heidelberg University from 2007 to 2013 where he received his Masters degree in Computer Science.

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Non-Executive Director Biographies

Jack Leeney has served as a member of the Board since 2023 and prior to this, served as 7GC’s Chairman and Chief Executive Officer since its inception. Since September 2016, Mr. Leeney has served as a Founding Partner of 7GC & Co Sarl and is responsible for running the firm’s operations. Mr. Leeney led the firm’s investments in Cheddar TV, Capsule Pharmacy, hims & hers, Jyve, Roofstock, The Mom Project, and Reliance Jio. Since 2020, he has served as a director for The Mom Project. From December 2020 to November 2022, he served as a director of PTIC, a SPAC that closed an initial business combination with RW National Holdings, LLC (d/b/a Appreciate), the parent holding company of Renters Warehouse, in November 2022. Between April 2011 and December 2016, Mr. Leeney served on the boards of directors of Quantenna Communications, Inc. (Nasdaq: QTNA), DoAt Media Ltd. (Private), CinePapaya (acquired by Comcast), Joyent (acquired by Samsung), BOKU, Inc. (AIM: BOKU), Eventful (acquired by CBS) and Blueliv (Private). Previously, Mr. Leeney served as the Head of U.S. Investing for Telefonica Ventures, the investment arm of Telefonica (NYSE: TEF), between June 2012 and September 2016 and as an investor at Hercules Capital (NYSE: HTGC) between May 2011 and June 2012. He began his career as a technology-focused investment banker at Morgan Stanley in 2007, where he worked on the initial public offerings for Tesla Motors, LinkedIn, and Pandora. Mr. Leeney holds a B.S. from Syracuse University. We believe Mr. Leeney is qualified to serve on the Board due to his extensive venture capital experience.

Mason Ward has served as a member of the Board since December 2023, and prior to this, has served as the Chief Financial Officer of Alco Investment Company since 2018, and served as its Controller and Finance Director from 2015 to 2018. Prior to joining Alco, Mr. Ward served as an Infantry Officer in multiple operations, logistics, risk management and fiscal operations roles during two deployments to Afghanistan with the United States Army. Mr. Ward holds a B.S. in Civil Engineering from the University of Cincinnati and a Certificate in Accounting and a Masters in Business Administration from the University of Washington, and he is also a certified public accountant (inactive). We believe Mr. Ward is qualified to serve on the Board due to his extensive finance and accounting expertise and experience.

Paula Boggs has served as a member of the Board since December 2023, and prior to this, is the founder and owner of Boggs Media, LLC, which manages Ms. Boggs’ musical, public speaking, and other creative business endeavors. A former executive at the Starbucks Coffee Company, she led the global law department of Starbucks from 2002 to 2012 and was Corporate Secretary of the Starbucks Foundation. Prior to that, Ms. Boggs was a Vice President of Legal for products, operations and information technology at Dell Computer Corporation from 1997 to 2002 and also held the role of Senior Deputy General Counsel starting in June 1997. Before joining Dell, Ms. Boggs was a partner with the law firm of Preston Gates & Ellis LLP from 1995 to 1997. Ms. Boggs is also a voting member and Pacific Northwest Chapter Governor of the Recording Academy, and serves on the Newport Festivals Foundation board, overseeing both the Newport Jazz Festival and Newport Folk Festival. She was previously on the board of Fender; a member of the Board of Premera Blue Cross and chair of its compensation and investments committees; a member of the Nominating/Trusteeship, Audit/Compliance (including six years as the chair of the audit committee) and Executive Committees of Johns Hopkins University’s board of trustees; a member of the Executive Committee of KEXP Radio, an affiliate of National Public Radio and the University of Washington; a member of the audit committee for School of Rock LLC; a member of the American Bar Association board of governors, chairing its investments committee; a member of the President’s Committee for the Arts and the Humanities from 2013 through 2017; a member of the White House Council for Community Solutions from 2010 to 2012; a member of the audit and nominating committee of the American Red Cross; and a member of the board of Sterling Financial Inc. Ms. Boggs holds a B.A. from Johns Hopkins University and a J.D. from the University of California at Berkeley. We believe Ms. Boggs is qualified to serve on the Board due to her extensive governance and Fortune 500 experience with high-growth companies.

Kent Schofield holds a bachelor’s degree in economics from UCLA and has a distinguished career in finance and corporate development. From September 2010 to June 2015, he worked for Goldman Sachs, where he served as Vice President and lead equity analyst covering technology companies in the software and hardware industries. Following Goldman Sachs, Mr. Schofield spent 5 years at Uber, from April 2017 to September 2021, in various positions including Director of Investor Relations and Corporate Development. At Uber, Mr. Schofield was one of four Uber representatives for the company’s $8.1 billion IPO roadshow; he also served as a Director of Strategic Finance at Uber. Since December 2022, Mr. Schofield has been serving as the Chief Financial Officer of Welcome Tech, a leading provider of immigrant and hourly employee subscription services. We believe Mr. Schofield is qualified to serve on the Board due to his extensive public market investing and financial experience.

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Significant Employee

Other than our officers and directors, we currently have one person who we consider to be a significant employee:

Michael Kurtzman serves as our Chief Revenue Officer. Most recently, Mr. Kurtzman served as CEO of Violett, Inc., an AI-enabled air health platform. Prior to that, he was Chief Revenue Officer at Zype (acquired by Backlight), where he oversaw all revenue and customer-facing functions and led the integration of multiple acquisitions. Earlier in his career, he served as Senior Vice President of Sales at Panopto, a venture-backed SaaS company, where he helped triple annual recurring revenue and supported a successful exit. He also held the role of Vice President of Global Sales at Comcast Technology Solutions, following its acquisition of the Platform. Mr. Kurtzman holds a bachelor’s degree in Speech Communications from University of Illinois.

Role of Board in Risk Oversight

One of the key functions of the Board is informed oversight of the Company’s risk management process. The Board does not currently have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and the Company’s audit committee (the “Audit Committee”) has the responsibility to consider and discuss the Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Company’s audit committee also monitors compliance with legal and regulatory requirements. The Company’s compensation committee (the “Compensation Committee”) assesses and monitors whether the Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Composition of the Board

The Company’s business and affairs is managed under the direction of the Board. The Board currently consists of five members, with Joseph Davy serving as Chairman of the Board. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling, and direction to the Company’s management. The Board meets on a regular basis and additionally as required.

In accordance with the terms of the Charter, the Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term. The Class I directors are elected to an initial one-year term (and three-year terms subsequently), the Class II directors are elected to an initial two-year term (and three-year terms subsequently) and the Class III directors are elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

The Board is divided into the following classes:

■	Class I, which consists of Joseph Davy and Kent Schofield, whose terms will expire at the Company’s annual meeting of stockholders to be held in 2027;

■	Class II, which consists of Mason Ward, whose term will expire at the Company’s annual meeting of stockholders to be held in 2028; and

■	Class III, which consists of Paula Boggs and Jack Leeney, whose terms will expire at the Company’s annual meeting of stockholders to be held in 2026.

At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the Board may have the effect of delaying or preventing changes in the Company’s control or management. Directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of the Company entitled to vote at an election of directors, voting together as a single class.

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Director Independence

The Board has determined that each of our directors other than Mr. Davy qualify as independent directors, as defined under the listing rules of The Nasdaq Capital Market (the “Nasdaq listing rules”), and that the Board consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements.

Board Committees and Committee Composition

The Board has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each committee operates under a written charter that has been approved by the Board and satisfies the applicable listing standards of Nasdaq. Written copies of these committee charters may be obtained by contacting our Investor Relations Department at 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110. These documents are also available on the Corporate Governance section of our website at https://ir.banzai.io/corporate-governance/governance-overview.

The Chair of each committee reviews and discusses the agendas and materials for meetings with senior management in advance of distribution to the other committee members, and reports to the Board on actions taken at each committee meeting. The following table sets forth the current membership of each committee.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Joseph Davy
Jack Leeney			☑
Mason Ward	☑	Chair	☑
Paula Boggs	☑	☑	Chair
Kent Schofield	Chair

Audit Committee

The Audit Committee consists of Kent Schofield, who serves as the chairperson, Mason Ward, and Paula Boggs. Each member qualifies as an independent director under the Nasdaq corporate governance standards, and that each of Ms. Boggs and Mr. Schofield qualifies as independent under the independence requirements of Rule 10A-3 of the Exchange Act. In arriving at this determination, the Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

The Board determined that Mr. Schofield qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq. In making this determination, the Board considered Mr. Schofield: understanding of generally accepted accounting principles and financial statements, ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; experience in actively supervising one or more persons engaged in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements; understanding of internal control over financial reporting; and understanding of audit committee functions. We are relying on the phase-in exemption provided under Rule 10A-3 of the Exchange Act and the Nasdaq rules. While we believe Mr. Ward may be deemed to own in excess of 10% of our Common Stock, a class of voting securities, as of the date of this prospectus, which would leave him outside the safe harbor provision of SEC Rule 10A-3, Mr. Ward will serve on the Audit Committee under the phase-in exemption referenced above. In accordance with the phase-in exemption, we expect that a majority of the members of our Audit Committee will satisfy the independence standards under the Exchange Act and Nasdaq listing rules within 90 days of the closing of the Business Combination and all members of our Audit Committee will satisfy the independence standards under the Exchange Act and Nasdaq listing rules within 12 months of the closing of the Business Combination.

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The primary purpose of the Audit Committee is to discharge the oversight responsibilities of the Board with respect to our corporate accounting and financial reporting processes, systems of internal control over financial reporting, and financial statement audits, as well as the quality and integrity of the financial statements and reports and to oversee the qualifications, independence, and performance of our independent registered public accounting firm. The Audit Committee also provides oversight assistance in connection with legal, risk, regulatory, and ethical compliance programs established by management and the Board. Specific responsibilities of the Audit Committee include:

■	helping the Board oversee its corporate accounting and financial reporting processes;

■	reviewing and discussing with management the adequacy and effectiveness of our disclosure controls and procedures;

■	assisting with design and implementation of our risk assessment functions;

■	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

■	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

■	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

■	reviewing related person transactions;

■	obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

■	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The Compensation Committee consists of Mason Ward, who serves as the chairperson and Paula Boggs. Each member is independent under the listing standards of Nasdaq, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. An additional member will be appointed in the near future.

The primary purpose of the Compensation Committee will be to discharge the responsibilities of the Board in overseeing the Company’s compensation policies, plans, and programs and to review, approve, and/or recommend the compensation to be paid to its executive officers, directors, and other senior management, as appropriate. Specific responsibilities of the Compensation Committee include:

■	reviewing and recommending to the Company’s Board the compensation of the Chief Executive Officer and other executive officers;

■	reviewing and recommending to the Board the compensation of the Company’s directors;

■	administering the Company’s equity incentive plans and other benefit programs;

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■	reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the Company’s executive officers and other senior management;

■	reviewing and establishing general policies relating to compensation and benefits of the Company’s employees, including the Company’s overall compensation philosophy; and

■	reviewing and evaluating with the Chief Executive Officer the succession plans for the Company’s executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Paula Boggs, who serves as the chairperson, Jack Leeney and Mason Ward. Each member is independent under the listing standards of Nasdaq, which is discussed below.

Specific responsibilities of the Nominating and Corporate Governance Committee include:

■	identifying, reviewing, and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the Board;

■	considering and making recommendations to the Board regarding the composition and chairmanship of the committees of the Board;

■	reviewing with the Chief Executive Officer the plans for succession to the offices of the Company’s executive officers and make recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions;

■	developing and making recommendations to the Board regarding corporate governance guidelines and matters; and

■	overseeing periodic evaluations of the Board’s performance, including committees of the Board.

Code of Business Conduct and Ethics

We have a code of business conduct and ethics (the “Code of Conduct”) that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We will provide, without charge, a copy of our Code of Conduct upon written request mailed to the attention of our Investor Relations Department at 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110. Our Code of Conduct is available under the Corporate Governance section of our website at https://ir.banzai.io/corporate-governance/governance-overview.We will post on our website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Conduct. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Limitation on Liability and Indemnification of Directors and Officers

Our Charter eliminates each director’s liability for monetary damages for breaches of fiduciary duty as a director, except to the extent prohibited by law, unless a director violated his or her duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. The Charter eliminates directors’ liability for monetary damages to the fullest extent permitted by applicable law. Our Charter requires the Company to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers, and agents and prohibit any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. We believe these provisions in our Charter are necessary to attract and retain qualified persons as directors and officers. However, these provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

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Corporate Governance Matters

On August 29, 2024, we held a special meeting of shareholders (the “Special Meeting”) at which the shareholders approved a proposal to amend our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of our Class A Common Stock at a ratio of up to 1-for-50, with the final ratio and exact timing to be determined at the discretion of the Board of Directors (“Board”). On September 10, 2024, the Board determined to effect a reverse stock split at a ratio of 1-for-50 (the “September Reverse Stock Split”), effective September 19, 2024. Accordingly, we filed an amendment to our Second Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, which is filed as Exhibit 3.3 to our 2025 Report for the year ended December 31, 2025. We subsequently effected a 1-for-10 reverse stock split of the shares of the Company’s Class A Common Stock, effective as of July 8, 2025 (the “July Reverse Stock Split”), and a 1-for-20 reverse stock split of the shares of the Company’s Class A and Class B Common Stock, effective as of May 8, 2026 (the “May 2026 Reverse Stock Split”).

Due to prior noncompliance with certain Nasdaq listing rules, we had a hearing before The Nasdaq Hearings Panel (the “Nasdaq Panel”), on September 19, 2024. Following that hearing, the Nasdaq Panel determined to phase our Class A Common Stock down from The Nasdaq Global Market to The Nasdaq Capital Market. As of October 31, 2024, our Class A Common Stock began trading on The Nasdaq Capital Market, under the same symbol, BNZI.

On October 18, 2024, we received a letter from Nasdaq stating that we had regained compliance with Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Requirement”) by maintaining a minimum closing bid price of $1.00 or greater per share for the 10 consecutive business days, from September 19, 2024 through October 18, 2024, and that the Minimum Bid Price Requirement matter is now closed. We were still required to regain compliance with Listing Rule 5450(b)(2)(A) (the (“Market Value of Listed Securities”). On November 7, 2024, we received a letter from the staff at Nasdaq in relation to a letter from April 3, 2024, notifying us that, for the 10 consecutive trading days, from October 24, 2024 to November 6, 2024, our MVPHS had been $1,000,000 or greater, and accordingly Nasdaq determined that we had regained compliance with Listing Rule 5550(a)(5) (the equivalent of Listing Rule 5450(b)(2)(A) applicable to the Nasdaq Capital Market, to which our Class A Common Stock had been phased down as of October 31, 2024, and together with all the Listing Rules noted above, the “Nasdaq Rules”) and the matter was closed.

On February 12, 2025, we received a letter from the Nasdaq Stock Market LLC, Office of the General Counsel that Nasdaq’s Listing Qualifications staff confirmed that we had demonstrated compliance with all of The Nasdaq Stock Market’s listing requirements and therefore our securities remained listed on the Nasdaq Capital Market. Please see “Risk Factors” for more information.

On February 28, 2025, we held a special meeting of shareholders. In addition to other approvals, the shareholders approved an amendment to our Second Amended and Restated Certificate of Incorporation to permit stockholder action by written consent.

At our 2025 Annual Shareholder Meeting held on January 15, 2026, shareholders approved a change to Section 3.5 of the Company’s Bylaws regarding quorum requirements such that the presence, in person, by remote communication, if applicable, or by duly authorized proxy, of the holders of 33.3% of the voting power of the then-outstanding shares of capital stock entitled to vote shall constitute a quorum for the transaction of business.

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EXECUTIVE AND DIRECTOR COMPENSATION

Our named executive officers for the fiscal year ended December 31, 2025, consisting of our principal executive officer, principal financial officer and the next two most highly compensated executive officers, were:

■	Joseph Davy, our Chief Executive Officer;

■	Dean Ditto, our Chief Financial Officer;

■	Simon Baumer, our Chief Technology Officer; and

■	Michael Kurtzman, our Chief Revenue Officer.

2025 Summary Compensation Table

The following table presents the compensation paid or awarded to our named executive officers for the years ended December 31, 2025 and 2024:

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Joseph Davy – Chief Executive Officer	2025	$350,000		$—		$375,700	(1)	$—		$125,000	(1)	$—	$8,437	(1)	$859,137
Joseph Davy – Chief Executive Officer	2024	310,417		—		500,000	(2)	29,700	(3)	—		—	12,000	(4)	852,117
Simon Baumer – Chief Technology Officer	2025	325,000		—		148,635	(5)	—		18,750	(6)	—	250	(7)	492,635
Simon Baumer – Chief Technology Officer	2024	291,223		—		—		7,425	(3)	—		—	—		298,648
Dean Ditto – Chief Financial Officer (8)	2025	128,125		—		100,000	(5)	—		25,000	(6)	—	10,042	(9)	263,167
Alvin Yip – former Interim Chief Financial Officer (8)	2025	241,500	(10)	—		148,635	(5)	—		12,500	(6)	—	270	(11)	402,905
Alvin Yip – former Interim Chief Financial Officer (8)	2024	220,833		—		50,000	(2)	10,455	(3)	—		—	—		281,288
Michael Kurtzman – Chief Revenue Officer (12)	2025	154,375		56,250	(13)	225,000	(5)	—		—		—	250	(7)	435,875
Mark Musburger – former Chief Financial Officer (14)	2024	106,714		—		—		—		—		—	125,000	(15)	231,714
Ashley Levesque – former Vice President of Marketing (16)	2024	78,750		—		—		—		—		—	3,150	(4)	81,900

(1)	The Stock Awards amount includes the aggregate grant date fair value of an equity award with market conditions to Mr. Davy during the year ended December 31, 2025 under the 2023 Equity Incentive Plan determined in accordance with ASC Topic 718. See Note 16 – Stock-Based Compensation to our consolidated financial statements included in this Registration Statement. These amounts do not reflect the actual economic value that may be realized by the named executive officer. The Non-Equity Incentive Compensation Plan is described in “2025 Bonuses” below. The All Other Compensation amount consists of Company-match 401(k) plan contributions of $8,167, a home office stipend of $250, and a miscellaneous bonus of $20.
(2)	These amounts include the aggregate grant date fair value of RSU awards to our named executive officers during the year ended December 31, 2024 under the 2023 Equity Incentive Plan (Mr. Davy: $500,000; Mr. Yip: $50,000) determined in accordance with ASC Topic 718. See Note 16 – Stock-Based Compensation to our consolidated financial statements included in this Registration Statement. These amounts do not reflect the actual economic value that may be realized by the named executive officer.
(3)	The amounts include the aggregate grant date fair value of stock options granted to our named executive officers during the year ended December 31, 2024 under the 2023 Equity Incentive Plan (Mr. Davy: $29,700; Mr. Baumer: $7,425; and Mr. Yip: $10,455) determined in accordance with ASC Topic 718. See Note 16 – Stock-Based Compensation to our consolidated financial statements included in this Registration Statement. These amounts do not reflect the actual economic value that may be realized by the named executive officer.
(4)	Consists of Company-match 401(k) plan contributions.

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(5)	These amounts consist of the aggregate grant date fair value of RSU awards to our named executive officers during the year ended December 31, 2025 under the 2023 Equity Incentive Plan (Mr. Baumer: $148,635; Mr. Ditto: $100,000; Mr. Kurtzman: $225,000; and Mr. Yip: $148,635) determined in accordance with ASC Topic 718. Note 16 – Stock-Based Compensation to our consolidated financial statements included in this Registration Statement. These amounts do not reflect the actual economic value that may be realized by the named executive officer.
(6)	Consists of annual cash incentive bonuses, as further described in “2025 Bonuses.”
(7)	Consists of home office stipend.
(8)	On July 2, 2025, Mr. Ditto was appointed as our Chief Financial Officer, as further described in “2025 Compensation Update.” Mr. Ditto replaced Mr. Yip who had served as our interim Chief Financial Officer since June 14, 2024.
(9)	This amount consists of Company-match 401(k) plan contributions of $5,042 and a temporary housing allowance of $5,000.
(10)	In December 2024, the Board approved increasing Mr. Yip’s salary to $241,500 per year, effective as of January 1, 2025.
(11)	Consists of a home office stipend of $250, and a miscellaneous bonus of $20.
(12)	On June 16, 2025, Mr. Kurtzman was appointed as our Chief Revenue Officer, as further described in “2025 Compensation Update.”
(13)	Consists of the guaranteed portion of an annual cash incentive bonus, as further described in “2025 Bonuses.”
(14)	On June 5, 2024, Mark Musburger resigned from his position as Chief Financial Officer.
(15)	Consists of a retention bonus paid in 2024.
(16)	On May 29, 2024, Ashley Levesque resigned from her position as Vice President of Marketing.

Narrative Disclosure to Summary Compensation Table

2025 Compensation Update

In connection with Mr. Ditto’s appointment as Chief Financial Officer in July 2025, the Company and Mr. Ditto entered into an employment offer letter (the “Ditto Offer Letter”), effective July 2, 2025. Pursuant to the Ditto Offer Letter, Mr. Ditto (i) is entitled to receive an annual salary of $275,000 per annum; and (ii) will be eligible to receive an annual incentive cash bonus of $100,000, subject to the achievement of certain goals, the specifics of which were to be agreed upon at a later date. In addition to his annual salary, the Board approved an award of RSUs equivalent to $100,000. The RSUs will vest quarterly and the last ¼ will become fully vested 12 months after they are approved by the Board. The equity will be subject to the terms and conditions of the Company’s 2023 Equity Incentive Plan.

In connection with Mr. Kurtzman’s appointment as Chief Revenue Officer in June 2025, the Company and Mr. Kurtzman entered into an employment offer letter (the “Kurtzman Offer Letter”), effective May 16, 2025. Pursuant to the Kurtzman Offer Letter, Mr. Kurtzman (i) is entitled to receive an annual salary of $285,000 per annum; and (ii) will be eligible to receive an annual incentive cash bonus of $225,000, of which, $56,250 is guaranteed, and the remainder of which is subject to the achievement of certain goals, the specifics of which were to be agreed upon at a later date. In addition to his annual salary, the Board approved an award of RSUs equivalent to $225,000. The RSUs will vest quarterly and the last ¼ will become fully vested 12 months after they are approved by the Board. The equity will be subject to the terms and conditions of the Company’s 2023 Equity Incentive Plan.

2025 Bonuses

In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our employees to achieve defined performance goals.

During 2025, Mr. Davy earned an annual incentive bonus of $125,000 that was paid in stock, and Mr. Ditto and Mr. Baumer earned annual incentive cash bonuses of $25,000 and $18,750, respectively. Mr. Kurtzman earned the guaranteed portion of his annual incentive cash bonus of $56,250.

None of our named executive officers received annual performance-based cash bonuses with respect to the year ended December 31, 2024.

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Equity Grants

To further align the interests of our executive officers with the interests of our stockholders and to further focus our executive officers on our long-term performance, we grant equity compensation in the form of restricted stock units (RSUs) and stock options.

During the year ended December 31, 2025, the Company granted RSUs. Each RSU entitles the recipient to one share of Class A Common Stock upon vesting. RSU awards vest 25% quarterly over a period of one year, subject to the named executive officer’s continued service at each vesting date. The Company measures the fair value of RSUs using the stock price on the date of grant.

During 2025, the Company granted Mr. Davy an equity award that includes a market condition based on specified market capitalization thresholds at $15.0 million, $20 million, $25 million and $30.0 million, which result in tranches of stock grants of $250 thousand, $500 thousand, $500 thousand and $750 thousand, respectively, up to $2.0 million in the aggregate (“CEO Award”) which had a grant date fair value of $375,700. Mr. Baumer, Mr. Ditto and Mr. Kurtzman were granted 9,709 RSUs, 32,362 RSUs, and 72,815 RSUs, which had a grant date fair value of $148,635, $100,000, and $225,000, respectively.

During 2024, the Company granted Mr. Davy and Mr. Yip 1,525 RSUs and 165 RSUs, which had a grant date fair value of $500,000 and $50,000, respectively.

Historically, the Company granted stock options. Stock options allow the holder to exercise the stock option and receive shares upon exercise, with the exercise price determined based on the fair market value of a share of common stock at the time of grant.

The stock options granted to our named executive officers vested or will vest in a 25% increment on the one-year anniversary of the vesting commencement date and thereafter 1/48th of the total shares underlying the option award vests in 36 equal monthly installments, subject to the named executive officer’s continued service at each vesting date.

During 2024, the Company granted Mr. Davy, Mr. Baumer, and Mr. Yip 60 stock options, 15 stock options, and 1 stock option, which had a grant date fair value of $29,700, $43,433, and $95,074, respectively.

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Outstanding Equity Awards as of December 31, 2025

The following table presents the outstanding equity incentive plan awards held by each named executive officer as of December 31, 2025:

	Option Awards (1)				Stock Awards (2)
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (3)	Options Exercise Prices	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Been Issued		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Been Issued
Name	#	#	$		#	$	#		$
Joseph Davy	4	7	10,000	5/14/2034
	8	13	20,000	5/14/2034
	12	19	50,000	5/14/2034
					—	—	—		375,700	(4)
Simon Baumer	4	—	28,200	7/14/2031
	3	1	27,700	2/15/2032
	3	1	83,800	3/1/2033
	1	2	10,000	5/14/2034
	2	4	20,000	5/14/2034
	3	5	50,000	5/14/2034
					—	—	122	(5)	2,345
Dean Ditto					—	—	1,214	(6)	23,439
Michael Kurtzman					—	—	1,821	(7)	35,159
Alvin Yip	1	1	83,800	12/2/2033
	1	1	2,930	5/14/2034
					—	—	3	(8)	43
					—	—	122	(9)	2,345

(1)	Each of the Option Awards was granted under the 2016 Plan or the 2023 Equity Incentive Plan.
(2)	Each of the Stock Awards was granted under the 2023 Equity Incentive Plan.
(3)	25% of the total shares underlying the option award vest on the one-year anniversary of the vesting commencement date, thereafter 1/48th of the total shares underlying the option award vest in 36 equal monthly installments, subject to continued employment at each vesting date.
(4)	The CEO Award will vest into common stock in 4 tranches ranging from $250 thousand to $750 thousand, up to $2.0 million in the aggregate, if specified market capitalization thresholds ranging from $15.0 million to $30.0 million are met. On April 2, 2026, the Company modified the terms of the CEO Award and issued 22,300 shares of Class B Common Stock to the CEO, of which, approximately 14,867 shares relate to a tranche of the CEO Award vesting upon achieving a market capitalization threshold, and the remaining 7,433 shares relate to the CEO’s 2025 bonus payment.
(5)	The RSUs vest quarterly commencing with the January 1, 2025 grant date, and the last ¼ will become fully vested in January 2026, subject to continued employment through the applicable vesting dates.
(6)	The RSUs vest quarterly commencing with the July 14, 2025 grant date, and the last ¼ will become fully vested in July 2026, subject to continued employment through the applicable vesting dates.
(7)	The RSUs vest quarterly commencing with the August 22, 2025 grant date, and the last ¼ will become fully vested in June 2026, subject to continued employment through the applicable vesting dates.
(8)	The RSUs vest annually commencing with the May 14, 2024 grant date, and the last ¼ will become fully vested in May 2028, subject to continued employment through the applicable vesting dates.
(9)	The RSUs vest quarterly commencing with the January 1, 2025 grant date, and the last ¼ will become fully vested in January 2026, subject to continued employment through the applicable vesting dates.

Additional Narrative Disclosure

401(k) Plan

We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We make employer contributions under the 401(k) plan and also have the ability to make employer profit sharing contributions to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.

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Non-Employee Director Compensation

The Board reviews director compensation periodically to ensure that director compensation remains competitive such that the Company is able to recruit and retain qualified directors. In January 2026, the Board approved compensation for the 4 non-employee directors for the year ended December 31, 2025 of $327,595 in the form of 10,848 RSUs. In December 2024, the 4 non-employee directors received compensation of $371,507 in the form of 1,503 RSUs. In December 2023, the Company adopted a board of directors’ compensation program that is designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling the Company to attract, retain, incentivize, and reward directors who contribute to the long-term success of the Company. Under that program, our non-employee directors are eligible to receive the following:

■	Annual base retainer of $100,000, to be paid as determined by the Compensation Committee;

■	Committee Chair Retainers: Audit Committee, $10,000; Compensation Committee, $5,000; and Nominating and Corporate Governance Committee, $5,000.

■	Committee Member Retainers: Audit Committee, $5,000; Compensation Committee, $2,500; and Nominating and Corporate Governance Committee, $2,500.

Our non-employee directors are also reimbursed for their reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings.

Disclosure of Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information.

In response to Item 402(x)(1) of Regulation S-K, the Company does not currently grant new awards of stock options, stock appreciation rights, or similar option-like instruments within four business days before or one business day after the release of a Form 10-Q, 10-K, or 8-K that discloses material nonpublic information (“MNPI”). Accordingly, the Company has no specific policy or practice on the timing of awards of such options in relation to the disclosure of material nonpublic information by the Company. In the event the Company determines to grant new awards of such options, the Board will evaluate the appropriate steps to take in relation to the foregoing.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy. The sale of any shares under such a plan will be subject to the Lock-Up Agreements, to the extent that the selling director or executive officer is a party thereto.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2023, and any currently proposed transactions to which the Company was or is to be a participant in which the amount involved exceeded or will exceed the lesser of $120,000 and one percent of the average of the Company’s total assets at year end for the last two completed fiscal years, and in which any of the Company’s directors, executive officers or, to the Company’s knowledge, beneficial owners of more than 5% of the Company’s capital stock, or their immediate family members have had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section of this prospectus titled “Executive and Director Compensation.”

Related Party Transactions

The information required by Item 404 of Regulation S-K is incorporated herein by reference to Notes 5 and 12 to the consolidated financial statements of our 2025 Annual Report. Except as disclosed in such notes, no director, executive officer, shareholder holding at least 5% of shares of our common stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction since January 1, 2024, in which the amount involved in the transaction exceeds the lesser of $120,000 or one percent of the average of our total assets at the year-end for the last two completed fiscal years.

Related Person Transactions Policy

The Company is in the process of formally adopting a written related person transactions policy. The Board has historically identified, reviewed and approved any transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in Banzai or any of its subsidiaries and related persons are, were or would be participants, including the transactions described above. Prior to approving such a transaction, the material facts as to a director or officer’s relationship or interest in the agreement or transaction were disclosed to the Board.

Under the policy, a related person is any executive officer, director, nominee to become a director or a security holder known by us to beneficially own more than 5% of any class of our voting securities (a “significant stockholder”), including any of their immediate family members and affiliates, including entities controlled by such persons or such person has a 5% or greater beneficial ownership interest.

Each director and executive officer shall identify, and we shall request each significant stockholder to identify, any related person transaction involving such director, executive officer or significant stockholder or his, her or its immediate family members and inform the Chair of our Audit Committee pursuant to this policy before such related person may engage in the transaction. Each related person transaction must be reviewed and approved in accordance with our related party transactions policy either by the Audit Committee or, if the Audit Committee determines that the approval of such related party transaction should be considered by all of the disinterested, independent members of the Board, by the disinterested, independent members of the Board by the vote of a majority thereof.

In considering related person transactions, our Audit Committee or the disinterested, independent members of the Board, as the case may be, take into account the relevant available facts and circumstances, which may include, but are not limited to:

■	the size of the transaction and the amount payable to a related party;

■	the nature of the interest of the related party in the transaction;

■	whether the transaction may involve a conflict of interest;

■	whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties; and

■	any other information regarding the related party transaction or related party that would be material to investors in light of the circumstances of the transaction.

Our Audit Committee or the disinterested, independent members of the Board, as the case may be, shall approve only those related party transactions that they determine in good faith, based on all of the relevant information available to them, are in the best interests of the Company and our stockholders.

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PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of our Class A Common Stock and Class B Common Stock as of the date hereof for:

■	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock;

■	each of our named executive officers;

■	each of our directors; and

■	all directors and named executive officers as a group.

Beneficial ownership of our Common Stock is determined in accordance with the rules of the SEC and generally includes voting and investment power with respect to the securities. Except as otherwise provided by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock used to calculate the percentage ownership of each listed person includes the shares of Common Stock underlying options or warrants or convertible securities held by such persons that are currently exercisable or convertible within 60 days of the date hereof, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial ownership as set forth below is based on our review of our record stockholders list and public ownership reports filed by certain stockholders of the Company and may not include certain securities held in brokerage accounts or beneficially owned by the stockholders described below.

The percentage of beneficial ownership is based on 3,280,551 shares of Class A Common Stock and 33,856 shares of Class B Common Stock outstanding as of July 14, 2026.

	Class A Common Stock			Class B Common Stock		Total Voting Power
Name and Address of Beneficial Owner †	Shares		%	Shares	%	% ††
Directors and Named Executive Officers
Joseph Davy	1,557	(1)	*	33,586	100.0%	9.4%
Paula Boggs	384		*	—	—	*
Jack Leeney	350		*	—	—	*
Kent Schofield	483		*	—	—	*
Mason Ward	409		*	—	—	*
Dean Ditto	1,779	(2)	*	—	—	*
Simon Baumer	2,311	(3)	*	—	—	*
All Directors and Executive Officers of the Company as a Group (7 Individuals)	7,273		*	33,586	100.0%	9.6%

Five Percent or Greater Holders
CP BF Lending, LLC (4)	819,625		19.99%	—	—	18.5%

*	Less than 1%.
†	Unless otherwise noted, the business address of each of the following persons is c/o Banzai International, Inc., 435 Ericksen Ave NE, Suite 250, Bainbridge Island, WA 98110.
††	Each share of Common Stock entitles its holders to one vote per share; each share of Class B Common Stock entitles its holder to ten votes on all matters presented to our stockholders generally. As a result, percentage of voting power is based on 3,619,108 total votes.
(1)	Consists of 1,525 shares of Class A Common Stock held directly by Joseph Davy and options to purchase 32 shares of Class A Common Stock exercisable within 60 days of July 14, 2026.
(2)	Consists of 1,374 shares of Class A Common Stock held directly by Dean Ditto and options to purchase 405 shares of Class A Common Stock exercisable within 60 days of July 14, 2026.
(3)	Consists of 2,293 shares of Class A Common Stock held directly by Simon Baumer, and options to purchase 18 shares of Class A Common Stock exercisable within 60 days of July 14, 2026.
(4)	Represents shares of Class A Common Stock issuable upon conversion of the convertible note held by CP BF Lending, LLC (the “CP BF Note”) and reflects the ownership limitations of Nasdaq Listing Rule 5635(d), pursuant to which we cannot convert the CP BF Note into a number of shares that equals or exceeds 20% of the Company’s outstanding common stock or voting power prior to such issuance (the “Exchange Cap”), unless we receive shareholder approval to issue such number of shares in excess of the Exchange Cap. Columbia Pacific Advisors may be deemed to beneficially own the securities held by CP BF Lending, LLC because they are the controlling members of the Board of Managers of Columbia Pacific Advisors, LLC. Columbia Pacific Advisors LLC is the manager of CP Business Finance GP, LLC, the manager of CP BF Lending, LLC. The address of CP BF Lending, LLC is 1910 Fairview Ave. E., Suite 300, Seattle, WA 98102.

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SELLING SECURITYHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon conversion of the Notes and exercise of the Buyer Warrants. For additional information regarding the issuance of the Notes and the Buyer Warrants, see “Senior Secured Convertible Note Offering” above. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the Notes and the Buyer Warrants issued pursuant to the Securities Purchase Agreement, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of Common Stock held by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their respective ownership of shares of Common Stock, Notes and Buyer Warrants, as of July 16, 2026, assuming conversion of the Notes and exercise of the Buyer Warrants held by each such Selling Stockholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders and does not take in account any limitations on (i) conversion of the Notes set forth therein or (ii) exercise of the Buyer Warrants set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the Notes and the Buyer Warrants, this prospectus generally covers the resale of 200% of the sum of (i) the maximum number of shares of Common Stock issued or issuable pursuant to the Notes, including payment of interest on the notes through June 30, 2026, and (ii) the maximum number of shares of Common Stock issued or issuable upon exercise of the Buyer Warrants, in each case, determined as if the outstanding Notes (including interest on the notes through June 30, 2026) and Buyer Warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation) at an alternate conversion price or exercise price (as the case may be) calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price and alternate conversion price of the Notes and the exercise price of the Buyer Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Notes and the Buyer Warrants, a Selling Stockholder may not convert the Notes or exercise the Buyer Warrants to the extent (but only to the extent) such Selling Stockholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 4.99% (the “Maximum Percentage”) of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Unless otherwise indicated, beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days of the date of this prospectus.

Inclusion of an individual’s or entity’s name in the table below does not constitute an admission that such individual or entity is an “affiliate” of the Company.

Name of Selling Securityholder	Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold(2)	Number of Shares of Common Stock Owned After Offering(3)	Percentage Ownership After Offering (4)
3i, LP.(4)	—	3,956,968	—	—%

*	Represents beneficial ownership of less than one percent of our outstanding shares (assuming all of the offered shares are sold by the Selling Securityholders).
(1)	Applicable percentage ownership is based on 3,280,551 shares of our Common Stock outstanding as of July 16, 2026, and based on 7,237,519 shares of our Common Stock outstanding after the offering.
(2)	This column lists the number of shares of our Class A Common Stock beneficially owned by this Selling Stockholder as of July 16, 2026, after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of July 16, 2026, this Selling Stockholder would beneficially own an aggregate of 3,956,968 shares of our Class A Common Stock, consisting of (i) 2,309,107 shares of Class A Common Stock underlying the outstanding Notes, held by the Selling Stockholder, all of which are being registered under this prospectus; and (ii) 1,647,861 shares of Class A Common Stock issuable upon exercise of the Buyer Warrants held by this Selling Stockholder, currently exercisable at an exercise price of $2.75, all of which are being registered under this prospectus. For the purposes of the calculations of Common Stock to be sold pursuant to the prospectus we are assuming (a) an event of default under the Notes has not occurred, (b) the Notes are each converted in full at an alternate conversion price of $2.10 without regard to any limitations set forth in the Notes, (c) interest on the Notes has accrued through June 30, 2026, and is paid in shares of our Common Stock, at an interest rate of 10% per annum, and (d) the exercise of all of the Buyer Warrants in full without regard to any limitations on exercise set forth in the Buyer Warrants.
(3)	Represents the amount of shares that will be held by the Selling Stockholder after completion of this offering based on the assumptions that (a) all Common Stock underlying the Notes and Buyer Warrants registered for sale by the registration statement of which this Prospectus is part of will be sold and (b) no other shares of Common Stock are acquired or sold by the Selling Stockholders prior to completion of this offering. However, the Selling Stockholder may sell all, some or none of such shares offered pursuant to this Prospectus and may sell other shares of Common Stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.
(4)	The business address of 3i, LP is 2 Wooster Street, 2nd Floor New York, NY 10013. 3i, LP’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, and has sole voting control and investment discretion over securities beneficially owned directly by 3i, LP and indirectly by 3i Management, LLC. Each of Mr. Tarlow, 3i, LP, and 3i Management, LLC, disclaim any beneficial ownership of these shares.

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PLAN OF DISTRIBUTION

1) We are registering the shares of common stock issuable upon conversion of the Notes and exercise of the Buyer Warrants to permit the resale of these shares of Common Stock by the holders of the Notes and Buyer Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock, although we will receive the exercise price of any Buyer Warrants not exercised by the Selling Stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

2) The Selling Stockholders may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker- dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

■	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

■	in the over-the-counter market;

■	in transactions otherwise than on these exchanges or systems or in the over-the- counter market;

■	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

■	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

■	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

■	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

■	an exchange distribution in accordance with the rules of the applicable exchange;

■	privately negotiated transactions;

■	short sales made after the date the Registration Statement is declared effective by the SEC;

■	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

■	a combination of any such methods of sale; and

■	any other method permitted pursuant to applicable law.

3) The selling stockholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Stockholders may transfer the shares of Common Stock by other means not described in this prospectus. If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker- dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

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4) The Selling Stockholders may pledge or grant a security interest in some or all of the Notes, Buyer Warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

5) To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker- dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

6) Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

7) There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

8) The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

9) We will pay all expenses of the registration of the shares of Common Stock pursuant to the Registration Rights Agreement, estimated to be $1,702 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

10) Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

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SHARES ELIGIBLE FOR FUTURE SALE

Lock-Up Agreement

In connection with the Business Combination, on the Closing Date, the Company and certain stockholders and executives of Legacy Banzai, including Legacy Banzai’s officers, directors, and certain holders of 10% or more of the outstanding shares of Legacy Banzai Common Stock as of the date of the Merger Agreement, entered into Lock-Up Agreements effective as of the Closing Date (each, a “Lock-Up Agreement”). The terms of the Lock-Up Agreements provide that such signatory stockholders agree not to, without the prior written consent of the Company (subject to certain exceptions): (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Act and the rules and regulations of the SEC promulgated thereunder, any shares of Common Stock held by him, her, or it immediately after the Closing, any shares of Common Stock issuable upon the exercise of options to purchase shares, or any securities convertible into or exercisable or exchangeable for Common Stock held by him, her, or it immediately after the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until 180 days after the closing date of the Business Combination.

Shares Registered for Resale

In addition to the shares being registered with this prospectus, Banzai filed the following registration statements:

■	Form S-1 (File No. 333-276307) with the SEC for purposes of registering the resale from time to time of up to 30,309 shares of Common Stock, which was declared effective on February 14, 2024.

■	Form S-1 (File No. 333-282232) with the SEC for purposes of registering for resale from time to time up to 2,500,000 shares of Common Stock, which was declared effective on September 26, 2024.

■	Form S-1 (File No. 333-278871) with the SEC for purposes of registering the resale from time to time of up to 352,941 shares of Common Stock, which was declared effective on May 21, 2024.

■	S-3 (File No. 333-293161) with the SEC for purposes of registering the resale from time to time of up to 580,243 shares of Common Stock, which was declared effective on February 10, 2026.

■	Form S-3 (File No. 333-288935) with the SEC for purposes of registering the resale from time to time of up to 1,502,826 shares of Common Stock, which was declared effective on August 8, 2025.

■	Form S-3 (File No. 333-289099) with the SEC for purposes of registering the resale from time to time of up to 9,004,003 shares of Common Stock, which was declared effective on August 8, 2025.

■	S-1 (File No. 333-292024) with the SEC for purposes of registering for resale up to 2,076,842 shares of Common Stock, which was declared effective on December 15, 2025.

■	S-1 (File No. 333-290241) with the SEC for purposes of registering the resale from time to time of up to 25,000,000 shares of Common Stock, which was declared effective on September 19, 2025.

■	S-1 (File No. 333-282506) with the SEC for purposes of registering the resale from time to time of up to 235,294 shares of Common Stock, which was declared effective on November 24, 2025.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Banzai at the time of, or at any time during the three months preceding, a sale and (ii) Banzai is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Banzai was required to file reports) preceding the sale.

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Persons who have beneficially owned restricted Common Stock or Banzai Warrants for at least six months but who are affiliates of Banzai at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

■	1% of the total number of shares of Common Stock then outstanding; or

■	the average weekly reported trading volume of Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Banzai under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Banzai.

Restrictions on the Use of Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

■	The issuer of the securities that was formerly a shell company has ceased to be a shell company;

■	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

■	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

■	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result of the consummation of the Business Combination, we are no longer a shell company. Accordingly, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Rule 701

Rule 701 under the Securities Act generally allows a stockholder who purchases shares of Banzai capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of Banzai during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of Banzai to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the applicable lock-up period expires.

DESCRIPTION OF SECURITIES

The following summary of certain material provisions of the Company’s securities does not purport to be complete and is subject to and qualified in its entirety by the provisions of the Charter, the Bylaws and applicable law. The applicable provisions of the Charter and the Bylaws that are filed with the registration statement of which this prospectus forms a part should be read carefully and in their entirety.

Authorized and Outstanding Stock

The Charter authorizes the issuance of 350,000,000 shares, consisting of 250,000,000 shares of Class A Common Stock, 25,000,000 shares of Class B Common Stock, and 75,000,000 shares of Preferred Stock.

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Common Stock

Class A Common Stock

Voting rights. Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Charter, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any Preferred Stock, the holders of Class A Common Stock are not entitled to vote on any amendment to our Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Charter (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to the rights of holders of Preferred Stock, holders of Class A Common Stock and Class B Common Stock are entitled to receive ratably, on a per share basis, dividends and other distributions in cash, stock or property of the Company as may be declared and paid from time to time by the Board out of any of our assets legally available therefor.

Rights upon liquidation. Subject to applicable law and the rights of holders of Preferred Stock, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably the assets and funds of the Company available for distribution in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

Other rights. No holder of Class A Common Stock is entitled to preemptive or subscription rights contained in the Charter or in the Bylaws. There are no redemption or sinking fund provisions applicable to Class A Common Stock. The rights, preferences, and privileges of holders of Class A Common Stock are subject to those of the holders of any shares of the Preferred Stock that the Company may issue in the future.

Class B Common Stock

Issuance of Class B Common Stock. Shares of Class B Common Stock may be issued only to, and registered in the name of, Mr. Davy and any entities wholly-owned (directly or indirectly) by Mr. Davy, or any trust for the benefit of Mr. Davy, or of which Mr. Davy is a trustee or has sole or shared voting power such that Mr. Davy has Voting Control (as defined in the Charter) over the shares held therein; provided that, in each case, Mr. Davy has sole dispositive power and the exclusive right to direct the voting of all of the shares of Class B Common Stock held by such entity and the transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to Mr. Davy (collectively, “Permitted Class B Owners”).

Voting rights. Each holder of Class B Common Stock is entitled to 10 votes for each share of Class B Common Stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Charter, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any Preferred Stock, the holders of Class B Common Stock are not entitled to vote on any amendment to our Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Charter (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to the rights of holders of Preferred Stock, holders of Class A Common Stock and Class B Common Stock are entitled to receive ratably, on a per share basis, dividends and other distributions in cash, stock or property of the Company as may be declared and paid from time to time by the Board out of any of our assets legally available therefor.

Rights upon liquidation. Subject to applicable law and the rights of holders of Preferred Stock, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably the assets and funds of the Company available for distribution in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

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Transfers. Pursuant to the Charter, holders of shares of Class B Common Stock are generally restricted from transferring such shares, other than to a Permitted Class B Owner or in connection with a divorce or domestic relations order or decree.

Conversion. Each share of Class B Common Stock will be (1) automatically converted into an equal number of fully paid and nonassessable shares of Class A Common Stock upon any Transfer (as defined in the Charter) of such shares of Class B Common Stock, except for a Permitted Transfer (as defined in the Charter) and (2) subject to conversion into an equal number of fully paid and nonassessable shares of Class A Common Stock at the determination of the Board 90 days after the earliest date (the “Termination Anniversary Date”) that any of the following conditions are satisfied: (i) Mr. Davy’s employment as Chief Executive Officer being terminated for cause or due to death or permanent disability; (ii) Mr. Davy resigns (other than for good reason) as the Chief Executive Officer of the Company; or (iii) Mr. Davy no longer serves as a member of the Board. In the event that Mr. Davy is reinstated as the Chief Executive Officer of the Company or is reelected or reappointed to serve as a member of the Board prior to the Termination Anniversary Date (each, a “Reset Event”), then the shares of Class B Common Stock will not be converted pursuant to clause (2) unless and until the ninety-day anniversary of the date that any of the foregoing conditions are subsequently met; provided that in the event of a subsequent Reset Event, the next Termination Anniversary Date will extend until the ninety-day anniversary of the date that any of the foregoing conditions are subsequently met without a Reset Event occurring prior to such anniversary. In addition, upon delivery by Mr. Davy of written notice (a “Conversion Notice”) to the Company at any time requesting the conversion of all or a portion of the shares of Class B Common Stock held by Mr. Davy, the Company shall, without further action on the part of the Company or any holder of shares of Class B Common Stock, be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock (a “Voluntary Conversion”). The election by the Founder to effect a Voluntary Conversion shall be irrevocable.

Other rights. No holder of Class B Common Stock is entitled to preemptive or subscription rights contained in the Charter or in the Bylaws. There are no redemption or sinking fund provisions applicable to Class A Common Stock. The rights, preferences, and privileges of holders of the shares of Class B Common Stock are subject to those of the holders of any shares of the Preferred Stock that the Company may issue in the future.

Preferred Stock

The Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of Preferred Stock could have the effect of decreasing the trading price of Class A Common Stock, restricting dividends on the capital stock of the Company, diluting the voting power of Class A Common Stock, impairing the liquidation rights of the capital stock of the Company, or delaying or preventing a change in control of the Company.

Series FE Preferred Stock

The Series FE Preferred Stock has a two (2) year term and from the issue date to the second anniversary of the issue date, the holder is granted the right upon a subsequent financing resulting in the issuance of new securities by the Company, to participate on a pro-rata basis in such subsequent financing up to the holder’s fully diluted ownership percentage of the Company. Upon the two-year anniversary of the issue date of the Series FE Preferred Stock, the Series FE Preferred Stock will automatically be canceled and return to the status of authorized but unissued. The Series FE Preferred Stock does not participate in dividends of the Company, is not convertible into any other class of equity securities of the Company, has no voting rights with the Common Stock or other equity securities of the Company, and is not redeemable. In connection with the ConnectAndSell Acquisition, the Company and FE IV OR Aggregator, LLC have agreed to cancel the single outstanding share of Series FE Preferred Stock, which FE IV OR Aggregator, LLC owns, and terminate all rights, preferences, privileges, or obligations associated therewith.

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Warrants

Series A Warrants, Series B Warrants, Placement Agent Warrants, Warrants and Pre-Funded Warrants

Pre-Funded Warrants. The Company has issued Pre-Funded Warrants to purchase up to an aggregate of 5,883 shares of Common Stock. The Pre-Funded Warrants were issued pursuant to the Purchase Agreement, dated as of September 24, 2024, between the Company and the investor party thereto. Each Pre-Funded Warrant has an exercise price of $0.20 per share. The Pre-Funded Warrants are immediately exercisable and will not expire until exercised in full. The exercise price and the number of shares of Common Stock issuable upon exercise of the Pre-Funded Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations, or similar events affecting the Common Stock.

A holder of Pre-Funded Warrants or Warrants may not exercise any portion of such warrants to the extent that, immediately after giving effect to such exercise, the holder, together with its affiliates and any other persons acting as a group together with the holder or any of its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”). The holder, upon not less than 61 days’ prior written notice to the Company, may increase or decrease the Beneficial Ownership Limitation; provided that the Beneficial Ownership Limitation may not exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. Fundamental Transactions. In the event of a fundamental transaction (as defined in the Warrants), including, without limitation, any merger, consolidation, sale of all or substantially all of the Company’s assets, tender offer, or exchange offer, the holders of the Warrants will be entitled to receive, upon exercise of the Warrants, the same type or form of consideration (and in the same proportion) that is being offered and paid to the holders of Common Stock in connection with such fundamental transaction. In addition, in the event of a fundamental transaction, each holder of a Warrant will have the right, exercisable at any time within 30 days following the consummation of such fundamental transaction, to require the Company or the successor entity to repurchase such holder’s Warrants for consideration equal to the Black-Scholes Value (as defined in the Warrants) of the unexercised portion of such Warrants, payable either in cash or in the same type or form of consideration as is being offered and paid to the holders of Common Stock in connection with such fundamental transaction.

Series A Warrants. The Company has issued Series A Warrants to purchase up to an aggregate of 5,883 shares of Common Stock. The Series A Warrants were issued pursuant to the Purchase Agreement. Each Series A Warrant has an exercise price of $800.00 per share (subject to adjustment as described below). The Series A Warrants are immediately exercisable upon issuance and have a term of exercise of five (5) years from the date of issuance. The Series A Warrants are exercisable on a cashless basis if, at the time of exercise, there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, the shares of Common Stock underlying the Series A Warrants. The exercise price and the number of shares of Common Stock issuable upon exercise of the Series A Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations, or similar events affecting the Common Stock. Pursuant to the Waiver (as defined herein), the exercise price of the Series A Warrants was reduced from $800.00 to $500.00 per share.

Series B Warrants. The Company has issued Series B Warrants to purchase up to an aggregate of 5,883 shares of Common Stock. The Series B Warrants were issued pursuant to the Purchase Agreement. Each Series B Warrant has an exercise price of $800.00 per share (subject to adjustment as described below). The Series B Warrants are immediately exercisable upon issuance and have a term of exercise of eighteen (18) months from the date of issuance. The Series B Warrants are exercisable on a cashless basis if, at the time of exercise, there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, the shares of Common Stock underlying the Series B Warrants. The exercise price and the number of shares of Common Stock issuable upon exercise of the Series B Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations, or similar events affecting the Common Stock. Pursuant to the Waiver, the exercise price of the Series B Warrants was reduced from $800.00 to $500.00 per share.

Placement Agent Warrants. In connection with the Private Placement, the Company issued to H.C. Wainwright & Co., LLC (“Wainwright”) or its designees Placement Agent Warrants to purchase up to an aggregate of 442 shares of Common Stock (subject to increase as described below). The Placement Agent Warrants were issued pursuant to the Engagement Letter, dated as of September 12, 2024, as amended, between the Company and Wainwright. Each Placement Agent Warrant has an exercise price of $1,062,50 per share. The Placement Agent Warrants are immediately exercisable upon issuance and have a term of exercise of five (5) years from the date of issuance. If any Warrants are exercised for cash, the Company will be obligated to issue to Wainwright additional Placement Agent Warrants equal to 7.5% of the aggregate number of Warrants so exercised. The Placement Agent Warrants have substantially the same terms as the Warrants, including with respect to exercise mechanics, beneficial ownership limitations, cashless exercise, and fundamental transaction provisions. The exercise price and the number of shares of Common Stock issuable upon exercise of the Placement Agent Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations, or similar events affecting the Common Stock.

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The Pre-Funded Warrants, the Series A Warrants, the Series B Warrants, and the Placement Agent Warrants are collectively referred to as the “September 2024 Warrants.” Below are summaries of the material terms of the September 2024 Warrants:

Except as otherwise required by law, the holders of the September 2024 Warrants shall not be entitled to vote on any matter submitted to the stockholders of the Company for a vote, and shall not be entitled to receive dividends or other distributions declared or paid on shares of Common Stock, in each case prior to the exercise of such September 2024 Warrants and the issuance of the underlying shares of Common Stock.

The September 2024 Warrants may be transferred by the holders thereof, subject to applicable securities laws and the transfer restrictions set forth in the respective warrant instruments. Governing Law. The September 2024 Warrants are governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of law.

Pursuant to the Purchase Agreement, the Company agreed not to issue any shares of Common Stock or Common Stock equivalents, or to file any other registration statement with the SEC (in each case, subject to certain exceptions), until sixty (60) days after the effective date of the registration statement filed in connection with the Private Placement. The Company also agreed not to effect any Variable Rate Transaction (as defined in the Purchase Agreement) until one (1) year after such effective date (subject to certain exceptions). In connection with the merger with OpenReel, Inc. (the “OR Merger”), the investor party to the Purchase Agreement agreed to waive the foregoing restrictions (the “Waiver”). In consideration for the Waiver, the Company agreed to reduce the exercise price of the September 2024 Warrants issued to such investor from $800.00 to $500.00 per share.

In connection with the Private Placement, the Company entered into a Registration Rights Agreement, dated as of September 24, 2024, with the investor, pursuant to which the Company agreed to prepare and file a registration statement on Form S-1 to register the resale of the shares of Common Stock issuable upon exercise of the September 2024 Warrants. The Company agreed to use its best efforts to cause such registration statement to be declared effective as promptly as practicable, and in any event no later than forty-five (45) days following the date of the Registration Rights Agreement (or seventy-five (75) days following such date in the event of a “full review” by the SEC). The Company filed an initial registration statement on Form S-1 (File No. 333-282506) with the SEC on October 4, 2024, which was declared effective on November 6, 2024. The Registration Rights Agreement contains customary terms regarding indemnification, contribution, and suspension of the use of the registration statement.

CP BF Warrants and Pre-Funded Warrants; Alco Warrants and Pre-Funded Warrants

CP BF Warrants. Pursuant to the CP BF SPA, the Company issued to CP BF Warrants to purchase up to an aggregate of 2,828 shares of Class A Common Stock. Each CP BF Warrant has an initial exercise price of $50.00 per share, subject to adjustment as described below. The CP BF Warrants are immediately exercisable upon issuance and have a term of exercise of five (5) years from the date of issuance. The CP BF Warrants are exercisable on a cashless basis if, at the time of exercise, there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, the shares of Common Stock underlying the CP BF Warrants. The exercise price and the number of shares of Common Stock issuable upon exercise of the CP BF Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations, or similar events affecting the Common Stock.

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CP BF Pre-Funded Warrants. Pursuant to the CP BF SPA, the Company issued to CP BF Pre-Funded Warrants to purchase up to an aggregate of 1,524 shares of Class A Common Stock. Each CP BF Pre-Funded Warrant has an exercise price of $0.02 per share. The CP BF Pre-Funded Warrants are immediately exercisable upon issuance and will not expire until exercised in full. The exercise price and the number of shares of Common Stock issuable upon exercise of the CP BF Pre-Funded Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations, or similar events affecting the Common Stock.

Alco Warrants. Pursuant to the Alco Transaction Documents, the Company issued to Alco Warrants to purchase up to an aggregate of 6,657 shares of Class A Common Stock, on substantially the same terms as the CP BF Warrants, including with respect to exercise price, exercise mechanics, cashless exercise, anti-dilution adjustments, beneficial ownership limitations, and fundamental transaction provisions.

Alco Pre-Funded Warrants. Pursuant to the Alco Transaction Documents, the Company issued to Alco Pre-Funded Warrants to purchase up to an aggregate of 5,245 shares of Class A Common Stock, on substantially the same terms as the CP BF Pre-Funded Warrants, including with respect to exercise price, exercise mechanics, and anti-dilution adjustments.

The CP BF Warrants, the CP BF Pre-Funded Warrants, the Alco Warrants, nor the Alco Pre-Funded Warrants are collectively referred to as the “Transaction Warrants.” Below are summaries of the material terms of the Transaction Warrants:

The Transaction Warrants may be exercised to the extent that, immediately after giving effect to such exercise, the holder, together with its affiliates and any other persons acting as a group together with the holder or any of its affiliates, would beneficially own in excess of 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise.

Except as otherwise required by law, the holders of the Transaction Warrants shall not be entitled to vote on any matter submitted to the stockholders of the Company for a vote, and shall not be entitled to receive dividends or other distributions declared or paid on shares of Common Stock, in each case prior to the exercise of such Transaction Warrants and the issuance of the underlying shares of Common Stock.

The Transaction Warrants may be transferred by the holders thereof, subject to applicable securities laws and the transfer restrictions set forth in the respective warrant instruments.

The Transaction Warrants are governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of law.

In connection with the issuance of the Transaction Warrants, the Company entered into Registration Rights Agreements with each of CP BF and Alco, pursuant to which the Company agreed to prepare and file a registration statement to register the resale of the shares of Common Stock issuable upon exercise of the Transaction Warrants. The Company agreed to use its commercially reasonable efforts to cause such registration statement to become effective on or before December 9, 2024. The Registration Rights Agreements contain customary terms regarding indemnification, contribution, and suspension of the use of the registration statement.

Public Stockholder Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $115,000.00 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination (January 13, 2024) (subject to certain exceptions). Pursuant to the Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Class A Common Stock. The Public Warrants will expire five years after the Closing, at 5:00 p.m., New York City time.

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Redemption of Public Warrants When the price per Share of Class A Common Stock Equals or Exceeds $180,000.00.

Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

■	in whole and not in part;

■	at a price of $100.00 per Public Warrant;

■	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

■	if, and only if, the closing price per share of Class A Common Stock equals or exceeds $180,000 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “- Warrants-Public Stockholder Warrants-Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price per share of Class A Common Stock may fall below the $180,000 redemption trigger price (as adjusted for certain adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “-Warrants-Public Stockholder Warrants-Anti-dilution Adjustments”) as well as the $115,000.00 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

Redemption Procedures

A holder of a Public Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering made to all or substantially all holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable per share of Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price per share of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

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In addition, if the Company, at any time while the Public Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares issuable on exercise of each Public Warrant) does not exceed $5.00, then the Public Warrant price shall be decreased, effective immediately, by the amount of cash and/or fair market value (as determined by the Board in good faith) of any securities or other assets paid on each share.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Class A Common Stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of shares of Class A Common Stock in such a transaction is payable in the form of shares of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes warrant value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.

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The Public Warrants were issued in registered form under the Warrant Agreement. The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Class A Common Stock. After the issuance of the shares of Class A Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share of Class A Common Stock held of record on all matters to be voted on by holders of Class A Common Stock.

GEM Warrant

The GEM Warrant entitles GEM to purchase up to 83 shares of Class A Common Stock at an exercise price of $64,900.00 per share. The exercise price will be adjusted to 105% of the then-current exercise price if on December 15, 2024, the GEM Warrant has not been exercised in full, and the average closing price per share of Class A Common Stock for the 10 trading days preceding December 15, 2024, is less than 90% of the then-current exercise price. GEM may exercise the GEM Warrant at any time and from time to time until December 15, 2026.

The terms of the GEM Warrant provide that the exercise price of the GEM Warrant, and the number of shares of Class A Common Stock for which the GEM Warrant may be exercised, are subject to adjustment to account for increases or decreases in the number of outstanding shares of Class A Common Stock resulting from stock splits, reverse stock splits, consolidations, combinations, and reclassifications. Additionally, the GEM Warrant contains weighted average anti-dilution provisions that provide that if the Company issues shares of Class A Common Stock, or securities convertible into or exercisable or exchangeable for, shares of Class A Common Stock at a price per share that is less than 90% of the exercise price then in effect or without consideration, then the exercise price of the GEM Warrant upon each such issuance will be adjusted to the price equal to 105% of the consideration per share paid for such Class A Common Stock or other securities. The issuance of shares of Class A Common Stock in this offering may cause such an adjustment in the exercise price of the GEM Warrant.

If the per share market value of one share of Class A Common Stock is greater than the then-current exercise price, then GEM will have the option to exercise the GEM Warrant on a cashless basis and receive a number of shares of Class A Common Stock equal to (x) the number of shares of Class A Common Stock purchasable upon exercise of all of the GEM Warrant or, if only a portion of the GEM Warrant is being exercised, the portion of the GEM Warrant being exercised, less (y) the product of the then-current exercise price and the number of shares of Class A Common Stock purchasable upon exercise of all of the GEM Warrant or, if only a portion of the GEM Warrant is being exercised, the portion of the GEM Warrant being exercised, divided by the per share market value of one share of Class A Common Stock.

The GEM Warrant is subject to a restriction on exercise of the GEM Warrant such that the GEM Warrant may not be exercised if such exercise would result in the beneficial ownership of the holder and its affiliates in excess of 9.99% of the then-issued and outstanding shares of Class A Common Stock.

Warrants issued in connection with the Senior Secured Convertible Notes

See, “Debt – Senior Secured Convertible Notes”

ConnectAndSell Pre-Funded Warrants

In connection with the ConnectAndSell asset purchase agreement, as partial consideration, the Company issued a Pre-Funded Warrant (the “ConnectAndSell Pre-Funded Warrant”) to ConnectAndSell, Inc. to purchase up to an aggregate of 1,685,175 shares of Class A Common Stock. The ConnectAndSell Pre-Funded Warrant has an exercise price of $0.0001 per share, subject to adjustment, is exercisable upon receipt of Stockholder Approval (as defined in the ConnectAndSell APA) and will not expire until exercised in full. The ConnectAndSell Pre-Funded Warrant is registered in the Company’s books and records but will not be listed for trading on any stock exchange or trading market. The Company agreed to register for resale the shares of Class A Common Stock issuable upon exercise of the ConnectAndSell Pre-Funded Warrant.

Debt

Senior Convertible Notes

On September 23, 2024, the Company issued an amended and restated senior convertible note (the “Senior Convertible Note”) to CP BF in an aggregate principal amount of approximately $3.1 million, which amended and restated certain prior senior convertible notes originally issued by Legacy Banzai to CP BF in 2021 and 2022 in connection with the Loan Agreement, as subsequently amended.

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After the Closing, the Senior Convertible Note is convertible, at CP BF’s option on 5 days’ written notice to the Company, into shares of Class A Common Stock. The Senior Convertible Note provides that the initial fixed conversion price for any such conversion is $50.00 per share, subject to adjustment as provided therein and as amended by the letter agreement described below.

The terms of the Senior Convertible Notes provide that the conversion price of the Senior Convertible Notes is subject to adjustment to account for increases or decreases in the number of outstanding shares of the Company’s capital stock resulting from stock splits, reverse stock splits, consolidations, combinations, reclassifications, and dividends on capital stock payable in capital stock. In the event the Company issues dividends on capital stock payable in cash, the Senior Convertible Notes entitle the holder to receive upon conversion, a dividend or other distribution in an amount equal to the amount the holder would have received if all outstanding principal and accrued but unpaid interest had been converted into Class A Common Stock on the date of such event, in accordance with the terms of the Senior Convertible Notes.

The Senior Convertible Note accrues paid-in-kind interest on the unpaid principal balance at a rate equal to 15.5% per annum, compounding monthly, subject to an increase to 20.0% upon an event of default as described in the Senior Convertible Note, and has a maturity date of February 19, 2027.

The Senior Convertible Note is subject to a restriction on conversion such that the principal of the Senior Convertible Note may not be converted if such conversion would result in the beneficial ownership of CP BF and its affiliates in excess of 19.99% of shares of Common Stock outstanding immediately after giving effect to the conversion (provided that such beneficial ownership limitation shall be 9.99% with respect to any holder other than CP BF and such holder’s affiliates).

Pursuant to letter agreements, the following amendments were made to the Loan Agreement and Note in October 2025 and then amended again in May 2026:

■	The Conversion Price is reduced to a price equal to 95% of the price of the Class A Common Stock on the trading day (each a “Trading Day”) immediately preceding delivery of any Conversion Notice, subject to a floor price of $4.50 (the “Floor Price”), as amended.

■	CP BF shall take commercially reasonable actions to partially convert the Balance into shares of Class A Common Stock at the new conversion price. However, the Letter Agreement limits the amount of shares CP BF can sell (or convert) to 5% of the aggregate daily trading volume and we maintain the right to waive or increase such limitation.

■	Between the time that we pay at least $2,000,000 of the Balance until the earlier of (a) 60 days following the date of the Letter Agreement and (b) our receipt of $10,000,000 in gross proceeds for the sale of our securities, (such period, the “Suspension Period”), we are no longer required to prepay a certain percentage of other proceeds we receive from securities offerings to CP BF, as originally required in the Loan Agreement.

As per the letter agreement, we agreed to use an agreed upon portion of other debt to partially prepay the balance. We also agreed to reserve that number of shares of Class A Common Stock equal to 120% of the number of shares of Class A Common Stock issuable upon full conversion of the Balance at the new conversion price and to register 100% of all such shares with the SEC within 60 days of the letter agreement. As per the letter agreement, subject to their receipt of $2,000,000 and the filing of this registration statement, CP BF also agreed to waive certain events of default that may have occurred or be occurring as of the date of the letter agreement; CP BF also agreed that until December 31, 2025, it shall not exercise any right or remedy associated with any failure on our part to comply with certain financial covenants set forth in the Loan Agreement, as they relate to the period ending September 30, 2025. Our failure to comply with the letter agreement shall constitute an Event of Default under the Loan Agreement.

GEM Promissory Note

The GEM Promissory Note has an aggregate amount of $1.0 million, with principal on the GEM Promissory Note, together with all accrued but unpaid interest on such principal amount, to be paid to GEM, in cash, in monthly payments of $100,000 on the first day of each month, beginning on March 1, 2024, with the final payment to be made on December 1, 2024. At any time and from time to time, the Company may prepay in whole or in part, without premium or penalty, the outstanding principal amount of the GEM Promissory Note, together with all accrued but unpaid interest on such principal amount up to the date of prepayment.

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The GEM Promissory Note provides that, in the event that the Company fails to make a monthly payment when due, then on or before the fifth trading day after the payment due date, such monthly payment amount shall convert into the right of GEM to receive, and obligation of the Company to issue, an amount of shares of Class A Common Stock equal to the monthly payment amount divided by the VWAP for the trading day immediately preceding the payment due date.

Yorkville Promissory Notes

On December 14, 2023, 7GC, Legacy Banzai and Yorkville entered into the Original SEPA and, on February 5, 2024, the Company and Yorkville entered into the Supplemental SEPA Agreement, pursuant to which, subject to certain conditions, the Company has the option, but not the obligation, to sell to Yorkville, and Yorkville must subscribe for, an aggregate amount of up to $100 million of Class A Common Stock, at the Company’s request any time during the commitment period (all as further described below under “- Yorkville SEPA.”

Pursuant to the SEPA, Yorkville advanced to the Company the Pre-Paid Advance in a principal amount equal to $4.5 million, which amount is evidenced by promissory notes convertible into shares of Class A Common Stock. The first Pre-Paid Advance in a principal amount of $2.0 million (less a 10% discount) was advanced at the Closing and was evidenced by issuance by the Company on December 14, 2023 to Yorkville of the First Yorkville Promissory Note having a principal amount of $2.0 million, the Second Tranche of $1.0 million (less a 10% discount) was advanced on February 5, 2024 and is evidenced by the issuance by the Company on February 5, 2024 of the Second Yorkville Promissory Note having a principal amount of $1.0 million and the Third Tranche of $1.5 million (less a 10% discount) was advanced on March 26, 2024 and is evidenced by the issuance by the Company on March 26, 2024 to Yorkville of the Third Promissory Note having a principal amount of $1.5 million.

The Yorkville Promissory Notes shall be convertible by Yorkville into shares of Class A Common Stock at an aggregate purchase price based on a price per share equal to the lower of (a) the Fixed Price of $103.83 per share or (b) the Variable Price of 90% of the lowest daily VWAP of the shares of Class A Common Stock on The Nasdaq Global Market during the ten trading days immediately prior to each conversion, but which Variable Price shall not be lower than the Floor Price then in effect. The “Floor Price” is $5.00 per share (subject to adjustment from time to time). Additionally, the Company, at its option, shall have the right, but not the obligation, to redeem early a portion or all amounts outstanding under the Promissory Notes at a redemption amount equal to the outstanding principal balance being repaid or redeemed, plus a 10% prepayment premium, plus all accrued and unpaid interest; provided that (i) the Company provides Yorkville with no less than five (5) trading days’ prior written notice thereof and (ii) on the date such notice is issued, the VWAP of the shares of Class A Common Stock is less than $103.83 (subject to adjustment from time to time, the “Fixed Price”).

The Yorkville Promissory Notes accrue interest on the outstanding principal balances at an annual rate equal to 0%, subject to an increase to 18% upon an event of default as described in the Yorkville Promissory Notes.

The Yorkville Promissory Notes each mature on June 14, 2024, which maturity is expected to be extended to the date that is 120 days after the repayment of a portion of the Yorkville Promissory Notes described under the heading “Summary-Recent Developments” in this prospectus is completed and which maturity may be extended at the option of the holder.

Within seven trading days of an Amortization Event (as defined in the Yorkville Promissory Notes), the Company will be obligated to make monthly cash payments in an amount equal to the sum of (i) $1.0 million of principal of the Yorkville Promissory Notes (or the outstanding principal if less than such amount) (the “Amortization Principal Amount”), plus (ii) a payment premium of 10% in respect of such Amortization Principal Amount, plus (iii) accrued and unpaid interest thereunder. The obligation of the Company to make monthly prepayments shall cease (with respect to any payment that has not yet come due) if at any time after an Amortization Event (a) the Company reduces the Floor Price to an amount no more than 75% of the closing price of the shares of Class A Common Stock on the trading day immediately prior to such reset notice (and no greater than the initial Floor Price), or (b) the daily VWAP is greater than the Floor Price for a period of ten consecutive trading days, unless a subsequent Amortization Event occurs.

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Yorkville SEPAs

On December 14, 2023, the Company entered into the SEPA with Yorkville, pursuant to which Yorkville has committed to purchase up to $100 million of Class A Common Stock, subject to certain limitations and conditions set forth in the SEPA, including certain beneficial ownership limitations, at our request any time pursuant to Advance Notices delivered by the Company any time during the commitment period terminating on the 36-month anniversary of the Original SEPA; provided that any Advance Notice may only be made if (x) no amount remains outstanding on the Yorkville Promissory Notes, (y) there is an effective Resale Registration Statement filed with the SEC for the resale under the Securities Act of the shares of Class A Common Stock to be issued pursuant to such Advance Notice, and (z) the Company complies with other customary conditions precedent.

At any time during the Commitment Period and provided that a balance under a Yorkville Promissory Note is outstanding, Yorkville may, by providing an Investor Notice to the Company, require the Company to issue and sell shares to Yorkville as set out in the relevant Investor Notice, subject to certain limitations as set forth in the SEPA. The purchase price of the shares delivered pursuant to an Investor Notice shall be equal to the Conversion Price and shall be paid by offsetting the amount of the aggregate purchase price to be paid by Yorkville against an equal amount outstanding under the Promissory Note.

Otherwise, Class A Common Stock to be issued to Yorkville from time to time under the SEPA will be issued at one of two pricing options, at the election of the Company. Under Pricing Option 1, the Company will sell Class A Common Stock at 95% of the VWAP of Class A Common Stock during the period commencing (i) if submitted to Yorkville prior to 9:00 a.m. Eastern Time on a trading day, the open of trading on such day or (ii) if submitted to Yorkville after 9:00 a.m. on a trading day, upon receipt by the Company of written confirmation of acceptance of such Advance Notice by Yorkville (or the open of regular trading hours, if later), and which confirmation shall specify such commencement time, and, in either case, ending on 4:00 p.m. New York City time on the applicable date of the Advance Notice. Under Pricing Option 2, the Company will sell Class A Common Stock at 96% of the lowest daily VWAP of Class A Common Stock during the period commencing (i) if submitted to Yorkville prior to 9:00 a.m. Eastern Time, the three consecutive trading days commencing on the date of the Advance Notice or (ii) if submitted to Yorkville after 9:00 a.m. Eastern Time, the three consecutive trading days commencing on the trading day immediately following the date of the Advance Notice.

The Company’s ability to deliver Advance Notices to Yorkville is subject to the satisfaction or waiver of certain conditions.

The SEPA does not require Yorkville to subscribe for or acquire any shares of Class A Common Stock under the SEPA if those shares of Class A Common Stock, when aggregated with all other shares of Class A Common Stock acquired by Yorkville under the SEPA, would result in Yorkville beneficially owning more than 9.99% of the then outstanding shares of Class A Common Stock.

On May 22, 2024, the Company entered into an Amended and Restated Debt Repayment Agreement (the “Amended Debt Repayment Agreement”) with Yorkville with respect to the unsecured promissory note in the principal amount of $2,000,000 issued to Yorkville on December 14, 2023 (the “December Promissory Note”) and the unsecured promissory note in the principal amount of $1,500,000 issued to Yorkville on March 26, 2024 (the “March Promissory Note,” together with the December Promissory Note, the “Promissory Notes”). The Amended Debt Repayment Agreement amends and restates the Debt Repayment Agreement, dated as of May 3, 2024, by and between the Company and Yorkville. The Company issued the Promissory Notes pursuant to a Standby Equity Purchase Agreement, dated as of December 14, 2023, by and among Yorkville and the Company, as amended from time to time (the “SEPA”). As of the date hereof, the Promissory Notes have been fully repaid.

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Under the Amended Debt Repayment Agreement, Yorkville agreed that, after the Company completed the Best Efforts Offering and repaid an aggregate of $750,000 outstanding under the Promissory Notes from the proceeds of such offering (the “Repayment Amount”), Yorkville will not to deliver to the Company any Investor Notice (as defined in the SEPA) and will not exercise its right to convert the remainder of the amount outstanding under the Promissory Notes for a period commencing on May 28, 2024 and ending on August 26, 2024; provided that the Company will seek any consents necessary to allow Yorkville to issue Investor Notices or exercise its right to convert the remainder of the amount outstanding under the Promissory Notes after a period of 60 days following the closing of the Best Efforts Offering. Under the Amended Debt Repayment Agreement, the Company and Yorkville also agreed to extend the maturity date of the Promissory Notes to September 25, 2024, and to satisfy the $75,000 payment premium due in connection with an early redemption through the issuance of an Advance Notice (as defined in the SEPA) for shares of the Class A Common Stock.

Termination of the SEPA

Unless earlier terminated as provided in the SEPA, the SEPA will terminate automatically on the earlier to occur of:

■	the first day of the month next following the 36-month anniversary of the date of the SEPA, provided that if a Yorkville Promissory Note is then outstanding, such termination shall be delayed until such date that the Yorkville Promissory Note that was outstanding has been repaid (and/or converted); and

■	the date on which Yorkville shall have made payment of Advances pursuant to the SEPA for shares of Class A Common Stock equal to the commitment amount of $100.0 million.

Subject to certain conditions, we have the right to unilaterally terminate the SEPA upon five trading days’ prior written notice to Yorkville. The SEPA may also be terminated at any time by mutual written consent.

Effect of Issuances of Class A Common Stock Under the SEPA on our Stockholders

All shares of Class A Common Stock that may be issued by us to Yorkville under the SEPA that were registered under the Securities Act for resale by Yorkville on the Prior SEPA Registration Statements are expected to be freely tradable. The shares of Class A Common Stock registered for resale under the SEPA may be issued by us to Yorkville from time to time at our discretion during the commitment period or are issued following a conversion of a Yorkville Promissory Note. The resale by Yorkville of a significant amount of shares registered for resale at any given time, or the perception that these sales may occur, could cause the market price of our Class A Common Stock to decline. Issuances of shares of Class A Common Stock, if any, to Yorkville under the SEPA will depend upon market conditions and other factors. We may ultimately decide to issue to Yorkville all, some, or none of the shares of Class A Common Stock that may be available for issuance to Yorkville pursuant to the SEPA.

Since the subscription price per shares of Class A Common Stock to be paid by Yorkville for Class A Common Stock will fluctuate based on the market prices of our Class A Common Stock during the applicable pricing period, as of the date of this prospectus we cannot reliably predict the number of shares of Class A Common Stock that we will issue to Yorkville under the SEPA, the actual subscription price per share of Class A Common Stock to be paid by Yorkville for those shares of Class A Common Stock, or the actual gross proceeds to be raised by us from those issuances, if any.

The issuance, if any, of shares of Class A Common Stock to Yorkville pursuant to the SEPA would not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders would be diluted. Although the number of shares of Class A Common Stock that our existing stockholders own would not decrease as a result of issuances, if any, under the SEPA, the shares of Class A Common Stock owned by our existing stockholders would represent a smaller percentage of our total issued shares of Class A Common Stock after any such issuance.

Senior Secured Convertible Notes

On June 27, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor (the “Buyer”) for the issuance and sale in a private placement (the “Offering”) of senior secured convertible notes of the Company in an aggregate original principal amount of up to $11,000,000 (the “Notes”), which are convertible into shares of Class A Common Stock (the shares of Class A Common Stock issuable pursuant to the terms of the Notes, including, without limitation, upon conversion or otherwise, collectively, the “Conversion Shares”), in accordance with the terms of the Purchase Agreement.

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On August 19, 2025, the Company conducted an additional closing pursuant to the Purchase Agreement (the “August Closing”) and issued an additional note in the original principal amount of $2,200,000 (the “August Note”) and warrants to purchase up to 133,213 shares of Class A Common Stock, as adjusted, at a current exercise price equal to $3.303 per share, as adjusted (the “August Warrants”). The August Note has a current conversion price equal to $3.303 per share, as adjusted, and matures on August 19, 2026. Other than the maturity date and the conversion and exercise prices, the August Note and August Warrants have the same terms as those issued at the Initial Closing.

On October 8, 2025, the Company conducted an additional closing pursuant to the Purchase Agreement (the “October Closing”) and issued an additional note in the original principal amount of $2,500,000 (the “October Note”) and warrants to purchase up to 151,378 shares of Class A Common Stock, as adjusted, at a current exercise price equal to $3.303 per share, as adjusted (the “October Warrants”). The October Note has a current conversion price equal to $3.303 per share, as adjusted, and matures on October 8, 2026. Other than the maturity date and the conversion and exercise prices, the October Note and October Warrants have the same terms as those issued at the August Closing and the Initial Closing.

On February 13, 2026, the Company conducted an additional closing pursuant to the Purchase Agreement (the “February Closing”) and issued an additional note in the original principal amount of $2,333,333.33 (the “February Note” and, together with the October Note, the August Note, and the Note, the “Notes”) and warrants to purchase up to 141,286 shares of Class A Common Stock at an initial exercise price equal to $3.303 per share (the “February Warrants” and, together with the October Warrants, the August Warrants, and the Initial Buyer Warrants, the “Buyer Warrants”). The February Note has an initial conversion price equal to $3.303 per share and matures on February 13, 2027. Other than the maturity date and the conversion and exercise prices, the February Note and February Warrants have the same terms as those issued at the prior closings.

The Notes were each issued with an original issue discount of 10.0% and accrue interest at a rate of 10.0% per annum. The Notes mature twelve (12) months from the respective date of issuance (the “Maturity Date”), unless extended pursuant to the terms thereof. The Notes are convertible, in whole or in part, at any time prior to the applicable Maturity Date into a number of shares of Class A Common Stock equal to the quotient of the sum of the outstanding principal amount, accrued and unpaid interest and any other amounts owing under the Notes divided by the applicable conversion price then in effect (the “Conversion Rate”). At no time may the Buyer beneficially own more than 4.99% (or up to 9.99% at the election of the Buyer pursuant to the Notes) of the outstanding Class A Common Stock. The conversion price of the Notes is subject to a floor price (the floor price of the February Note being $1.22).

Upon the occurrence of an event of default under the Notes, the Buyer may elect to convert (each, an “Alternate Conversion”) all, or any part of, the outstanding principal, accrued interest and other amounts owing under the Notes (such portion, the “Alternate Conversion Amount”) into shares of Class A Common Stock at a conversion rate equal to the quotient of (x) the product of (A) the applicable redemption premium set forth in the Notes and (B) the Alternate Conversion Amount, divided by (y) the alternate conversion price determined in accordance with the Notes (the “Alternate Conversion Rate”). Upon the occurrence of an event of default under the Notes, the Company is required to deliver written notice to the Buyer within one (1) business day (an “Event of Default Notice”). At any time after the earlier of (a) the Buyer’s receipt of an Event of Default Notice and (b) the Buyer becoming aware of an event of default, the Buyer may require the Company to redeem all or any portion of the Notes at a 15% premium. Beginning on the earlier to occur of (x) the effective date of the initial registration statement filed with the SEC for the resale of the Conversion Shares and (y) August 1, 2025, and thereafter on the first trading day of each calendar month immediately following (each, an “Installment Date”) until the applicable Maturity Date, the Company shall repay the Buyer $183,333.33 towards the principal balance of the Notes, plus any then-accrued and unpaid interest, in cash or, provided certain conditions are satisfied, in shares of Class A Common Stock, at the Company’s option (collectively, the “Installment Amount”). In connection with a change of control of the Company (as specified in the Notes), the Buyer shall have the right to require the Company to redeem part or all of the Notes outstanding in cash at the applicable redemption price set forth in the Notes.

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The Buyer is subject to a leak-out agreement entered into at the Initial Closing, which governs the sale of shares of Class A Common Stock by the Buyer during the period (the “Restricted Period”) ending upon the earliest to occur of (i) such date as the Buyer no longer holds any Notes, (ii) the date of any redemption notice delivered with respect to any Notes then outstanding, (iii) such date upon which any breach by the Company of any term of the Purchase Agreement occurs, regardless of whether such breach is subsequently cured, and (iv) such date any event of default under the Notes occurs, regardless of whether such event of default is subsequently cured. During the Restricted Period, the Buyer is subject to sale limitations tied to the Company’s daily trading volume, as detailed in such leak-out agreement.

The Buyer Warrants are exercisable immediately upon issuance and have a term of exercise equal to three (3) years from the respective date of issuance. The exercise price of the Buyer Warrants is $3.303 per share (subject to adjustment as set forth therein).

A holder of the Buyer Warrants may not exercise any portion of such holder’s Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. In the event of a change of control of the Company (as specified in the Warrants), holders of the Warrants will have the right to receive the value of their Warrants calculated pursuant to a Black Scholes option pricing formula set forth in the Warrants, payable in cash.

The shares of Class A Common Stock underlying the Notes and the Buyer Warrants issued in connection with the Offering are registered for resale under registration statements filed with the SEC.

Pursuant to the Purchase Agreement, the Company agreed not to issue any Notes (other than to the Buyer as contemplated thereby) without the prior written consent of the holders of a majority of the outstanding Notes, issue any other securities that would cause a breach or default under the Notes or the Warrants, or file any other registration statement with the SEC (in each case, subject to certain exceptions) until after the effective date of the applicable resale registration statement. The Company has also agreed not to effect any variable rate transaction (as specified in the Purchase Agreement), other than an at-the-market offering permitted under the Purchase Agreement, until the later of (x) the 180th calendar day after the February Closing and (y) such date as no Notes remain outstanding.

Agile Subordinated Promissory Note

On July 1, 2026 (the “Effective Date”), the Company and its subsidiaries (together with the Company, the “Borrowers”) entered into a Subordinated Business Loan and Security Agreement (the “Loan Agreement”) with Agile Capital Funding, LLC, as collateral agent (“Collateral Agent”), and Agile Lending, LLC, as lead lender (“Lead Lender” and, together with any assignees party thereto, the “Lenders”). Pursuant to the Loan Agreement, the Borrowers issued a Subordinated Secured Promissory Note (the “Note”), dated July 1, 2026, in the aggregate principal amount of $2,100,000, and received $2,000,000 of proceeds, net of a $100,000 Administrative Agent Fee.

The Note is repayable in 32 weekly installments of $94,500, representing a payment multiplier of 1.44x, with all amounts due on February 10, 2027 (the “Maturity Date”). The Borrowers may voluntarily prepay the Note in full at any time; if repaid within 30, 45, or 60 days after the Effective Date, the total loan payoff amount is reduced to $2,625,000, $2,730,000, or $2,835,000, respectively.

The Note is secured by a continuing security interest in substantially all assets of the Borrowers (the “Collateral”), and both the Collateral and the Borrowers’ repayment obligations under the Note are subordinate to existing senior indebtedness, including indebtedness owed to CP BF Lending, LLC, 3i, LP, and Hudson Global Ventures, LLC.

The Loan Agreement contains customary covenants and events of default. Upon the occurrence of an Event of Default, the Lenders may, at their option, declare the entire unpaid principal balance of the Note, together with all accrued interest and other charges, immediately due and payable, and exercise any and all rights and remedies available under the Loan Agreement and applicable law, including repossession of the Collateral. In addition, interest on outstanding Obligations will accrue at the Default Rate, which is equal to the otherwise applicable interest rate plus five percentage points (5.00%).

Amendment of Charter or Bylaws

The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.

The affirmative vote of the holders of a majority in voting power of the shares of the Company entitled to vote thereon is required to amend, alter, change, or repeal any provision of the Charter or to adopt any new provision of the Charter; provided, however, that the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Company entitled to vote thereon is required to amend, alter, change, or repeal, or adopt any provision inconsistent with, any of Article V, Article VI, Article VII, Article VIII of the Charter. The affirmative vote of a majority of the authorized number of directors of the Board and the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class, is required to adopt, amend or repeal the Bylaws.

Additionally, so long as shares of Class B Common Stock remain outstanding, the Charter requires the approval of Mr. Davy, as Founder, to amend, repeal, waive, or alter any provision in Section A of Article IV (or adopt any provision inconsistent therewith) of the Charter that would adversely affect the rights of holders of shares of Class B Common Stock.

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Anti-Takeover Effects of Delaware Law and the Charter

Among other things, the Charter and Bylaws:

■	permit the Board to issue up to 75,000,000 shares of Preferred Stock, with any rights, preferences, and privileges as they may designate, including the right to approve an acquisition or other change of control;

■	provide that the authorized number of directors may be changed only by resolution of the Board;

■	provide that the Board is classified into three classes of directors;

■	provide that, subject to the rights of any series of Preferred Stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the Company’s capital stock entitled to vote generally at an election of directors;

■	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

■	require that any action to be taken by the Company’s stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

■	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

■	provide that special meetings of the Company’s stockholders may be called only by the chairperson of the Board, the Company’s Chief Executive Officer or by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors; and

■	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the voting power of the stock of the Company entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of the Company’s then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions makes it more difficult for the Company’s existing stockholders to replace the Board as well as for another party to obtain control of us by replacing the Board. Since the Board has the power to retain and discharge the Company’s officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Board to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change the Company’s control.

These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce the Company’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and may have the effect of delaying changes in the Company’s control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of the Company’s stock.

Certain Anti-Takeover Provisions of Delaware Law

Special Meetings of Stockholders

The Charter and the Bylaws provide that special meetings of our stockholders may be called only by the Chairman of the Board, the Chief Executive Officer of the Company, or the Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

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Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide that stockholders seeking to nominate candidates for election to the Board or to bring business before our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our the Bylaws, a stockholder’s notice needs to be received by the Secretary of the Company at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. The Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of shares of Class B Common Stock, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

Exclusive Forum Selection

The Charter provides that unless we consent in writing to the selection of an alternative forum to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (a) any derivative claim or cause of action brought on behalf of the Company; (b) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company, to the Company or its stockholders; (c) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, the Charter or the Bylaws; (d) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Charter or the Bylaws; (e) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (f) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine or otherwise related to the Company’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The Charter also requires that unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. The above shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Although the Company believes these provisions benefit us by providing increased consistency in the application of the DGCL in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

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Section 203 of the Delaware General Corporation Law

We have not opted out of the provisions of Section 203 of the DGCL regulating corporate takeovers under the Charter. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

■	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

■	an affiliate of an interested stockholder; or

■	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

■	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

■	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

■	on or subsequent to the date of the transaction, the initial business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, this provision makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Washington Business Corporation Act

The laws of the State of Washington, where the Company’s principal executive offices are located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. In particular, the WBCA prohibits a “target corporation,” subject to certain exceptions, from engaging in certain “significant business transactions” with a “person” or group of persons which beneficially own 10% or more of the voting securities of the target corporation, or an “acquiring person,” for a period of five years after such acquisition, unless (1) the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of acquisition or (2) the transaction or acquisition was approved by a majority of the members of the target corporation’s board of directors and approved at a securityholder meeting by at least two-thirds of the outstanding voting shares of the target corporation (excluding the acquiring person’s shares or shares over which the acquiring person has voting control) at or subsequent to the acquiring person’s share acquisition, subject to certain exceptions. Such prohibited transactions may include, among other things:

■	any merger or consolidation with disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

■	any termination of 5% or more of the employees of the target corporation or its subsidiaries employed in Washington as a result of the acquiring person’s acquisition of 10% or more of the shares; and

■	allowing the acquiring person to receive any disproportionate benefit as a stockholder.

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In some circumstances, such a business transaction may need to comply with “fair price” provisions specified in the statute. After the five-year period, a significant business transaction may take place as long as it complies with certain fair price provisions of the WBCA or is approved at an annual or special meeting of stockholders.

The Company will be considered a “target corporation” so long as its principal executive office is located in Washington, and: (i) a majority of its employees are residents of the state of Washington or it employs more than one thousand residents of the state of Washington; (ii) a majority of the Company’s tangible assets, measured by market value, are located in the state of Washington or it has more than $50.0 million worth of tangible assets located in the state of Washington; and (iii) any one of the following: (a) more than 10% of the Company’s stockholders of record are resident in the state of Washington; (b) more than 10% of the Company’s shares are owned of record by state residents; or (c) 1,000 or more of the Company’s stockholders of record are resident in the state of Washington.

If the Company meets the definition of a target corporation, the WBCA may have the effect of delaying, deferring, or preventing a future change of control.

Limitations on Liability and Indemnification of Officers and Directors

The Charter eliminates the Company’s directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

■	for any transaction from which the director derives an improper personal benefit;

■	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

■	for any unlawful payment of dividends or redemption of shares; or

■	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Charter requires the Company to indemnify and advance expenses, to the fullest extent permitted by applicable law, to its directors, officers, and agents. The Company maintains a directors’ and officers’ insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Charter prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, the Company has entered into separate indemnification agreements with the Company’s directors and officers. These agreements, among other things, require the Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Company’s directors or officers or any other company or enterprise to which the person provides services at the Company’s request.

We believe these provisions in the Charter are necessary to attract and retain qualified persons as directors and officers.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

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Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Warrant Agent

Continental Stock Transfer & Trust Company is the transfer agent for Common Stock and the warrant agent for Warrants.

Listing of Common Stock and Public Warrants

The Company’s Class A Common Stock is listed on The Nasdaq Capital Market under the symbol “BNZI,” and the Company’s Public Warrants are listed on The Nasdaq Capital Market under the symbol “BNZIW.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of (i) the purchase, ownership, and disposition of shares of our Class A Common Stock, (ii) the purchase, ownership, and disposition of our Pre-Funded Warrants, and (iii) the purchase, ownership, and disposition of our Common Warrants, which we refer to collectively as our securities. However, the following is for general information purposes only and does not purport to be a complete analysis of all potential tax effects related to our securities. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income taxation.

This discussion is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences related to the purchase, ownership, or disposition of our securities. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, the positions taken in this summary.

This discussion addresses only those beneficial owners of our securities that hold their securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax considerations for holders of the Buyer Warrants or Public Warrants, recipients of restricted shares of Class A Common Stock, or the tax considerations for any beneficial owners of founder shares. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

■	a bank or other financial institution;

■	a tax-exempt organization;

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■	a real estate investment trust;

■	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

■	an insurance company;

■	a regulated investment company or a mutual fund;

■	pension plans;

■	a “controlled foreign corporation” or a “passive foreign investment company;”

■	a dealer or broker in stocks and securities, or currencies;

■	a trader in securities that elects mark-to-market treatment;

■	a holder that is liable for the alternative minimum tax;

■	a holder that received shares, through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

■	a U.S. Holder that has a functional currency other than the U.S. dollar;

■	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion, or other integrated transaction;

■	a person required to accelerate the recognition of any item of gross income with respect to its shares as a result of such income being recognized on an applicable financial statement; or

■	a U.S. expatriate.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of our securities that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A “Non-U.S. Holder” means a beneficial owner of our securities (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds our securities, the U.S. federal income tax consequences of the purchase, ownership, and disposition of our securities to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or entity). Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds our securities, and any partners in such partnership, are urged to consult their own tax advisors with respect to the applicable tax consequences in light of their specific circumstances.

The tax consequences of the purchase, ownership and disposition of our securities will depend on your specific situation. You should consult with your own tax advisor as to the tax consequences of the purchase, ownership, and disposition of our securities in your particular circumstances, including the applicability and effect of any applicable alternative minimum tax and any state, local, foreign, or other tax laws and of changes in those laws.

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THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS. IN ADDITION, PROSPECTIVE HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO POTENTIAL CHANGES IN UNITED STATES FEDERAL TAX LAW AS WELL AS POTENTIAL CHANGES IN STATE, LOCAL OR NON-U.S. TAX LAWS.

Treatment of Pre-Funded Warrants

Although the matter is not entirely free from doubt, a Pre-Funded Warrant generally should be treated as a share of our Class A Common Stock for U.S. federal income tax purposes and a holder of Pre-Funded Warrants generally should be taxed in the same manner as a holder of Class A Common Stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of the share of Class A Common Stock acquired upon exercise of a Pre-Funded Warrant should include the holding period of such Pre-Funded Warrant. Similarly, the tax basis of the share of Class A Common Stock acquired upon exercise of a Pre-Funded Warrant should equal the tax basis of such Pre-Funded Warrant, increased by the exercise price of $0.0001. Each holder should consult his, her or its own tax advisor regarding the U.S. federal, state and local, and non-U.S tax consequences arising from and relating to the purchase, ownership and disposition of Pre-Funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this summary generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Tax Consequences for U.S. Holders

Taxation of Distributions

If Banzai pays distributions to U.S. Holders of shares of Class A Common Stock, Pre-Funded Warrants or Common Warrants (subject to the remainder of the discussion under this section, “Tax Consequences for U.S. Holders-Taxation of Distributions”), such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from Banzai’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such holder’s shares of Class A Common Stock, Pre-Funded Warrants or Common Warrants (subject to the remainder of the discussion under this section, “Tax Consequences for U.S. Holders-Taxation of Distributions”). Any remaining excess will be treated as gain realized on the sale or other disposition of Class A Common Stock, Pre-Funded Warrants or Common Warrants (subject to the remainder of the discussion under this section, “Tax Consequences for U.S. Holders-Taxation of Distributions”) and will be treated as described under the section of this prospectus titled “Tax Consequences for U.S. Holders-Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock or Pre-Funded Warrants” or “Tax Consequences for U.S. Holders-Sale, Exchange, Redemption or Expiration of a Common Warrant,” as the case may be, below.

Dividends that Banzai pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that Banzai pays to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

The taxation of a distribution (if any) received with respect to a Common Warrant is unclear. Although the matter is not free from doubt, we intend to treat any distribution (excluding constructive distribution as discussed under the heading “Tax Consequences for U.S. Holders-Possible Constructive Distributions”) to a holder of Common Warrants as a distribution with respect to our stock for U.S. federal income tax purposes, in which case, such a distribution would be treated as a distribution subject to the immediately preceding paragraphs. However, the matter is not entirely free from doubt, and U.S. Holders should consult their own tax advisors regarding the U.S. federal income consequences of distributions received with respect to Common Warrants.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock or Pre-Funded Warrants

A U.S. Holder will recognize gain or loss on the sale, taxable exchange or other taxable disposition of Class A Common Stock or Pre-Funded Warrants. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for Class A Common Stock or Pre-Funded Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. The amount of capital gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Common Stock or Pre-Funded Warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock or Pre-Funded Warrants will generally equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.

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Exercise of a Common Warrant

Except as discussed below with respect to the cashless exercise of a Common Warrant, a U.S. Holder will not recognize gain or loss upon the exercise of a Common Warrant. The U.S. Holder’s tax basis in the shares of our Class A Common Stock received upon exercise of the Common Warrant will generally be an amount equal to the sum of the U.S. Holder’s initial investment in the Common Warrant and the exercise price of such Common Warrant. A U.S. Holder’s holding period for Class A Common Stock received upon exercise of the Common Warrants will commence on the date of exercise of the Common Warrants and will not include the period during which the U.S. Holder held the Common Warrants.

The tax consequences of a cashless exercise of a Common Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in Class A Common Stock received would generally equal the holder’s tax basis in the Common Warrant exercised therefor. If the cashless exercise were treated as not being a realization event, a U.S. Holder’s holding period for Class A Common Stock would generally commence on the date of exercise of the Common Warrant or the day following the date of exercise of the Common Warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of Class A Common Stock would include the holding period of the Common Warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain, or loss is recognized. In such event, a U.S. Holder would be deemed to have surrendered a number of Common Warrants having a fair market value equal to the exercise price paid for the total number of Common Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of Class A Common Stock represented by the Common Warrants deemed surrendered and the U.S. Holder’s tax basis in the Common Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in Class A Common Stock received would equal the sum of the U.S. Holder’s initial investment in the Common Warrants exercised and the exercise price of such Common Warrants. A U.S. Holder’s holding period for Class A Common Stock received upon exercise of the Common Warrants will commence on the date of exercise of the Common Warrants and will not include the period during which the U.S. Holder held the Common Warrants.

Alternative characterizations are also possible. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Common Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Common Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s tax basis in the Common Warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the Common Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. If a Common Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Common Warrant. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Common Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Common Warrant may be exercised or to the exercise price of the Common Warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities-Common Warrants to be issued in this offering.” An adjustment which has the effect of preventing dilution in the event of a stock dividend is generally not a taxable event. Nevertheless, a U.S. Holder of Common Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease to the exercise price) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution as described under the section of this prospectus entitled “Tax Consequences for U.S. Holders-Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.

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Tax Consequences for Non-U.S. Holders

Taxation of Distributions

Subject to the discussions below regarding the Foreign Account Tax Compliance Act and backup withholding, in general, any distributions that Banzai makes to a Non-U.S. Holder of shares of Class A Common Stock, Pre-Funded Warrants or Common Warrants (subject to the remainder of the discussion under this section “Tax Consequences for Non-U.S. Holders-Taxation of Distributions”), to the extent paid out of Banzai’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder), Banzai will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend paid to Non-U.S. Holders of Class A Common Stock, Pre-Funded Warrants or Common Warrants will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Class A Common Stock, Pre-Funded Warrants or Common Warrants (subject to the remainder of the discussion under this section “Tax Consequences for Non-U.S. Holders-Taxation of Distributions”) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of Class A Common Stock, Pre-Funded Warrants or Common Warrants (subject to the remainder of the discussion under this section “Tax Consequences for Non-U.S. Holders-Taxation of Distributions”), which will be treated as described under the section of this prospectus titled “Tax Consequences for Non-U.S. Holders-Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock, Pre-Funded Warrants or Common Warrants” below.

Dividends that Banzai pays to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

As described above under the heading “Tax Consequences for U.S. Holders-Taxation of Distributions,” the taxation of a distribution received with respect to a Common Warrant is unclear. Although the matter is not free from doubt, we intend to treat any distribution (excluding constructive distribution as discussed under the heading “Tax Consequences for Non-U.S. Holders-Possible Constructive Distributions”) to a holder of Common Warrants as a distribution with respect to our stock for U.S. federal income tax purposes, in which case, such a distribution would be treated as a distribution subject to the remainder of the discussion under this heading. However, the matter is not entirely free from doubt, and Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income consequences of distributions received with respect to Common Warrants.

Exercise of a Common Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Common Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Common Warrant by a U.S. Holder, as described under the section of this prospectus entitled “Tax Consequences for U.S. Holders-Exercise of a Common Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the Non-U.S. Holder would be the same as those described below in the section of this prospectus entitled “Tax Consequences for Non-U.S. Holders-Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock, Pre-Funded Warrants or Common Warrants.”

Possible Constructive Distributions

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The terms of each Common Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Common Warrant may be exercised or to the exercise price of the Common Warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities-Common Warrants to be issued in this offering.” An adjustment which has the effect of preventing dilution in the event of a stock dividend is generally not a taxable event. Nevertheless, a Non-U.S. Holder of Common Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease to the exercise price) as a result of a distribution of cash to the holders of shares of our Class Common Stock which is taxable to such holders as a distribution as described under the section of this prospectus entitled “Tax Consequences for Non-U.S. Holders-Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if such Non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.

Gain on Sale, Exchange, or Other Taxable Disposition of Class A Common Stock, Pre-Funded Warrants or Common Warrants

Subject to the discussions below regarding the Foreign Account Tax Compliance Act and backup withholding, a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of Class A Common Stock or a sale, taxable exchange, expiration, redemption or other taxable disposition of our Pre-Funded Warrants or Common Warrants unless:

■	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

■	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

■	Banzai is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and, in the case where Class A Common Stock is traded on an established securities market, such Non-U.S. Holder has owned, directly or constructively, more than 5% of Class A Common Stock at any time within the shorter of the five-year period or such Non-U.S. Holder’s holding period for its Class A Common Stock.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

Banzai will be classified as a United States real property holding corporation if the fair market value of Banzai’s “United States real property interests” equals or exceeds 50% of the sum of the fair market value of Banzai’s worldwide real property interests plus Banzai’s other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Banzai does not believe it currently is or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

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Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and, subject to the below discussion of proposed Treasury Regulations, the gross proceeds of dispositions of, our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. Under proposed Treasury Regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed Treasury Regulations until final Treasury Regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of our securities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Class A Common Stock or Pre-Funded Warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding

Payments of dividends on our securities or proceeds received in connection with the sale, exchange or other taxable disposition of our securities may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Hunter Taubman Fischer & Li LLC.

EXPERTS

The consolidated financial statements of Banzai International, Inc. as of December 31, 2024 and for the year ended December 31, 2024, before the effects of the retrospective adjustments related to the 1-for-20 reverse stock split of Banzai International, Inc.’s Class A and Class B common stock, effective May 8, 2026, as disclosed in Note 1 to the consolidated financial statements, included in this prospectus and in the registration statement have been audited by Marcum, LLP, independent registered public accounting firm, as set forth in their report which report includes an explanatory paragraph related to the substantial doubt about the Company’s ability to continue as a going concern, appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

The financial statements of Banzai International, Inc. as of December 31, 2025 and for the year ended December 31, 2025 included in this prospectus and in the registration statement have been audited by Bush & Associates CPA LLC, independent registered public accounting firm, as set forth in their report which report includes an explanatory paragraph related to the substantial doubt about the Company’s ability to continue as a going concern, appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.

The financial statements of ConnectAndSell, Inc. as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025 have been audited by SingerLewak LLP, independent registered public accounting firm, as stated in their report thereon which report expresses an unqualified opinion and includes an explanatory paragraph related to substantial doubt about ConnectAndSell, Inc.’s ability to continue as a going concern, and are included in this Prospectus and in the Registration Statement in reliance on such report and upon the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly, and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Our website address is www.banzai.io. Through our website, we make available, free of charge, certain documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

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BANZAI INTERNATIONAL INC

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 2, 2026 (“Closing Date”), Banzai International, Inc. (“Banzai” or the “Company”) and Banzai Acquisition Sub, Inc. (“Acquisition Sub”), a wholly-owned subsidiary of Banzai, entered into an Asset Purchase Agreement (the “APA”) with ConnectAndSell, Inc. (“C&S”), pursuant to which Acquisition Sub agreed to acquire substantially all of the assets and assume certain specified liabilities of C&S (the “Acquisition”).

The following unaudited pro forma condensed combined financial information presents the combination of the historical consolidated financial statements of Banzai and C&S and is intended to provide you with information about how the Acquisition might have affected Banzai’s historical financial statements.

The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Banzai and C&S as of March 31, 2026 on a pro forma basis as if the Acquisition had occurred as of that date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025, and the three months ended March 31, 2026, combines the historical statements of operations of Banzai and C&S for such periods on a pro forma basis as if the Acquisition and Transaction Financing (see Note B) had occurred on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.

The following unaudited pro forma condensed combined financial information gives effect to the following:

▪	Identification and reclassification of certain C&S historical financial information to conform to Banzai’s presentation of similar revenues and expenses on the statements of operations, including reclassification of C&S’s engineering, research and development expense and sales and marketing expense into general and administrative expense, and separate presentation of depreciation and amortization expense consistent with Banzai’s presentation (see Note 2);

▪	The Acquisition, which is expected to be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, the total purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed of C&S based on their estimated fair value. The allocation of the estimated purchase price to assets acquired and liabilities assumed is preliminary and based on the historical book values recorded on C&S’ balance sheet and information as of the date of this Current Report on Form 8-K. No fair value adjustments have been made to the acquired assets because the valuation of such assets and the purchase price allocation is pending completion. As such, other adjustments, including expense associated with the allocation of the purchase price to the acquired assets (i.e., amortization expense), have not been made. The final purchase price allocation will be reflected in subsequent periodic reports filed with the SEC;

▪	Estimates of the related income tax effects of the pro forma adjustments.

Accordingly, the actual adjustments may differ materially from those reflected in the unaudited pro forma condensed combined financial information and, upon completion of acquisition accounting, the purchase price will be finalized and the values assigned to assets and liabilities may change significantly from those reflected herein.

The pro forma financial information has been prepared by management in accordance with SEC Regulation S-X Article 11, Pro Forma Financial Information, as amended, and are not necessarily indicative of the financial position or results of operations that would have been realized if the aforementioned transactions had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

The unaudited pro forma condensed combined financial information was derived from and should be read together with the accompanying notes to the unaudited pro forma condensed combined financial information, Banzai’s historical consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in its annual report on Form 10-K for the fiscal year ended December 31, 2025, and its quarterly report on Form 10-Q for the three months ended March 31, 2026. The unaudited pro forma condensed combined financial information was also derived from and should be read together with C&S’s historical financial statements filed as an exhibit to this Current Report on Form 8-K.

Capitalized words not otherwise defined herein, shall have the meaning set forth in the APA.

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Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2026

(in thousands)

	Banzai (Historical)	ConnectAndSell (Historical)	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash	$137	$453	$(1,203)	(A)(F)	6,000	(B)	$5,387
Accounts receivable	668	1,143	(1,143)	(F)			668
Prepaid expenses and other current assets	855	174		(F)			1,029
Other receivables	—	39	(39)	(F)			—
Operating lease right-of-use assets, current	—	30	(30)	(F)			—
Total current assets	1,660	1,839	(2,415)		6,000		7,084

Property and equipment, net	—	15		(F)			15
Intangible assets, net	7,737	912		(F)			8,649
Goodwill	21,992	—	18,978	(F)			40,970
Operating lease right-of-use assets	49	—					49
Bifurcated embedded derivative asset – related party	—	—					—
Deferred offering costs	32	—					32
Other assets	4	43	(19)	(F)			28
Total assets	31,474	2,809	16,544		6,000		56,827

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	2,971	953	(953)	(F)			2,971
Accrued expenses and other current liabilities	4,068	991	(957)	(F)(H)			4,102
Convertible notes – related party	5,117	—					5,117
Convertible notes, carried at fair value	1,890	—					1,890
Convertible notes (Yorkville)	571	—					571
Convertible Note – Transaction Financing	-	—			4,000	(B)	4,000
Notes payable, carried at fair value	2,258	—			2,000	(B)	4,258
Private placement warrant liability	1,250	—					1,250
Current portion of long-term debt	—	4,962	(3,162)	(A)(D) (F)			1,800
Deferred Cash Payment liability	—	—	4,750	(A)(B)			4,750
Financial instruments – related party	13	—					13
Earnout liability	500	—	60	(A)(C)			560
Due to related party	—	4,139	(4,139)	(F)			—
Deferred revenue	3,547	6,843		(F)(G)			10,390
Deferred stock liability	—	1,334	(1,334)	(F)			—
Operating lease liabilities, current	30	31	(31)	(F)			30
Total current liabilities	22,215	19,253	(5,766)		6,000		41,702

Deferred revenue, non-current	117	—					117
Deferred tax liability	1,026	—		(I)			1,026
Holdback liability	—	—	1,340	(E)			1,340
Operating lease liabilities, non-current	19	—					19
Total liabilities	23,377	19,253	(4,426)		6,000		44,204

Commitments and contingencies

Stockholders’ equity:
Common Stock	—	3	(3)	(F)			—
Preferred Stock	—	—	—				—
Series A and B convertible preferred stock	—	1,288	(1,288)	(F)			—
Additional paid-in capital	117,346	40,366	(35,806)	(A)(F)			121,906
Accumulated other comprehensive (loss) income	(60)	—	—				(60)
Accumulated deficit	(109,189)	(58,101)	58,067	(F)(H)			(109,223)
Stockholders’ equity	8,097	(16,444)	20,970		-		12,623
Total liabilities and stockholders’ equity	$31,474	$2,809	$16,544		$6,000		$56,827

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

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Unaudited Pro Forma Condensed Combined Statement of Operations

Three Months Ended March 31, 2026

(in thousands, except per share data)

	Banzai (Historical)	ConnectAndSell (Historical)	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Reclassification Adjustments	Notes	Pro Forma Combined
Operating income:
Revenue	$2,696	$3,091							$5,787
Cost of revenue	521	376							897
Gross profit	2,175	2,715	—		—		—		4,890

Operating expenses:
General and administrative expenses	7,650	701					2,052	(AA) (BB)	10,403
Engineering, research and development	—	804					(804)	(AA)	—
Sales and marketing	—	1,423					(1,423)	(AA)	—
Depreciation and amortization expense	305	—					175	(BB)	480
Total operating expenses	7,955	2,928	—		—		—		10,883

Operating loss	(5,780)	(213)	—		—		—		(5,993)

Other expenses (income):
Interest income	(3)	—							(3)
Interest expense	9	299							308
Interest expense – related party	194	—							194
Gain on extinguishment of liabilities	—	—							—
Loss on debt issuance	49	—							49
Loss on Private Placement Issuance	1,598	—							1,598
Loss on extinguishment of debt, net	6	—							6
Change in fair value of financial instruments	608	—							608
Change in fair value of financial instruments – related party	22	—							22
Change in fair value of convertible notes	(372)	—							(372)
Loss on Yorkville SEPA advances	28	—							28
Other (income) expense, net	550	(1)							549
Total other expenses, net	2,689	298	—		—		—		2,987
Loss before income taxes	(8,469)	(511)	—		—		—		(8,980)
Income tax expense (benefit)	(52)	7							(45)
Net loss	$(8,417)	$(518)	$—		$—		$—		$(8,935)

Net loss attributable to common shareholders	$(8,417)	$(518)	$—		$—		$—		$(8,935)

Net loss per share attributable to common shareholders
Basic and diluted	$(11.69)	$—	$—		$—		$—		$(3.31)

Weighted average common shares outstanding (in thousands)
Basic and diluted	720	—	—		—		—		2,700

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

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Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2025

(in thousands, except per share data)

	Banzai (Historical)	ConnectAndSell (Historical)	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Reclassification Adjustments	Notes	Pro Forma Combined
Operating income:
Revenue	$12,161	$14,716							$26,877
Cost of revenue	2,189	1,999							4,188
Gross profit	9,972	12,717	—		—		—		22,689

Operating expenses:
General and administrative expenses	27,287	2,798	34	(H)			8,697	(AA) (BB)	38,816
Engineering, research and development		3,123					(3,123)	(AA)	—
Sales and marketing		6,339					(6,339)	(AA)	—
Depreciation and amortization expense	1,150	—					765	(BB)	1,915
Total operating expenses	28,437	12,260	34		—		—		40,731

Operating loss	(18,465)	457	(34)		—		—		(18,042)

Other expenses (income):
Interest income	(3)	—							(3)
Interest expense	1,228	2,472	91	(D)	1,504	(B)			5,295
Interest expense – related party	1,157	—							1,157
Gain on extinguishment of liabilities	(4,489)	—							(4,489)
Gain on release of Vidello revenue holdback	(973)	—							(973)
Loss on debt issuance	444	—							444
Loss on Private Placement Issuance	4,874	—							4,874
Loss on issuance of term notes	111	—							111
Loss on issuance of convertible bridge notes	153	—							153
Loss on extinguishment of debt, net	2,403	1,085							3,488
Change in fair value of financial instruments	—	—							—
Change in fair value of warrant liability	(1,244)	—							(1,244)
Change in fair value of warrant liability – related party	(2)	—							(2)
Change in fair value of bifurcated embedded derivative assets – related party	54	—							54
Change in fair value of convertible notes	(1,987)	—							(1,987)
Change in fair value of term notes	173	—							173
Change in fair value of convertible bridge notes	(46)	—							(46)
Loss on Yorkville SEPA advances	974	—							974
Vidello earnout expense	486	—							486
Failed acquisition costs	1,382	—							1,382
Other (income) expense, net	(727)	5							(722)
Total other expenses, net	3,968	3,562	91		1,504		—		9,125
Loss before income taxes	(22,433)	(3,105)	(125)		(1,504)		—		(27,167)
Income tax expense (benefit)	61	6							67
Net loss	$(22,494)	$(3,111)	$(125)		$(1,504)		$—		$(27,234)

Net loss attributable to common shareholders	$(22,494)	$(3,111)	$(125)		$(1,504)		$—		$(27,234)

Net loss per share attributable to common shareholders
Basic and diluted	$(5.95)	$—	$—		$—		$—		$(4.73)

Weighted average common shares outstanding (in thousands)
Basic and diluted	3,783	—	—		—		—		5,763

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(dollar amounts in thousands, except per share data)

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and Article 11 of Regulation S-X. The accompanying pro forma condensed combined financial information is based on the historical consolidated financial statements of Banzai and the historical financial statements of C&S after giving effect to the Acquisition as well as certain reclassifications (see Note 2).

The pro forma financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Banzai as the acquirer of C&S. Under the acquisition method of accounting, Banzai must record assets acquired and liabilities assumed from C&S at the Closing Date. Because the Closing Date occurred just prior to the filing of these pro forma financial statements, the allocation of the estimated purchase price to assets acquired and liabilities assumed is preliminary and based on the historical book values recorded on C&S’ balance sheet and information as of the date of this Current Report on Form 8-K. No fair value adjustments have been made to the acquired assets because the valuation of such assets and the purchase price allocation is pending completion. As such, other adjustments, including expense associated with the allocation of the purchase price to the acquired assets (i.e., amortization expense), have not been made.

The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Banzai and C&S as of March 31, 2026 on a pro forma basis as if the Acquisition had occurred as of that date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025, and the three months ended March 31, 2026 combines the historical statements of operations of Banzai and C&S for such periods on a pro forma basis as if the Acquisition and Transaction Financing (see Note B) had occurred on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026 has been prepared using, and should be read in conjunction with, the following:

▪	Banzai’s unaudited condensed consolidated balance sheet as of March 31, 2026, and the related notes as included in Banzai’s quarterly report on Form 10-Q for the three months ended March 31, 2026; and
▪	C&S’s unaudited balance sheet as of March 31, 2026, and the related notes as filed as an exhibit to this Current Report on Form 8-K.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, and the three months ended March 31, 2026, has been prepared using, and should be read in conjunction with, the following:

▪	Banzai’s audited consolidated statement of operations for the year ended December 31, 2025, and the related notes included in Banzai’s annual report on Form 10-K for the fiscal year ended December 31, 2025; and Banzai’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2026, included in Banzai’s quarterly report on Form 10-Q for such period; and
▪	C&S’s audited statements of operations for the year ended December 31, 2025, and the related notes as filed as an exhibit to this Current Report on Form 8-K; and C&S’s unaudited statement of operations for the three months ended March 31, 2026, and the related notes as filed as an exhibit to this Current Report on Form 8-K.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Acquisition.

The pro forma adjustments reflecting the completion of the Acquisition are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material.

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The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations would have been had the Acquisition taken place on the date indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company.

Note 2 — Accounting Policies and Reclassifications

As part of preparing the unaudited pro forma condensed combined financial information, Banzai conducted a review of the accounting policies and practices of C&S to determine if differences in accounting policies and practices require reclassification of results of operations to conform to Banzai’s accounting policies and practices.

The following reclassifications were made to C&S’s historical financial statements to conform to Banzai’s financial statement presentation:

Note AA — Engineering, research and development expense, and sales and marketing expense, previously presented by C&S as separate line items within operating expenses, have been reclassified to general and administrative expense, consistent with Banzai’s presentation.

Note BB — Depreciation and amortization expense has been reclassified as a separate line item within operating expenses, consistent with Banzai’s presentation.

These reclassifications have no effect on pro forma net loss or total pro forma stockholders’ equity (deficit).

Note 3 — Transaction Accounting Adjustments

The following describes each transaction accounting adjustment to the unaudited pro forma condensed combined balance sheet and statements of operations.

Note A — Purchase Consideration

The aggregate purchase consideration for the Acquisition is estimated at $13,260, comprised of the following:

Component	Amount
Cash consideration (see Note B)	$5,500
Shares of Banzai Class A Common Stock and/or Pre-Funded Warrants	5,900
Of which: Holdback Shares withheld at Closing (see Note E)	(1,340)
Employee Indebtedness Promissory Note (see Note D)	1,800
Contingent consideration (earn-out) (see Note C)	60
Total estimated consideration	$13,260

Pursuant to the APA, $5,500 of the aggregate consideration is payable in cash, consisting of: (i) $750 payable at Closing; (ii) $1,500 as the First Deferred Cash Payment; and (iii) $3,250 as the Second Deferred Cash Payment. The First Deferred Cash Payment is due and payable as soon as the Company has available cash and in any event within thirty (30) days of the Closing Date. The Second Deferred Cash Payment is due and payable within three (3) business days following the earlier of (i) the date the SEC declares effective the registration statement covering the securities issued in the Private Placement and (ii) December 31, 2026. If the Second Deferred Cash Payment becomes due and payable after September 30, 2026, the amount payable will be increased by simple interest at 8% per annum from September 30, 2026 until paid. No pro forma adjustment has been recorded for such contingent interest, as the obligation to pay interest would not arise until after the pro forma balance sheet date.

The total number of shares of Common Stock and Pre-Funded Warrants issued in connection with the Acquisition was 1,980,092, which was determined by dividing the $5,900 stock consideration by the Closing VWAP of $2.97966, defined in the APA as the 5-day volume-weighted average price of Banzai’s Class A Common Stock ending on the trading day immediately preceding the Agreement Date.

The 1,980,092 total shares and Pre-Funded Warrants was comprised of 294,917 shares of Common Stock and 1,685,175 Pre-Funded Warrants. The number of shares of Common Stock issued was determined to be the number of shares that would cause the holder to own not more than 9.99% of the shares of Banzai Common Stock outstanding immediately following Closing. Pre-Funded Warrants were issued in lieu of shares of Common Stock for the remainder of the $5,900 stock consideration (i.e., to the extent that issuance of shares would have caused the holder to exceed owning 9.99% of the shares of Banzai Common Stock outstanding immediately following Closing).

110

In addition, the APA provides that the aggregate number of shares issued to C&S may not exceed 19.99% of the total number of shares of Banzai Class A Common Stock and Class B Common Stock outstanding immediately prior to Closing (the “Nasdaq Issuance Cap”). Shares underlying Pre-Funded Warrants are exercisable upon stockholder approval of the issuance; such approval is required to be obtained within 120 days of Closing. If stockholder approval is not obtained within 120 days of closing, the Company is required, within 30 days thereafter, to pay in cash an amount equal to the Closing Non-Cash Consideration (i.e., the equity and warrant component of the Closing Consideration, excluding the Employee Indebtedness Note). Upon receipt of such cash payment, the Pre-Funded Warrants corresponding to the Shares for which such payment was made (being the warrants covering Shares that would have exceeded the Nasdaq Issuance Cap of 19.99%) shall be surrendered by Seller for cancellation. For the avoidance of doubt, Seller retains all Shares issued at closing and any Pre-Funded Warrants exercisable for Shares that do not exceed the 19.99% threshold.

The APA also provides that if the VWAP of the Shares over the five trading days immediately preceding the earlier of (i) the 120th day following the Closing Date and (ii) the Effective Date (i.e., the effective date of the Form S-3 registration statement covering the resale of shares issuable pursuant to the APA) (such earlier date, the “Measurement Date”) is less than the Closing VWAP, Banzai will issue to Seller an additional number of shares equal to the difference between (x) the number of Shares that would have been issued at closing using the Measurement Date VWAP and (y) the 1,980,092 Shares of Common Stock and Pre-Funded Warrants issued at closing subject to a floor of 85% of the Closing VWAP (i.e. $2.532711). If the Measurement Date VWAP equals the floor price, the maximum number of additional shares issuable under this provision would be approximately 349 thousand shares, representing approximately $1,041 of additional stock consideration at the Closing VWAP, illustrated as follows:

Sensitivity analysis for hypothetical additional shares issuable at the Measurement Date
Measurement Date VWAP	% of Closing VWAP	Total Shares at Measurement VWAP	Less: Shares Issued at Closing	Additional Shares	Additional Value at Closing VWAP
$2.97966	100%	1,980,092	(1,980,092)	—	$—
$2.83068	95%	2,084,305	(1,980,092)	104,213	$311
$2.68170	90%	2,200,099	(1,980,092)	220,007	$656
$2.53271	85% (floor)	2,329,517	(1,980,092)	349,425	$1,041

The Holdback Shares, representing $1,340 of the stock consideration, are withheld by Banzai for 12 months as security for indemnification obligations under the APA. The number of Holdback Shares is fixed at closing based on the Closing VWAP. The Holdback Shares are presented as a non-current liability of $1,340 on the unaudited pro forma condensed combined balance sheet; see Note E below.

Note B — Transaction Financing

On July 1, 2026, the Company entered into a subordinated business loan and security agreement with Agile Lending, LLC (“Agile”) and Agile Capital Funding, LLC as the collateral agent (“Agile Funding”) and issued a subordinated secured promissory note (the “Agile Note”) for an aggregate principal amount of $2,100 and received net proceeds of $2,000, after administrative agent fees of $100 paid to Agile Funding, with a maturity date of February 4, 2027. The Agile Note bears interest at a rate of 44%. The Agile Note is classified as a current liability on the unaudited pro forma condensed combined balance sheet. Consistent with the Company’s existing Agile Notes, the Agile Note is expected to be measured at fair value under the fair value option.

The proceeds of the Agile Note are being used to fund the $750 cash consideration payable at Closing, to provide post-Acquisition working capital, and potentially to partially fund the First and/or Second Deferred Cash Payments.

In order to provide additional financing in connection with the Acquisition (“Transaction Financing”), the Company is expected to issue a convertible promissory note (the “Financing Note”) with a principal amount of $4,000. The Financing Note had not yet closed as of the filing date of this unaudited pro forma condensed combined financial information included in this Current Report on Form 8-K. For purposes of the pro forma interest expense adjustment, the Company estimates the Financing Note to have a 1 year term and an interest rate of 12% per annum. The proceeds of the Private Placement are expected to be used to partially fund the First and/or Second Deferred Cash Payments.

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet reflect:

(i)	a $2,000 increase to cash representing the net proceeds of the Agile Note;
(ii)	a $4,000 increase to cash representing the net proceeds of the Financing Note;

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(ii)	a $2,000 increase to current liabilities representing the Agile Note at its initial fair value, equal to net cash proceeds;
(iii)	a $4,000 increase to current liabilities representing the Financing Note at its initial fair value;
(iv)	a $453 decrease to cash representing C&S’ cash and cash equivalents excluded from Purchased Assets pursuant to the APA;
(v)	a $750 decrease to cash representing the cash consideration paid at Closing;
(vi)	a $1,500 increase to current liabilities representing the First Deferred Cash Payment; and
(vii)	a $3,250 increase to current liabilities representing the Second Deferred Cash Payment.

The pro forma adjustments to the unaudited pro forma condensed combined statements of operations reflect, for the year ended December 31, 2025 only: (i) contractual financing charges of $924 and amortization of administrative agent fees of $100 related to the Agile Note, totaling $1,024; and (ii) interest expense of $480 related to the Financing Note, calculated at 12% per annum on the $4,000 principal for the one year term, for a combined pro forma adjustment of $1,504, as an estimation of the cost of the financing as if the Agile Note and the Financing Note had been outstanding from January 1, 2025, the beginning of the earliest period presented. No adjustment has been recorded for the three months ended March 31, 2026, since the full term of the Agile Note and the Financing Note would have elapsed prior to January 1, 2026 under this assumption.

Note C — Contingent Consideration (Earn-Out)

The APA provides for contingent earn-out payments (the “Earn-Out Consideration”) payable during the twelve-month period following the Closing Date (the “Earn-Out Period”), contingent upon C&S achieving specified monthly recurring revenue (“MRR”) targets. The Base Earn-Out of $2,000 is payable if Year 1 MRR is at least 95% of Closing MRR, and is payable in cash or, at the Company’s option, in shares of Common Stock and/or Pre-Funded Warrants. An additional Performance Earn-Out is payable if Year 1 MRR exceeds Closing MRR, equal to (i) 3x the amount of such excess if the excess is $333,333 or less, or (ii) 6x the amount of such excess if the excess is greater than $333,333; the Performance Earn-Out Consideration is payable solely in shares of Common Stock and/or Pre-Funded Warrants.

Under ASC 805, contingent consideration is measured at fair value at the Closing Date and included in the total consideration transferred. Based on management’s probability assessment of the achievement of the MRR targets, the fair value of the Earn-Out Consideration has been estimated at $60. This estimate is subject to significant judgment and uncertainty; the actual fair value may differ materially. Changes in the fair value of the earn-out liability after the Closing Date will be recognized in earnings in subsequent periods and are not reflected in the unaudited pro forma condensed combined statement of operations.

Note D — Employee Indebtedness Note

Pursuant to the APA, the Company issued to C&S an Employee Indebtedness Note in the principal amount of $1,800, bearing interest at 8% per annum, payable in four equal quarterly installments. The Employee Indebtedness Note is classified as a current liability on the unaudited pro forma condensed combined balance sheet.

The pro forma adjustments reflect: (i) $1,800 as a new liability representing the Employee Indebtedness Note; and (ii) additional interest expense of $91 for the year ended December 31, 2025, calculated at 8% per annum as if the Employee Indebtedness Note had been outstanding from January 1, 2025, the beginning of the earliest period presented.

Note E — Holdback Shares

Pursuant to Section 3.4 of the APA, shares representing $1,340 of the $5,900 stock consideration (the “Holdback Shares”) are withheld by Banzai at the Closing for a period of twelve (12) months as security for C&S’s indemnification obligations under the APA. The Holdback Shares constitute the sole recourse for general indemnification claims under Section 9.2(a) of the APA (subject to a deductible equal to 1% of the Purchase Price and a per-item threshold of $35,000). At the end of the holdback period, unencumbered Holdback Shares are delivered to C&S. Holdback Shares applied to indemnification claims are valued at the greater of the Closing VWAP and the 5-day VWAP immediately preceding the date on which the applicable claim is finally resolved.

Because the Holdback Shares are not delivered to C&S at Closing, the Company has recognized the holdback obligation as a non-current liability of $1,340 on the unaudited pro forma condensed combined balance sheet, with the remaining $4,560 of stock consideration recorded as additional paid-in capital. The total consideration transferred is unchanged at $13,260. The Holdback Shares are treated as legally issued and outstanding for purposes of the pro forma loss per share calculation (Note I).

112

Note F — Preliminary Purchase Price Allocation

The Acquisition is expected to be accounted for as a business combination under ASC 805. The following table presents the preliminary allocation of the purchase price to the identifiable assets acquired and liabilities assumed:

Assets acquired
Prepaid expenses and other current assets	$174
Property and equipment, net	15
Intangible assets	912
Other assets	24
Total assets acquired	1,125
Liabilities assumed:
Deferred revenue	(6,843)
Net assets (liabilities) acquired	(5,718)
Total estimated consideration	13,260
Goodwill	$18,978

The allocation of the estimated purchase price to assets acquired and liabilities assumed is preliminary and based on the historical book values recorded on C&S’ balance sheet and information as of the date of this Current Report on Form 8-K. No fair value adjustments have been made to the acquired assets because the valuation of such assets and the purchase price allocation is pending completion. As such, other adjustments, including expense associated with the allocation of the purchase price to the acquired assets (i.e., amortization expense), have not been made. The preliminary purchase price allocation is subject to change as additional information becomes available and as additional analyses are performed. The final purchase price allocation is expected to be completed no later than one year from the Closing Date and will be reflected in subsequent periodic reports filed with the SEC. The final purchase price allocation may differ materially from the amounts reflected herein.

The excess of total consideration over the net identifiable liabilities assumed has been allocated to goodwill. The goodwill is attributable to the assembled workforce, expected synergies, and the going-concern value of C&S’s business. All goodwill is expected to be deductible for income tax purposes over 15 years as an asset acquisition under Section 197 of the Internal Revenue Code.

Note G — Deferred Revenue

C&S’s deferred revenue as of the Closing Date ($6,843 in the aggregate) is recognized at its carrying value on the unaudited pro forma condensed combined balance sheet under ASU 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires an acquirer to recognize and measure contract liabilities acquired in a business combination in accordance with ASC 606, rather than at fair value. Accordingly, no fair value adjustment to C&S’s deferred revenue has been reflected in this unaudited pro forma condensed combined financial information. No income statement adjustment is required for the periods presented, as the deferred revenue will be recognized as C&S performs its remaining obligations under the applicable customer contracts.

Note H — Transaction Costs

Transaction costs of $34 representing attorney’s fees directly attributable to the Acquisition incurred after March 31, 2026 have been reflected as a pro forma adjustment, increasing general and administrative expense, with a corresponding decrease to retained earnings in the unaudited pro forma condensed combined balance sheet. Per Regulation S-X Article 11, nonrecurring transaction costs are included in the annual period unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 only and excluded from the interim period for the three months ended March 31, 2026. These costs are not expected to have a continuing impact on the combined company.

Transaction costs of approximately $1 and $10 were incurred by Banzai in the year ended December 31, 2025 and three months ended March 31, 2026, respectively, and approximately $84 and $151 was incurred by C&S in the year ended December 31, 2025 and three months ended March 31, 2026, respectively. These amounts are included in the respective historical financial statements and are not reflected as pro forma adjustments. Additional transaction costs of $356 were incurred by C&S after March 31, 2026, which are not reflected as pro forma adjustments.

113

Note I — Income Taxes

No income tax adjustment has been reflected in the unaudited pro forma condensed combined balance sheet or statement of operations for any period presented. In an asset acquisition accounted for as a business combination under ASC 805, deferred tax liabilities may arise from the difference between the fair values of acquired assets and their respective tax bases. However, the deferred tax consequences of this Acquisition are not determinable pending completion of the preliminary purchase price allocation and the related fair value assessments. Additionally, the Company maintains a full valuation allowance against its net deferred tax assets, and any incremental deferred tax liability arising from this Acquisition is expected to be offset by a corresponding reduction in the valuation allowance with no net income tax effect. Accordingly, no income tax adjustment has been reflected in this unaudited pro forma condensed combined financial information.

Note J — Pro Forma Loss Per Share

The following table presents the computation of pro forma basic and diluted loss per share for each period presented:

	Three months ended March 31, 2026	Year ended December 31, 2025
Numerator:
Pro forma net loss	$(8,935)	$(27,234)

Denominator: (in thousands)
Historical weighted average shares outstanding - basic	720	3,783
Pro forma shares issued in Acquisition (Note A)	1,980	1,980
Pro forma weighted average shares outstanding - basic and diluted	2,700	5,763

Pro forma basic and diluted loss per share	$(3.31)	$(4.73)

Shares issued reflect an assumed Closing VWAP of $2.97966 per share ($5,900 ÷ $2.97966 = 1,980,092 shares).

Per Article 11 of Regulation S-X, shares issued in an acquisition are assumed to have been outstanding from January 1, 2025, the beginning of the earliest period presented. Accordingly, 1,980,092 pro forma shares are included in the weighted-average share count for both periods at full weight.

The Company is in a pro forma net loss position for all periods presented. Accordingly, all potentially dilutive securities (including warrants, options, convertible instruments, and unvested equity awards) are antidilutive and excluded from the diluted share count. Diluted loss per share equals basic loss per share for both periods.

114

INDEX TO FINANCIAL STATEMENTS

Banzai Financial Statements

Condensed Consolidated Financial Statements as of and for the three months ended March 31, 2026
Condensed Consolidated Balance Sheets as of March 31, 2026 (Unaudited) and December 31, 2025	F-2
Unaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 2026 and 2025	F-3
Unaudited Condensed Consolidated Statements of Equity (Deficit) Stockholders’ Deficit for the three months ended March 31, 2026 and 2025	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2026 and 2025	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-7

ConnectAndSell Financial Statements

Unaudited Condensed Financial Statements as of March 31, 2026 and for the three months ended March 31, 2026 and 2025
Condensed Balance Sheets as of March 31, 2026 (Unaudited) and December 31, 2025	F-97
Unaudited Condensed Statements of Operations for the three months ended March 31, 2026 and 2025	F-98
Unaudited Condensed Statements of Stockholders’ Deficit for the three months ended March 31, 2026 and 2025	F-99
Unaudited Condensed Statements of Cash Flows for the three months ended March 31, 2026 and 2025	F-100
Notes to Unaudited Condensed Financial Statements	F-101

F-1

BANZAI INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	As of
	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash	$137	$259
Accounts receivable, net of allowance for credit losses of $26 and $41, respectively	668	709
Prepaid expenses and other current assets	855	445
Total current assets	1,660	1,413

Property and equipment, net	—	8
Intangible assets, net	7,737	8,027
Goodwill	21,992	21,992
Operating lease right-of-use assets	49	56
Bifurcated embedded derivative asset – related party	—	9
Deferred offering costs	32	122
Other assets	4	4
Total assets	31,474	31,631

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	2,971	2,494
Accrued expenses and other current liabilities	4,068	4,354
Convertible notes – related party	5,117	4,923
Convertible notes, carried at fair value	1,890	1,856
Convertible notes (Yorkville)	571	1,200
Notes payable, carried at fair value	2,258	2,591
Private placement warrant liability	1,250	296
Financial instruments – related party	13	—
Earnout liability	500	991
Deferred revenue	3,547	3,642
Operating lease liabilities, current	30	23
Total current liabilities	22,215	22,370

Deferred revenue, non-current	117	94
Deferred tax liability	1,026	1,078
Operating lease liabilities, non-current	19	34
Total liabilities	23,377	23,576

Commitments and contingencies (Note 15)

Stockholders’ equity:
Common stock, $0.0001 par value, 275,000,000 (250,000,000 Class A and 25,000,000 Class B) shares authorized and 867,355 (855,799 Class A and 11,556 Class B) and 527,317 (515,761 Class A and 11,556 Class B) shares issued and outstanding at March 31, 2026 and 2025, respectively	—	—
Preferred stock, $0.0001 par value, 75,000,000 shares authorized, 1 and 1 shares issued and outstanding at March 31, 2026 and 2025, respectively	—	—
Additional paid-in capital	117,346	108,912
Accumulated other comprehensive (loss) income	(60)	(85)
Accumulated deficit	(109,189)	(100,772)
Stockholders’ equity	8,097	8,055
Total liabilities and stockholders’ equity	$31,474	$31,631

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

BANZAI INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	For the Three Months Ended March 31,
	2026	2025
Operating income:
Revenue	$2,696	$3,379
Cost of revenue	521	606
Gross profit	2,175	2,773

Operating expenses:

General and administrative expenses	7,650	7,433
Depreciation and amortization expense	305	247
Total operating expenses	7,955	7,680

Operating loss	(5,780)	(4,907)

Other expenses (income):
Interest income	(3)	—
Interest expense	9	—
Interest expense – related party	194	358
Gain on extinguishment of liabilities	—	(4,343)
Loss on debt issuance	49	274
Loss on Private Placement Issuance	1,598	—
Loss on extinguishment of debt, net	6	1,770
Change in fair value of financial instruments	608	140
Change in fair value of financial instruments – related party	22	45
Change in fair value of convertible notes	(372)	159
Loss on Yorkville SEPA advances	28	385
Other (income) expense, net	550	(125)
Total other expenses, net	2,689	(1,337)
Loss before income taxes	(8,469)	(3,570)
Income tax expense (benefit)	(52)	74
Net loss	$(8,417)	$(3,644)

Net loss attributable to common shareholders	$(8,417)	$(3,644)

Net loss per share attributable to common shareholders
Basic and diluted	$(11.69)	$(30.37)

Weighted average common shares outstanding (in thousands)
Basic and diluted	720	120

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

BANZAI INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Equity (Deficit)

for the three months ended March 31, 2026 and 2025

(in thousands, except share data)

	Series A Preferred Stock		Series FE Preferred Stock		Common Stock		Additional Paid-in-	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Share	Amount	Shares	Amount	Capital	(loss) income	Deficit	Equity
Balance December 31, 2025	—	$—	1	$—	527,317	$—	$108,912	$(85)	$(100,772)	$8,055
Shares issued to Yorkville under the SEPA	—	—	—	—	31,750	—	697	—	—	697
Shares issued under the ATM	—	—	—	—	107,258	—	2,636	—	—	2,636
Shares issued to 1800 Diagonal for conversions of debt	—	—	—	—	23,813	—	392	—	—	392
Shares issued to 3i for conversions of debt	—	—	—	—	143,802	—	2,735	—	—	2,735
Shares issued to Agile for conversions of debt	—	—	—	—	29,306	—	666	—	—	666
Stock-based compensation	—	—	—	—	—	—	1,308	—	—	1,308
Vesting of RSUs	—	—	—	—	4,109	—	—	—	—	—
Currency translation adjustment	—	—	—	—	—	—	—	25	—	25
Net loss	—	—	—	—	—	—	—	—	(8,417)	(8,417)
Balance March 31, 2026	—	$—	1	$—	867,355	$—	$117,346	$(60)	$(109,189)	$8,097

	Series A Preferred Stock		Series FE Preferred Stock		Common Stock		Additional Paid-in-	Accumulated Other Comprehensive	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Share	Amount	Shares	Amount	Capital	(loss) income	Deficit	(Deficit)
Balance December 31, 2024	—	$—	1	$—	40,976	$—	$75,516	$—	$(78,280)	$(2,764)
Issuance of shares to Yorkville under the SEPA agreement	—	—	—	—	24,378	—	7,071	—	—	7,071
Shares issued to Hudson for consulting fee	—	—	—	—	750	—	232	—	—	232
Shares issued for payment to Verista	—	—	—	—	150	—	50	—	—	50
Vesting of RSUs	—	—	—	—	1,689	—	—	—	—	—
Shares issued for Vidello acquisition	—	—	—	—	4,491	—	1,662	—	—	1,662
Stock-based compensation	—	—	—	—	—	—	337	—	—	337
Net loss	—	—	—	—	—	—	—	—	(3,644)	(3,644)
Balance March 31, 2025	—	$—	1	$—	72,434	$—	$84,868	$—	$(81,924)	$2,944

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-4

BANZAI INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(8,417)	$(3,644)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	305	247
Provision for credit losses on accounts receivable	(15)	(10)
Non-cash shares issued for consulting expenses	—	233
Discount at issuance on notes carried at fair value	—	16
Non-cash interest expense - related party	194	336
Amortization of operating lease right-of-use assets	7	6
Stock based compensation expense	1,308	337
Gain on extinguishment of liability	—	(4,343)
Loss on debt issuance	49	274
Loss on Private Placement Issuance	1,598	—
Loss on extinguishment of debt, net	6	1,770
Other (gains) losses	(7)	—
Loss on SEPA issuance	—	385
Change in fair value of financial instruments	608	140
Change in fair value of financial instruments – related party	22	45
Change in fair value of convertible notes, carried at fair value	(373)	159
Changes in operating assets and liabilities:
Accounts receivable	56	(82)
Prepaid expenses and other current assets	(410)	(188)
Other assets	—	(3)
Accounts payable	477	(610)
Deferred revenue	(95)	37
Accrued expenses	(286)	(213)
Operating lease liabilities	(8)	(5)
Earnout liability	(491)	170
Deferred revenue – long-term	23	(6)
Deferred tax liability	(52)	(25)
Net cash used in operating activities	(5,501)	(4,974)
Cash flows from investing activities:
Cash paid for acquisition of Vidello, net of cash acquired	—	(2,677)
Net cash used in investing activities	—	(2,677)
Cash flows from financing activities:
Payment of GEM commitment fee promissory note	—	(215)
Repayment of convertible notes (Yorkville)	(647)	(1,877)
Proceeds from term notes, net of issuance costs	504	4,000
Repayment of term notes	(54)	(3,686)
Partial repayment of convertible notes - related party	—	(870)
Proceeds from issuance of convertible notes, net of issuance costs	2,121	3,258
Proceeds from issuance of shares to Yorkville under the SEPA	697	6,687
Proceeds from shares issued to Verista	—	50
Proceeds from issuance of common stock and warrants	2,726	—
Net cash provided by financing activities	5,347	7,347
Effect of exchange rate changes on cash and cash equivalents	32	—
Net decrease in cash	(122)	(304)
Cash at beginning of period	259	1,087
Cash at end of period	$137	$783

F-5

BANZAI INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

Supplemental disclosure of cash flow information:
Cash paid for interest	—	—
Cash paid for taxes	—	—
Non-cash investing and financing activities
Shares issued for Hudson consulting fee	—	233
Consideration transferred for acquisition of Vidello	—	1,662
Assets acquired in acquisition of Vidello	—	8,393
Liabilities assumed in acquisition of Vidello	—	3,986
Conversion of private placement convertible notes, carried at fair value	2,735	—
Shares issued for payment of outstanding debt	666	—
Shares issued for 1800 Diagonal Note conversions of debt	392	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-6

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

1. Organization

The Business

Banzai International, Inc. (the “Company” or “Banzai”) was incorporated in Delaware on September 30, 2015. Banzai is a leading enterprise SaaS Video Engagement platform used by marketers to power webinars, trainings, virtual events, and on-demand video content.

2. Going Concern

As of March 31, 2026 the Company had cash of approximately $0.1 million. For the three months ended March 31, 2026, the Company used approximately $5.5 million in cash for operating activities. The Company has incurred recurring net losses from operations and negative cash flows from operating activities since inception. As of March 31, 2026, the Company had an accumulated deficit of approximately $109.2 million. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year of the date these financial statements were issued.

The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders and debt holders. Specifically, continuation is contingent on the Company’s ability to obtain necessary equity or debt financing to continue operations, and ultimately the Company’s ability to generate profit from sales and positive operating cash flows, which is not assured.

The Company’s plans include obtaining future debt financings (see Note 11 – Debt) and equity financings associated with the Yorkville SEPA and the ATM (as defined in Note 14 – Equity). If the Company is unsuccessful in completing these planned transactions, it may be required to reduce its spending rate to align with expected revenue levels and cash reserves, although there can be no guarantee that it will be successful in doing so. Accordingly, the Company may be required to raise additional cash through debt or equity transactions. It may not be able to secure financing in a timely manner or on favorable terms, if at all. As a result, management’s plans cannot be considered probable and thus do not alleviate substantial doubt about the Company’s ability to continue as a going concern.

These accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

F-7

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

3. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and applicable regulations of the Securities and Exchange Commission (“SEC”) for interim financial information and with the instructions to Form 10-Q of Regulation S-X. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations of the SEC relating to interim financial statements. The December 31, 2025 balance sheet information was derived from the audited financial statements as of that date. Except as disclosed herein, there has been no material change in the information disclosed in the notes to the consolidated financial statements for the year ended December 31, 2025 included in the Company’s Annual Report on Form 10-K, as filed with the SEC on March 31, 2026. The interim unaudited condensed consolidated financial statements should be read in conjunction with those consolidated financial statements included in the Form 10-K. In the opinion of management, all adjustments considered necessary for a fair statement of the financial statements, consisting solely of normal recurring adjustments, have been made. Operating results for the period ended March 31, 2026 are not necessarily indicative of the results that may be expected for the year ending December 31, 2026.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable consist of balances due from customers as well as from payment service providers. Payment terms range from due upon receipt, to net 30 days. Accounts receivable are stated net of an allowance for credit losses.

The allowance for expected credit losses is based on the probability of future collection under the current expected credited loss (“CECL”) impairment model. Account balances are written off after all means of collection are exhausted and the balance is deemed uncollectible. Subsequent recoveries are credited to the allowance. Changes in the allowance are recorded as adjustments to credit losses in the period incurred.

The following table presents changes in the allowance for credit losses for the year ended December 31, 2025:

Balance at December 31, 2025	$41
Change in provision for credit losses	(15)
Balance at March 31, 2026	$26

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Warrant Liability – related party

The warrants originally issued in 7GC’s initial public offering (the “Public Warrants”) are recognized as derivative liabilities in accordance with FASB ASC 815, Derivatives and Hedging (“ASC 815”). Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercise or expiration, and any change in fair value is recognized in the unaudited condensed consolidated statements of operations.

The Public Warrants were initially measured at fair value using a Monte Carlo simulation model and have subsequently been measured based on the listed market price of such warrants. Warrant liabilities are classified as current liabilities on the condensed consolidated balance sheets. The changes in the fair value of the derivative warrant liability is presented in the line item “change in fair value of warrant liabilities – related party” in the accompanying unaudited condensed consolidated statements of operations.

F-8

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

GEM Warrant Liability

The GEM Warrants were not considered indexed to the issuer’s stock pursuant to ASC 815, as the holder’s ability to receive in lieu of the Warrant one percent of the total consideration received by the Company’s stockholders in connection with a Change of Control, where the surviving corporation is not publicly traded, adjusts the settlement value based on items outside the Company’s control in violation of the fixed-for-fixed option pricing model. As such, the Company recorded the Warrants as liabilities initially measured at fair value with subsequent changes in fair value recognized in earnings each reporting period. The changes in the fair value of the derivative warrant liability is presented in the line item “change in fair value of warrant liabilities” in the accompanying unaudited condensed consolidated statements of operations.

Loss Per Share

Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding and pre-funded warrants outstanding during the period. Diluted net loss per share excludes, when applicable, the potential impact of stock options and convertible preferred stock because their effect would be anti-dilutive due to the net loss. Since the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same.

The calculation of basic and diluted net loss per share attributable to common stock was as follows:

	For the Three Months Ended March 31,
	2026	2025
Numerator:
Net loss attributable to common shareholders—basic and diluted	$(8,417)	$(3,644)

Denominator:
Weighted average shares—basic and diluted (in thousands)	720	120
Net loss per share attributable to common shareholders—basic and diluted	$(11.69)	$(30.37)

Securities that were excluded from loss per share as their effect would be anti-dilutive due to the net loss that could potentially be dilutive in future periods are as follows:

	As of March 31,
	2026	2025
Options	628	128
RSUs	26,708	13,039
Public warrant shares	1,150	1,150
GEM warrant shares	83	83
Common warrant shares	100,716	22,638
Placement agent warrant shares	14,912	525
Pre-funded warrants	—	—
Total	144,197	37,563

Derivative Financial Instruments

The Company evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the unaudited condensed consolidated statements of operations each period. Bifurcated embedded derivatives are classified with the related host contract in the condensed consolidated balance sheets. Refer to Note 7 – Fair Value Measurements and Note 11 – Debt for further detail.

Fair Value of Financial Instruments

In accordance with FASB ASC 820, Fair Value Measurement, the Company uses a three-level hierarchy for fair value measurements of certain assets and liabilities for financial reporting purposes that distinguishes between market participant assumptions developed from market data obtained from outside sources (observable inputs) and the Company’s own assumptions about market participant assumptions developed from the best information available to us in the circumstances (unobservable inputs). The fair value hierarchy is divided into three levels based on the source of inputs as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

F-9

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

Level 2: Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.

Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management during the three months ended March 31, 2026 and 2025. The carrying amount of cash, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, deferred revenue, and other current liabilities approximated their fair values as of March 31, 2026 and 2025.

Fair Value Option Election

The Company determined the January 2025 Yorkville Note, the September 2025 Yorkville Note, the Agile Notes, the 1800 Diagonal Notes, the Private Placement Convertible Notes, and the Boot Capital Convertible Notes (each as defined in Note 11 – Debt, and together the “FVO Notes”) were eligible for the fair value option, in accordance with FASB ASC 825-10-50-28, and made such election to account for these instruments at fair value.

The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. Additional term or other notes may be issued in subsequent periods where the Company would be able to make a fair value option election upon issuance provided eligibility criteria are met. The fair value option election was made to align the accounting for the FVO Notes with the Company’s financial reporting objectives and reduce operational effort to account for embedded features that otherwise would require bifurcation as a separate unit of account.

Pursuant to the fair value option election, direct and incremental debt issuance costs and consideration paid to the respective lender were expensed as incurred and recorded in other income (expense), net in the unaudited condensed consolidated statements of operations.

Losses recognized upon issuance of debt represent the difference between issuance date fair value and the proceeds received net of discount or premium, which are recorded in loss on debt issuance in the unaudited condensed consolidated statements of operations.

The Company records the portion of the FVO Notes that are issued and outstanding for accounting purposes at fair value with changes in fair value recorded in change in fair value in the unaudited condensed consolidated statements of operations, except for the portion of the total change in fair value that results from a change in the instrument-specific credit risk of FVO Notes, which is recorded in other comprehensive income (loss), if applicable. Measurement of the change in fair value of the FVO Notes includes accrued interest, whether paid-in-kind or cash.

Accrued interest on the FVO Notes is included in the respective debt instrument’s balance on the condensed consolidated balance sheets.

Recent Accounting Pronouncements

Recent accounting pronouncements not yet effective

In November 2024, the FASB issued Accounting Standards Update (“ASU”) ASU No. 2024-03, Disaggregation of Income Statement Expenses (Subtopic 220-40). The ASU requires the disaggregated disclosure of specific expense categories, including purchases of inventory, employee compensation, depreciation, and amortization included in each relevant expense caption presented on the statement of operations. The guidance also requires disclosure of a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively, as well as the total amount of selling expenses and an entity’s definition of selling expenses. This guidance is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption of the amendment is permitted. The Company is currently evaluating the guidance and its impact to its condensed consolidated financial statements and related disclosures.

Recently adopted accounting pronouncements

In July 2025, the FASB issued ASU 2025-05, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides a practical expedient to measure credit losses on accounts receivable and contract assets. This guidance is effective for periods beginning after December 15, 2025 and will be adopted prospectively. Early adoption is permitted. The adoption of this guidance did not have a material impact on our condensed consolidated financial statements and related disclosures.

F-10

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

4. Acquisitions

Vidello

On January 31, 2025, the Company closed a previously announced merger with Vidello Limited (“Vidello”), a private limited company registered in England and Wales (the “Vidello Merger”), pursuant to an Agreement and Plan of Merger (the “Vidello Merger Agreement”), dated December 19, 2024, by and among the Company, Vidello, and certain shareholders of Vidello (the “Vidello Shareholders”). At the closing, Vidello Shareholders transferred all the outstanding shares of Vidello to the Company, and Vidello became a direct and wholly owned subsidiary of the Company. At the closing, the Company paid to the Vidello Shareholders, $2,745 in cash (the “Vidello Cash Consideration”), whereby $2,500 are withheld for indemnification expenses and other holdback provisions in accordance with the Vidello Merger Agreement, and issued 4,491 shares of Class A Common Stock (the “Share Consideration,” together with the Cash Consideration, the “Vidello Closing Consideration”). The Company’s primary reason for acquiring Vidello was to enhance revenue growth and strengthen the Company’s competitive market position through cross selling opportunities. Vidello is a video hosting and marketing platform designed to help businesses manage, customize, and optimize their video content.

With respect to the holdback amount, this consists of three distinct components, being (1) the withholding of $1,000 as security for the obligations of Company Shareholders for a period of twelve months (the “Indemnification Holdback Amount”), (2) the withholding of $500 as security for the obligations of Company Shareholders to cooperate with best efforts and in good faith with to complete the transition, integration and related matters of Vidello’s business with Banzai, including, but not limited to (a) the transition of data of Vidello managed and/or held by Vidello to Banzai, (b) certain services relating to the continued operations of Vidello, and (c) the training of certain employees of Banzai regarding the operations of Vidello including any proprietary business processes and trade secrets following the Closing, during the six months following the Closing (the “Transition Holdback Period”), and (3) the withholding of $1,000 subject to certain revenue related conditions being met during the 180 day period following the Closing (the “Revenue Holdback Amount” and together with the Indemnification Holdback Amount and the Transition Holdback Amount, the “Holdback Amount”).

As of December 31, 2025, the Company recognized $486 of expense after foreign currency translation in the consolidated statements of operations related to the Transition Holdback Amount in the line Vidello earnout expense. During the three months ended September 30, 2025, the Company paid the contractual amount of $500 to the Vidello Shareholders for the Transition Holdback Period.

During the three months ended September 30, 2025, the 180 day measurement period for the Revenue Holdback lapsed and the revenue conditions as defined in the Vidello Merger Agreement had not been met. As such the Company recognized a gain on the extinguishment of Vidello revenue holdback of $973 during the three months ended September 30, 2025.

In connection with and as a condition of closing pursuant to the Vidello Merger Agreement, the Company executed and delivered to each Vidello Shareholder a lock-up agreement (the “Vidello Lock-Up Agreement”), pursuant to which, the shareholders of Class A Common Stock and any other securities convertible or exercisable into the shares of Class A Common Stock beneficially owned by them, during the 180-day period following the closing of the Vidello Merger, cannot complete any Prohibited Transfer (as defined in the Vidello Merger Agreement).

Immediately prior to the closing of the Vidello Merger, the directors, and officers of Vidello tendered their resignation, effective at the closing. Pursuant to the Vidello Merger Agreement, the CEO of the Company shall be the sole member of the board of directors of Vidello effective upon the closing of the Vidello Merger.

During the three months ended March 31, 2025, the Company incurred transaction costs of approximately $730 which are included in the unaudited condensed consolidated statements of operations.

The Vidello Merger was accounted for as a business combination under the acquisition method pursuant to FASB ASC 805, Business Combinations (“ASC 805”), with the Company as the accounting acquirer. Under the acquisition method, the total purchase price of the acquisition is allocated to the net identifiable tangible and intangible assets acquired and liabilities assumed based on the fair values as of the acquisition date. The fair value of the consideration transferred totaled $6,268 summarized as follows:

Amount
Cash paid at closing	$2,745
Common stock issued to Vidello Stockholders	1,662
Fair value of Holdback Amount	1,861
Total consideration paid	$6,268

F-11

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

The Company allocated the purchase price of the Vidello Merger to the assets acquired and liabilities assumed as of the acquisition date, as follows:

Assets acquired:
Cash and cash equivalents	$68
Property and equipment, net	9
Intangible assets – customer relationships	551
Intangible Assets – trade name	736
Intangible Assets – developed technology	4,010
Total assets	$5,374
Liabilities assumed:
Accounts payable	1
Accrued expenses and other current liabilities	15
Unearned revenue, current	448
Deferred tax liability	1,324
Taxes payable	337
Total liabilities	$2,125
Total identifiable net assets	3,249
Goodwill recorded:
Goodwill	3,019
Total consideration	$6,268

Goodwill recognized is not expected to be deductible for tax purposes. We believe that in this acquisition goodwill represents the value of Vidello’s existing products, combined with the added business synergies of integrating with the existing Banzai products and customer base.

All intangible assets acquired are subject to amortization and their associated estimated useful lives are as follows:

Estimated
Intangible Assets	Useful Life
Customer relationships	6 years
Trade name	10 years
Developed technology	7 - 8 years

Net income in the unaudited condensed consolidated statements of operations for the three months ended March 31, 2026 and 2025 includes net loss of approximately $250 and net income of $734, respectively, of Vidello from the date of acquisition to March 31, 2026.

Pro forma disclosure for the Vidello acquisition

The following unaudited pro forma financial information reflects the consolidated results of operations of the Company as if the Merger with Vidello had taken place on January 1, 2025. The pro forma results presented are the result of combining the revenues and earnings of the Company with the revenues and earnings of Vidello. The Company did not have any material, non-recurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue.

The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed date:

	For the Three Months Ended March 31,
	2026	2025
Revenue	$2,696	$3,609
Cost of revenue	521	796
Operating expenses	7,955	7,753
Total other expenses (income), net	2,689	(1,337)
Loss before income taxes attributable to common stockholders	(8,469)	(3,603)

F-12

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

5. Related Party Transactions

Debt Restructuring Agreement with CP BF

On September 5, 2024, the Company and CP BF agreed to amend the outstanding balance of all debt previously in the form of one term note and two convertible notes into one new consolidated convertible note. The newly issued consolidated convertible note was issued on September 23, 2024. Additionally on September 23, 2024, the Company and CP BF entered into a share purchase agreement where the Company issued equity in the form of common stock, common stock warrants and pre-funded warrants to CP BF for the reduction of $2 million of debt under the newly issued consolidated convertible note. See Note 11 – Debt, for further details related to the transaction and associated balances.

6. Revenue

Revenue is generated through Banzai providing marketing and webinar platform subscription software service for a set period of time. The Company’s services include providing end-to-end video engagement solutions that provide a fast, intuitive and powerful platform of marketing tools that create more intent-driven videos, webinars, virtual events and other digital and in-person marketing campaigns. As noted within the statements of work and/or invoices, agreements range from monthly, to annual, to multi-year and Banzai generally provides for net 30-day payment terms with the payment made directly through check or electronic means. Banzai’s Management believes its exposure to credit risk is sufficiently mitigated by collection through credit card sales or direct payment from established clients.

At contract inception, once the contract is determined to be within the scope of FASB ASC 606, Revenue from Contracts with Customers, (“ASC 606”), the Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. The Company recognizes revenues following the five-step model prescribed under ASC 606:

1.	identify contract(s) with a customer;
2.	identify the performance obligation(s) in the contract;
3.	determine the transaction price;
4.	allocate the transaction price to the performance obligation(s) in the contract; and
5.	recognize revenues when (or as) the Company satisfies a performance obligation.

Revenue from contracts with customers are not recorded until the Company has the approval and commitment from the parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of the consideration is probable.

The Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. When an arrangement contains more than one performance obligation, the Company will allocate the transaction price to each performance obligation on a relative standalone selling price basis. The Company utilizes the observable price of products and services when they are sold separately to similar customers in order to estimate standalone selling price.

The Company recognizes revenue in an amount that reflects the consideration to which it expects to be entitled in exchange for the transfer of promised services to its customers.

Revenue is recognized when a performance obligation is satisfied by transferring control of the service to the customer, which occurs over time. The Company considers this method a faithful depiction of the transfer of control as services are substantially the same and have the same pattern of transfer over the life of the contract. Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.

The following indicators are evaluated in determining when control has passed to the customer: (i) whether the Company has a right to payment for the product or service, (ii) whether the customer has legal title to the product or service, (iii) whether the Company has transferred physical possession of the product or service to the customer, (iv) whether the customer has the significant risk and rewards of ownership of the product or service and (v) whether the customer has accepted the product or service.

The Company also evaluates the following indicators, amongst others, when determining whether it is acting as a principal in the transaction (and therefore whether to record revenue on a gross basis): (i) whether the Company is primarily responsible for fulfilling the promise to provide the specified good or service, (ii) whether the Company has the inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) whether the Company has the discretion to establish the price for the specified good or service. If the terms of a transaction do not indicate that the Company is acting as a principal in the transaction, then the Company is acting as an agent in the transaction and therefore, the associated revenue is recognized on a net basis (that is revenue net of costs).

F-13

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

Nature of Products and Services

The following is a description of the Company’s products and services from which the Company generates revenue, as well as the nature, timing of satisfaction of performance obligations, and significant payment terms for each, as applicable:

Demio

The Demio product is a full-stack technology that marketers can leverage live and automated for video marketing content such as webinars and virtual events. Software products are provided to Demio customers for a range of attendees and hosts within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of webinars and hosts as a performance obligation. There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Demio services over time which corresponds with the period of time that access to the service is provided.

Reach

While the Reach product is in the process of being phased out, the Company continues to generate revenues from the product. The Reach product provides a multi-channel targeted audience acquisition (via Reach) to bolster engagement and Return on Investment (ROI). Banzai enables marketing teams to create winning webinars and virtual and in-person events that increase marketing efficiency and drive additional revenue. Software products are provided to Reach customers for a range of simultaneous events and registrations within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of simultaneous published events as a performance obligation. There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Reach services over time which corresponds with the timing the service is rendered.

OpenReel

The OpenReel product offers subscription-based software as a service (SaaS) offerings to enterprise, media, entertainment and agency teams to remotely control, direct, script, film, and collaborate on high definition video projects from a mobile device or webcam. The Company enters into fixed price subscription contracts with customers, which can be monthly, annual, or multi-year agreements which auto-renew without discount for additional periods of the same duration as the initial term, unless either party requests termination in writing at least thirty (30) days prior to the end of the initial service term. The subscription revenues are recognized ratably over the term of the service agreement, which is considered an output method, as the obligation of hosting the SaaS product is fulfilled over the course of the agreement. The Company does not charge for implementation or recognize any revenues upfront due to minimal effort required. There are no financing components and payments are typically net 30 of date of receipt of invoice, or typically net 90 date of receipt of invoice for customers on multi-year subscription agreement contracts. It is nearly 100% certain that a significant revenue reversal will not occur.

Vidello

The Vidello product is a video hosting and marketing platform designed to help businesses manage, customize, and optimize their video content. Revenue is generated through Vidello providing video hosting and marketing platform subscription software service for a set period of time. Customer contracting is achieved via self-service and invoicing is initiated automatically once the customer accepts the terms and conditions on the platform, based on their selection of the desired subscription product. When execution or completion of the contract occurs, the contract is valid and revenue is earned when the service is provided for each period of performance, daily. The amount is paid by the customer based on the contract terms monthly, annually or indefinite with the majority paid via credit card processing.

Service Trade Revenue

The Company has one customer for which the customer is also a vendor. For this one customer, the Company exchanged services for approximately $31 and $208, during the three months ended March 31, 2026 and 2025, respectively.

F-14

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

Disaggregation of Revenue

The following table summarizes revenue by region based on the billing address of customers for the three months ended March 31, 2026 and 2025:

	Three Months Ended March 31,
	2026		2025
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Americas	$2,115	78%	$2,612	77%
Europe, Middle East and Africa (EMEA)	441	16%	556	17%
Asia Pacific	140	5%	211	6%
Total	$2,696	99%	$3,379	100%

Contract Balances

Accounts Receivable, Net

A receivable is recorded when an unconditional right to invoice and receive payment exists, such that only the passage of time is required before payment of consideration is due. The Company receives payments from customers based upon agreed-upon contractual terms, typically within 30 days of invoicing the customer. The timing of revenue recognition may differ from the timing of invoicing to customers.

The following table summarizes accounts receivable, net as of the dates presented:

Balance – December 31, 2025	709
Balance – March 31, 2026	668

Costs to Obtain a Contract

The following summarizes the activity related to costs to obtain a contract during the three months ended March 31, 2026 and 2025:

Balance – December 31, 2025	$96
Commissions incurred	161
Deferred commissions recognized	(103)
Balance – March 31, 2026	$154

Balance – December 31, 2024	$32
Commissions incurred	57
Deferred commissions recognized	(50)
Balance – March 31, 2025	$39

Deferred Revenue

Deferred revenue represents amounts that have been collected in advance of revenue recognition and is recognized as revenue when transfer of control to customers has occurred or services have been provided. The deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable revenue agreements. Differences between the revenue recognized per the below schedule, and the revenue recognized per the consolidated statement of operations, reflect amounts not recognized through the deferred revenue process, and which have been determined to be insignificant. For the three months ended March 31, 2026 and the year ended December 31, 2025, the Company recognized $1,658 and $3,868 in revenue that was included in the prior year deferred revenue balance, respectively.

The change in total deferred revenue was as follows for the periods indicated:

	Three Months Ended	Year Ended
	March 31, 2026	December 31, 2025
Total deferred revenue, beginning of period	$3,736	$4,052
Billings	2,624	9,487
Revenue recognized (prior year deferred revenue)	(1,658)	(3,868)
Revenue recognized (current year deferred revenue)	(1,038)	(6,383)
Acquired deferred revenue of Vidello (see Note 4 – Acquisitions)	—	448
Total deferred revenue, end of period	$3,664	$3,736

F-15

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

7. Fair Value Measurements

The fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the periods ended March 31, 2026 and the year ended December 31, 2025. The carrying amount of accounts payable approximated fair value as they are short term in nature.

Fair Value on a Recurring Basis

The Company follows the guidance in FASB ASC 820, Fair Value Measurement for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The estimated fair value of the Public Warrants liabilities represent Level 1 measurements. The estimated fair value of the convertible notes bifurcated embedded derivative asset, GEM warrant liabilities, Yorkville convertible note, Agile term notes, 1800 Diagonal convertible notes, Private Placement Convertible Notes, Private Placement Warrants and Goodwill and Definite-lived intangible assets recognized as part of acquisitions, represent Level 3 measurements.

The following table presents information about the Company’s financial instruments that are measured at fair value on a recurring basis at March 31, 2026 and December 31, 2025, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2026	December 31, 2025
Assets:
Bifurcated embedded derivative asset – related party	3	$—	$9
Definite-lived intangibles	3	7,737	8,027
Goodwill	3	21,992	21,992
Liabilities:
Warrant liabilities – public	1	—	—
GEM warrant liabilities	3	—	—
Earnout liability (Note 4)	3	500	991
Yorkville convertible note	3	571	1,200
Agile term notes	3	1,299	1,728
1800 Diagonal convertible notes	3	836	747
Private Placement Convertible Notes	3	1,890	1,856
Private Placement Warrants	3	1,250	296
Bifurcated embedded derivative liability – related party	3	13	9
Boot Capital note	3	123	116

For assets and liabilities that are measured at fair value on the acquisition date, see Note 4 – Acquisitions.

Warrant Liability - Public Warrants

The following table summarizes the changes in the fair value of the Public Warrants liability for the year ended March 31, 2026. See also Note 12 – Warrant Liabilities.

Public Warrants
Balance at December 31, 2025	$—
Change in fair value	—
Balance at March 31, 2026	$—

F-16

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

Warrant Liability - GEM Warrants

The measurement of fair value of the GEM Warrants was determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance, including share price, exercise price, term, volatility, risk-free rate, probability of dilutive term of three years, and expected time to conversion. See also Note 12 – Warrant Liabilities.

The following table summarizes the changes in the fair value of the GEM Warrants liability for the year ended March 31, 2026:

GEM Warrants
Balance at December 31, 2025	$—
Change in fair value	—
Balance at March 31, 2026	$—

Yorkville Convertible Notes

The measurement of fair value of the Yorkville convertible notes were determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance, including the Company’s share price, remaining term, volatility, risk-free rate, market interest rate, and probability of optional redemption). See also Note 11 – Debt.

The following table summarizes the changes in the fair value of the Yorkville convertible notes for the year ended March 31, 2026:

Yorkville Convertible Note
Balance at December 31, 2025	$1,200
Repayment in cash of Yorkville convertible notes	(647)
Change in fair value	18
Balance at March 31, 2026	$571

Bifurcated Embedded Derivative Assets (Liabilities) - related party

The measurement of the fair value of the embedded put options relating to the related party CP BF Convertible Note issued on September 23, 2024 was determined using the Black-Scholes option pricing model. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.

Estimating fair values of embedded conversion features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Because the embedded conversion features are initially and subsequently carried at fair values, the Company’s consolidated statements of operations will reflect the volatility in these estimate and assumption changes.

The related party CP BF Convertible Note has an embedded redemption put feature upon a Prepayment and Default Interest triggering events that are unrelated to the creditworthiness of the Company are not clearly and closely related to the debt host instrument, were separated and bundled together as a derivative (“Derivative”) and assigned probabilities of being affected and initially measured at fair value in the amount of $12. The fair value of the Derivative was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the Derivative and the plain vanilla maturity scenario without a Derivative

The following table summarizes the changes in the fair value of the Derivative asset (liability) for the three months ended March 31, 2026, relating to the Convertible Note to CP BF issued on September 23, 2024:

Derivative Asset (Liability)
Balance at December 31, 2025 - Bifurcated embedded derivative asset – related party	$9
Change in fair value	(22)
Balance at March 31, 2026 - Bifurcated embedded derivative liability – related party	$(13)

F-17

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

Agile Term Notes

The measurement of fair value of the Agile term notes (“Agile Notes”) was determined using a discounted cash flow model to calculate the fair value. Key inputs for the discounted cash flow model include the contractual term of the note and a market participant interest rate.

The Agile Notes include contingent redemption (put) rights which trigger mandatory prepayment and a make-whole premium upon certain events including an event of default, and defaulted contingent interest upon an event of default. Due to the contingent redemption put feature and default interest embedded feature within the Agile Notes, the Company elected the fair value option for the Agile Notes at their respective dates of issuance pursuant to ASC 825 Financial Instruments (“ASC 825”).

Refer to Note 11 – Debt for a summary of the changes in the fair value of the Agile Notes.

1800 Diagonal Convertible Notes

The measurement of the fair value of each of the convertible promissory notes with 1800 Diagonal Lending was determined using the Black-Scholes option pricing model. Key inputs used for the model include the stock price, volatility, the contractual term of the note, risk-free interest rates and dividend yield.

Refer to Note 11 – Debt for a summary of the changes in the fair value of the 1800 Diagonal Convertible Notes.

3i, LP Private Placement Offering

The measurement of the fair value of the Private Placement Convertible Notes was determined using a Monte Carlo simulation. Key inputs into the simulation include the remaining term, the market interest rate, risk-free rate, equity volatility, and probability of default.

Refer to Note 11 – Debt for a summary of the changes in the fair value of the Private Placement Convertible Notes, and to Note 12 – Warrant Liabilities for a description of the warrants issued in connection with the Private Placement Offering.

Warrant Liability - Private Placement Warrants

The Private Placement Warrants were not considered indexed to the issuer’s stock pursuant to ASC 815, as the holder’s ability to receive in lieu of the Warrant, cash in an amount equal to the Black Scholes Value (“Black Scholes Value”) in connection with a Change of Control, adjusts the settlement value based on items outside the Company’s control in violation of the fixed-for-fixed option pricing model. As such, the Company recorded the Warrants as liabilities initially measured at fair value with subsequent changes in fair value recognized in earnings each reporting period. Refer to Note 12 – Warrant Liabilities for further details.

The measurement of fair value was determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance, including share price, term, risk-free rate, exercise price and dividend yield.

The following tables summarize the ranges of inputs to and the changes in the fair value of the Private Placement Warrant liability for the three months ended March 31, 2026:

Key Inputs	March 31, 2026

Stock price	$0.95
Contractual term (years)	2.25 - 4.87
Risk-free rate	3.8% - 3.9%
Volatility(1)	113% - 125.3%
Exercise Price	$0.66 - $2.50
Dividend yield	0.00%

Private Placement Warrants
Balance at December 31, 2025	$296
Loss on issuance – February Warrant	559
Change in fair value	395
Balance at March 31, 2026	$1,250

F-18

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

8. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following at the dates indicated:

	March 31, 2026	December 31, 2025
Prepaid expenses and other current assets:
Prepaid software costs	$212	$154
Service trade	83	114
Employee receivable	13	13
Prepaid insurance costs	326	7
Prepaid commissions	154	96
Prepaid merchant fees	63	61
Other current assets	4	—
Total prepaid expenses and other current assets	$855	$445

9. Goodwill and Intangible Assets, Net

The following is a summary of goodwill by reportable segment as of and for the three months ended March 31, 2026:

	Banzai Operating Co.	Vidello	OpenReel	Consolidated
Goodwill – December 31, 2025	$2,172	$3,019	$16,801	$21,992
Goodwill – March 31, 2026	$2,172	$3,019	$16,801	$21,992

Intangible Assets

Intangible assets subject to amortization consist of the following:

	Estimated Useful Life (years):	March 31, 2026
Customer relationships	6 - 7	$1,140
Trade name	10 - 15	1,637
Technology	6 - 8	6,425
Intangible assets, gross		9,202
Less: Accumulated amortization		(1,465)
Intangible assets, net		$7,737

Total amortization expense related to intangible assets was $304 for the three months ended March 31, 2026. Expected amortization expense is as follows:

Remainder of 2026	$911
2027	1,215
2028	1,215
2029	1,215
2030	1,206
Thereafter	1,975
Total	$7,737

F-19

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

10. Accrued and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at the dates indicated:

	March 31, 2026	December 31, 2025
Accrued expenses and other current liabilities:
Accrued accounting and professional services costs	$2,211	$2,365
Sales tax payable	170	251
Excise tax payable	224	224
Provision for tax payable	568	578
Accrued payroll and benefit costs	447	440
Accrued legal costs	169	168
Accrued subscription costs	76	53
Accrued streaming service costs	53	51
Other current liabilities	150	224
Total accrued expenses and other current liabilities	$4,068	$4,354

11. Debt

Convertible notes

Promissory Note - GEM

On December 14, 2023, the Company and GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”) agreed to terminate in its entirety the GEM Agreement, pursuant to which GEM was to purchase from the Company shares of common stock having an aggregate value up to $100 million and the Company was required to make and execute a warrant (“GEM Warrant”). The Company’s obligation to issue the GEM Warrant remained, granting GEM the right to purchase Class A Common Stock in an amount equal to 3% of the total number of equity interests outstanding as of the Closing, calculated on a fully diluted basis, at an exercise price on the terms and conditions set forth therein, in exchange for issuance of a $2.0 million convertible debenture with a five-year maturity and 0% coupon. Due to the determination of the final terms of the planned $2.0 million convertible debenture having not been finalized, nor the final agreement related to the convertible debenture having been executed, as of December 31, 2023, the Company recognized, concurrent with the close of the merger, a liability for the GEM commitment fee, along with a corresponding GEM commitment fee expense, in the amount of $2.0 million.

On February 5, 2024, the Company and GEM entered into a settlement agreement (the “GEM Settlement Agreement”), pursuant to which (a) the Company and GEM agreed to (i) settle the Company’s obligations under and terminate the binding term sheet entered into between Legacy Banzai and GEM, dated December 13, 2023, and (ii) terminate the share repurchase agreement, dated May 27, 2022, by and among the Company and GEM, and (b) the Company (i) agreed to pay GEM $1.2 million in cash within three business days of the GEM Settlement Agreement and (ii) issued to GEM, on February 5, 2024, an unsecured promissory zero coupon note in the amount of $1.0 million, payable in monthly installments of $100 beginning on March 1, 2024, with the final payment to be made on December 1, 2024 (the “GEM Promissory Note”). The Company paid GEM the $1.2 million in cash in February 2024.

The GEM Promissory Note provides that, in the event the Company fails to make a required monthly payment when due, the Company shall issue to GEM a number of shares of Class A Common Stock equal to the monthly payment amount divided by the VWAP of the Class A Common Stock for the trading day immediately preceding the applicable payment due date. In addition, the Company agreed to register on a registration statement 10,000 shares of Class A Common Stock that may be issuable under the terms of the GEM Promissory Note. The GEM Promissory Note contains customary events of default. If an event of default occurs, GEM may, at its option, demand from the Company immediate payment of any outstanding balance under the GEM Promissory Note. The GEM Promissory Note is recorded in the line Convertible notes on the Company’s condensed consolidated balance sheets.

As of December 31, 2024, the Company issued an aggregate of 950 shares of Class A Common Stock to GEM in lieu of monthly payment obligations and during the three months ended March 31, 2025 the Company paid an aggregate of $215 to satisfy the remaining balance of the GEM Promissory Note.

Convertible Notes (Yorkville)

On December 14, 2023, in connection with and pursuant to the terms of its Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”), (refer to Note 14 – Equity for further details on the SEPA), Yorkville agreed to advance to the Company, in exchange for convertible promissory notes, an aggregate principal amount of up to $3.5 million, $2.0 million of which was funded at the Closing in exchange for the issuance by the Company of a Convertible Promissory Note (the “December Yorkville Convertible Note”). The Company received net proceeds of $1.8 million after a non-cash original issue discount of $200.

On February 5, 2024, the Company and Yorkville entered into a supplemental agreement (the “SEPA Supplemental Agreement”) to increase the amount of convertible promissory notes allowed to be issued under SEPA by $1.0 million (the “Additional Pre-Paid Advance Amount”), for an aggregate principal amount of $4.5 million to be advanced by Yorkville to the Company in the form of convertible promissory notes. On February 5, 2024 in exchange for a promissory note in the principal amount of $1.0 million (the “February Yorkville Promissory Note”), with the same terms as the December Yorkville Convertible Note, the Company received net proceeds of $900 after an original issue discount of $100.

On March 26, 2024, the Company, in exchange for a convertible promissory note with a principal amount of $1.5 million (the “March Yorkville Promissory Note” and, together with the December Yorkville Convertible Note and February Yorkville Promissory Note, the “Yorkville Promissory Notes”), received net proceeds of $1,250 after an original issue discount of $250.

F-20

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

On May 3, 2024, the Company and Yorkville entered into a Debt Repayment Agreement (the “Original Debt Repayment Agreement”) with respect to the Yorkville Promissory Notes. Under the Original Debt Repayment Agreement, Yorkville agreed that, upon completion of a Company registered offering and repayment of an aggregate $2.0 million outstanding under the Yorkville Promissory Notes (the “Original Repayment Amount”), Yorkville would not deliver to the Company any Investor Notice (as defined in the SEPA) and would not exercise its right to convert the remainder of the amount outstanding under the Yorkville Promissory Notes for a period commencing on the date of the closing of the offering and ending on the date that is 90 days thereafter. Under the Original Debt Repayment Agreement, the Company and Yorkville also agreed to extend the maturity date of the Yorkville Promissory Notes to the date that is 120 days after the closing of the offering and to satisfy the $200 payment premium due in connection with an early redemption through the issuance of an Advance Notice (as defined in the SEPA) for shares of the Company’s Class A Common Stock, par value $0.0001 per share. The Original Debt Repayment Agreement was conditioned on the completion of the offering by June 2, 2024.

On May 22, 2024, the Company and Yorkville entered into an Amended and Restated Debt Repayment Agreement (the “Amended Debt Repayment Agreement”) with respect to the Yorkville Promissory Notes, which amends and restates the Original Debt Repayment Agreement. Under the Amended Debt Repayment Agreement, Yorkville has agreed that, upon completion of a registered offering and repayment of an aggregate $750 outstanding under the Yorkville Promissory Notes (the “Amended Repayment Amount”), Yorkville will not deliver to the Company any Investor Notice (as defined in the SEPA) and will not exercise its right to convert the remainder of the amount outstanding under the Yorkville Promissory Notes for a period commencing on the date of the closing of the offering and ending on the date that is 90 days thereafter (the “Stand-still Period”); provided that the Company will seek any consents necessary to allow Yorkville to issue Investor Notices or exercise its right to convert the remainder of the amount outstanding under the Yorkville Promissory Notes after a period of 60 days following the closing of the offering. Under the Amended Debt Repayment Agreement, the Company and Yorkville also agreed to extend the maturity date of the Yorkville Promissory Notes to the date that is 120 days after the closing of the offering and to satisfy the $75 payment premium due in connection with an early redemption through the issuance of an Advance Notice for shares of Class A Common Stock (the “Q2 Prepayment Premium”). The Amended Debt Repayment Agreement was conditioned on the completion of the offering by June 2, 2024, which condition was satisfied upon the closing of the offering on May 28, 2024 (the “May 2024 Offering”).

Pursuant to the terms of the Amended Repayment Agreement, the Company made a cash principal payment of $750 on May 31, 2024 (the “Repayment Date”), and issued an Advance Notice for the purchase of 60 shares of Class A Common Stock (the “Premium Advance Shares”) (representing the number of shares the Company reasonably believed would be sufficient to result in net proceeds of $75 as of the Repayment Date) (the “Premium Advance”). The total purchase price for the Premium Advance was $110, of which $75 was applied in satisfaction of the Payment Premium, and the remaining $35 was paid by Yorkville to the Company in cash (the “Cash Surplus”). The Premium Advance Shares were recorded at fair value totaling $116 on the Repayment Date, and the excess of fair value over the Cash Surplus was recorded to the consolidated statement of operations in line Yorkville prepayment premium expense.

On September 20, 2024, the Company entered into a Floor Price Reduction Agreement (the “Floor Price Reduction Agreement”) with Yorkville. The Company and Yorkville, pursuant to the Floor Price Adjustment Agreement, agreed to amend and restate the prior repayment agreements such that the outstanding principal under the Amended Debt Repayment Agreement was reduced to $0.7 million, with no remaining interest, the floor price, as described in the Outstanding Promissory Notes, was adjusted to $400.00 per share, and the maturity date for the Outstanding Promissory Notes is extended by 120 days to January 17, 2025.

The Yorkville Promissory Notes have a maturity date (as modified by the Floor Price Reduction Agreement) of January 17, 2025, and accrue interest at 0% per annum, subject to an increase to 18% per annum upon events of default as defined in the agreement. As of March 31, 2026, no events of default have occurred.

Yorkville has the right to convert any portion of the outstanding principal into shares of Class A common stock at any time subsequent to the Stand-still Period through maturity. The number of shares issuable upon conversion is equal to the amount of principal to be converted (as specified by Yorkville) divided by the Conversion Price (as defined in the Standby Equity Purchase Agreement disclosure in Note 14 – Equity). Yorkville will not have the right to convert any portion of the principal to the extent that after giving effect to such conversion, Yorkville would beneficially own in excess of 9.99% of the total number of shares of Class A Common Stock outstanding after giving effect to such conversion.

Additionally, the Company, at its option, shall have the right, but not the obligation, to redeem early a portion or all amounts outstanding under the Promissory Notes at a redemption amount equal to the outstanding principal balance being repaid or redeemed, plus a 10% prepayment premium, plus all accrued and unpaid interest; provided that (i) the Company provides Yorkville with no less than ten trading days’ prior written notice thereof and (ii) on the date such notice is issued, the VWAP of the Class A Common Stock is less than the Fixed Price.

F-21

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

Upon the occurrence of certain triggering events, as defined in the Yorkville Promissory Notes agreement (each an “Amortization Event”), the Company may be required to make monthly repayments of amounts outstanding under the Yorkville Promissory Notes, with each monthly repayment to be in an amount equal to the sum of (x) $1 million, plus (y) 10% in respect of such amount, and (z) all outstanding accrued and unpaid interest as of each payment date.

During January 2024, the Company’s stock price fell below the then in effect Floor Price (as defined in the Standby Equity Purchase Agreement disclosure in Note 14 – Equity) of $400.00 per share for five trading days during a period of seven consecutive trading days (an Amortization Event under the terms of the December Yorkville Convertible Note agreement), thus triggering amortization payments under the terms of the December Yorkville Convertible Note. On January 24, 2024, Yorkville agreed to waive the Amortization Event trigger, prior to the date upon which any amortization payment would have been required. As discussed in the definitions below, the Floor Price was reset on February 14, 2024, in conjunction with the effective date of the Company’s Registration Statement, at a price of $58.80 per share of Class A Common Stock, thus curing the Amortization Event condition.

During the year ended December 31, 2024, $2.0 million of the full outstanding principal under the December Yorkville Convertible Note, respectively, was converted into 1,377 shares of Class A Common stock of the Company. During the year ended December 31, 2024, the full principal amount of $1.0 million under the February Yorkville Promissory Note was converted into 145 Class A Common stock of the Company. During the year ended December 31, 2024, the full outstanding principal amount of $750 under the March Yorkville Promissory Note was converted into 750 shares of Class A Common Stock.

On January 30, 2025 (the “Issuance Date”), in connection with and pursuant to the terms of the SEPA (refer to Note 14 – Equity for further details), Yorkville agreed to advance to the Company, in exchange for a Convertible Promissory Note (the “January 2025 Yorkville Note”), a total principal amount of $3.5 million. The Company received net proceeds of $3,140 after an original issue discount of $350, and $10 in debt issuance costs paid to Yorkville.

The January 2025 Yorkville Note had a maturity date of July 31, 2025, but may be extended at the option of the Company. Beginning on the 30th day from the Issuance Date, and continuing on the same day of each successive calendar month thereafter, (each, an “Installment Date”), the Company shall repay a portion of the outstanding balance of the January 2025 Yorkville Note in an amount equal to the sum of (i) $1.0 million of principal (or the outstanding Principal if less than such amount), plus (ii) a payment premium (in an amount equal to 4% of the Principal amount being paid (the “Payment Premium”), and (iii) accrued and unpaid interest as of each Installment Date (collectively, the “Installment Amount”). The Company maintains the right to pay each Installment Amount in cash or via an Advance Notice pursuant to the SEPA or any combination thereof. The January 2025 Yorkville Note bears an interest rate of 0% for the first 90 days following the Issuance Date, and 6% thereafter (the “Interest Rate”). The Interest Rate shall increase to an annual rate of 18% upon the occurrence of an Event of Default (as defined by the January 2025 Yorkville Note). The January 2025 Yorkville Note is convertible into shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), at a conversion price of $400.00 per share (the “Conversion Price”). The Investor may elect to convert part or all of the outstanding balance of the Note at any time or from time to time after the Issuance Date. The Company may prepay the outstanding amount at any time, in whole or in part, subject to a 4% premium, provided that (i) the Company provides the Investor with at least 10 trading days’ prior written notice (each, a “Redemption Notice”) of its desire to prepay the outstanding amount (an “Optional Redemption”), and (ii) on the date the Redemption Notice is issued, the VWAP of the Class A Common Stock is less than the Conversion Price. Pursuant to the January 2025 Yorkville Note, the Company made payments totaling approximately $3,640, of which approximately $3,500 was applied against outstanding principal, and approximately $140 was paid to Yorkville as Payment Premiums and expensed as incurred. As of June 30, 2025, the January 2025 Yorkville Note was fully repaid.

On September 16, 2025, the Company entered into a Convertible Promissory Note (the “September 2025 Yorkville Note”) with Yorkville in principal amount of $2.0 million (the “Original Principal Amount”) to the Company, to be used as an advance under the SEPA. The Company received $890 from the Investor on that same date (“Advance #1), which reflects 50% of the Original Principal Amount, less 10% discount, and certain fees owed at such time. Upon the effectiveness of the registration statement on Form S-1, originally filed with the SEC on September 12, 2025 (File No. 333-290241) and the delivery of a closing statement, the Company received the remaining 50% of the Original Principal Amount, or $1.0 million, less 10% discount of the Original Principal Amount, netted from the purchase price due and structured as a purchase discount (“Advance #2”).

F-22

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

The September 2025 Yorkville Note was issued on September 16, 2025 and the maturity date of the September 2025 Yorkville Note is March 16, 2026, but may be extended at the option of the Company. Beginning on the 30th day from the date of issuance, and continuing on the same day of each successive calendar month thereafter, (each, an “Installment Date”), the Company shall repay a portion of the outstanding balance of the Note in an amount equal to the sum of (i) $500 of principal (or the outstanding Principal if less than such amount), plus (ii) a payment premium in an amount equal to 4% of the Principal amount being paid (the “Payment Premium”), and (iii) accrued and unpaid interest hereunder as of each Installment Date (collectively, the “Installment Amount”). The Company maintains the right to pay each Installment Amount in cash or via an Advance Notice pursuant to the SEPA or any combination thereof. The September 2025 Yorkville Note bears an interest annual rate of 6%, which shall increase to 18% upon the occurrence of an Event of Default, as defined in the September 2025 Yorkville Note. The September 2025 Yorkville Note is convertible into shares of the Company’s Class A common stock, par value $0.0001 per share, at a conversion price of $50.00 per share (the “Conversion Price”). The Investor may elect to convert part or all of the outstanding balance of the September 2025 Yorkville Note at any time or from time to time after the date of issuance. The Company maintains the right to redeem all or any part of the September 2025 Yorkville Note, at any time, provided that (i) the Company provides the Investor with at least 10 trading days’ prior written notice (each, a “Redemption Notice”) of its desire to prepay the outstanding amount (an “Optional Redemption”), and (ii) on the date the Redemption Notice is issued, the VWAP of the Class A Common Stock is less than the Conversion Price.

On October 6, 2025, the Company issued an Advance Notice to Yorkville pursuant to the SEPA in which the Company requested the purchase of 5,750 shares of the Company’s Class A Common Stock at a purchase price of $61.60 for a total purchase price of $354 to be applied against the outstanding Yorkville Convertible Notes. Upon settlement on October 8, 2025, the Company issued 5,750 shares of Class A Common Stock to Yorkville.

On October 13, 2025, the Company issued an Advance Notice to Yorkville pursuant to the SEPA in which the Company requested the purchase of 3,250 shares of the Company’s Class A Common Stock at a purchase price of $59.00 for a total purchase price of $191 to be applied against the outstanding Yorkville Convertible Notes. Upon settlement on October 15, 2025, the Company issued 3,250 shares of Class A Common Stock to Yorkville.

Term and Convertible notes - related party (CP BF)

During 2021, the Company entered into a loan agreement with CP BF Lending, LLC (“CP BF”) comprised of a Term Note and a Convertible Note. The Term Note bears cash interest at a rate of 14% per annum paid monthly and accrued interest payable-in-kind (“PIK”) cumulatively at 1.5% per annum. The outstanding principal balance of the Term Note together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on February 19, 2025 (“Loan Maturity Date”). The Convertible Note accrues PIK interest cumulatively at a rate of 15.5% per annum, and is convertible into Class A Common Stock upon Qualified Financing (as defined in the agreement), upon a Change of Control (as defined in the agreement), upon Prepayment, or at Maturity at a conversion price, which was $50.00 per unit at March 31, 2026. If not sooner converted or prepaid, the Convertible Note principal together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on the Loan Maturity Date.

For all respective periods presented, the Company was not in compliance with the Minimum Gross Profit Margin covenant in section 7.14.1 of the Loan Agreement, the Minimum ARR Growth covenant in section 7.14.2 of the Loan Agreement, and the Fixed Charge Coverage Ratio covenant in section 7.14.3 of the Loan Agreement. As a result of the Company’s noncompliance with the financial covenants, the entire principal amount and all unpaid and accrued interest will be classified as current on the Company’s consolidated balance sheets.

On October 10, 2022 the Loan Agreement was amended, where CP BF waived payment by the Company of four months of cash interest with respect to the Term Note in replacement for a Convertible Note (“First Amendment Convertible Note”) in the principal amount of $321, which is not considered an Additional Loan as defined above. The First Amendment Convertible Note has the same features as the Convertible Note described above.

The effective interest rate for the Term Note was 16% and interest expense totaled $851 for the year ended December 31, 2024, comprised of $773 of contractual interest and $79 of amortization of the discount. The effective interest rate for the CP BF Convertible Note and First Amendment Convertible Note was 16% for the year ended December 31, 2024. For the year ended December 31, 2024, interest expense on the Convertible Notes totaled $350 comprised of $326 of contractual interest and $25 for the amortization of the discount.

Convertible notes - related party (CP BF restructuring)

On September 5, 2024, the Company entered into a side letter to the loan agreement with CP BF whereby the Company agreed to consolidate the Term Note, CP BF Convertible Note and First Amendment Convertible Note (combined the “Old CP BF Notes”) into a single convertible note (the “2024 CP BF Convertible Note”). In accordance with FASB ASC 470, Debt, the Company treated the Old CP BF Notes as extinguished and recognized a loss on debt extinguishment of $6.5 million, determined by the sum of the fair value of the 2024 CP BF Convertible Note, plus the fair value of the additional equity consideration given as part of the side letter and share purchase agreement, as discussed below, in excess of the carrying value of the Old CP BF Notes. After consideration of the below transactions CP BF was determined to be a related party as they owned approximately 16% of the outstanding Class A Common Stock.

F-23

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

In conjunction with the side letter, the Company agreed to issue to CP BF, 350 shares of the Company’s Class A Common Stock. On September 23, 2024 the transaction was finalized and the Company issued the 2024 CP BF Convertible Note with a principal amount of $10.8 million. The outstanding principal balance of the 2024 CP BF Convertible Note together with accrued interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on February 19, 2027 (“2024 Loan Maturity Date”). The 2024 CP BF Convertible Note accrues interest at a rate of 15.5% which interest shall be paid in kind monthly and is convertible at the holder’s option at any time on or following the effectiveness of the first resale registration statement covering the applicable conversion shares at a fixed conversion price per share of $778.00. Upon the occurrence, and during the continuance, of an Event of Default (as defined in the agreement), interest on the 2024 CP BF Convertible Note will bear PIK interest at a per annum rate of 20% (“2024 Default Rate.”)

The Company may voluntarily prepay the principal of the 2024 CP BF Convertible Note, in accordance with their terms, in whole or in part at any time. On the date of any such prepayment, the Company will owe to Lender: (i) all accrued interest with respect to the principal amount so prepaid through the date the prepayment is made and (ii) the Exit Fee with respect to the principal amount so prepaid, calculated as 1.0% of the outstanding principal balance of the loans, with only the portion of the principal balance so converted counted for purposes of determining the applicable Exit Fee; and provided further, that, in the event of a partial prepayment of the loans, the Exit Fee shall be calculated on the principal amount so repaid and not on the entire outstanding principal balance thereof, and (iii) all other Obligations, if any, that shall have become due and payable hereunder with respect to the principal amount so prepaid. The 2024 CP BF Convertible Note obtain features that relate to the mandatory prepayment, either partially or in whole, upon certain contingent events.

The 2024 CP BF Convertible Note has an embedded redemption put feature upon a Prepayment and Default Interest triggering events. For further discussion of this derivative see Note 7 – Fair Value Measurements.

In October 2024, CP BF exercised its optional conversion option in which it received 278 Class A Common Stock at the fixed conversion price per share of $778.00 in satisfaction of $216 of the Company’s obligations under the 2024 CP BF Convertible Note.

On September 23, 2024, the Company entered into a Securities Purchase Agreement (the “CP BF SPA”), a Registration Rights Agreement (the “CP BF RRA”), a Lock-Up Agreement (the “CP BF Lock Up”) and issued CP BF a Common Stock Purchase Warrant (the “CP BF Warrant”) and a Pre-Funded Warrant (the “CP BF Pre-Funded Warrant,” together with the CP BF SPA, CP BF RRA, CP BF Lock Up and CP BF Warrant, the “CP BF Transaction Documents”). Pursuant to the CP BF SPA, CP BF agreed to convert $2.0 million in debt into 1,305 shares of Class A Common Stock, CP BF Warrants to purchase up to 2,828 shares of Class A Common Stock and CP BF Pre-Funded Warrants to purchase up to 1,524 shares of Class A Common Stock (all such securities and shares collectively referred to as the “CP BF Registrable Securities”). The CP BF Warrant can be exercised at an initial exercise price of $778.00 per share, subject to adjustment for a term of five years. The CP BF Pre-Funded Warrant will be exercisable at any time after the date of issuance at an exercise price of $0.0001. Neither warrant may be exercised if the holder, together with its affiliates, would beneficially own more than 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. Both warrants may be exercised via cash or cashless exercise. Pursuant to the CP BF RRA, the Company agreed to file a registration statement to register the CP BF Registrable Securities and for the registration statement to become effective on or before December 9, 2024. Under the CP BF Lock-Up, the Company’s CEO, Joseph Davy, agreed not to sell an aggregate of 11,556 shares of Class B Common Stock that he owns until such time as CP BF no longer owns any of the CP BF Registrable Securities.

On September 24, 2024, the Company entered into a securities purchase agreement with an institutional investor for the issuance and sale in a private placement with gross proceeds to the Company of approximately $4.6 million. One of the contingent redemption features in the 2024 CP BF Convertible Note relates to the Company prepaying, either partially or in whole, the obligations upon the sale of the Company’s capital stock equal to 20% of the cash proceeds in excess of $3.0 million. For the year ended December 31, 2025, the Company paid a total of $2,840 which satisfied outstanding principal under the 2024 CP BF Convertible Note.

The effective interest rate for the 2024 CP BF Convertible Note was approximately 15.4% as of March 31, 2026. For the three months ended March 31, 2026 and 2025, interest expense on the 2024 CP BF Convertible Note totaled $194 and $335, respectively.

F-24

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

The following table presents the 2024 CP BF Convertible Note as of March 31, 2026 and December 31, 2025:

	As of
	March 31, 2026	December 31, 2025
Face value of the CP BF convertible notes	$8,759	$8,759
Debt premium, net	—	—
Carrying value of the CP BF convertible notes	8,759	8,759
Accrued interest	1,752	1,558
Prepayments made	(5,012)	(5,012)
Conversions	(382)	(382)
Total CP BF convertible notes and accrued interest	$5,117	$4,923

CP BF Letter Agreement

On October 14, 2025, the Company and CP BF executed a letter agreement dated October 10, 2025, pursuant to which they amended certain terms of the Loan Agreement and Note (as amended on October 15, 2025, the “CP BF Letter Agreement”). The CP BF Letter Agreement amended the Conversion Price, as defined, to ninety-five percent (95%) of the price of the Class A Common Stock on the trading day immediately preceding delivery of any Conversion Notice, subject to a floor price of $50.00. The CP BF Letter Agreement included an amendment that CP BF shall take commercially reasonable actions to partially convert the balance outstanding under the Note as of the CP BF Letter Agreement date (the “Balance”) into shares of the Company’s Class A Common Stock at the new conversion price. The CP BF Letter Agreement limits the amount of shares that CP BF can sell or convert to five percent (5%) of the aggregate daily trading volume however the Company has the right waive or increase such limitation at its discretion. The CP BF Letter Agreement also stipulates that between the time that the Company pays down at least $2.0 million against the Balance until the earlier of (a) 60 days following the date of the CP BF Letter Agreement and (b) receipt of $10.0 million in gross proceeds from the sale of Company securities, the Company will no longer be required to prepay a certain percentage of other proceeds received from securities offerings to CP BF, as stipulated in the Loan Agreement.

Pursuant to the CP BF Letter Agreement, the parties agreed to use an agreed-upon portion of other debt to partially prepay the balance outstanding under the Note as of the CP BF Letter Agreement date (the “Balance”). The Company also agreed to reserve that number of shares of Class A Common Stock equal to 120% of the number of shares of Class A Common Stock issuable upon full conversion of the Balance at the new conversion price and to register 100% of all such shares with the SEC within 60 days of the CP BF Letter Agreement. As per the CP BF Letter Agreement, subject to the receipt by CP BF of $2.0 million and the filing of the registration statement, CP BF also agreed to waive certain events of default that may have occurred or be occurring as of the date of the CP BF Letter Agreement; CP BF also agreed that until December 31, 2025, it shall not exercise any right or remedy associated with any failure on the part of the Company to comply with certain financial covenants set forth in the Loan Agreement, as they relate to the period ending September 30, 2025.

The Company’s failure to comply with the Letter Agreement shall constitute an Event of Default under the Loan Agreement.

2025 CP BF Conversions

Between October 17, 2025 and December 31, 2025, CP BF exercised its optional conversion option multiple times and received an aggregate of 3,135 shares of Class A Common Stock at conversion prices per share ranging from $54.20 to $55.00 in satisfaction of $165 of the Company’s obligations under the 2024 CP BF Convertible Note.

Notes payable, carried at fair value

Agile Term Notes

On July 22, 2024, the Company entered into a subordinated business loan and security agreement (the “July Subordinated Business Loan and Security Agreement”) with Agile Lending, LLC (“Agile”) and Agile Capital Funding, LLC as the collateral agent (“Agile Funding”) and issued a subordinated secured promissory note (the “July Agile Note”) for an aggregate principal amount of $788 and received net proceeds of $750, after administrative agent fees of $38 paid to Agile Funding, with a maturity date of February 5, 2025. The July Agile Note bears interest at a rate of 42%.

On September 13, 2024, the Company entered into a subordinated business loan and security agreement (the “September Subordinated Business Loan and Security Agreement”) with Agile and Agile Funding and issued a subordinated secured promissory note (the “September Agile Note”) for an aggregate principal amount of $263 and received net proceeds of $250, after administrative agent fees of $13 paid to Agile Funding, with a maturity date of March 3, 2025. The September Agile Note bears interest at a rate of 48%.

F-25

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

On December 12, 2024, the Company issued a subordinated secured promissory note (the “December Agile Note”) for an aggregate principal amount of $2,400 and received net proceeds of $1,782, after administrative agent fees of $120 paid to Agile Funding, and net of payments to Agile of $320 and $178 in respect to early prepayment of the remaining outstanding balances of the July Agile Note and September Agile Note. The December Agile Note has a maturity date of July 10, 2025 and bears interest at a rate of 44%.

Upon the modification on December 12, 2024, the Company evaluated the debt modification guidance, determining that the modification is an extinguishment of the existing July Agile Note and September Agile Note due to the terms of the December Agile Note being substantially different from the terms of the July and September Agile Notes. As a result, the Company recorded a loss on debt extinguishment of $1,072.

On March 31, 2025, the Company issued a subordinated secured promissory note (the “March Agile Note”) for an aggregate principal amount of $4,000 and received net proceeds of $2,044, after administrative agent fees of $200 paid to Agile Funding, and net of payments to Agile of $1,756 in respect to early prepayment of the remaining outstanding balances of the December Agile Note. The March Agile Note has a maturity date of November 12, 2025 and bears interest at a rate of 44%.

Upon the modification on March 31, 2025, the Company evaluated the debt modification guidance, determining that the modification is an extinguishment of the existing December Agile Note due to the terms of the March Agile Note being substantially different from the terms of the December Agile Notes. As a result, the Company recorded a loss on debt extinguishment of $1,770.

On June 12, 2025, the Company issued a subordinated secured promissory note (the “June Agile Note”) for an aggregate principal amount of $263 and received net proceeds of $250, after administrative agent fees $13 paid to Agile Funding. The June Agile note has a maturity date of December 15, 2025 and bears interest at a rate of 48%.

On March 30, 2026, the Company issued a subordinated secured promissory note (the “March 2026 Agile Note”) for an aggregate principal amount of $90 and received net proceeds of $85, after administrative agent fees $5 paid to Agile Funding. The March 2026 Agile note has a maturity date of October 27, 2026 and bears interest at a rate of 44%.

The July Agile Note, the September Agile Note, the December Agile Note, the March Agile Note, June Agile Note, and the March 2026 Agile Note are together referred to as the “Agile Notes.” Interest on the Agile Notes is calculated on a 360 day year based on the actual number of days lapsed, and accrues commencing on and including the effective date pursuant to the respective agreement’s weekly repayment and amortization schedule.

The collateral under the July and September Subordinated Business Loan and Security Agreements consist of all of the Company’s goods, accounts, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including intellectual property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other collateral accounts, all certificates of deposit, fixtures, letters of credit rights, securities, and all other investment property, supporting obligations, and financial assets. Upon any Changes in Business or Management, Ownership (as defined in the agreements) or upon an Event of Default (as defined in the agreements), each of the July Agile Note and or the September Agile Note then-outstanding will become accelerated and the Company shall immediately pay to Agile an amount equal to the sum of (i) all outstanding principal of the term loan plus accrued and unpaid interest thereon accrued through the prepayment date, (ii) a Prepayment Fee (as defined in the agreements), plus (iii) all other obligations that are due and payable, including, without limitation, incremental interest at the Default Rate of 5.0% (as defined in the agreements). Additionally, the Company may voluntarily prepay the July Agile Note and or the September Agile Note, in accordance with their terms, in whole or in part at any time. On the date of such prepayment of any principal amounts, the Company will owe to Agile a Prepayment Fee comprising a make-whole premium payment on account of such principal amount prepaid, which shall be equal to the aggregate and actual amount of interest (at the contract rate of interest) that would be paid through the maturity date of the respective note, as described above.

The Agile Notes include contingent redemption (put) rights which trigger mandatory prepayment and a make-whole premium upon certain events including an event of default, and defaulted contingent interest upon an event of default. For further discussion of this derivative, see Note 7 – Fair Value Measurements.

Following the issuance of the March Agile Note, the Company entered into a series of exchange and forbearance arrangements with Agile and Agile Funding, relating to the outstanding balance of the March Agile Note.

As of December 11, 2025, the remaining principal and accrued and unpaid interest under the March Agile Note was approximately $1,495. On December 15, 2025, the Company entered into a forbearance agreement with Agile and Agile Funding, pursuant to which Agile agreed to forbear from exercising its rights and remedies under the March Agile Note and related loan documents in connection with existing defaults. In consideration for such forbearance, the outstanding balance of the March Agile Note was increased to $2,123.

F-26

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

Upon the modification on December 15, 2025, the Company evaluated the debt modification guidance, determining that the modification is an extinguishment of the March Agile Note due to the terms of the March Agile Note after the modification being substantially different from before the modification as a result of the forbearance agreement. As a result, the Company recorded a loss on debt extinguishment of $633.

On December 15, 2025, the Company entered into an exchange agreement with Agile (“Agile Exchange Agreement”) pursuant to which the Company issued 11,640 shares of its Class A common stock in exchange for a reduction of $284 in the outstanding balance of the March Agile Note. Following this exchange, the outstanding balance of the March Agile Note was reduced to approximately $1,839.

Between January 27, 2026 and March 27, 2026, the Company entered into multiple exchange agreements with Agile on substantially similar terms as the Agile Exchange Agreement pursuant to which the Company issued an aggregate of 29,306 shares of its Class A common stock at conversion prices per share ranging from $21.40 to $23.04 in exchange for a reduction of $660 in the outstanding balance of the March Agile Note. Following these exchanges, the outstanding balance of the March Agile Note was reduced to approximately $1,179.

Interest expense on the Agile Notes totaled $0 and $450 for the three months ended March 31, 2026 and 2025, respectively.

The following presents the Agile Notes for the three months ended March 31, 2026:

Agile Term Notes
Balance at December 31, 2025	$1,728
Issuance of Agile term notes	90
Loss on issuance	30
Conversions	(660)
Change in fair value	111
Balance at March 31, 2026	$1,299

Outstanding principal balance as of March 31, 2026	$1,269
Accrued interest as of March 31, 2026	$—

1800 Diagonal Convertible Notes

On August 16, 2024, the Company entered into a securities purchase agreement and promissory note agreement (the “August Securities Purchase Agreement”) with 1800 Diagonal Lending LLC (“Lender”) and issued a promissory note (the “August 1800 Diagonal Note”) for an aggregate principal amount of $184 and received net proceeds of $152, after an original issue discount of $24 and issuance costs of $8 for due diligence and legal fees. The August 1800 Diagonal Note has a maturity date of June 15, 2025 and bears interest at 12% per annum. The August Securities Purchase Agreement stipulates that the Company and Lender may mutually agree to enter into additional tranches of promissory notes over the 12 month period commencing on August 16, 2024, up to an aggregate total of $750.

On September 24, 2024, the Company issued a second promissory note (the “September 1800 Diagonal Note”) for an aggregate principal amount of $124,200 and received net proceeds of $100, after an original discount of $16 and issuance costs of $8 for due diligence and legal fees. The September 1800 Diagonal Note has a maturity date of July 30, 2025 and bears interest at 12% per annum.

On July 23, 2025, the Company exercised its conversion option under the September 1800 Diagonal Note. On the conversion date, the September 1800 Diagonal Note had a fair value of $17 and converted into 352 shares of the Company’s Class A Common Stock in satisfaction of $17 of the Company’s obligations under the September 1800 Diagonal Note.

On December 10, 2024, the Company issued a third promissory note (the “December 1800 Diagonal Note”) for an aggregate principal amount of $124 and received net proceeds of $100, after an original discount of $16 and issuance costs of $8 for due diligence and legal fees. The December 1800 Diagonal Note has a maturity date of October 15, 2025 and bears interest at 12% per annum.

On July 22, 2025, the Company exercised its conversion option under the December 1800 Diagonal Note. On the conversion date, the December 1800 Diagonal Note had a fair value of $58 and converted into 999 shares of the Company’s Class A Common Stock in satisfaction of $52 of the Company’s obligations under the December 1800 Diagonal Note.

F-27

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

On February 7, 2025, the Company issued a fourth promissory note (the “February 1800 Diagonal Note”) for an aggregate principal amount of $124 and received net proceeds of $100, after an original discount of $16 and issuance costs of $8 for due diligence and legal fees. The February 1800 Diagonal Note has a maturity date of December 15, 2025 and bears interest at 12% per annum. On August 11, 2025, the Company exercised its conversion option under the February 1800 Diagonal Note. On the conversion date, the February 1800 Diagonal Note had a fair value of $81 and converted into 1,639 shares of the Company’s Class A Common Stock in satisfaction of $70 of the Company’s obligations under the February 1800 Diagonal Note.

On April 17, 2025, the Company issued a fifth promissory note (the “April 1800 Diagonal Note”) for an aggregate principal amount of $230 and received net proceeds of $192, after an original discount of $30 and issuance costs of $8 for due diligence and legal fees. The April 1800 Diagonal Note has a maturity date of February 15, 2026 and bears interest at 12% per annum.

Between October 21, 2025 and October 27, 2025, the Lender exercised its conversion option multiple times under the April 1800 Diagonal Note and received an aggregate of 7,015 shares of Class A Common Stock at conversion prices per share ranging from $33.80 to $41.20 in full satisfaction of the Company’s remaining obligations under the April 1800 Diagonal Note totaling $265.

On May 9, 2025, the Company issued a sixth promissory note (the “May 1800 Diagonal Note”) for an aggregate principal amount of $163 and received net proceeds of $135, after an original discount of $21 and issuance costs of $7 for due diligence and legal fees. The May 1800 Diagonal Note has a maturity date of February 15, 2026 and bears interest at 12% per annum.

On July 23, 2025, the Company issued a seventh promissory note (the “July 1800 Diagonal Note”) for an aggregate principal amount of $296 and received net proceeds of $250, after an original discount of $39 and issuance costs of $7 for due diligence and legal fees. The July 1800 Diagonal Note has a maturity date of May 30, 2026 and bears interest at 12% per annum.

Between January 26, 2026 and January 27, 2026, the Lender exercised its conversion option multiple times under the July 1800 Diagonal Note and received an aggregate of 20,047 shares of Class A Common Stock at conversion prices per share ranging from $16.50 to $18.00 in full satisfaction of the Company’s remaining obligations under the July 1800 Diagonal Note totaling $331.

On September 12, 2025, the Company issued an eighth promissory note (the “September 2025 1800 Diagonal Note”) for an aggregate principal amount of $152 and received net proceeds of $125, after an original discount of $20 and issuance costs of $7 for due diligence and legal fees. The September 2025 1800 Diagonal Note has a maturity date of June 15, 2026 and bears interest at 14% per annum.

On March 19, 2026, the Lender exercised its conversion option under the July 1800 Diagonal Note and received 3,766 shares of Class A Common Stock at a conversion price per share of $14.745 in full satisfaction of the Company’s remaining obligations under the July 1800 Diagonal Note totaling $54.

On November 4, 2025, the Company issued a ninth promissory note (the “November 1800 Diagonal Note”) for an aggregate principal amount of $238 and received net proceeds of $200, after an original discount of $31 and issuance costs of $7 for due diligence and legal fees. The November 1800 Diagonal Note has a maturity date of July 30, 2026 and bears interest at 14% per annum.

On December 3, 2025, the Company issued a tenth promissory note (the “December 2025 1800 Diagonal Note”) for an aggregate principal amount of $94 and received net proceeds of $75, after an original discount of $12 and issuance costs of $7 for due diligence and legal fees. The December 2025 1800 Diagonal Note has a maturity date of August 30, 2026 and bears interest at 14% per annum.

On January 12, 2026, the Company issued an eleventh promissory note (the “1800 Diagonal Note #11”) for an aggregate principal amount of $296 and received net proceeds of $250, after an original discount of $39 and issuance costs of $7 for due diligence and legal fees. The 1800 Diagonal Note #11 has a maturity date of October 15, 2026 and bears interest at 14% per annum.

On March 17, 2026, the Company issued a twelfth promissory note (the “1800 Diagonal Note #12”) for an aggregate principal amount of $181 and received net proceeds of $150, after an original discount of $24 and issuance costs of $7 for due diligence and legal fees. The 1800 Diagonal Note #12 has a maturity date of December 15, 2026 and bears interest at 14% per annum.

The August, September, December, February, April, May, July, September 2025, November, December 2025, Note #11 and Note #12 described above are together referred to as the “1800 Diagonal Notes.” Interest on the 1800 Diagonal Notes accrues commencing on and including the issuance date pursuant to the respective agreement’s repayment and amortization schedule.

F-28

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

Upon an event of default, as defined in the respective agreements, all or any portion of the 1800 Diagonal Notes that are then outstanding, may become convertible at the option of the Lender into fully paid and non-assessable shares of the Company’s Common Stock up to 4.99% of the Company’s outstanding shares of Common Stock. The Notes become convertible at the Lender’s option upon an event of default, at a conversion price equal to the quotient resulting from dividing the Conversion Amount, measured as the sum of (1) the principal amount of the Note or Notes being converted in such conversion, plus (2) at the Lender’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates to the respective note or notes being converted through the conversion date, plus (3) at the Lender’s option, the default interest, divided by the “Conversion Price” then in effect on the date specified in the notice of conversion (the conversion date). The Conversion Price will be measured as seventy-five percent (75%) multiplied by the market price, which means the lowest trading price for the Company’s Common Stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date.

The 1800 Diagonal Notes include optional conversion rights to the holder upon an event of default, contingent redemption (put) rights which trigger mandatory prepayment upon event of default, and defaulted contingent interest upon an event of default. For further discussion of this derivative, see Note 7 – Fair Value Measurements.

Interest expense on the 1800 Diagonal Notes totaled approximately $115 and $37 for the three months ended March 31, 2026 and 2025, respectively.

The following table presents the 1800 Diagonal Notes three months ended March 31, 2026:

1800 Diagonal
Balance at December 31, 2025	$747
Issuance of convertible notes	414
Loss on debt issuance	19
Repayments in cash	(54)
Change in fair value	95
Conversions	(385)
Balance at March 31, 2026	$836

Outstanding principal balance as of March 31, 2026	$703
Accrued interest as of March 31, 2026	$72

3i, LP Private Placement Offering

On June 27, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor, 3i, LP (the “Buyer”) for the issuance and sale in a private placement (the “Private Placement Offering”) of senior secured convertible notes of the Company, in the aggregate original principal amount of $11.0 million (the “Private Placement Convertible Notes”) which are convertible into shares of the Company’s Class A Common Stock (the shares of Common Stock issuable pursuant to the terms of the Notes, including, without limitation, upon conversion or otherwise, collectively, the “Conversion Shares”), in accordance with the terms of the Notes.

In connection with the Offering, the Company has also entered into a letter agreement dated April 30, 2025 (the “Letter Agreement”) with Rodman & Renshaw LLC as the exclusive financial advisor (the “Financial Advisor”) pursuant to which the Company has agreed to issue financial advisor warrants to purchase up to an aggregate of 21,212 shares of Common Stock (the “Financial Advisor Warrants,” together with the Buyer Warrants, the “Private Placement Warrants”). Refer to Note 14 – Equity, for further description of the Warrants issued in the Private Placement Offering.

On June 30, 2025, the parties conducted the initial closing pursuant to the terms of the Purchase Agreement and the Company issued an initial Note (the “June 3i Note”) and an initial warrant (“June Warrant”) to acquire shares of the Company’s Class A Common Stock. The parties conducted subsequent closings on August 19, 2025, October 8, 2025, and February 13, 2026 and the Company issued additional notes and warrants (the “August 3i Note” and the “August Warrant,” the “October 3i Note” and the “October Warrant,” and the “February 3i Note” and “February Warrant,” respectively). The following table presents the maturity date, the original principal amount, the net proceeds received by the Company after original issue discount and issuance fees and costs, the initial conversion price per share, and the initial conversion floor price per share at the date of closing for each Note, and the number of warrants and the initial exercise price per share for each Buyer Warrant associated with the Private Placement Offering:

	Private Placement Notes						Private Placement Warrants
Closing Date	Note Issued by the Company	Maturity Date of the Note	Original Principal Amount of the Note	Net Proceeds Received by the Company	Initial Conversion Price per Share	Initial Conversion Floor Price per Share	Warrants Issued by the Company	Number of Buyer Warrants Issued by the Company	Initial Buyer Warrant Exercise Price per Share
June 30, 2025	June 3i Note	June 30, 2026	$2,200	$1,725	$50.00	$2.20	June Warrant	3,357	$50.00
August 19, 2025	August 3i Note	September 19, 2026	2,200	$1,762	$50.00	$22.00	August Warrant	6,306	$50.00
October 8, 2025	October 3i Note	October 8, 2026	2,500	$2,011	$50.00	$12.40	October Warrant	10,000	$50.00
February 13, 2026	February 3i Note	February 13, 2027	2,333	$1,879	$22.20	$5.080	February Warrant	21,021	$22.20
Total			$9,233	$7,377				50,684

F-29

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

The Private Placement Notes were issued with an original issue discount of 10.0% and accrue interest at a rate of 10.0% per annum.

The net proceeds received by the Company are after the original issue discount and issuance fees and costs, financial advisory fees and estimated offering expenses. The Private Placement Notes mature twelve (12) months from the respective date of issuance, unless extended pursuant to the terms thereof. The Notes are convertible (in whole or in part) at any time prior to the Maturity Date into the number of shares of Common Stock equal to quotient of the Conversion Amount divided by (y) the Conversion Price (the “Conversion Rate”). At no time may the Buyer hold more than 4.99% (or up to 9.99% at the election of the Buyers pursuant to the Notes) of the outstanding Common Stock. The Private Placement Notes have a respective conversion price that is subject to a floor price. In certain pricing conditions set by the conversion formula in the agreement, a conversion may result in the Company delivering both shares and cash to the Buyer. The Company intends to use the net proceeds received from the Private Placement Offering for general corporate purposes and working capital.

In September 2025, as per the terms of the Notes and Warrants, the conversion price and exercise price was adjusted to $2.50. On October 10, 2025, the Company and 3i, LP entered into a consent and waiver agreement (the “Waiver”) on certain terms of the Purchase Agreement (as defined in Note 11 – Debt in the notes to the condensed consolidated financial statements) to waive the downward adjustment prohibition in the Purchase Agreement and to provide 3i with certain Variable Rate Securities, as defined in the Purchase Agreement, solely to the extent it would otherwise be violated by the conversion price of CP BF Letter Agreement, as defined below. As such, the parties waived that the conversion price amendment of the CP BF Letter Agreement, as defined below, shall not trigger or constitute an event of default under the Purchase Agreement.

In addition, if an Event of Default (as defined in the Notes) has occurred, the Buyer may elect convert (each, an “Alternate Conversion,” and the date of such Alternate Conversion, each, an “Alternate Conversion Date”) all, or any part of, the Conversion Amount (such portion of the Conversion Amount subject to such Alternate Conversion, the “Alternate Conversion Amount”) into shares of Common Stock at a conversion rate equal to the quotient of (x) the product of (A) the Redemption Premium and (B) the Alternate Conversion Amount, divided by (y) the Alternate Conversion Price (the “Alternate Conversion Rate”). Upon the occurrence of an Event of Default, the Company is required to deliver written notice to the Buyer within one (1) business day (an “Event of Default Notice”). At any time after the earlier of (a) the Buyer’s receipt of an Event of Default Notice, and (b) the Buyer becoming aware of an Event of Default, the Buyer may require the Company to redeem all or any portion of the Notes at a 15% premium. Beginning the earlier to occur of (x) the Effective Date (as defined in the Registration Rights Agreement) of the initial Registration Statement filed pursuant to the Registration Rights Agreement and (y) August 1, 2025, and thereafter, the first Trading Day of the calendar month immediately following (each an “Installment Date”) until the Maturity Date, the Company shall repay the Buyer approximately $183 towards the principal balance of the Notes and any accrued and unpaid interest in cash or, provided certain conditions are satisfied, shares of Common Stock, at the Company’s option (collectively, the “Installment Amount”). In connection with a “Change of Control,” the Buyer shall have the right to require the Company to redeem part or all of the Notes outstanding in cash, at the highest calculation of the Change of Control Redemption Price, each of which is outlined in their entirety within the Notes.

The Private Placement Convertible Notes include optional conversion rights to the holder upon an event of default, contingent redemption (put) rights which trigger mandatory prepayment upon event of default, and defaulted contingent interest upon an event of default.

F-30

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

Due to these embedded features within the Private Placement Convertible Notes, the Company elected to account for the Private Placement Convertible Notes at fair value at their respective dates of issuance and in subsequent reporting periods, pursuant to ASC 825. The Company will record changes in the fair value of the notes that relate to changes in credit risk to other comprehensive income. The remaining changes in fair value, including the component related to accrued interest, will be recorded through the other (income) expense section of the Company’s unaudited condensed consolidated statements of operations and comprehensive loss statement in a single line item.

3i, LP Conversions

Between August 12, 2025 and October 22, 2025, the Buyer exercised its contractual conversion options multiple times under the June 3i Note and received an aggregate of 30,823 shares of Class A Common Stock at conversion prices per share ranging from $38.20 to $51.60 in full satisfaction of the Company’s remaining obligations under the June 3i Note totaling $1,420.

Between September 10, 2025 and October 14, 2025, the Buyer exercised its contractual conversion option multiple times under the August 3i Note and received an aggregate of 30,883 shares of Class A Common Stock at conversion prices per share ranging from $38.20 to $48.40 in satisfaction of $1,412 of the Company’s obligations under the August 3i Note.

Between October 16, 2025 and December 11, 2025, the Buyer exercised its contractual conversion option multiple times under the October 3i Note and received an aggregate of 66,584 shares of Class A Common Stock at conversion prices per share ranging from $20.60 to $50.00 in satisfaction of $1,677 of the Company’s obligations under the October 3i Note.

Between January 7, 2026 and February 10, 2026, the Buyer exercised its contractual conversion option multiple times under the August 3i Note and received an aggregate of 36,667 shares of Class A Common Stock at a conversion price per share of $22.20 in satisfaction of $807 of the Company’s obligations under the August 3i Note.

Between January 8, 2026 and February 19, 2026, the Buyer exercised its contractual conversion option multiple times under the October 3i Note and received an aggregate of 60,764 shares of Class A Common Stock at conversion prices per share ranging from $17.20 to $20.40 in satisfaction of $1,073 of the Company’s obligations under the October 3i Note.

Between March 2, 2026 and March 25, 2026, the Buyer exercised its contractual conversion option multiple times under the February 3i Note and received an aggregate of 46,371 shares of Class A Common Stock at conversion prices per share ranging from $16.60 to $19.60 in satisfaction of $856 of the Company’s obligations under the October 3i Note.

Interest expense on the Private Placement Convertible Notes totaled approximately $182 for the three months ended March 31, 2026.

The following table presents the Private Placement Convertible Notes as of March 31, 2026:

3i, LP Notes
Balance as of December 31, 2025	$1,856
Issuance of Private Placement Convertible Notes	2,121
Loss on debt issuance	1,039
Change in fair value	(391)
Conversions	(2,735)
Balance as of March 31, 2026	$1,890

Outstanding principal balance as of March 31, 2026	$1,556
Accrued interest as of March 31, 2026	$155

Boot Capital

On December 3, 2025, the Company issued a promissory note (the “Boot Capital Note”) for an aggregate principal amount of $115 and received $100 of proceeds, net of an original discount of $15, with a maturity date of August 30, 2026. The stated interest rate on the Boot Capital Note is 14% per annum, and interest shall accrue on the Boot Capital Note commencing on and including the issuance date pursuant to the agreement’s repayment and amortization schedule.

F-31

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

Upon an event of default, as defined in the agreement, all or any portion of the Boot Capital Note that is then outstanding, may become convertible at the option of the Lender into fully paid and non-assessable shares of the Company’s Common Stock up to 4.99% of the Company’s outstanding shares of Common Stock. The Boot Capital Note becomes convertible at the Lender’s option upon an event of default, at a conversion price equal to the quotient resulting from dividing the Conversion Amount, measured as the sum of (1) the principal amount of the note being converted in such conversion, plus (2) at the Lender’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates to the respective note being converted through the conversion date, plus (3) at the Lender’s option, the default interest, divided by the “Conversion Price” then in effect on the date specified in the notice of conversion (the conversion date). The Conversion Price will be measured as seventy-five percent (75%) multiplied by the market price, which means the lowest trading price for the Company’s Common Stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date.

The Boot Capital Note include optional conversion rights to the holder upon an event of default, contingent redemption (put) rights which trigger mandatory prepayment upon event of default, and defaulted contingent interest upon an event of default.

Due to these embedded features, the Company elected to account for the Boot Capital Note at fair value pursuant to ASC 825. For further discussion of fair value, see Note 7 – Fair Value Measurements.

Boot Capital Convertible Note

The following table presents the Boot Capital Convertible Note as of March 31, 2026:

Boot Capital
Balance at December 31, 2025	$116
Change in fair value	7
Balance at March 31, 2026	$123

Outstanding principal balance as of March 31, 2026	$100
Accrued interest as of March 31, 2026	$14

F-32

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

12. Warrant Liabilities

Public Warrants

The Company assumed Public Warrants in the Merger, exercisable into 1,150 shares of Common Stock of the Company, and which remained outstanding as of March 31, 2026. The Public Warrants have an exercise price of $115,000.00 per share, subject to adjustments, and will expire five years from the Merger Closing Date (in December 2028). The exercise price and number of shares of Class A Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable and the Company will not be obligated to issue a share of Class A Common Stock upon exercise of a Public Warrant unless the shares of Class A Common Stock issuable upon such Public Warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Public Warrant. The Resale Registration statement went effective on February 14, 2024 (Registration No. 333-276307) and since it was declared effective within the contractual 60-day term upon closing of the Merger, no “cashless basis” exercises were triggered during 2024.

Redemption of Public Warrants When the price per Share of Class A Common Stock Equals or Exceeds $180,000.00

Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

■	in whole and not in part;

■	at a price of $100.00 per Warrant;

■	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

■	if, and only if, the closing price per share of Class A Common Stock equals or exceeds $180,000.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “—Warrants—Public Stockholder Warrants—Anti-dilution Adjustments” in the Resale Registration Statement) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of shares of Class A Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price per share of Class A Common Stock may fall below the $180,000.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “—Warrants—Public Stockholder Warrants—Anti-dilution Adjustments” in the Resale Registration Statement) as well as the $115,000.00 per share (for whole shares) Public Warrant exercise price after the redemption notice is issued.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

F-33

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

GEM Financing Arrangement

In association with the GEM Letter, see Note 11 – Debt for further details, at Closing, the GEM Warrant automatically became an obligation of the Company, and on December 15, 2023, the Company issued the GEM Warrant granting GEM the right to purchase 83 shares at an exercise price of $64,900.00 per share. GEM may exercise the GEM Warrant at any time and from time to time until December 14, 2026. The terms of the GEM Warrant provide that the exercise price of the GEM Warrant, and the number of shares of Class A Common Stock for which the GEM Warrant may be exercised, are subject to adjustment to account for increases or decreases in the number of outstanding shares of New Banzai Common Stock resulting from stock splits, reverse stock splits, consolidations, combinations and reclassifications. Additionally, the GEM Warrant contains weighted average anti-dilution provisions that provide that if the Company issues shares of Common Stock, or securities convertible into or exercisable or exchange for, shares of Common Stock at a price per share that is less than 90% of the exercise price then in effect or without consideration, then the exercise price of the GEM Warrant upon each such issuance will be adjusted to the price equal to 105% of the consideration per share paid for such Common Stock or other securities. In the event of a Change of Control, if the Surviving Corporation does not have registered class of equity securities and common shares listed on a U.S. national securities exchange, then the Holder is entitled to receive one percent of the total consideration received by the Company’s stockholders and the GEM Warrants will expire upon payment. Upon the closing of the OpenReel Merger, the exercise price of the GEM Warrants were adjusted to the price equal to 105% of the consideration per share paid which resulted in a strike price of $366.00.

If the per share market value of one share of Class A Common Stock is greater than the then-current exercise price, then GEM will have the option to exercise the GEM Warrant on a cashless basis and receive a number of shares of Class A Common Stock equal to (x) the number of shares of Class A Common Stock purchasable upon exercise of all of the GEM Warrant or, if only a portion of the GEM Warrant is being exercised, the portion of the GEM Warrant being exercised, less (y) the product of the then-current exercise price and the number of shares of Class A Common Stock purchasable upon exercise of all of the GEM Warrant or, if only a portion of the GEM Warrant is being exercised, the portion of the GEM Warrant being exercised, divided by the per share market value of one share of Class A Common Stock.

The GEM Warrant may not be exercised if such exercise would result in the beneficial ownership of the holder and its affiliates in excess of 9.99% of the then-issued and outstanding shares of Common Stock.

Private Placement Offering Warrants

In association with the Private Placement Convertible Notes, see Note 11 – Debt for further details, at Closing, the Company issued Private Placement Warrants. Holders of the Private Placement Warrants may exercise the Private Placement Warrants at any time and from time to time until the three years from the date of issuance for the June issuance and five years from the date of issuance for the August issuance. The terms of the Private Placement Warrants provide that the exercise price of the Private Placement Warrants, and the number of shares of Class A Common Stock for which the Private Placement Warrants may be exercised, are subject to adjustment to account for increases or decreases in the number of outstanding shares of Banzai Common Stock resulting from stock splits, reverse stock splits, consolidations, combinations, and reclassifications. Additionally, the Private Placement Warrants contain anti-dilution and change in option price or rate of conversion price (“Variable Price”) provisions that provide that if the Company issues shares of Common Stock, or securities convertible into or exercisable or exchange for, shares of Common Stock after the Private Placement Offering, at a price per share that varies or may vary with the market price of the shares of Common Stock, including by way of one or more reset(s) to a fixed price, then the Holders of Private Placement Warrants have the right, but not the obligation, at their sole discretion, to elect to substitute the Variable Price for the Exercise Price upon exercise of the Private Placement Warrants. For further discussion of the accounting treatment and fair value of the Private Placement Warrants, see Note 7 – Fair Value Measurements.

F-34

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

13. Commitments and Contingencies

Leases

The Company has an operating lease for its office space. Supplemental cash flow information related to leases are as follows:

	For the Three Months Ended March 31,
Supplemental cash flow information:	2026	2025
Cash paid for amounts included in the measurement of lease liabilities:
Non-cash lease expense (operating cash flow)	$7	$6
Change in lease liabilities (operating cash flow)	(7)	(5)

Repayment Agreement with Sidley Austin LLP

On September 19, 2024, the Company entered into a Repayment Agreement with Sidley Austin LLP (“Sidley”) for previously provided legal services (the “Sidley Repayment Agreement”). Under the Sidley Repayment Agreement, the Company’s outstanding fees have been lowered from $4,816 to $1,605 (the “Sidley Unpaid Fee”). Under the Sidley Repayment Agreement, the Company agrees to 12 monthly payments that Sidley applies to the balance of the Sidley Unpaid Fee on a 2 for 1 basis, such that for every one dollar ($1.00) paid by Company, Sidley shall reduce the Sidley Unpaid Fee Amount by an additional two dollars ($2.00). If payments are not made in accordance with the Sidley Repayment Agreement, the shortfall shall accrue interest at a rate of 12% per annum, compounded daily, until such payment is made. As such, in accordance with ASC 470-60, no gain on settlement will be recorded until all payments have been made as required and the potential obligation to pay the amounts written off are eliminated. The Company made all required payments as of March 31, 2025 and accordingly recognized a gain on settlement of approximately $3.2 million, recognized within gain on extinguishment of liabilities on the unaudited condensed consolidated statements of operations for the three months ended March 31, 2025.

Repayment Agreement with Donnelley Financial LLC

On September 13, 2024, the Company entered into a Repayment Agreement with Donnelley Financial LLC (“Donnelley”) for previously provided services (the “Donnelley Repayment Agreement”). Under the Donnelley Repayment Agreement, the Company’s outstanding fees have been lowered from $1,072 to $357 (the “Donnelley Unpaid Fee”). The Donnelley Unpaid Fee will be paid in 12 monthly installments, with the first monthly payment of $45 due on October 1, 2024; the remaining 11 payments shall each be in the amount of $28. Under the Donnelly Repayment Agreement, the original outstanding fee balance shall become immediately due and payable upon the occurrence of certain events, including failure to make a payment of the Donnelly Unpaid Fee when due and failure to pay for any additional services. As such, in accordance with ASC 470-60, no gain on settlement will be recorded until all payments have been made as required and the potential obligation to pay the amounts written off are eliminated. The remaining unpaid balance of $85 is included in accrued expenses and other current liabilities on the condensed consolidated balance sheets as of March 31, 2026.

Repayment Agreement with Verista Partners, Inc.

On August 26, 2024, the Company entered into a Repayment Agreement with Verista Partners, Inc. aka Winterberry Group, (“Verista” or “Winterberry”) for previously provided services (the “Verista Repayment Agreement”). Under the Verista Repayment Agreement, the Company’s outstanding fees are $197 (the “Verista Unpaid Fee”). The Company and Verista have agreed that the Verista Unpaid Fee will be repaid with $67 worth of shares of the Company, and $130 in 16 equal cash installment payments of $8 beginning on October 1, 2024, and on the first day of each month thereafter through January 1, 2026. As of March 31, 2026, the Company had issued 3,000 shares and made aggregate installment payments of $78 to Verista. The remaining unpaid balance of $46 is included in Accounts Payable on the condensed consolidated balance sheets as of March 31, 2026.

Legal Matters

In the regular course of business affairs and operations, the Company is subject to possible loss contingencies arising from third-party litigation and federal, state, and local environmental, labor, health and safety laws and regulations. The Company assesses the probability that they may incur a liability in connection with certain of these lawsuits. The Company’s assessments are made in accordance with generally accepted accounting principles, as codified in ASC 450-20, and is not an admission of any liability on the part of the Company or any of its subsidiaries. In certain cases that are in the early stages and in light of the uncertainties surrounding them, the Company does not currently possess sufficient information to determine a range of reasonably possible liability.

F-35

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

14. Equity

The Company’s capital stock consists of Class A Common Stock, Class B Common Stock, Preferred Stock and Series FE Preferred Stock. All classes of stock have a par value of $0.0001 per share. The table below sets forth information about the Company’s equity, as of March 31, 2026:

	Authorized	Issued	Outstanding
Preferred Stock	75,000,000	—	—
Series FE Preferred Stock	1	—	—
Class A Common Stock	250,000,000	855,799	855,799
Class B Common Stock	25,000,000	11,556	11,556
Total	350,000,001	867,355	867,355

Class A and B Common Stock

The Class A Common Stock and Class B Common Stock entitle their holders to one vote per share and ten votes per share, respectively, on each matter properly submitted to the stockholders entitled to vote thereon. The holders of shares of Common Stock shall be entitled to receive dividends declared by the Board of Directors (“Board”), on a pro rata basis based on the number of shares of Common Stock held by each such holder, assuming conversion of all Class B Common Stock into Class A Common Stock at a one to one conversion ratio.

Preferred Stock

The Board has the authority to issue preferred stock and to determine the rights, privileges, preferences, restrictions, and voting rights of those shares.

Series FE Preferred Stock

In connection with and as a condition to closing under the Merger Agreement during 2024, on the Closing Date, the Company issued one (1) share of series FE preferred stock (the “Series FE Preferred Stock”), to one of the OpenReel Stockholders, FE IV OR Aggregator, LLC. The Series FE Preferred Stock has a two (2) year term and from the issue date to the second anniversary of the issue date, the holder is granted the right upon a subsequent financing resulting in the issuance of new securities by the Company, to participate on a pro-rata basis in such subsequent financing up to the holder’s fully-diluted ownership percentage of the Company. Upon the two-year anniversary of the issue date of the Series FE Preferred Stock, the Series FE Preferred Stock will automatically be canceled and return to the status of authorized but unissued. The Series FE Preferred Stock does not participate in dividends of the Company, is not convertible into any other class of equity securities of the Company, has no voting rights with the Common Stock or other equity securities of the Company, and is not redeemable.

Yorkville Standby Equity Purchase Agreement (“SEPA”)

On December 14, 2023, the Company entered into the SEPA with YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”) in connection with the Merger. Pursuant to the SEPA, subject to certain conditions, the Company shall have the option, but not the obligation, to sell to Yorkville, and Yorkville shall subscribe for, an aggregate amount of up to $100 million of the Company’s shares of Class A common stock, par value $0.0001 per share, at the Company’s request any time during the commitment period commencing on December 14, 2023 and terminating on the 36-month anniversary of the SEPA (the “SEPA Option”).

Each advance (each, an “Advance”) the Company requests under the SEPA (notice of such request, an “Advance Notice”) may be for a number of shares of Class A common stock up to the greater of (i) 500 shares or (ii) such amount as is equal to 100% of the average daily volume traded of the Class A common stock during the five trading days immediately prior to the date the Company requests each Advance; provided, in no event shall the number of shares of Class A common stock issued cause the aggregate shares of Class A common stock held by Yorkville and its affiliates as of any such date to exceed 9.99% of the total number of shares of Class A common stock outstanding as of the date of the Advance Notice (less any such shares held by Yorkville and its affiliates as of such date) (the “Exchange Cap”). The shares would be purchased, at the Company’s election, at a purchase price equal to either:

(i)	95% of the average daily Volume Weighted Average Price (“VWAP”) of the Class A Common Stock on the Nasdaq Stock Market (“Nasdaq”), subject to certain conditions per the SEPA (the “Option 1 Pricing Period; or

(ii)	96% of the lowest daily VWAP of the Class A Common Stock during the three trading days commencing on the Advance Notice date, subject to certain conditions per the SEPA (the “Option 2 Pricing Period”).

F-36

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

Any purchase under an Advance would be subject to certain limitations, including that Yorkville shall not purchase or acquire any shares that would result in it and its affiliates beneficially owning more than 9.99% of the then outstanding voting power or number of shares of Class A common stock or any shares that, aggregated with shares issued under all other earlier Advances, would exceed 19.99% of all shares of Class A Common Stock and Class B Common Stock of the Company, par value $0.0001 per share, outstanding on the date of the SEPA, unless Company shareholder approval was obtained allowing for issuances in excess of such amount.

The SEPA Option was determined to be a freestanding financial instrument which did not meet the criteria to be accounted for as a derivative instrument or to be recognized within equity. Pursuant to ASC 815, the Company will therefore recognize the SEPA Option as an asset or liability, measured at fair value at the date of issuance, December 14, 2023, and in subsequent reporting periods, with changes in fair value recognized in earnings.

In connection with the execution of the SEPA, the Company agreed to pay a commitment fee of $500 to Yorkville at the earlier of (i) March 14, 2024 or (ii) the termination of the SEPA, which will be payable, at the option of the Company, in cash or shares of Class A Common Stock through an Advance (the “Deferred Fee”). In March 2024 the Company issued 71 shares of Class A Common Stock as payment for the Deferred Fee.

Pursuant to the terms of the SEPA, at any time that there is a balance outstanding under the Yorkville Promissory Notes or Yorkville Note, Yorkville has the right to receive shares to pay down the principal balance, and may select the timing and delivery of such shares (via an “Investor Notice”), in an amount up to the outstanding principal balance on the Yorkville Promissory Notes at a purchase price equal to the lower of (i) $100,000.00 per share of Class A common stock (the “Fixed Price”), or (ii) 90% of the lowest daily Volume Weighted Average Price (“VWAP”) of the Class A common stock on Nasdaq during the 10 consecutive Trading Days immediately preceding the Investor Notice date or other date of determination (the “Variable Price”). The Variable Price shall not be lower than $20,000.00 per share (the “Floor Price”). The Floor Price shall be adjusted (downwards only) to equal 20% of the average VWAP for the five trading days immediately prior to the date of effectiveness of the initial Registration Statement. Notwithstanding the foregoing, the Company may reduce the Floor Price to any amount via written notice to Yorkville, provided that such amount is no more than 75% of the closing price on the Trading Day immediately prior to the time of such reduction and no greater than $20,000.00 per share of Class A common stock (the “Conversion Price”). At any time that there is a balance outstanding under the Yorkville Promissory Notes, the Company is not permitted to issue Advance Notices under the SEPA unless an Amortization Event has occurred under the terms of the Yorkville Promissory Notes agreement.

During the year ended December 31, 2025, the Company issued Advance Notices to Yorkville pursuant to the SEPA requesting the purchase of shares of the Company’s Class A common stock. The Company elected to issue Advance Notices subject to both the Option 1 Pricing Period (the “Option 1 Advances”) and the Option 2 Pricing Period (the “Option 2 Advances”).

During the three months ended March 31, 2026 the Company requested the purchase of a total of 15,875 shares of the Company’s Class A common stock in connection with the Option 1 Advances, which Yorkville purchased for a total purchase price of approximately $336. The Company recognized a loss of approximately $14 on the sales during the three months ended March 31, 2026, which represents the difference between the fair value of the shares issued and the proceeds received from the sales.

During the three months ended March 31, 2026 the Company requested the purchase of a total of 15,875 shares of the Company’s Class A common stock in connection the Option 2 Advances. The issuance of the Advance Notices subject to the Option 2 Pricing Period represents the creation of forward share sales contracts, which were determined to meet the definition of a derivative pursuant to ASC 815. As such, upon issuance of the Advance Notices for the Option 2 Advances, the Company recognized derivative liabilities totaling approximately $14 in the aggregate, the fair values of which represented the intrinsic value of the requested number of shares of Class A common stock on the Advance Notice dates. The Company recognized a loss of approximately $14 during the three months ended March 31, 2026 representing the change in fair value of the derivative liabilities during the period from the Advance Notice dates and the settlement dates of the Option 2 Advances. Upon settlement of the Option 2 Advances, the Company sold an aggregate of 15,875 shares of the Company’s Class A common stock to Yorkville for total proceeds of approximately $336.

Additionally, during the three months ended March 31, 2026, the Company settled five Advance Notices subject to the Option 2 Pricing Period issued on December 30, 2024, and accordingly sold 31,750 of the Company’s Class A common stock to Yorkville for proceeds of approximately $701.

F-37

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

Shares Issued under ATM Agreement

On August 27, 2025, the Company entered into an At The Market Offering Agreement (the “ATM Agreement”) with H.C. Wainwright & Co., LLC, as sales agent (“Wainwright”), to sell its shares of Class A Common Stock, par value $0.0001 per share, from time to time, in an “at the market offering” program through Wainwright, with certain limitations on the amount of Class A Common Stock that may be offered and sold thereunder. The sales of the Shares made under the ATM Agreement (“the ATM Shares”) will be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, including sales made directly on or through the Nasdaq Capital Market or on any other existing trading market for the Company’s Class A Common Stock, directly to Wainwright as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law.

Offers and sales of the ATM shares by the Company will be made through a prospectus supplement, dated August 27, 2025 and an accompanying base prospectus, dated August 8, 2025 (the “ATM Prospectus Supplement”), which ATM Prospectus Supplement forms a part of the Company’s shelf registration statement on Form S-3 (File 333-288908), as amended, initially filed with the SEC on July 23, 2025 (the “Registration Statement”) and declared effective by the SEC on August 8, 2025. The aggregate market value of the shares of Class A Common Stock eligible for sale under the ATM Prospectus Supplement is approximately $8.2 million as of December 5, 2025, which is based on the limitations of General Instruction I.B.6 of Form S-3.

Pursuant to the ATM Agreement, the Company will set the parameters for the sale of the ATM Shares, including the number of ATM Shares to be issued, the time period during which sales are requested to be made, limitation on the number of ATM Shares that may be sold in any one trading day and any minimum price below which sales may not be made. Upon delivery of a placement notice and subject to the terms and conditions of the ATM Agreement, the Manager will use its commercially reasonable efforts, consistent with its normal trading and sales practices, applicable state and federal law, rules and regulations, and the rules of Nasdaq, to sell the ATM Shares from time to time based upon the Company’s instructions. The Company has no obligation to sell any the ATM Shares under the ATM Agreement and may at any time suspend solicitation and offers under the ATM Agreement. The Manager is not obligated to purchase any ATM Shares on a principal basis pursuant to the ATM Agreement.

The ATM Agreement provides that the Company will pay the Manager commissions for its services for acting as agent in the sale of the ATM Shares. The Manager will be entitled to compensation at a fixed commission rate equal to up to 3.0% of the gross proceeds from the sale of the ATM Shares. The Company has agreed to provide the Manager and certain affiliates of the Manager with customary indemnification and contribution rights, including for liabilities under the Securities Act. Pursuant to the ATM Agreement terms, the Company has agreed to reimburse Wainwright for the reasonable fees and expenses of its legal counsel not to exceed $100 (excluding any periodic due diligence fees) incurred in connection with entering into the transactions contemplated by the ATM Agreement and has agreed to reimburse Wainwright up to a maximum of $5 per Representation Date (as defined in the ATM Agreement) in connection with a new Registration Statement or the filing of the Company’s Annual Report on Form 10-K and approximately $3 in connection with each other Representation Date, plus any incidental expense incurred by the Manager in connection therewith.

The ATM Agreement contains customary representations and warranties and conditions regarding the placements of the Shares pursuant thereto, obligations to sell Shares under the ATM Agreement are subject to satisfaction of certain conditions, including the effectiveness of the Registration Statement.

The ATM and the ATM Prospectus Supplement will terminate upon the earlier of (i) the sale of the Maximum Amount (as defined in the ATM Agreement) of Shares pursuant to the ATM Agreement, or (b) the termination of the ATM Agreement by us or the Manager as permitted therein.

In May 2025, the Company entered into a private placement agreement with certain investors to sell 1,595 shares of Class A common stock at $138.00 per share and 1,618 prefunded warrants (the “May 2025 Prefunded Warrants”) at $68.00 per warrant. The May 2025 Prefunded Warrants were immediately exercised, resulting in the issuance of 1,618 shares of Class A common stock. The Company collected in aggregate $330 of gross proceeds from this private placement.

During the three months ended March 31, 2026, the Company issued 107,258 shares under the ATM Agreement for net proceeds of approximately $2,636.

Shares Issued to Hudson

On January 3, 2025, the Company issued 750 restricted shares of its Common Stock, with a determined fair value of $231, partially in exchange for the business advisory services outlined in the consulting agreement with Hudson Global Ventures, LLC, a Nevada limited liability company (“Hudson”). On April 25, 2025, July 1, 2025 and September 3, 2025, the Company issued 2,000, 1,180, and 2,600, respectively, restricted shares of its Class A Common Stock to Hudson, in exchange for certain business advisory services as outlined in a consulting agreement with Hudson, executed on April 1, 2025.

F-38

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

Shares Issued to Verista

On August 26, 2024, the Company issued 150 shares of its Common Stock, with a determined fair value of $50, in partial settlement of amounts owing to Verista. Refer to Note 13 – Commitments and Contingencies for further detail.

Shares Issued for RSU

During the three months ended March 31, 2026 and 2025, 38,304 and 1,689 RSUs vested into shares of Class A Common Stock of the Company.

Shares Issued for Vidello Acquisition

As disclosed above, on January 31, 2025, the Company closed a previously announced merger with Vidello. As part of the consideration paid to the Vidello Shareholders, the Company issued 4,491 shares of Class A Common Stock, with a determined fair value of $1,662. Refer to Note 4 – Acquisitions for further detail.

Shares Issued for pre-funded warrant exercise

On January 7, 2025, the Company issued 4 shares of Class A Common Stock to CP BF, resulting from the exercise by CP BF of exercise of four (4) pre-funded warrants under the CP BF Pre-Funded Warrant. See Note 12 – Warrant Liabilities.

On April 21, 2025, the Company issued 5,244 shares of Class A Common Stock to Alco, resulting from the exercise by Alco of pre-funded warrants purchased during September 2024.

On November 26, 2025, the Company issued 58,832 shares of Class A Common Stock to FE IV Aggregator, resulting from the exercise by FE IV Aggregator of Pre-Funded Warrants held by FE Aggregator as part of the OpenReel Merger Consideration.

Shares Issued for private placement

In May 2025, the Company entered into a private placement agreement with certain investors to sell 1,594 shares of Class A common stock at $138.00 per share and 1,618 prefunded warrants (the “May 2025 Prefunded Warrants”) at $68.00 per warrant. The May 2025 Prefunded Warrants were immediately exercised, resulting in the issuance of 1,618 shares of Class A common stock. The Company collected in aggregate $330 of gross proceeds from this private placement.

F-39

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

15. Stock-Based Compensation

A summary of stock option activity under the 2021 Equity Incentive Plan (“Plan”) during the three months ended March 31, 2026 is as follows:

	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Intrinsic Value
Outstanding at December 31, 2025	628	$6,874.80	8.64	$—
Forfeited	—	1,170.00	—	—
Outstanding at March 31, 2026	628	6,901.20	8.40	—
Exercisable at March 31, 2026	203	$12,959.60	7.90	$—

For the three months ended March 31, 2026 and 2025, the Company recorded stock-based compensation expense related to stock options of $23 and $22, which is included in general and administrative expense. As of March 31, 2026 and 2025, $203 and $191 of unrecognized compensation expense related to non-vested awards is expected to be recognized over the weighted average period of 8.87 and 9.25 years, respectively. The aggregate intrinsic value is calculated as the difference between the fair value of the Company’s stock price and the exercise price of the options.

RSUs

The Company measures the fair value of RSUs using the stock price on the date of grant. Stock-based compensation expense for employee-granted RSUs is generally recorded ratably over their vesting period of (a) four years, with 25% of the RSUs vesting on each anniversary, or (b) one year, with 25% vesting quarterly, or (c) one year, with 100% vesting on the first anniversary of the vesting commencement date until the RSU is fully vested. Stock-based compensation expense for RSUs granted to non-employee directors is recorded ratably over the vesting period which is the earlier of the one (1) year anniversary of the respective grant date, or the next annual meeting of stockholders following the respective grant date.

A summary of the RSU activity during the three months ended March 31, 2026 is as follows:

	Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2025	20,695	$149.00
Granted	44,557	21.96
Vested	(38,304)	36.84
Forfeited	(240)	206.00
Outstanding at March 31, 2026	26,708	$71.77

For the three months ended March 31, 2026 and 2025, the Company recorded total stock-based compensation expense related to RSUs of $1,065 and $315, respectively, which is included in general and administrative expense. As of March 31, 2026 and 2025, unrecognized compensation cost related to the grant of RSUs was $1,542 and $191, respectively. Unvested outstanding RSUs as of March 31, 2026 and 2025 had a weighted average remaining vesting period of 1.73 and 2.25 years, respectively.

CEO Award

In November 2025, the Board granted an equity award to the Company’s CEO (“CEO Award”) that includes a market condition based on specified market capitalization thresholds ranging from $15.0 million to $30.0 million, which result in stock grants ranging from $250 to $750, up to $2.0 million in the aggregate. The CEO Award is equity-classified and the grant-date fair value was estimated using a Monte Carlo simulation model, using historical volatility as a key input. The Company recognized $220 of stock-based compensation expense related to this award for the three months ended March 31, 2026.

F-40

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

16. Income Taxes

The Company estimates an annual effective tax rate of 19% for the year ended December 31, 2026. The effective tax rate for the three months ended March 31, 2026 is 0.63%. The effective tax rate is due to the Company’s operations in England and Wales derived by the Vidello Merger. The Vidello operations in England and Wales are subject to a statutory corporate tax rate of 25%. Due to the Company’s history of net losses from historical operations in the U.S., there is no income tax benefit being recorded in relation to the Company’s pre-tax book loss in the U.S. taxing jurisdiction. Therefore, no U.S. federal or state income taxes are expected, and none have been recorded at this time. Income taxes have been accounted for using the liability method in accordance with FASB ASC 740.

Due to the Company’s history of losses since inception, there is not enough evidence at this time to support that the Company will generate future income of a sufficient amount and nature to utilize the benefits of its net deferred tax assets in the U.S. taxing jurisdiction. Accordingly, the deferred tax assets in the US taxing jurisdiction have been reduced by a full valuation allowance, since the Company cannot currently support that realization of its deferred tax assets is more likely than not.

At March 31, 2026, the Company had no unrecognized tax benefits that would reduce the Company’s effective tax rate if recognized.

17. Segment Reporting

The Company has three reportable operating segments, Banzai Operating Co, Inc., OpenReel, and Vidello. The Company’s segments deliver SaaS tools that leverage data, analytics, and AI to provide marketing and sales solutions, including video production and editing, for businesses of all sizes.

Our Chief Executive Officer, who serves as the Company’s chief operating decision maker (“CODM”), primarily uses segment revenue, gross profit, and adjusted EBITDA to allocate resources and assess performance. Segment revenue and gross profit are determined on the same basis as consolidated revenue and consolidated gross profit as shown in the Company’s consolidated statements of operations. Segment adjusted EBITDA is defined as revenue less the following expenses associated with each segment: cost of revenue, people, marketing and advertising, technology, and other segment expenses. Segment adjusted EBITDA excludes certain non-cash items or items that management does not consider reflective of ongoing core operations. Currently, the CODM does not review assets in evaluating the results of the operating segments, and therefore, such information is not presented.

The table below presents information about segments for the three months ended March 31, 2026:

Three months ended March 31, 2026
	Banzai Operating	OpenReel	Vidello	Total Consolidated
Revenue	$1,026	$1,376	$294	$2,696
Cost of revenue	390	64	67	521
Gross profit	636	1,312	227	2,175

Expenses
People	1,944	1,033	119	3,096
Marketing and advertising	369	51	113	533
Technology	180	37	13	230
Other segment expenses[1]	184	36	4	224
Total expenses	2,677	1,157	249	4,083
Segment Adjusted EBITDA	(2,041)	155	(22)	(1,908)
Transaction, PubCo. Expenses and Stock-based compensation	3,567	-	-	3,567
Adjusted EBITDA	$(5,608)	$155	$(22)	$(5,475)

[1]	Other segment expenses for each reportable segment includes provision for credit losses, foreign currency exchange rate changes, travel and entertainment expenses, professional expenses other than those included in transaction and PubCo expenses, insurance expenses, and expenses related to licenses.

F-41

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

The table below presents information about segments for the three months ended March 31, 2025:

Three months ended March 31, 2025
	Banzai Operating	OpenReel	Vidello[1]	Total Consolidated
Revenue	$1,160	$1,441	$778	$3,379
Cost of revenue	377	74	155	606
Gross profit	783	1,367	623	2,773

Expenses
People	2,204	90	—	2,294
Marketing and advertising	795	39	103	937
Technology	276	519	27	822
Other segment expenses[2]	369	20	73	462
Total expenses	3,644	668	203	4,515
Segment Adjusted EBITDA	(2,861)	699	420	(1,742)
Transaction, PubCo. Expenses and Stock-based compensation	2,616	302	—	2,918
Adjusted EBITDA	$(5,477)	$397	$420	$(4,660)

[1]	The Vidello acquisition occurred on January 31, 2025 (refer to Note 4 – Acquisitions and therefore does not represent activity for the full three month period.

[2]	Other segment expenses for each reportable segment includes travel and entertainment expenses, professional expenses other than those included in transaction and PubCo expenses, the SEPA commitment fee expense and deferred fee expense, the GEM warrant expense, and the GEM commitment fee expense.

A reconciliation between EBITDA by reportable segment to consolidated net loss before income taxes for the three months ended March 31, 2026, and 2025 is as follows:

	March 31, 2026	March 31, 2025
EBITDA by segment
Banzai Operating Co.	$(5,608)	$(5,477)
OpenReel	155	397
Vidello	(22)	420
Total	(5,475)	(4,660)

Reconciliation to loss before income taxes:
Interest income	(3)	—
Interest expense	9	—
Interest expense – related party	194	358
Depreciation and amortization expense	305	247
Gain on extinguishment of liabilities, net	6	(2,573)
Loss on Yorkville SEPA advances	28	385
Loss on debt issuance	1,647	274
Changes in fair value of financial instruments	258	344
Other	550	(125)
Loss before income taxes	$(8,469)	$(3,570)

Disaggregation of Revenue

The following table presents the Company’s percentage of revenue generated by SaaS product for the three months ended March 31, 2026 and 2025:

	Three Months Ended March 31,
Revenue %	2026	2025
Reach	2.2%	3.8%
Demio	34.2%	91.0%
OpenReel [1]	45.0%	5.2%
Vidello [2]	18.6%	—%
Total	100.0%	100.0%

For disaggregation of revenue by geographic area, refer to Note 6 – Revenue.

F-42

BANZAI INTERNATIONAL, INC.

Unaudited Notes to Condensed Consolidated Financial Statements

(Dollar amounts in thousands unless otherwise stated, except share and per share data)

18. Subsequent Events

Reverse Stock Split

On April 28, 2026, the stockholders of the Company collectively approved an amendment to the Company’s Certificate of Incorporation, as amended and restated, to effect a reverse stock split (the “Reverse Stock Split”) of the Company’s outstanding Class A Common Stock and Class B Common Stock at a ratio of 1-for-20 effective on May 8, 2026.

No cash or fractional shares were issued in connection with the Reverse Stock Split, and instead the Company rounded up to the next whole share in lieu of issuing fractional shares that would have been issued in the reverse split. Proportional adjustments were made to the number of shares of Class A Common Stock issuable upon exercise or conversion of the Company’s outstanding stock options and warrants, the exercise price or conversion price (as applicable) of the Company’s outstanding stock options and warrants, and the number of shares reserved for issuance under the Company’s equity incentive plan. All Class A and Class B Common Stock share and per share information included in this Quarterly Report on Form 10-Q has been retroactively adjusted to reflect the impact of the Reverse Stock Split.

Exchange Agreements

Subsequent to March 31, 2026, on April 15, 2026, April 29, 2026 and May 8, 2026, the Company entered into exchange agreements with Agile on substantially similar terms as the Agile Exchange Agreement pursuant to which the Company issued an aggregate of approximately 74,948 shares of its Class A Common Stock at conversion prices per share of $5.82 and $12.40, respectively, in exchange for aggregate reductions of approximately $540 in the outstanding balance of the March Agile Note. Following these exchanges, the outstanding balance of the March Agile Note was reduced to approximately $639.

Vesting of Employee Awards

On April 2, 2026 the Company modified the terms of the CEO Award and issued 22,300 shares of Class B Common Stock to the Company’s CEO, of which, approximately 14,867 shares relate to a tranche of the CEO Award vesting upon achieving a market capitalization threshold, and the remaining 7,433 shares relate to the CEO’s 2025 bonus payment. See Note 15 – Stock-Based Compensation.

Yorkville Advanced Notice Settlements and Conversions

Between April 24, 2026 and May 6, 2026, the Company issued Advance Notices to Yorkville pursuant to the SEPA in which the Company requested the purchase of approximately 155,000 shares of the Company’s Class A Common Stock at an aggregate gross value of approximately $896, and net proceeds of approximately $368 were applied against the outstanding Yorkville Convertible Notes.

CP BF Letter Agreement

The Conversion Price of CP BF Convertible Note was proportionately adjusted to reflect the Reverse Stock Split effective at the close of business on May 8, 2026, pursuant to Section 2.3(a)(i) of the Note. On May 15, 2026, the Company, the Guarantors and CP BF entered into a letter agreement (the “Floor Price Amendment”), further amending the Loan Agreement and the Note. Pursuant to the Floor Price Amendment, the Floor Price applicable to the Conversion Price under the Note was reduced from $50.00 (as adjusted for the Reverse Stock Split) to $4.50 (on a post-Reverse Stock Split basis). For the avoidance of doubt, the Conversion Price remains equal to 95% of the price of the Class A Common Stock on the Trading Day immediately preceding delivery of any Conversion Notice, subject to the Floor Price as amended by the Floor Price Amendment.

1800 Diagonal Issuance

On May 4, 2026, the Company issued the thirteenth promissory note for an aggregate principal amount of approximately $206 and received net proceeds of approximately $150, after discount and transaction fees. The note has a maturity date of January 30, 2027, and bears interest at 14%.

Venture Issuance and Payoff

On March 31, 2026, the Company executed a promissory note for an aggregate principal amount of approximately $487 and on April 8, 2026 received net proceeds of approximately $333, after discount and transaction fees. The note has a maturity date of August 18, 2026, and bears interest at 198.5% per annum. The Company paid off this note on May 6, 2026.

TVT Capital Issuance

On April 28, 2026, the Company executed a promissory note for an aggregate principal amount of approximately $834 and received net proceeds of approximately $579, after discount and transaction fees. The note has a maturity date of January 5, 2027, and bears interest at 106.71% per annum.

Common Stock Issuances

3i, LP Conversions

Between April 2, 2026 and May 12, 2026, the Buyer exercised its contractual conversion option multiple times under the February 3i Note and received an aggregate of approximately 145 thousand shares of Class A Common Stock at conversion prices per share ranging from $5.08 to $15.39 in satisfaction of approximately $1.2 million of the Company’s obligations under the respective Notes.

1800 Diagonal Conversions

Between May 5, 2026 and May 11, 2026, the Lender exercised its contractual conversion option multiple times under the November 1800 Diagonal Note and September 1800 Diagonal Note and received an aggregate of approximately 36 thousand shares of Class A Common Stock at conversion prices ranging from $3.303 to $4.520 in satisfaction of approximately $136 thousand of the Company’s obligations under the respective Notes.

F-43

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders,

Banzai International, Inc.

OPINION ON THE CONSOLIDATED FINANCIAL STATEMENTS

We have audited the accompanying consolidated balance sheets of Banzai International, Inc. (the “Company”) as of December 31, 2025, and the related statements of operations, change in stockholders’ deficit, and cash flows for the year then ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year then ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

BASIS FOR OPINION

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Company effected a stock split as of May 08, 2026. We also have audited the adjustments necessary to update the December 31, 2024 financial statements to retrospectively apply the stock split, as provided in Note 1. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review or apply any procedures to the December 31, 2024 financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the December 31, 2024 financial statements taken as a whole.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that the following is a critical audit matter:

1.	Acquisition of Vidello Limited

As described in Note 4 to the consolidated financial statements, the acquisition of Vidello Limited completed on January 31, 2025, whereby the Company paid to the Vidello Shareholders, $2,745,031 in cash, whereby $2,500,000 are withheld for indemnification expenses and other holdback provisions in accordance with the Vidello Merger Agreement, and issued 89,820 shares of Class A Common Stock together with the Cash Consideration, with allocation to identifiable assets, liabilities, and goodwill material to the consolidated financial statements.

We identified the accounting for this acquisition as a critical audit matter because of the significant judgment required by management in determining (1) valuing equity consideration; (2) Level 3 fair values for Vidello intangibles using unobservable inputs (discount rates, growth rates from preliminary data, comparables); (3) goodwill calculation as residual; (4) Contingent earn-outs/holdbacks scrutiny. Auditing these valuations required a high degree of auditor judgment as well as the involvement of our valuation specialists.

Our audit procedures related to the Company’s accounting for the acquisition included the following, among others:

■	Understand the transaction structure, acquisition date, and identify the acquirer.

■	Agree the total consideration (cash, shares, warrants, contingent/earn-out) to transaction documents and records.

■	Test the accounting and fair-value measurement of contingent/earn-out consideration,

■	Verify identification and fair-value allocation of identifiable assets (PP&E, intangibles) and liabilities assumed.

■	Engaging our valuation specialists to assist in evaluating the appropriateness of the valuation methodologies and key assumptions (growth rates, discount rates, multiples, terminal value) in the client’s valuation report.

■	Test the underlying financial data (revenue, EBITDA, working capital) used in the valuation against Vidello’s financials.

■	Obtaining and reviewing the Stock Purchase Agreement and related documents to understand the terms and conditions of the transaction

■	Testing the mathematical accuracy of management’s calculations

■	Evaluating the adequacy of the Company’s disclosures related to the acquisition

2.	Fair Value Measurement of Level 3 Financial Instruments and Acquisition-Related Assets

As described in Note 7 to the consolidated financial statements, the Company has issued multiple debt and financing instruments, including convertible notes, warrants, and acquisition-related goodwill and definite-lived intangible assets.

The valuation of these liabilities requires the use of complex models (e.g., Monte Carlo simulations, Black-Scholes option pricing models, discounted cash flow models) and involves significant management judgment regarding volatility, discount rates, expected terms, credit spreads, and probability-weighted conversion outcomes. These estimates are subjective, involve high measurement uncertainty, and are material to the financial statements. Therefore, this matter required especially challenging auditor judgment.

Our audit procedures included, among others:

■	Reading and assessing the terms of the relevant agreements to confirm terms driving valuation inputs.

■	Testing the reasonableness of key valuation inputs by comparing management’s assumptions to observable market data, including interest rates, volatility benchmarks, and credit-risk information.

■	Engaging our valuation specialists to assist in evaluating the appropriateness of the valuation methodologies and independently developing fair value estimates to compare with management’s recorded amounts.

■	Testing the completeness and accuracy of the underlying data used in the valuation models.

■	Assessing the adequacy of related disclosures in the financial statements.

/s/Bush & Associates CPA LLC

We have served as the Company’s auditor since 2025.

Las Vegas, Nevada

March 31, 2026, except for Note 1 (stock split adjustment), as to which the date is June 4, 2026

PCAOB ID Number 6797

F-44

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Banzai International, Inc.

Opinion on the Financial Statements

We have audited, before the effects of the retrospective adjustments related to the 1-for-20 reverse stock split of Banzai International, Inc.’s Class A and Class B common stock, effective May 8, 2026, as disclosed in Note 1 to the consolidated financial statements, the accompanying consolidated balance sheet of Banzai International, Inc. (the “Company”) as of December 31, 2024, the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, before the effects of the retrospective adjustments related to the 1-for-20 reverse stock split of the Company’s Class A and Class B common stock, effective May 8, 2026, as disclosed in Note 1 to the financial statements, based on our audit, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the retrospective adjustments related to the 1-for-20 reverse stock split of the Company’s Class A and Class B common stock, as disclosed in Note 1 to the financial statements, and accordingly, we do not express an opinion or any form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by Bush & Associates CPA LLC.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor from 2023 to 2025.

Marlton, NJ

April 15, 2025, except for Note 1 as to which the date is September 12, 2025

F-45

BANZAI INTERNATIONAL, INC.

Consolidated Balance Sheets

	As of December 31,
	2025	2024
ASSETS
Current assets:
Cash	$259,205	$1,087,497
Accounts receivable, net of allowance for credit losses of $41,341 and $24,210, respectively	709,203	936,321
Prepaid expenses and other current assets	445,089	643,674
Total current assets	1,413,497	2,667,492

Property and equipment, net	8,246	3,539
Intangible assets, net	8,027,391	3,883,853
Goodwill	21,991,721	18,972,475
Operating lease right-of-use assets	55,871	72,565
Bifurcated embedded derivative asset – related party	9,000	63,000
Deferred offering costs	121,788	—
Other assets	4,000	11,154
Total assets	31,631,514	25,674,078

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	2,494,451	7,782,746
Accrued expenses and other current liabilities	4,353,943	3,891,018
Convertible notes – related party	4,922,601	8,639,701
Convertible notes	—	215,057
Convertible notes, carried at fair value	1,856,000	—
Convertible notes (Yorkville)	1,200,501	—
Notes payable, carried at fair value	2,591,310	3,575,000
Warrant liability	378	15,000
Warrant liability – related party	—	2,300
Private placement warrant liability	295,603	—
Earnout liability	990,673	14,850
Due to related party	—	167,118
Deferred revenue	3,642,527	3,934,627
Operating lease liabilities, current	22,823	22,731
Total current liabilities	22,370,810	28,260,148

Deferred revenue, non-current	93,726	117,643
Deferred tax liability	1,078,055	10,115
Operating lease liabilities, non-current	33,922	49,974
Total liabilities	23,576,513	28,437,880

Commitments and contingencies (Note 15)

Stockholders’ equity (deficit):
Common stock, $0.0001 par value, 275,000,000 (250,000,000 Class A and 25,000,000 Class B) shares authorized and 527,317 (515,761 Class A and 11,556 Class B) and 40,976 (29,420 Class A and 11,556 Class B) shares issued and outstanding at December 31, 2025 and 2024, respectively	53	4
Preferred stock, $0.0001 par value, 75,000,000 shares authorized, 1 and 1 shares issued and outstanding at December 31, 2025 and 2024, respectively	—	—
Additional paid-in capital	108,912,113	75,515,907
Accumulated other comprehensive (loss) income	(85,377)	—
Accumulated deficit	(100,771,787)	(78,279,713)
Stockholders’ equity (deficit)	8,055,001	(2,763,802)
Total liabilities and stockholders’ equity (deficit)	$31,631,514	$25,674,078

The accompanying notes are an integral part of these consolidated financial statements.

F-46

BANZAI INTERNATIONAL, INC.

Consolidated Statements of Operations

	For the Years Ended December 31,
	2025	2024
Operating income:
Revenue	$12,161,419	$4,527,879
Cost of revenue	2,188,583	1,422,542
Gross profit	9,972,836	3,105,337

Operating expenses:
General and administrative expenses	27,287,345	16,548,902
Depreciation and amortization expense	1,150,471	24,179
Total operating expenses	28,437,816	16,573,081

Operating loss	(18,464,980)	(13,467,744)

Other expenses (income):
GEM settlement fee expense	—	200,000
Interest income	(2,955)	(10)
Interest expense	1,227,509	—
Interest expense – related party	1,156,984	3,047,101
Gain on extinguishment of liabilities	(4,488,627)	(680,762)
Gain on release of Vidello revenue holdback	(973,000)	—
Loss on debt issuance	444,000	653,208
Loss on private placement issuance	4,873,509	—
Loss on issuance of term notes	110,500	—
Loss on issuance of convertible bridge notes	152,826	—
Loss on conversion and settlement of Alco promissory notes – related party	—	4,808,882
Loss on conversion and settlement of CP BF notes – related party	—	6,529,402
Loss on extinguishment of debt, net	2,402,732	1,071,563
Change in fair value of warrant liability	(1,243,528)	(626,000)
Change in fair value of warrant liability – related party	(2,300)	(572,700)
Change in fair value of bifurcated embedded derivative assets – related party	54,000	(51,000)
Change in fair value of convertible notes	(1,987,203)	693,000
Change in fair value of term notes	173,055	88,588
Change in fair value of convertible bridge notes	(46,253)	(10,176)
Yorkville prepayment premium expense	—	80,760
Loss on Yorkville SEPA advances	974,079	—
Vidello earnout expense	485,720	—
Failed acquisition costs	1,382,002	—
Goodwill impairment	—	2,725,460
Other (income) expense, net	(726,572)	88,329
Total other expenses, net	3,966,478	18,045,645
Loss before income taxes	(22,431,458)	(31,513,389)
Income tax expense	60,617	—
Net loss	$(22,492,075)	$(31,513,389)

Deemed dividend - Series A and Series B warrant modification (net of tax)	—	(418,360)

Net loss attributable to common shareholders	$(22,492,075)	$(31,095,029)

Net loss per share attributable to common shareholders
Basic and diluted	$(118.91)	$(1,394.94)

Weighted average common shares outstanding
Basic and diluted	189,150	22,291

The accompanying notes are an integral part of these consolidated financial statements.

F-47

BANZAI INTERNATIONAL, INC.

Consolidated Statements of Stockholders’ Equity (Deficit)

for the year ended December 31, 2025 and 2024

	Series A Preferred Stock		Series FE Preferred Stock		Common Stock		Additional Paid-in-	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Share	Amount	Shares	Amount	Capital	(loss) income	Deficit	Equity
Balance December 31, 2024	—	$—	1	$—	40,976	$4	$75,515,907	$—	$(78,279,713)	$(2,763,802)
Shares issued to Yorkville under the SEPA	—	—	—	—	144,100	15	18,603,205	—	—	18,603,220
Shares issued under ATM	—	—	—	—	90,820	9	3,429,248	—	—	3,429,257
Shares issued to FE	—	—	—	—	58,831	6	(6)	—	—	—
Shares issued upon private placement	—	—	—	—	3,212	—	329,996	—	—	329,996
Shares issued for payment to Hudson	—	—	—	—	6,530	—	974,261	—	—	974,261
Shares issued for payment to Verista	—	—	—	—	150	—	49,800	—	—	49,800
Shares issued for payment to Houlihan	—	—	—	—	650	—	30,810	—	—	30,810
Shares issued for payment to Perkins Coie	—	—	—	—	6,500	2	365,298	—	—	365,300
Shares issued for payment to Acorn	—	—	—	—	658	—	22,632	—	—	22,632
Shares issued for Vidello acquisition	—	—	—	—	4,491	—	1,661,677	—	—	1,661,677
Shares issued to 1800 Diagonal for conversions of debt	—	—	—	—	12,044	1	457,492	—	—	457,493
Shares issued to 3i for conversions of debt	—	—	—	—	128,289	13	4,343,103	—	—	4,343,116
Shares issued to Agile for conversions of debt	—	—	—	—	11,639	1	283,999	—	—	284,000
Shares issued to CP BF for conversions of debt	—	—	—	—	3,135	—	165,461	—	—	165,461
Stock-based compensation	—	—	—	—	—	—	2,679,231	—	—	2,679,231
Vesting of RSUs	—	—	—	—	10,048	1	(1)	—	—	—
Exercise of warrants	—	—	—	—	5,244	1	(1)	—	—	—
Currency translation adjustment	—	—	—	—	—	—	—	(85,377)	—	(85,377)
Net loss	—	—	—	—	—	—	—	—	(22,492,075)	(22,492,075)
Balance December 31, 2025	—	$—	1	$—	527,317	$53	$108,912,113	$(85,377)	$(100,771,788)	$8,055,001

The accompanying notes are an integral part of these consolidated financial statements.

F-48

BANZAI INTERNATIONAL, INC.

Consolidated Statements of Stockholders’ Equity (Deficit)

for the year ended December 31, 2025 and 2024

	Series A Preferred Stock		Series FE Preferred Stock		Common Stock		Additional Paid-in-	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Share	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance December 31, 2023	—	—	—	—	12,926	1	14,890,194	(46,766,324)	(31,876,129)
Effect of reverse stock split	—	—	—	—	949	—	—	—	—
Conversion of convertible notes - related party	—	—	—	—	89	—	2,540,091	—	2,540,091
Shares issued to Yorkville for convertible notes	—	—	—	—	2,271	—	4,130,000	—	4,130,000
Shares issued to Yorkville for commitment fee	—	—	—	—	71	—	500,000	—	500,000
Shares issued to Yorkville for redemption premium	—	—	—	—	60	—	115,800	—	115,800
Shares issued to Roth for advisory fee	—	—	—	—	194	—	578,833	—	578,833
Shares issued to GEM	—	—	—	—	950	—	784,943	—	784,943
Shares issued for marketing expense	—	—	—	—	47	—	334,772	—	334,772
Forfeiture of sponsor shares	—	—	—	—	(10)	—	—	—	—
Issuance of common stock and warrants, net of issuance costs	—	—	—	—	523	—	6,257,368	—	6,257,368
Incremental fair value of Series A and Series B warrant modification	—	—	—	—	—	—	418,360	—	418,360
Deemed dividend - Series A and Series B warrant modification	—	—	—	—	—	—	(418,360)	—	(418,360)
Shares issued for exercise of Pre-Funded warrants	—	—	—	—	866	—	866	—	866
Shares, warrants and pre-funded warrants issued to CP BF on modification of CP BF debt agreement	—	—	—	—	1,654	—	1,287,003	—	1,287,003
Premium issued as part of CP BF debt modification	—	—	—	—	—	—	4,079,225	—	4,079,225
Issuance of warrants to CP BF, net of issuance costs	—	—	—	—	—	—	2,763,161	—	2,763,161
Shares issued to MZHCI for investor relations services	—	—	—	—	120	—	94,800	—	94,800
Shares issued to J.V.B for payment of outstanding debt	—	—	—	—	145	—	115,000	—	115,000
Shares, warrants and pre-funded warrants issued to Alco on settlement of Alco promissory notes	—	—	—	—	1,412	—	8,866,620	—	8,866,620
Derecognition of Cantor fee	—	—	—	—	—	—	4,000,000	—	4,000,000
Class A Shares issued for OpenReel acquisition	—	—	—	—	4,653	1	1,526,114	—	1,526,115
Pre-Funded Warrants issued for OpenReel acquisition	—	—	—	—	—	—	19,300,805	—	19,300,805
Series FE Preferred Stock issued for OpenReel acquisition	—	—	1	—	—	—	—	—	—
Exercise of RSUs to Board of Director members	—	—	—	—	397	—	—		—
Shares issued to Hudson for consulting fee	—	—	—	—	225	—	166,501	—	166,501
Conversion of convertible notes - CP BF	—	—	—	—	278	—	216,284	—	216,284
Shares issued to Perkins Coie LLP for payment of outstanding debt	—	—	—	—	3,000	1	919,699	—	919,700
Issuance of shares to Yorkville under the SEPA agreement	—	—	—	—	2,750	—	880,943	—	880,943
Shares issued for exercise of pre-funded warrants - HCW PIPE	—	—	—	—	5,882	1	1,175	—	1,176
Shares issued for exercise of pre-funded warrants - CP BF	—	—	—	—	1,524	—	30	—	30
Stock-based compensation	—	—	—	—	—	—	1,165,680	—	1,165,680
Net loss	—	—	—	—	—	—	—	(31,513,389)	(31,513,389)
Balance December 31, 2024	—	$—	1	$—	40,976	$4	$75,515,907	$(78,279,713)	$(2,763,802)

The accompanying notes are an integral part of these consolidated financial statements.

F-49

BANZAI INTERNATIONAL, INC.

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(22,492,075)	$(31,513,389)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	1,150,471	24,179
Provision for credit losses on accounts receivable	17,131	18,462
Non-cash share issuance for marketing expenses	—	245,252
Non-cash shares issued for consulting expenses	974,261	—
Non-cash settlement of GEM commitment fee	—	200,000
Discount at issuance on notes carried at fair value	1,671,996	747,962
Non-cash share issuance for Yorkville redemption premium	—	80,760
Non-cash interest expense	—	1,532,475
Non-cash interest expense - related party	1,177,033	—
Amortization of debt discount and issuance costs - related party	—	1,393,785
Amortization of operating lease right-of-use assets	16,694	137,717
Stock based compensation expense	2,679,231	1,165,680
Gain on release of Vidello revenue holdback	(973,000)	—
Gain on extinguishment of liability	(4,488,627)	(680,762)
Gain on release of due to related party	(67,118)	—
Loss on conversion and settlement of Alco promissory notes - related party	—	4,808,882
Loss on conversion and settlement of CP BF notes - related party	—	6,529,402
Loss on debt issuance	444,000	653,208
Loss on issuance of term notes	110,500	—
Loss on issuance of convertible bridge notes	152,826	—
Loss on Private Placement Issuance	4,873,509	—
Loss on extinguishment of debt, net	2,402,732	1,071,563
Impairment loss	—	2,725,460
Change in fair value of warrant liability	(1,243,528)	(626,000)
Change in fair value of warrant liability - related party	(2,300)	(572,700)
Change in fair value of bifurcated embedded derivative asset - related party	54,000	(51,000)
Change in fair value of convertible notes, carried at fair value	(1,987,203)	693,000
Change in fair value of convertible promissory notes	—	—
Change in fair value of term notes	173,055	88,588
Change in fair value of convertible bridge notes	(46,253)	(10,176)
Changes in operating assets and liabilities:
Accounts receivable	209,987	15,828
Prepaid expenses and other current assets	198,585	551,645
Other assets	7,154	27,227
Accounts payable	(381,632)	1,012,281
Deferred revenue	(740,066)	(6,315)
Accrued expenses	110,421	498,051
Operating lease liabilities	(15,960)	(237,607)
Earnout liability	587,784	(44,549)
Deferred revenue – long-term	(23,917)	10,573
Deferred tax liability	(256,310)	10,115
Other long-term liabilities	—	(75,000)
Net cash used in operating activities	(15,706,619)	(9,575,403)
Cash flows from investing activities:
Cash paid for acquisition of Vidello, net of cash acquired	(2,677,480)	—
Cash paid for asset acquisition of Superblocks	(1,500)	—
Cash acquired in acquisition of OpenReel	—	82,219
Net cash provided by (used in) investing activities	(2,678,980)	82,219
Cash flows from financing activities:
Payment of GEM commitment fee promissory note	(215,057)	(1,200,000)
Payment of Vidello transition holdback	(500,000)	—
Repayment of convertible notes (Yorkville)	(4,514,664)	(750,000)
Proceeds from related party advance	—	100,000
Repayment of related party advance	(100,000)	—
Proceeds from term notes, net of issuance costs	5,412,050	2,782,438
Repayment of term notes	(8,694,757)	(1,939,583)
Repayments of private placement notes	(1,291,516)	—
Partial repayment of convertible notes - related party	(4,728,672)	(283,315)
Proceeds from Yorkville redemption premium	—	35,040
Proceeds from issuance of convertible notes, net of issuance costs	9,975,654	2,602,000
Proceeds received for exercise of Pre-Funded warrants	—	2,072
Proceeds from issuance of shares to Yorkville under the SEPA	18,603,220	880,943
Proceeds from shares issued to Verista	49,800
Payment of deferred offering costs – ATM	(238,330)	—
Proceeds from issuance of common stock and pre-funded warrants under private placement	329,996	—
Proceeds from issuance of common stock and warrants	3,545,799	6,257,368
Net cash provided by financing activities	17,633,523	8,486,963
Effect of exchange rate changes on cash and cash equivalents	(76,216)	—
Net decrease in cash	(828,292)	(1,006,221)
Cash at beginning of period	1,087,497	2,093,718
Cash at end of period	$259,205	$1,087,497

F-50

BANZAI INTERNATIONAL, INC.

Consolidated Statements of Cash Flows

Supplemental disclosure of cash flow information:
Cash paid for interest	1,095,395	338,393
Cash paid for taxes	10,621	5,113
Non-cash investing and financing activities
Shares issued to Roth for advisory fee	—	578,833
Shares issued to GEM	—	784,943
Shares issued for marketing expenses	—	334,772
Shares issued to MZHCI for investor relations services	—	94,800
Shares issued to J.V.B for payment of outstanding debt	—	115,000
Shares issued for exercise of Pre-Funded warrants	—	2,072
Deemed dividend - Series A and Series B warrant modification	—	418,360
Shares issued to CP BF for debt restructuring	—	1,287,003
Warrants and pre-funded warrants issued to CP BF for debt restructuring	—	2,763,161
Premium issued as part of CP BF debt modification	—	4,079,225
Shares issued to Alco for debt restructuring	—	1,098,614
Warrants and pre-funded warrants issued to Alco for debt restructuring	—	7,768,006
Shares issued for Hudson consulting fee	974,261	166,501
Shares issued for payment to Verista	49,800	—
Shares issued to Perkins Coie LLP for payment of outstanding debt	—	919,700
Settlement of GEM commitment fee	—	200,000
Shares issued to Yorkville for commitment fee	—	115,800
Derecognition of Cantor fee	—	4,000,000
Consideration transferred for acquisition of Vidello	1,661,677	—
Assets acquired in acquisition of Vidello	8,393,172	—
Liabilities assumed in acquisition of Vidello	3,986,464	—
Consideration transferred for acquisition of OpenReel	—	20,826,920
Assets acquired in acquisition of OpenReel	—	24,484,460
Liabilities assumed in acquisition of OpenReel	—	3,657,540
Right-of-use assets obtained in exchange for lease obligations	—	76,269
Conversion of private placement convertible notes, carried at fair value	4,343,116	—
Shares issued for payment of outstanding debt	396,110	—
Shares issued for 1800 Diagonal Note conversions of debt	444,317	—
Shares issued to Yorkville of aggregate commitment fee	—	500,000
Issuance of convertible promissory note – GEM	—	1,000,000
Bifurcated embedded derivative liabilities at issuance – related party	—	12,000
Conversion of convertible notes - Yorkville	—	4,130,000
Conversion of convertible notes - related party	—	2,540,091

The accompanying notes are an integral part of these consolidated financial statements.

F-51

BANZAI INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

1. Organization

The Business

Banzai International, Inc. (the “Company” or “Banzai”) was incorporated in Delaware on September 30, 2015. Banzai is a leading enterprise SaaS Video Engagement platform used by marketers to power webinars, trainings, virtual events, and on-demand video content.

Reverse Stock Splits

On August 29, 2024, the stockholders of the Company collectively approved an amendment to the Company’s Certificate of Incorporation, as amended and restated, to effect a reverse stock split (the “2024 Reverse Stock Split”) of the Company’s outstanding Class A Common Stock at a ratio of 1-for-50 effective as of September 19, 2024. The Class B Common Stock was not affected by the 2024 Reverse Stock Split.

On June 27, 2025, the stockholders of the Company collectively approved an amendment to the Company’s Certificate of Incorporation, as amended and restated, to effect a reverse stock split (the “2025 Reverse Stock Split”) of the Company’s outstanding Class A Common Stock and Class B Common Stock at a ratio of 1-for-10 effective on July 8, 2025.

On April 28, 2026, the stockholders of the Company collectively approved an amendment to the Company’s Certificate of Incorporation, as amended and restated, to effect a reverse stock split (the “2026 Reverse Stock Split”) of the Company’s outstanding Class A Common Stock and Class B Common Stock at a ratio of 1-for-20 effective on May 8, 2026.

No cash or fractional shares were issued in connection with the 2024 Reverse Stock Split, 2025 Reverse Stock Split, and the 2026 Reverse Stock Split (collectively, the “Reverse Stock Splits”) and instead the Company rounded up to the next whole share in lieu of issuing fractional shares that would have been issued in the reverse split. The par value per share remained unchanged, and the reduction in the Common Stock account was credited to Additional Paid-in Capital. No change was made to total shareholders’ equity as a result of the Reverse Stock Splits. Proportional adjustments were made to the number of shares of Class A Common Stock issuable upon exercise or conversion of the Company’s outstanding stock options and warrants, the exercise price or conversion price (as applicable) of the Company’s outstanding stock options and warrants, and the number of shares reserved for issuance under the Company’s equity incentive plan. All Class A and Class B Common Stock share and per share information included in this prospectus has been retroactively adjusted to reflect the impact of the Reverse Stock Splits.

Smaller Reporting Company

The Company is an “smaller reporting company,” as defined by SEC rules, and it may take advantage of reduced financial statement disclosure requirements in our SEC filings. Therefore, the Company’s financial statements may not be comparable to certain public companies.

2. Going Concern

As of December 31, 2025 the Company had cash of approximately $0.3 million. For the year ended December 31, 2025, the Company used approximately $15.7 million in cash for operating activities. The Company has incurred recurring net losses from operations and negative cash flows from operating activities since inception. As of December 31, 2025, the Company had an accumulated deficit of approximately $100.8 million. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern within one year of the date these financial statements were issued.

The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders and debt holders. Specifically, continuation is contingent on the Company’s ability to obtain necessary equity or debt financing to continue operations, and ultimately the Company’s ability to generate profit from sales and positive operating cash flows, which is not assured.

The Company’s plans include obtaining future debt financings (see Note 12 – Debt) and equity financings associated with the Yorkville SEPA and the ATM (as defined in Note 15 – Equity). If the Company is unsuccessful in completing these planned transactions, it may be required to reduce its spending rate to align with expected revenue levels and cash reserves, although there can be no guarantee that it will be successful in doing so. Accordingly, the Company may be required to raise additional cash through debt or equity transactions. It may not be able to secure financing in a timely manner or on favorable terms, if at all. As a result, management’s plans cannot be considered probable and thus do not alleviate substantial doubt about the Company’s ability to continue as a going concern.

These accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

3. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s audited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and applicable regulations of the Securities and Exchange Commission (“SEC”) regarding annual financial reporting.

F-52

Principles of Consolidation

The accompanying audited consolidated financial statements include the accounts of Banzai and its subsidiaries. The Company consolidates all entities over which the Company has the power to govern the financial and operating policies and therefore exercises control, and upon which the Company has a controlling financial interest. The existence and effect of both current voting rights and potential voting rights that are currently exercisable or convertible are considered when assessing whether control of an entity is exercised. The subsidiary is consolidated from the date at which the Company obtains control and is de-consolidated from the date at which control ceases. All intercompany balances and transactions have been eliminated. The accounting policies of the subsidiary has been changed where necessary to ensure consistency with the policies adopted by the Company.

In the opinion of management, all necessary adjustments (consisting of normal recurring adjustments, intercompany adjustments, reclassifications and non-recurring adjustments) have been recorded to present fairly our financial position as of December 31, 2025 and 2024, respectively, and the results of operations and cash flows for the years ended December 31, 2025 and 2024, respectively.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the audited consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that estimates made as of the date of the financial statements could change in the near term due to one or more future events. Actual results could differ significantly from these estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include estimates of impairment of goodwill, recognition and measurement of convertible notes, including the associated embedded derivatives, determination of the fair value of the warrant liabilities and debt instruments reported at fair value, determination of the consideration transferred and purchase price allocated to assets acquired and liabilities assumed for acquisitions which are based on their estimated fair values at the date of acquisition, estimated useful lives of finite-lived intangible assets, and recognition and measurement of stock compensation.

Certain Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the world economy. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations. In addition, the Company will compete with many companies that currently have extensive and well-funded products, marketing and sales operations. The Company may be unable to compete successfully against these companies. The Company’s industry is characterized by rapid changes in technology and market demands. As a result, the Company’s products, services, or expertise may become obsolete or unmarketable. The Company’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology. The Company is also subject to risks which include, but are not limited to, dependence on key personnel, reliance on third parties, successful integration of business acquisitions, protection of proprietary technology, and compliance with regulatory requirements.

Cash

The Company considers all highly liquid investments purchased with original maturities of 90 days or less to be cash equivalents. As of December 31, 2025 and 2024, respectively, the Company does not have any cash equivalents.

The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other hedging arrangements. The Company holds cash in banks in excess of federally insured limits. However, the Company believes risk of loss is minimal as the cash is held by large highly rated financial institutions. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds cash. Any material loss that the Company may experience in the future could have an adverse effect on its ability to pay its operational expenses or make other payments and may require the Company to move its cash to other high quality financial institutions. Currently, the Company is reviewing its bank relationships in order to mitigate its risk to ensure that its exposure is limited or reduced to the FDIC protection limits.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable consist of balances due from customers as well as from payment service providers. Payment terms range from due upon receipt, to net 30 days. Accounts receivable are stated net of an allowance for credit losses.

F-53

The allowance for expected credit losses is based on the probability of future collection under the current expected credited loss (“CECL”) impairment model. Account balances are written off after all means of collection are exhausted and the balance is deemed uncollectible. Subsequent recoveries are credited to the allowance. Changes in the allowance are recorded as adjustments to credit losses in the period incurred.

The following table presents changes in the allowance for credit losses for the year ended December 31, 2025:

Balance - December 31, 2024	$24,210
Change in provision for credit losses	17,131
Balance - December 31, 2025	$41,341

Costs to Obtain a Contract

Sales commissions earned by the Company’s sales force are the primary costs incurred to obtain a contract with a customer, and are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions for initial contracts are deferred and then amortized on a straight-line basis over a period of benefit the Company has determined to be three (3) years. The Company determined the period of benefit by taking into consideration the average contractual customer term, technology obsolescence and other factors. Certain commission expenses are not capitalized and are instead directly expensed. Capitalized commissions are included within prepaid expenses and other current assets on the consolidated balance sheets.

Property and Equipment

Property and equipment are recorded at cost and presented net of accumulated depreciation. Major additions and betterments are capitalized while maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed. Property and equipment are depreciated on the straight-line basis over their estimated useful lives (3 years for computer equipment).

Goodwill and Intangible Assets

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is reviewed for impairment at least annually, or more frequently if a triggering event occurs between impairment testing dates. Our annual impairment testing date is December 31.

We identify our reporting units in accordance with the FASB ASC 280, Segment Reporting. At December 31, 2025, the Company has three operating segments which were deemed to be its reporting units, and goodwill is allocated to each reporting unit.

The Company’s impairment assessment begins with a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. Qualitative factors may include, macroeconomic conditions, industry and market considerations, cost factors, and other relevant entity and Company specific events. If, based on the qualitative test, the Company determines that it is “more likely than not” that the fair value of a reporting unit is less than its carrying value, then we evaluate goodwill for impairment by comparing the fair value of our reporting unit to its respective carrying value, including its goodwill. If it is determined that it is not likely that the fair value of the reporting unit is less than its carrying value, then no further testing is required.

The selection and assessment of qualitative factors used to determine whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value involves significant judgment and estimates. Fair values may be determined using a combination of both income and market-based approaches.

Intangible assets, net

Intangible assets, net consists of identifiable intangible assets that are subject to amortization such as customer relationships, trade names and developed technology resulting from acquisitions. Intangible assets are initially recorded at fair value on the date of acquisition and subsequently amortized over their estimated economic lives on a straight-line basis which approximates the pattern in which the economic benefits of the assets will be consumed. Intangible assets are presented net of accumulated amortization in the consolidated balance sheets.

The Company periodically evaluates its long-lived assets for potential impairment in accordance with FASB ASC 360, Property, Plant and Equipment. Potential impairment is assessed when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. The recoverability of these assets is assessed based on undiscounted expected future cash flows from the assets, considering a number of factors, including past operating results, budgets and economic projections, market trends and product development cycles. If impairments are identified, assets are written down to their estimated fair value. The Company has not recognized any impairment charges on intangible assets through December 31, 2025.

F-54

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Warrant Liability – related party

The warrants originally issued in 7GC’s initial public offering (the “Public Warrants”) are recognized as derivative liabilities in accordance with FASB ASC 815, Derivatives and Hedging (“ASC 815”). Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercise or expiration, and any change in fair value is recognized in the consolidated statements of operations.

The Public Warrants were initially measured at fair value using a Monte Carlo simulation model and have subsequently been measured based on the listed market price of such warrants. Warrant liabilities are classified as current liabilities on the consolidated balance sheets. The changes in the fair value of the derivative warrant liability is presented in the line item “change in fair value of warrant liabilities – related party” in the accompanying consolidated statements of operations.

GEM Warrant Liability

The GEM Warrants were not considered indexed to the issuer’s stock pursuant to ASC 815, as the holder’s ability to receive in lieu of the Warrant one percent of the total consideration received by the Company’s stockholders in connection with a Change of Control, where the surviving corporation is not publicly traded, adjusts the settlement value based on items outside the Company’s control in violation of the fixed-for-fixed option pricing model. As such, the Company recorded the Warrants as liabilities initially measured at fair value with subsequent changes in fair value recognized in earnings each reporting period. The changes in the fair value of the derivative warrant liability is presented in the line item “change in fair value of warrant liabilities” in the accompanying consolidated statements of operations.

Concentration of Business and Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company has no financial instruments with off-balance sheet risk of loss.

At December 31, 2025, one customer accounted for 10% or more of accounts receivable with a concentration of 13% of the total accounts receivable balance. At December 31, 2024, one customer accounted for 10% or more of accounts receivable with a concentration of 14% of the total accounts receivable balance. For the years ended December 31, 2025 and 2024, no customers accounted for 10% or more of total revenues.

At December 31, 2025 and 2024, no suppliers and two suppliers accounted for 10% or more of accounts payable, respectively.

Loss Per Share

Basic loss per share of common stock is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding and pre-funded warrants outstanding during the period. Diluted net loss per share excludes, when applicable, the potential impact of stock options and convertible preferred stock because their effect would be anti-dilutive due to the net loss. Since the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same.

The calculation of basic and diluted net loss per share attributable to common stock was as follows:

	For the Year Ended December 31,
	2025	2024
Numerator:
Net loss attributable to common shareholders—basic and diluted	$(22,492,075)	$(31,095,029)

Denominator:
Weighted average shares—basic and diluted	189,150	22,291
Net loss per share attributable to common shareholders—basic and diluted	$(118.91)	$(1,394.94)

F-55

Securities that were excluded from loss per share as their effect would be anti-dilutive due to the net loss that could potentially be dilutive in future periods are as follows:

	As of December 31,
	2025	2024
Options	627	129
RSUs	20,695	1,704
Public warrant shares	1,150	1,150
GEM warrant shares	83	83
Common warrant shares	36,800	22,639
Placement agent warrant shares	3,591	525
Pre-funded warrants	—	—
Total	62,952	26,230

Costs of Revenue

Costs of revenue consist primarily of infrastructure, streaming service, data license and contracted services costs, as well as merchant fees and payroll costs.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs were $659,877 and $467,897 for the years ended December 31, 2025 and 2024, respectively, which are included in general and administrative expenses on the consolidated statements of operations.

Stock-Based Compensation

The Company expenses stock-based compensation to employees and non-employees over the requisite service period based on the estimated grant-date fair value of the awards in accordance with FASB ASC 718, Stock Compensation. The Company accounts for forfeitures as they occur. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.

Income Taxes

Income taxes are recorded in accordance with FASB ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.

Derivative Financial Instruments

The Company evaluates all its financial instruments to determine if such instruments contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives are recognized at fair value, with changes in fair value recognized in the consolidated statements of operations each period. Bifurcated embedded derivatives are classified with the related host contract in the consolidated balance sheets. Refer to Note 7 – Fair Value Measurements and Note 12 – Debt for further detail.

F-56

Fair Value of Financial Instruments

In accordance with FASB ASC 820, Fair Value Measurement, the Company uses a three-level hierarchy for fair value measurements of certain assets and liabilities for financial reporting purposes that distinguishes between market participant assumptions developed from market data obtained from outside sources (observable inputs) and the Company’s own assumptions about market participant assumptions developed from the best information available to us in the circumstances (unobservable inputs). The fair value hierarchy is divided into three levels based on the source of inputs as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 prices for similar assets or liabilities that are directly or indirectly observable in the marketplace.

Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management during the years ended December 31, 2025 and 2024. The carrying amount of cash, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, deferred revenue, and other current liabilities approximated their fair values as of December 31, 2025 and 2024.

Fair Value Option Election

The Company determined the January 2025 Yorkville Note, the September 2025 Yorkville Note, the Agile Notes, the 1800 Diagonal Notes, the Private Placement Convertible Notes, and the Boot Capital Convertible Notes (each as defined in Note 12 – Debt, and together the “FVO Notes”) were eligible for the fair value option, in accordance with FASB ASC 825-10-50-28, and made such election to account for these instruments at fair value.

The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. Additional term or other notes may be issued in subsequent periods where the Company would be able to make a fair value option election upon issuance provided eligibility criteria are met. The fair value option election was made to align the accounting for the FVO Notes with the Company’s financial reporting objectives and reduce operational effort to account for embedded features that otherwise would require bifurcation as a separate unit of account.

Pursuant to the fair value option election, direct and incremental debt issuance costs and consideration paid to the respective lender were expensed as incurred and recorded in other income (expense), net in the consolidated statements of operations.

Losses recognized upon issuance of debt represent the difference between issuance date fair value and the proceeds received net of discount or premium, which are recorded in loss on debt issuance in the consolidated statements of operations.

The Company records the portion of the FVO Notes that are issued and outstanding for accounting purposes at fair value with changes in fair value recorded in change in fair value in the consolidated statements of operations, except for the portion of the total change in fair value that results from a change in the instrument-specific credit risk of FVO Notes, which is recorded in other comprehensive income (loss), if applicable. Measurement of the change in fair value of the FVO Notes includes accrued interest, whether paid-in-kind or cash.

Accrued interest on the FVO Notes is included in the respective debt instrument’s balance on the consolidated balance sheets.

Leases

The Company determines if an arrangement is a lease at inception and classifies its leases at commencement. Operating leases are presented as right-of-use (“ROU”) assets and the corresponding lease liabilities are included in operating lease liabilities, current and operating lease liabilities, non-current on the Company’s balance sheets. ROU assets represent the Company’s right to use an underlying asset, and lease liabilities represent the Company’s obligation for lease payments in exchange for the ability to use the asset for the duration of the lease term.

ROU assets and lease liabilities are recognized at commencement date and determined using the present value of the future minimum lease payments over the lease term. The Company uses an incremental borrowing rate based on estimated rate of interest for collateralized borrowing since the Company’s leases do not include an implicit interest rate. The estimated incremental borrowing rate considers market data, actual lease economic environment, and actual lease term at commencement date. The lease term may include options to extend when it is reasonably certain that the Company will exercise that option. In addition, the Company does not recognize short-term leases that have a term of twelve months or less as ROU assets or lease liabilities. The Company recognizes operating lease expense on a straight-line basis over the lease term.

The Company has lease agreements which contain both lease and non-lease components, which it has elected to account for as a single lease component when the payments are fixed. As such, variable lease payments, including those not dependent on an index or rate, such as real estate taxes, common area maintenance, and other costs that are subject to fluctuation from period to period are not included in lease measurement.

The Company evaluates long-lived assets for recoverability if there are indicators of potential impairment. Indicators of potential impairment may include subleasing a location for less than the head lease cost. If there are indicators of potential impairment, the Company will test the assets for recoverability. If the undiscounted cash flows estimated to be generated are less than the carrying value of the underlying assets, the assets are deemed impaired. If it is determined that assets are impaired, an impairment loss is calculated based on the amount that the asset’s book value exceeds its fair value.

F-57

Recent Accounting Pronouncements

Recent accounting pronouncements not yet effective

In November 2024, the FASB issued Accounting Standards Update (“ASU”) ASU No. 2024-03, Disaggregation of Income Statement Expenses (Subtopic 220-40). The ASU requires the disaggregated disclosure of specific expense categories, including purchases of inventory, employee compensation, depreciation, and amortization included in each relevant expense caption presented on the statement of operations. The guidance also requires disclosure of a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively, as well as the total amount of selling expenses and an entity’s definition of selling expenses. This guidance is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption of the amendment is permitted. The Company is currently evaluating the guidance and its impact to its consolidated financial statements and related disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides a practical expedient to measure credit losses on accounts receivable and contract assets. This guidance is effective for periods beginning after December 15, 2025 and will be adopted prospectively. Early adoption is permitted. The Company is currently evaluating the impact of this guidance on our consolidated financial statements and related disclosures.

Recently adopted accounting pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740), Improvements to Income Tax Disclosures, which enhances the disclosure requirements for the income tax rate reconciliation, domestic and foreign income taxes paid, requiring disclosure of disaggregated income taxes paid by jurisdiction, unrecognized tax benefits, and modifies other income tax-related disclosures. The Company adopted this guidance effective January 1, 2025, on a prospective basis. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

4. Acquisitions

Vidello

On January 31, 2025, the Company closed a previously announced merger with Vidello Limited (“Vidello”), a private limited company registered in England and Wales (the “Vidello Merger”), pursuant to an Agreement and Plan of Merger (the “Vidello Merger Agreement”), dated December 19, 2024, by and among the Company, Vidello, and certain shareholders of Vidello (the “Vidello Shareholders”). At the closing, Vidello Shareholders transferred all the outstanding shares of Vidello to the Company, and Vidello became a direct and wholly owned subsidiary of the Company. At the closing, the Company paid to the Vidello Shareholders, $2,745,031 in cash (the “Vidello Cash Consideration”), whereby $2,500,000 are withheld for indemnification expenses and other holdback provisions in accordance with the Vidello Merger Agreement, and issued 4,491 shares of Class A Common Stock (the “Share Consideration,” together with the Cash Consideration, the “Vidello Closing Consideration”). The Company’s primary reason for acquiring Vidello was to enhance revenue growth and strengthen the Company’s competitive market position through cross selling opportunities. Vidello is a video hosting and marketing platform designed to help businesses manage, customize, and optimize their video content.

With respect to the holdback amount, this consists of three distinct components, being (1) the withholding of $1,000,000 as security for the obligations of Company Shareholders for a period of twelve months (the “Indemnification Holdback Amount”), (2) the withholding of $500,000 as security for the obligations of Company Shareholders to cooperate with best efforts and in good faith with to complete the transition, integration and related matters of Vidello’s business with Banzai, including, but not limited to (a) the transition of data of Vidello managed and/or held by Vidello to Banzai, (b) certain services relating to the continued operations of Vidello, and (c) the training of certain employees of Banzai regarding the operations of Vidello including any proprietary business processes and trade secrets following the Closing, during the six months following the Closing (the “Transition Holdback Period”), and (3) the withholding of $1,000,000 subject to certain revenue related conditions being met during the 180 day period following the Closing (the “Revenue Holdback Amount” and together with the Indemnification Holdback Amount and the Transition Holdback Amount, the “Holdback Amount”).

As of December 31, 2025, the Company recognized $485,720 of expense after foreign currency translation in the consolidated statements of operations related to the Transition Holdback Amount in the line Vidello earnout expense. As of December 31, 2025, the Company had paid the contractual amount of $500,000 to the Vidello Shareholders for the Transition Holdback Period.

As of December 31, 2025, the 180 day measurement period for the Revenue Holdback had lapsed and the revenue conditions as defined in the Vidello Merger Agreement had not been met. As such the Company recognized a gain on the extinguishment of Vidello revenue holdback of $973,000 for the year ended December 31, 2025.

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In connection with and as a condition of closing pursuant to the Vidello Merger Agreement, the Company executed and delivered to each Vidello Shareholder a lock-up agreement (the “Vidello Lock-Up Agreement”), pursuant to which, the shareholders of Class A Common Stock and any other securities convertible or exercisable into the shares of Class A Common Stock beneficially owned by them, during the 180-day period following the closing of the Vidello Merger, cannot complete any Prohibited Transfer (as defined in the Vidello Merger Agreement).

Immediately prior to the closing of the Vidello Merger, the directors, and officers of Vidello tendered their resignation, effective at the closing. Pursuant to the Vidello Merger Agreement, the CEO of the Company shall be the sole member of the board of directors of Vidello effective upon the closing of the Vidello Merger.

The Company incurred transaction costs of approximately $730,000 which are included in the consolidated statements of operations.

The Vidello Merger was accounted for as a business combination under the acquisition method pursuant to FASB ASC 805, Business Combinations (“ASC 805”), with the Company as the accounting acquirer. Under the acquisition method, the total purchase price of the acquisition is allocated to the net identifiable tangible and intangible assets acquired and liabilities assumed based on the fair values as of the acquisition date. The preliminary fair value of the consideration transferred totaled $6,267,747 summarized as follows:

Amount
Cash paid at closing	$2,745,031
Common stock issued to Vidello Stockholders	1,661,677
Fair value of Holdback Amount	1,861,039
Total consideration paid	$6,267,747

The Company made a provisional allocation of the purchase price of the Vidello Merger to the assets acquired and liabilities assumed as of the acquisition date. The following table summarizes the provisional purchase price allocation relating to the Vidello Merger:

Assets acquired:
Cash and cash equivalents	$67,551
Property and equipment, net	9,375
Intangible assets – customer relationships	551,000
Intangible Assets – trade name	736,000
Intangible Assets – developed technology	4,010,000
Total assets	$5,373,926
Liabilities assumed:
Accounts payable	705
Accrued expenses and other current liabilities	15,377
Unearned revenue, current	447,966
Deferred tax liability	1,324,250
Taxes payable	337,127
Total liabilities	$2,125,425
Total identifiable net assets	3,248,501
Goodwill recorded:
Goodwill	3,019,246
Total consideration	$6,267,747

Goodwill recognized is not expected to be deductible for tax purposes. We believe that in this acquisition goodwill represents the value of Vidello’s existing products, combined with the added business synergies of integrating with the existing Banzai products and customer base.

As of the date these consolidated financial statements were issued, the purchase accounting related to this acquisition was incomplete as certain working capital balances were subject to potential change. The Company has reflected the provisional amounts in these consolidated financial statements. As such, the above balances may be adjusted in a future period, not to exceed one (1) year from the acquisition date pursuant to ASC 805, as the Company finalizes and/or updates for any identified working capital adjustments, which may be material to the consolidated financial statements.

F-59

All intangible assets acquired are subject to amortization and their associated estimated useful lives are as follows:

Estimated
Intangible Assets	Useful Life
Customer relationships	6 years
Trade name	10 years
Developed technology	7 - 8 years

Net income in the consolidated statements of operations for the year ended December 31, 2025 and 2024 includes net loss of approximately $250 thousand and net income of $734 thousand, respectively, of Vidello from the date of acquisition to December 31, 2025.

Pro forma disclosure for the Vidello acquisition

The following unaudited pro forma financial information reflects the consolidated results of operations of the Company as if the Merger with Vidello had taken place on January 1, 2024. The pro forma results presented are the result of combining the revenues and earnings of the Company with the revenues and earnings of Vidello. The Company did not have any material, non-recurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue.

The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed date:

	For the year ended December 31,
	2025	2024
Revenue	$12,391,854	$10,006,674
Cost of revenue	2,379,038	2,114,675
Operating expenses	28,511,163	19,795,088
Total other expenses (income), net	3,966,478	18,045,645
Loss before income taxes attributable to common stockholders	(22,464,825)	(29,948,734)

5. Related Party Transactions

Due to Related Party of 7GC

During 2023, the Sponsor paid certain expenses on behalf of 7GC. Upon Closing of the Merger, Banzai assumed the $67,118 liability. As of December 31, 2025, there is no remaining balance outstanding related to this liability.

Legacy Banzai Related Party Transactions

During 2023, Legacy Banzai issued Promissory Notes and Convertible Notes to related parties. See Note 12 – Debt for further details related to these transactions and associated balances.

Debt Restructuring Agreement with CP BF

On September 5, 2024, the Company and CP BF agreed to amend the outstanding balance of all debt previously in the form of one term note and two convertible notes into one new consolidated convertible note. The newly issued consolidated convertible note was issued on September 23, 2024. Additionally on September 23, 2024, the Company and CP BF entered into a share purchase agreement where the Company issued equity in the form of common stock, common stock warrants and pre-funded warrants to CP BF for the reduction of $2 million of debt under the newly issued consolidated convertible note. See Note 12 – Debt, for further details related to the transaction and associated balances.

Due to Related Party of Company CEO

On September 12, 2024, the CEO of the Company loaned the Company an advance of $100,000. The advance is non-interest bearing, and matures one year from issuance. During the year ended December 31, 2025, the outstanding balance was repaid.

6. Revenue

Revenue is generated through Banzai providing marketing and webinar platform subscription software service for a set period of time. The Company’s services include providing end-to-end video engagement solutions that provide a fast, intuitive and powerful platform of marketing tools that create more intent-driven videos, webinars, virtual events and other digital and in-person marketing campaigns. As noted within the statements of work and/or invoices, agreements range from monthly, to annual, to multi-year and Banzai generally provides for net 30-day payment terms with the payment made directly through check or electronic means. Banzai’s Management believes its exposure to credit risk is sufficiently mitigated by collection through credit card sales or direct payment from established clients.

At contract inception, once the contract is determined to be within the scope of FASB ASC 606, Revenue from Contracts with Customers, (“ASC 606”), the Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. The Company recognizes revenues following the five-step model prescribed under ASC 606:

1.	identify contract(s) with a customer;
2.	identify the performance obligation(s) in the contract;
3.	determine the transaction price;
4.	allocate the transaction price to the performance obligation(s) in the contract; and
5.	recognize revenues when (or as) the Company satisfies a performance obligation.

Revenue from contracts with customers are not recorded until the Company has the approval and commitment from the parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of the consideration is probable.

The Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. When an arrangement contains more than one performance obligation, the Company will allocate the transaction price to each performance obligation on a relative standalone selling price basis. The Company utilizes the observable price of products and services when they are sold separately to similar customers in order to estimate standalone selling price.

The Company recognizes revenue in an amount that reflects the consideration to which it expects to be entitled in exchange for the transfer of promised services to its customers.

Revenue is recognized when a performance obligation is satisfied by transferring control of the service to the customer, which occurs over time. The Company considers this method a faithful depiction of the transfer of control as services are substantially the same and have the same pattern of transfer over the life of the contract. Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.

The following indicators are evaluated in determining when control has passed to the customer: (i) whether the Company has a right to payment for the product or service, (ii) whether the customer has legal title to the product or service, (iii) whether the Company has transferred physical possession of the product or service to the customer, (iv) whether the customer has the significant risk and rewards of ownership of the product or service and (v) whether the customer has accepted the product or service.

The Company also evaluates the following indicators, amongst others, when determining whether it is acting as a principal in the transaction (and therefore whether to record revenue on a gross basis): (i) whether the Company is primarily responsible for fulfilling the promise to provide the specified good or service, (ii) whether the Company has the inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) whether the Company has the discretion to establish the price for the specified good or service. If the terms of a transaction do not indicate that the Company is acting as a principal in the transaction, then the Company is acting as an agent in the transaction and therefore, the associated revenue is recognized on a net basis (that is revenue net of costs).

Nature of Products and Services

The following is a description of the Company’s products and services from which the Company generates revenue, as well as the nature, timing of satisfaction of performance obligations, and significant payment terms for each, as applicable:

Demio

The Demio product is a full-stack technology that marketers can leverage live and automated for video marketing content such as webinars and virtual events. Software products are provided to Demio customers for a range of attendees and hosts within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of webinars and hosts as a performance obligation. There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Demio services over time which corresponds with the period of time that access to the service is provided.

F-60

Reach

While the Reach product is in the process of being phased out, the Company continues to generate revenues from the product. The Reach product provides a multi-channel targeted audience acquisition (via Reach) to bolster engagement and Return on Investment (ROI). Banzai enables marketing teams to create winning webinars and virtual and in-person events that increase marketing efficiency and drive additional revenue. Software products are provided to Reach customers for a range of simultaneous events and registrations within a specified time frame at a specified established price. The performance obligations identified include access to the suite and platform, within the parameters established, and within the standards established in the agreement. Contracts include a standalone selling price for the number of simultaneous published events as a performance obligation. There are no financing components and payments are typically net 30 of date or receipt of invoice. It is nearly 100% certain that a significant revenue reversal will not occur. The Company recognizes revenue for its sale of Reach services over time which corresponds with the timing the service is rendered.

OpenReel

The OpenReel product offers subscription-based software as a service (SaaS) offerings to enterprise, media, entertainment and agency teams to remotely control, direct, script, film, and collaborate on high definition video projects from a mobile device or webcam. The Company enters into fixed price subscription contracts with customers, which can be monthly, annual, or multi-year agreements which auto-renew without discount for additional periods of the same duration as the initial term, unless either party requests termination in writing at least thirty (30) days prior to the end of the initial service term. The subscription revenues are recognized ratably over the term of the service agreement, which is considered an output method, as the obligation of hosting the SaaS product is fulfilled over the course of the agreement. The Company does not charge for implementation or recognize any revenues upfront due to minimal effort required. There are no financing components and payments are typically net 30 of date of receipt of invoice, or typically net 90 date of receipt of invoice for customers on multi-year subscription agreement contracts. It is nearly 100% certain that a significant revenue reversal will not occur.

Vidello

The Vidello product is a video hosting and marketing platform designed to help businesses manage, customize, and optimize their video content. Revenue is generated through Vidello providing video hosting and marketing platform subscription software service for a set period of time. Customer contracting is achieved via self-service and invoicing is initiated automatically once the customer accepts the terms and conditions on the platform, based on their selection of the desired subscription product. When execution or completion of the contract occurs, the contract is valid and revenue is earned when the service is provided for each period of performance, daily. The amount is paid by the customer based on the contract terms monthly, annually or indefinite with the majority paid via credit card processing.

Service Trade Revenue

The Company has one customer for which the customer is also a vendor. For this one customer, the Company exchanged services for approximately $125,000 and $239,000, during the years ended December 31, 2025 and 2024, respectively.

Disaggregation of Revenue

The following table summarizes revenue by region based on the billing address of customers for the years ended December 31, 2025 and 2024:

	Year Ended December 31,
	2025		2024
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Americas	$9,193,173	76%	$2,564,074	57%
Europe, Middle East and Africa (EMEA)	1,066,254	9%	1,492,561	33%
Asia Pacific	1,901,992	15%	471,244	10%
Total	$12,161,419	100%	$4,527,879	100%

Contract Balances

Accounts Receivable, Net

A receivable is recorded when an unconditional right to invoice and receive payment exists, such that only the passage of time is required before payment of consideration is due. The Company receives payments from customers based upon agreed-upon contractual terms, typically within 30 days of invoicing the customer. The timing of revenue recognition may differ from the timing of invoicing to customers.

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The following table summarizes accounts receivable, net as of the dates presented:

Balance – January 1, 2024	$105,049
Balance – December 31, 2024	936,321
Balance – December 31, 2025	709,203

Costs to Obtain a Contract

Commission expenses were $466,951 and $193,995 for the years ended December 31, 2025 and 2024, respectively. The following summarizes the activity related to costs to obtain a contract during the years ended December 31, 2025 and 2024:

Balance – December 31, 2023	$51,472
Commissions incurred	180,141
Deferred commissions recognized	(200,109)
Balance – December 31, 2024	31,504
Commissions incurred	286,311
Deferred commissions recognized	(221,609)
Balance – December 31, 2025	$96,206

Deferred Revenue

Deferred revenue represents amounts that have been collected in advance of revenue recognition and is recognized as revenue when transfer of control to customers has occurred or services have been provided. The deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable revenue agreements. Differences between the revenue recognized per the below schedule, and the revenue recognized per the consolidated statement of operations, reflect amounts not recognized through the deferred revenue process, and which have been determined to be insignificant. For the year ended December 31, 2025 and the year ended December 31, 2024, the Company recognized $3,867,853 and $1,214,096 in revenue that was included in the prior year deferred revenue balance, respectively.

The change in total deferred revenue was as follows for the periods indicated:

	Year Ended December 31,
	2025	2024
Total deferred revenue, beginning of period	$4,052,270	$1,214,096
Billings	9,487,029	4,362,730
Revenue recognized (prior year deferred revenue)	(3,867,853)	(1,214,096)
Revenue recognized (current year deferred revenue)	(6,383,159)	(3,091,333)
Acquired deferred revenue of OpenReel (see Note 4 – Acquisitions)	—	2,780,873
Acquired deferred revenue of Vidello (see Note 4 – Acquisitions)	447,966	—
Total deferred revenue, end of period	$3,736,253	$4,052,270

7. Fair Value Measurements

The fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the periods ended December 31, 2025 and the year ended December 31, 2024. The carrying amount of accounts payable approximated fair value as they are short term in nature.

Fair Value on a Recurring Basis

The Company follows the guidance in FASB ASC 820, Fair Value Measurement for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The estimated fair value of the Public Warrants liabilities represent Level 1 measurements. The estimated fair value of the convertible notes bifurcated embedded derivative asset, GEM warrant liabilities, Yorkville convertible note, Agile term notes, 1800 Diagonal convertible notes, Private Placement Convertible Notes, Private Placement Warrants and Goodwill and Definite-lived intangible assets recognized as part of acquisitions, represent Level 3 measurements.

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The following table presents information about the Company’s financial instruments that are measured at fair value on a recurring basis at December 31, 2025 and December 31, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		As of December 31,
Description	Level	2025	2024
Assets:
Bifurcated embedded derivative asset – related party	3	$9,000	$63,000
Definite-lived intangibles	3	8,027,391	3,883,853
Goodwill	3	21,991,721	18,972,475
Liabilities:
Warrant liabilities – public	1	—	2,300
GEM warrant liabilities	3	378	15,000
Earnout liability (Note 4)	3	990,673	—
Yorkville convertible note	3	1,200,501	—
Agile term notes	3	1,728,487	3,143,000
1800 Diagonal convertible notes	3	746,987	432,000
Private Placement Convertible Notes	3	1,856,000	—
Private Placement Warrants	3	295,603	—
Boot Capital note	3	115,836	—

For assets and liabilities that are measured at fair value on the acquisition date, see Note 4 – Acquisitions.

Warrant Liability - Public Warrants

The following table summarizes the changes in the fair value of the Public Warrants liability for the year ended December 31, 2025. See also Note 13 – Warrant Liabilities.

Public Warrants
Balance at December 31, 2024	$2,300
Change in fair value	(2,300)
Balance at December 31, 2025	$—

Warrant Liability - GEM Warrants

The measurement of fair value of the GEM Warrants was determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance, including share price, exercise price, term, volatility, risk-free rate, probability of dilutive term of three years, and expected time to conversion. See also Note 13 – Warrant Liabilities.

The following table summarizes the changes in the fair value of the GEM Warrants liability for the year ended December 31, 2025:

GEM Warrants
Balance at December 31, 2024	$15,000
Change in fair value	(14,622)
Balance at December 31, 2025	$378

Yorkville Convertible Notes

The measurement of fair value of the Yorkville convertible notes were determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance, including the Company’s share price, remaining term, volatility, risk-free rate, market interest rate, and probability of optional redemption). See also Note 12 – Debt.

The following table summarizes the changes in the fair value of the Yorkville convertible notes for the year ended December 31, 2025:

Yorkville Convertible Note
Balance at December 31, 2024	$—
Issuance of Yorkville convertible note	4,950,000
Loss on debt issuance	444,000
Payment in shares to settle Yorkville convertible notes	—
Repayment in cash of Yorkville convertible notes	(4,514,664)
Conversions	—
Change in fair value	321,165
Balance at December 31, 2025	$1,200,501

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Bifurcated Embedded Derivative Assets - related party

The measurement of the fair value of the embedded put options relating to the related party CP BF Convertible Note issued on September 23, 2024 was determined using the Black-Scholes option pricing model. Key inputs into these models included the timing and probability of the identified scenarios, and for Black-Scholes option pricing models used for notes that included a valuation cap, equity values, risk-free rate and volatility.

Estimating fair values of embedded conversion features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Because the embedded conversion features are initially and subsequently carried at fair values, the Company’s consolidated statements of operations will reflect the volatility in these estimate and assumption changes.

The related party CP BF Convertible Note has an embedded redemption put feature upon a Prepayment and Default Interest triggering events that are unrelated to the creditworthiness of the Company are not clearly and closely related to the debt host instrument, were separated and bundled together as a derivative and assigned probabilities of being affected and initially measured at fair value in the amount of $12,000. The fair value of the bifurcated derivative asset was estimated utilizing the with and without method which uses the probability weighted difference between the scenarios with the derivative and the plain vanilla maturity scenario without a derivative

The following table summarizes the changes in the fair value of the bifurcated embedded derivative asset for the year ended December 31, 2025, relating to the Convertible Note to CP BF issued on September 23, 2024:

Fair Value
Balance at December 31, 2024	$63,000
Change in fair value	(54,000)
Balance at December 31, 2025	$9,000

Agile Term Notes

The measurement of fair value of the Agile term notes (“Agile Notes”) was determined using a discounted cash flow model to calculate the fair value. Key inputs for the discounted cash flow model include the contractual term of the note and a market participant interest rate.

The Agile Notes include contingent redemption (put) rights which trigger mandatory prepayment and a make-whole premium upon certain events including an event of default, and defaulted contingent interest upon an event of default. Due to the contingent redemption put feature and default interest embedded feature within the Agile Notes, the Company elected the fair value option for the Agile Notes at their respective dates of issuance pursuant to ASC 825 Financial Instruments (“ASC 825”).

Refer to Note 12 – Debt for a summary of the changes in the fair value of the Agile Notes.

1800 Diagonal Convertible Notes

The measurement of the fair value of each of the convertible promissory notes with 1800 Diagonal Lending was determined using the Black-Scholes option pricing model. Key inputs used for the model include the stock price, volatility, the contractual term of the note, risk-free interest rates and dividend yield.

Refer to Note 12 – Debt for a summary of the changes in the fair value of the 1800 Diagonal Convertible Notes.

3i, LP Private Placement Offering

The measurement of the fair value of the Private Placement Convertible Notes was determined using a Monte Carlo simulation. Key inputs into the simulation include the remaining term, the market interest rate, risk-free rate, equity volatility, and probability of default.

Refer to Note 12 – Debt for a summary of the changes in the fair value of the Private Placement Convertible Notes, and to Note 13 – Warrant Liabilities for a description of the warrants issued in connection with the Private Placement Offering.

Warrant Liability - Private Placement Warrants

The Private Placement Warrants were not considered indexed to the issuer’s stock pursuant to ASC 815, as the holder’s ability to receive in lieu of the Warrant, cash in an amount equal to the Black Scholes Value (“Black Scholes Value”) in connection with a Change of Control, adjusts the settlement value based on items outside the Company’s control in violation of the fixed-for-fixed option pricing model. As such, the Company recorded the Warrants as liabilities initially measured at fair value with subsequent changes in fair value recognized in earnings each reporting period. Refer to Note 13 – Warrant Liabilities for further details.

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The measurement of fair value was determined utilizing a Monte Carlo simulation considering all relevant assumptions current at the date of issuance, including share price, term, risk-free rate, exercise price and dividend yield.

The following tables summarize the ranges of inputs to and the changes in the fair value of the Private Placement Warrant liability for the year ended December 31, 2025:

Key Inputs	December 31, 2025

Stock price	$19.40
Contractual term (years)	2.50 - 4.77
Risk-free rate	3.5% - 3.7%
Volatility(1)	125%
Exercise Price	$50.00-$87.20
Dividend yield	0.00%

Private Placement Warrants
Balance at December 31, 2024	$—
Loss on issuance – June Warrant	361,000
Loss on issuance – August Warrant	356,000
Loss on issuance – October Warrant	807,509
Change in fair value	(1,228,906)
Balance at December 31, 2025	$295,603

8. Property and Equipment

Property and equipment, net consisted of the following at the dates indicated:

	December 31, 2025	December 31, 2024
Computers and equipment	$12,782	$34,474
Less: accumulated depreciation	(4,536)	(30,935)
Property and equipment, net	$8,246	$3,539

Depreciation expense for the year ended December 31, 2025 and 2024 was $4,424 and $2,825 respectively.

9. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following at the dates indicated:

	December 31, 2025	December 31, 2024
Prepaid expenses and other current assets:
Prepaid software costs	$153,526	$59,855
Service trade	114,041	239,041
Employee receivable	12,863	800
Prepaid insurance costs	7,228	130,345
Prepaid commissions	96,206	31,504
Prepaid consulting costs	—	76,767
Prepaid advertising and marketing costs	—	29,133
Prepaid merchant fees	60,774	26,690
Prepaid data license and subscription costs	—	3,125
Other current assets	451	46,414
Total prepaid expenses and other current assets	$445,089	$643,674

F-65

10. Goodwill and Intangible Assets, Net

The following is a summary of goodwill by reportable segment as of and for the year ended December 31, 2025:

	Banzai Operating Co.	Vidello	OpenReel	Consolidated
Goodwill – December 31, 2024	$2,171,526	$—	$16,800,949	$18,972,475
Additions to goodwill (Note 4)	—	3,019,246	—	3,019,246
Goodwill – December 31, 2025	$2,171,526	$3,019,246	$16,800,949	$21,991,721

Intangible Assets

Intangible assets subject to amortization consist of the following:

	Estimated Useful Life (years):	December 31, 2025
Customer relationships	6 - 7	$1,139,710
Trade name	10 - 15	1,637,100
Technology	6 - 8	6,425,010
Intangible assets, gross		9,201,820
Less: Accumulated amortization		(1,174,429)
Intangible assets, net		$8,027,391

Total amortization expense related to intangible assets was $1,146,066 for the year ended December 31, 2025. Expected amortization expense is as follows:

2026	$1,214,920
2027	1,214,920
2028	1,214,920
2029	1,214,920
2030	1,205,547
Thereafter	1,962,162
Total	$8,027,391

11. Accrued and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following at the dates indicated:

	December 31, 2025	December 31, 2024
Accrued expenses and other current liabilities:
Accrued accounting and professional services costs	$2,365,081	$2,419,829
Sales tax payable	250,672	452,508
Excise tax payable	223,717	223,717
Provision for tax payable	577,726	—
Accrued payroll and benefit costs	439,693	207,970
Accrued legal costs	167,936	315,764
Accrued subscription costs	53,369	46,759
Accrued streaming service costs	51,563	51,308
Other current liabilities	224,186	173,163
Total accrued expenses and other current liabilities	$4,353,943	$3,891,018

12. Debt

Promissory Notes

Promissory Notes - Related Party

On August 30, 2023, the Company issued a subordinate promissory note (“Alco August Promissory Note”) in the aggregate principal amount of $150,000 to Alco Investment Company (“Alco”), a related party. Alco held its ownership of over 10% of the issued equity of the Company, through its ownership of Series A preferred stock. The Alco August Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on April 29, 2024. For the year ended December 31, 2024, interest expense on the Alco August Promissory Note totaled $11,284, comprised of $8,022 of contractual accrued interest and $3,261 for the amortization of the discount. As of December 31, 2024 the Alco August Promissory Note was converted in full (see below).

F-66

On September 13, 2023, the Company issued a subordinate promissory note (“Alco September Promissory Note”) in the aggregate principal amount of up to $1,500,000 to Alco. The Alco September Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest were due and payable on September 30, 2024, however the due date was extended and the debt subsequently settled (see below). For the year ended December 31, 2024, interest expense on the Alco September Promissory Note totaled $283,188, comprised of $92,822 of contractual accrued interest and $190,366 for the amortization of the discount. As of December 31, 2024 the Alco September Promissory Note was converted in full (see below).

On November 16, 2023, the Company issued a subordinate promissory note (“Alco November Promissory Note”) in the aggregate principal amount of up to $750,000 to Alco. The Alco November Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest were due and payable on April 13, 2024, however the due date was extended and the debt subsequently settled (see below). For the year ended December 31, 2024, interest expense on the Alco November Promissory Note totaled $321,189, comprised of $43,891 of contractual accrued interest and $277,298 for the amortization of the discount. As of December 31, 2024 the Alco November Promissory Note was converted in full (see below).

On December 13, 2023, the Company issued a subordinate promissory note (“Alco December Promissory Note”) in the aggregate principal amount of up to $2,000,000 to Alco. The Alco December Promissory Note bears interest at a rate of 8% per annum. The outstanding principal and accrued interest are due and payable on December 31, 2024. For the year ended December 31, 2024, interest expense on the Alco December Promissory Note totaled $936,941, comprised of $117,040 of contractual accrued interest and $819,901 for the amortization of the discount. As of December 31, 2024 the Alco December Promissory Note was converted in full (see below).

In connection with the issuances of the Alco September, November, and December Promissory Notes, the Company, 7GC and the Sponsor entered into share transfer agreements (the “Alco Share Transfer Agreements”) with Alco Investment Company. Pursuant to which for each $10.00 in principal borrowed under the Alco September and November Promissory Notes, the Sponsor agreed to forfeit one share of 7GC Class B Common Stock held by the Sponsor, in exchange for the right of Alco to receive one New Banzai Class A Share. For each $10.00 in principal borrowed under the December Note, the Sponsor agreed to forfeit three shares of 7GC Class B Common Stock held by the Sponsor, in exchange for the right of Alco to receive three New Banzai Class A Shares. Such forfeited and issued shares under the Alco September, November, and December Promissory Notes are capped at an amount equal to 7,500, 3,750, and 30,000, respectively. Pursuant to the Alco Share Transfer Agreements, the shares are subject to an 180-day lock-up period upon issuance of the shares.

For the Alco Share Transfer Agreements, the Company considered the guidance under ASC 815, Derivatives and Hedging, and determined that the Investor Shares underlying each of the Share Transfer Agreements described above, met the definition of a freestanding financial instrument and are not precluded from being considered indexed to the Company’s common stock. The Company determined that these shares represent a freestanding equity contract issued to the lender, resulting in a discount recorded on the notes when they are issued.

Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized if the contracts continue to be classified in equity. The measurement of fair value was determined utilizing various put option models in estimating the discount lack of marketability (the “DLOM”) applied to the public share price as the shares underlying each of the Share Transfer Agreements are subject to a lock-up period pursuant to each agreement, to estimate the fair value of the shares transferred. Option pricing models assume that the cost to purchase a stock option relates directly to the measurement of the DLOM. The logic behind these models is that investors may be able to quantify this price risk, due to lack of marketability, over a particular holding period where price volatility is usually estimated as a proxy for risk. The inputs and assumptions utilized in the fair value estimation included the Company’s stock price on the measurement date, a DLOM as described above, the number of shares pursuant to each Share Transfer Agreement, and a probability weighted factor for the Company’s expected percentage of completing its Business Combination, at each Share Transfer Agreement date.

April 2024 and May 2024 Amendment

On April 18, 2024, the Company amended the Alco August Promissory Note and Alco November Promissory Note to extend the maturity dates of each note to May 31, 2024 (the “Alco April 2024 Amendment”). On May 30, 2024, both parties agreed to again amend the Alco August Promissory Note and Alco November Promissory Note to further amend the maturity date to the earlier of (a) August 29, 2024 or (b) the closing of the next transaction (an “Offering”) in which the Company sells any of its Common Stock for cash with net proceeds of $4,000,000 or greater or if the holder acquires Common Stock in an amount not less than the then outstanding balance of the Alco August Promissory Note and Alco November Promissory Note (the “Alco May 2024 Amendment”). The Company evaluated the terms of both the Alco April 2024 Amendment and Alco May 2024 Amendment (the “Alco 2024 Amendments”) in accordance with ASC 470-60, Troubled Debt Restructurings, and ASC 470-50, Debt Modifications and Extinguishments. The Company determined that the Company was granted a concession by the lender based on the decrease of the effective borrowing rate on the Alco 2024 Amendments. Accordingly, the Company accounted for the Alco 2024 Amendments as troubled debt restructurings by calculating a new effective interest rate for the Alco 2024 Amendments based on the carrying amount of the debt and the present value of the revised future cash flows payment streams. The troubled debt restructurings did not result in recognition of a gain or loss in the consolidated statement of operations but does impact interest expense recognized in the future.

F-67

September 2024 Alco Promissory Note Conversion and Settlement

On September 19, 2024, the Company and Alco agreed to convert an aggregate balance of $4,711,681 of debt inclusive of principal and accrued interest, representing the aggregate total balance outstanding to Alco as of that date (excluding the carrying value of debt discounts), into 14,121 shares of Class A Common Stock, Warrants to purchase up to 66,567 shares of Class A Common Stock and Pre-Funded Warrants to purchase up to 52,446 shares of Class A Common Stock (collectively, the “Alco Securities”), and in full settlement of the balance outstanding to Alco. The Company recognized the issuance of the Alco Securities, on September 19, 2024, in full settlement of all amounts owing to Alco. The grant date fair value of the Class A Common Stock, Warrants to purchase shares of Class A Common Stock and Pre-Funded Warrants to purchase shares of Class A Common Stock, were determined to be $1,098,614, $3,687,812, and $4,080,194, respectively. As a result of this transaction, the Company recognized a loss on extinguishment of $4,808,882, as of September 23, 2024, which was recognized as loss on conversion and settlement of Alco promissory notes on the consolidated statement of operations.

Promissory Notes - 7GC

The Company assumed two promissory notes in connection with the Merger which remained outstanding as of December 31, 2023. On February 9, 2024, the $2,540,091 balance was converted into 891 shares the Company’s Class A Common Stock pursuant to the terms in the 7GC Promissory Notes.

Convertible notes

Promissory Note - GEM

On December 14, 2023, the Company and GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, “GEM”) agreed to terminate in its entirety the GEM Agreement, pursuant to which GEM was to purchase from the Company shares of common stock having an aggregate value up to $100,000,000 and the Company was required to make and execute a warrant (“GEM Warrant”). The Company’s obligation to issue the GEM Warrant remained, granting GEM the right to purchase Class A Common Stock in an amount equal to 3% of the total number of equity interests outstanding as of the Closing, calculated on a fully diluted basis, at an exercise price on the terms and conditions set forth therein, in exchange for issuance of a $2.0 million convertible debenture with a five-year maturity and 0% coupon. Due to the determination of the final terms of the planned $2.0 million convertible debenture having not been finalized, nor the final agreement related to the convertible debenture having been executed, as of December 31, 2023, the Company recognized, concurrent with the close of the merger, a liability for the GEM commitment fee, along with a corresponding GEM commitment fee expense, in the amount of $2.0 million.

On February 5, 2024, the Company and GEM entered into a settlement agreement (the “GEM Settlement Agreement”), pursuant to which (a) the Company and GEM agreed to (i) settle the Company’s obligations under and terminate the binding term sheet entered into between Legacy Banzai and GEM, dated December 13, 2023, and (ii) terminate the share repurchase agreement, dated May 27, 2022, by and among the Company and GEM, and (b) the Company (i) agreed to pay GEM $1.2 million in cash within three business days of the GEM Settlement Agreement and (ii) issued to GEM, on February 5, 2024, an unsecured promissory zero coupon note in the amount of $1.0 million, payable in monthly installments of $100,000 beginning on March 1, 2024, with the final payment to be made on December 1, 2024 (the “GEM Promissory Note”). The Company paid GEM the $1.2 million in cash in February 2024.

The GEM Promissory Note provides that, in the event the Company fails to make a required monthly payment when due, the Company shall issue to GEM a number of shares of Class A Common Stock equal to the monthly payment amount divided by the VWAP of the Class A Common Stock for the trading day immediately preceding the applicable payment due date. In addition, the Company agreed to register on a registration statement 10,000 shares of Class A Common Stock that may be issuable under the terms of the GEM Promissory Note. The GEM Promissory Note contains customary events of default. If an event of default occurs, GEM may, at its option, demand from the Company immediate payment of any outstanding balance under the GEM Promissory Note. The GEM Promissory Note is recorded in the line Convertible notes on the Company’s consolidated balance sheets.

As of December 31, 2024, the Company issued an aggregate of 950 shares of Class A Common Stock to GEM in lieu of monthly payment obligations and during the year ended December 31, 2025 the Company paid an aggregate of $215,057 to satisfy the remaining balance of the GEM Promissory Note.

F-68

Convertible Notes (Yorkville)

On December 14, 2023, in connection with and pursuant to the terms of its Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”), (refer to Note 15 – Equity for further details on the SEPA), Yorkville agreed to advance to the Company, in exchange for convertible promissory notes, an aggregate principal amount of up to $3,500,000, $2,000,000 of which was funded at the Closing in exchange for the issuance by the Company of a Convertible Promissory Note (the “December Yorkville Convertible Note”). The Company received net proceeds of $1,800,000 after a non-cash original issue discount of $200,000.

On February 5, 2024, the Company and Yorkville entered into a supplemental agreement (the “SEPA Supplemental Agreement”) to increase the amount of convertible promissory notes allowed to be issued under SEPA by $1,000,000 (the “Additional Pre-Paid Advance Amount”), for an aggregate principal amount of $4,500,000 to be advanced by Yorkville to the Company in the form of convertible promissory notes. On February 5, 2024 in exchange for a promissory note in the principal amount of $1,000,000 (the “February Yorkville Promissory Note”), with the same terms as the December Yorkville Convertible Note, the Company received net proceeds of $900,000 after an original issue discount of $100,000.

On March 26, 2024, the Company, in exchange for a convertible promissory note with a principal amount of $1,500,000 (the “March Yorkville Promissory Note” and, together with the December Yorkville Convertible Note and February Yorkville Promissory Note, the “Yorkville Promissory Notes”), received net proceeds of $1,250,000 after an original issue discount of $250,000.

On May 3, 2024, the Company and Yorkville entered into a Debt Repayment Agreement (the “Original Debt Repayment Agreement”) with respect to the Yorkville Promissory Notes. Under the Original Debt Repayment Agreement, Yorkville agreed that, upon completion of a Company registered offering and repayment of an aggregate $2,000,000 outstanding under the Yorkville Promissory Notes (the “Original Repayment Amount”), Yorkville would not deliver to the Company any Investor Notice (as defined in the SEPA) and would not exercise its right to convert the remainder of the amount outstanding under the Yorkville Promissory Notes for a period commencing on the date of the closing of the offering and ending on the date that is 90 days thereafter. Under the Original Debt Repayment Agreement, the Company and Yorkville also agreed to extend the maturity date of the Yorkville Promissory Notes to the date that is 120 days after the closing of the offering and to satisfy the $200,000 payment premium due in connection with an early redemption through the issuance of an Advance Notice (as defined in the SEPA) for shares of the Company’s Class A Common Stock, par value $0.0001 per share. The Original Debt Repayment Agreement was conditioned on the completion of the offering by June 2, 2024.

On May 22, 2024, the Company and Yorkville entered into an Amended and Restated Debt Repayment Agreement (the “Amended Debt Repayment Agreement”) with respect to the Yorkville Promissory Notes, which amends and restates the Original Debt Repayment Agreement. Under the Amended Debt Repayment Agreement, Yorkville has agreed that, upon completion of a registered offering and repayment of an aggregate $750,000 outstanding under the Yorkville Promissory Notes (the “Amended Repayment Amount”), Yorkville will not deliver to the Company any Investor Notice (as defined in the SEPA) and will not exercise its right to convert the remainder of the amount outstanding under the Yorkville Promissory Notes for a period commencing on the date of the closing of the offering and ending on the date that is 90 days thereafter (the “Stand-still Period”); provided that the Company will seek any consents necessary to allow Yorkville to issue Investor Notices or exercise its right to convert the remainder of the amount outstanding under the Yorkville Promissory Notes after a period of 60 days following the closing of the offering. Under the Amended Debt Repayment Agreement, the Company and Yorkville also agreed to extend the maturity date of the Yorkville Promissory Notes to the date that is 120 days after the closing of the offering and to satisfy the $75,000 payment premium due in connection with an early redemption through the issuance of an Advance Notice for shares of Class A Common Stock (the “Q2 Prepayment Premium”). The Amended Debt Repayment Agreement was conditioned on the completion of the offering by June 2, 2024, which condition was satisfied upon the closing of the offering on May 28, 2024 (the “May 2024 Offering”).

Pursuant to the terms of the Amended Repayment Agreement, the Company made a cash principal payment of $750,000 on May 31, 2024 (the “Repayment Date”), and issued an Advance Notice for the purchase of 60 shares of Class A Common Stock (the “Premium Advance Shares”) (representing the number of shares the Company reasonably believed would be sufficient to result in net proceeds of $75,000 as of the Repayment Date) (the “Premium Advance”). The total purchase price for the Premium Advance was $110,040, of which $75,000 was applied in satisfaction of the Payment Premium, and the remaining $35,040 was paid by Yorkville to the Company in cash (the “Cash Surplus”). The Premium Advance Shares were recorded at fair value totaling $115,800 on the Repayment Date, and the excess of fair value over the Cash Surplus was recorded to the consolidated statement of operations in line Yorkville prepayment premium expense.

On September 20, 2024, the Company entered into a Floor Price Reduction Agreement (the “Floor Price Reduction Agreement”) with Yorkville. The Company and Yorkville, pursuant to the Floor Price Adjustment Agreement, agreed to amend and restate the prior repayment agreements such that the outstanding principal under the Amended Debt Repayment Agreement was reduced to $0.7 million, with no remaining interest, the floor price, as described in the Outstanding Promissory Notes, was adjusted to $400.00, and the maturity date for the Outstanding Promissory Notes is extended by 120 days to January 17, 2025.

The Yorkville Promissory Notes have a maturity date (as modified by the Floor Price Reduction Agreement) of January 17, 2025, and accrue interest at 0% per annum, subject to an increase to 18% per annum upon events of default as defined in the agreement. As of December 31, 2025, no events of default have occurred.

F-69

Yorkville has the right to convert any portion of the outstanding principal into shares of Class A common stock at any time subsequent to the Stand-still Period through maturity. The number of shares issuable upon conversion is equal to the amount of principal to be converted (as specified by Yorkville) divided by the Conversion Price (as defined in the Standby Equity Purchase Agreement disclosure in Note 15 – Equity). Yorkville will not have the right to convert any portion of the principal to the extent that after giving effect to such conversion, Yorkville would beneficially own in excess of 9.99% of the total number of shares of Class A Common Stock outstanding after giving effect to such conversion.

Additionally, the Company, at its option, shall have the right, but not the obligation, to redeem early a portion or all amounts outstanding under the Promissory Notes at a redemption amount equal to the outstanding principal balance being repaid or redeemed, plus a 10% prepayment premium, plus all accrued and unpaid interest; provided that (i) the Company provides Yorkville with no less than ten trading days’ prior written notice thereof and (ii) on the date such notice is issued, the VWAP of the Class A Common Stock is less than the Fixed Price.

Upon the occurrence of certain triggering events, as defined in the Yorkville Promissory Notes agreement (each an “Amortization Event”), the Company may be required to make monthly repayments of amounts outstanding under the Yorkville Promissory Notes, with each monthly repayment to be in an amount equal to the sum of (x) $1,000,000, plus (y) 10% in respect of such amount, and (z) all outstanding accrued and unpaid interest as of each payment date.

During January 2024, the Company’s stock price per share fell below the then in effect Floor Price (as defined in the Standby Equity Purchase Agreement disclosure in Note 15 – Equity) of $400.00 for five trading days during a period of seven consecutive trading days (an Amortization Event under the terms of the December Yorkville Convertible Note agreement), thus triggering amortization payments under the terms of the December Yorkville Convertible Note. On January 24, 2024, Yorkville agreed to waive the Amortization Event trigger, prior to the date upon which any amortization payment would have been required. As discussed in the definitions below, the Floor Price was reset on February 14, 2024, in conjunction with the effective date of the Company’s Registration Statement, at a price of $58.80 per share of Class A Common Stock, thus curing the Amortization Event condition.

During the year ended December 31, 2024, $2,000,000 of the full outstanding principal under the December Yorkville Convertible Note, respectively, was converted into 1,377 shares of Class A Common stock of the Company. During the year ended December 31, 2024, the full principal amount of $1,000,000 under the February Yorkville Promissory Note was converted into 145 Class A Common stock of the Company. During the year ended December 31, 2024, the full outstanding principal amount of $750,000 under the March Yorkville Promissory Note was converted into 750 shares of Class A Common Stock.

On January 30, 2025 (the “Issuance Date”), in connection with and pursuant to the terms of the SEPA (refer to Note 15 – Equity for further details), Yorkville agreed to advance to the Company, in exchange for a Convertible Promissory Note (the “January 2025 Yorkville Note”), a total principal amount of $3,500,000. The Company received net proceeds of $3,140,000 after an original issue discount of $350,000, and $10,000 in debt issuance costs paid to Yorkville.

The January 2025 Yorkville Note had a maturity date of July 31, 2025, but may be extended at the option of the Company. Beginning on the 30th day from the Issuance Date, and continuing on the same day of each successive calendar month thereafter, (each, an “Installment Date”), the Company shall repay a portion of the outstanding balance of the January 2025 Yorkville Note in an amount equal to the sum of (i) $1,000,000 of principal (or the outstanding Principal if less than such amount), plus (ii) a payment premium (in an amount equal to 4% of the Principal amount being paid (the “Payment Premium”), and (iii) accrued and unpaid interest as of each Installment Date (collectively, the “Installment Amount”). The Company maintains the right to pay each Installment Amount in cash or via an Advance Notice pursuant to the SEPA or any combination thereof. The January 2025 Yorkville Note bears an interest rate of 0% for the first 90 days following the Issuance Date, and 6% thereafter (the “Interest Rate”). The Interest Rate shall increase to an annual rate of 18% upon the occurrence of an Event of Default (as defined by the January 2025 Yorkville Note). The January 2025 Yorkville Note is convertible into shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), at a conversion price of $400.00 per share (the “Conversion Price”). The Investor may elect to convert part or all of the outstanding balance of the Note at any time or from time to time after the Issuance Date. The Company may prepay the outstanding amount at any time, in whole or in part, subject to a 4% premium, provided that (i) the Company provides the Investor with at least 10 trading days’ prior written notice (each, a “Redemption Notice”) of its desire to prepay the outstanding amount (an “Optional Redemption”), and (ii) on the date the Redemption Notice is issued, the VWAP of the Class A Common Stock is less than the Conversion Price. Pursuant to the January 2025 Yorkville Note, the Company made payments totaling approximately $3,640,000, of which approximately $3,500,000 was applied against outstanding principal, and approximately $140,000 was paid to Yorkville as Payment Premiums and expensed as incurred. As of June 30, 2025, the January 2025 Yorkville Note was fully repaid.

On September 16, 2025, the Company entered into a Convertible Promissory Note (the “September 2025 Yorkville Note”) with Yorkville in principal amount of $2,000,000 (the “Original Principal Amount”) to the Company, to be used as an advance under the SEPA. The Company received $890,000 from the Investor on that same date (“Advance #1), which reflects 50% of the Original Principal Amount, less 10% discount, and certain fees owed at such time. Upon the effectiveness of the registration statement on Form S-1, originally filed with the SEC on September 12, 2025 (File No. 333-290241) and the delivery of a closing statement, the Company received the remaining 50% of the Original Principal Amount, or $1,000,000, less 10% discount of the Original Principal Amount, netted from the purchase price due and structured as a purchase discount (“Advance #2”).

F-70

The September 2025 Yorkville Note was issued on September 16, 2025 and the maturity date of the September 2025 Yorkville Note is March 16, 2026, but may be extended at the option of the Company. Beginning on the 30th day from the date of issuance, and continuing on the same day of each successive calendar month thereafter, (each, an “Installment Date”), the Company shall repay a portion of the outstanding balance of the Note in an amount equal to the sum of (i) $500,000 of principal (or the outstanding Principal if less than such amount), plus (ii) a payment premium in an amount equal to 4% of the Principal amount being paid (the “Payment Premium”), and (iii) accrued and unpaid interest hereunder as of each Installment Date (collectively, the “Installment Amount”). The Company maintains the right to pay each Installment Amount in cash or via an Advance Notice pursuant to the SEPA or any combination thereof. The September 2025 Yorkville Note bears an interest annual rate of 6%, which shall increase to 18% upon the occurrence of an Event of Default, as defined in the September 2025 Yorkville Note. The September 2025 Yorkville Note is convertible into shares of the Company’s Class A common stock, par value $0.0001 per share, at a conversion price of $50.00 per share (the “Conversion Price”). The Investor may elect to convert part or all of the outstanding balance of the September 2025 Yorkville Note at any time or from time to time after the date of issuance. The Company maintains the right to redeem all or any part of the September 2025 Yorkville Note, at any time, provided that (i) the Company provides the Investor with at least 10 trading days’ prior written notice (each, a “Redemption Notice”) of its desire to prepay the outstanding amount (an “Optional Redemption”), and (ii) on the date the Redemption Notice is issued, the VWAP of the Class A Common Stock is less than the Conversion Price.

On October 6, 2025, the Company issued an Advance Notice to Yorkville pursuant to the SEPA in which the Company requested the purchase of 5,750 shares of the Company’s Class A Common Stock at a purchase price of $61.60 for a total purchase price of $354,074 to be applied against the outstanding Yorkville Convertible Notes. Upon settlement on October 8, 2025, the Company issued 5,750 shares of Class A Common Stock to Yorkville.

On October 13, 2025, the Company issued an Advance Notice to Yorkville pursuant to the SEPA in which the Company requested the purchase of 3,250 shares of the Company’s Class A Common Stock at a purchase price of $59.00 for a total purchase price of $191,477 to be applied against the outstanding Yorkville Convertible Notes. Upon settlement on October 15, 2025, the Company issued 3,250 shares of Class A Common Stock to Yorkville.

Term and Convertible notes - related party (CP BF)

During 2021, the Company entered into a loan agreement with CP BF Lending, LLC (“CP BF”) comprised of a Term Note and a Convertible Note. The Term Note bears cash interest at a rate of 14% per annum paid monthly and accrued interest payable-in-kind (“PIK”) cumulatively at 1.5% per annum. The outstanding principal balance of the Term Note together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on February 19, 2025 (“Loan Maturity Date”). The Convertible Note accrues PIK interest cumulatively at a rate of 15.5% per annum, and is convertible into Class A Common Stock upon Qualified Financing (as defined in the agreement), upon a Change of Control (as defined in the agreement), upon Prepayment, or at Maturity at a fixed conversion price of $1,336.40 per unit. If not sooner converted or prepaid, the Convertible Note principal together with accrued and unpaid interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on the Loan Maturity Date.

For all respective periods presented, the Company was not in compliance with the Minimum Gross Profit Margin covenant in section 7.14.1 of the Loan Agreement, the Minimum ARR Growth covenant in section 7.14.2 of the Loan Agreement, and the Fixed Charge Coverage Ratio covenant in section 7.14.3 of the Loan Agreement. As a result of the Company’s noncompliance with the financial covenants, the entire principal amount and all unpaid and accrued interest will be classified as current on the Company’s consolidated balance sheets.

On October 10, 2022 the Loan Agreement was amended, where CP BF waived payment by the Company of four months of cash interest with respect to the Term Note in replacement for a Convertible Note (“First Amendment Convertible Note”) in the principal amount of $321,345, which is not considered an Additional Loan as defined above. The First Amendment Convertible Note has the same features as the Convertible Note described above.

The effective interest rate for the Term Note was 16% and interest expense totaled $851,175 for the year ended December 31, 2024, comprised of $772,550 of contractual interest and $78,625 of amortization of the discount. The effective interest rate for the CP BF Convertible Note and First Amendment Convertible Note was 16% for the year ended December 31, 2024. For the year ended December 31, 2024, interest expense on the Convertible Notes totaled $350,430 comprised of $325,818 of contractual interest and $24,612 for the amortization of the discount.

Convertible notes - related party (CP BF restructuring)

On September 5, 2024, the Company entered into a side letter to the loan agreement with CP BF whereby the Company agreed to consolidate the Term Note, CP BF Convertible Note and First Amendment Convertible Note (combined the “Old CP BF Notes”) into a single convertible note (the “2024 CP BF Convertible Note”). In accordance with FASB ASC 470, Debt, the Company treated the Old CP BF Notes as extinguished and recognized a loss on debt extinguishment of $6,529,402, determined by the sum of the fair value of the 2024 CP BF Convertible Note, plus the fair value of the additional equity consideration given as part of the side letter and share purchase agreement, as discussed below, in excess of the carrying value of the Old CP BF Notes. After consideration of the below transactions CP BF was determined to be a related party as they owned approximately 16% of the outstanding Class A Common Stock.

F-71

In conjunction with the side letter, the Company agreed to issue to CP BF, 350 shares of the Company’s Class A Common Stock. On September 23, 2024 the transaction was finalized and the Company issued the 2024 CP BF Convertible Note with a principal amount of $10,758,775. The outstanding principal balance of the 2024 CP BF Convertible Note together with accrued interest thereon, unpaid fees and expenses and any other Obligations then due, shall be paid on February 19, 2027 (“2024 Loan Maturity Date”). The 2024 CP BF Convertible Note accrues interest at a rate of 15.5% which interest shall be paid in kind monthly and is convertible at the holder’s option at any time on or following the effectiveness of the first resale registration statement covering the applicable conversion shares at a fixed conversion price per share of $778.00. Upon the occurrence, and during the continuance, of an Event of Default (as defined in the agreement), interest on the 2024 CP BF Convertible Note will bear PIK interest at a per annum rate of 20% (“2024 Default Rate.”)

The Company may voluntarily prepay the principal of the 2024 CP BF Convertible Note, in accordance with their terms, in whole or in part at any time. On the date of any such prepayment, the Company will owe to Lender: (i) all accrued interest with respect to the principal amount so prepaid through the date the prepayment is made and (ii) the Exit Fee with respect to the principal amount so prepaid, calculated as 1.0% of the outstanding principal balance of the loans, with only the portion of the principal balance so converted counted for purposes of determining the applicable Exit Fee; and provided further, that, in the event of a partial prepayment of the loans, the Exit Fee shall be calculated on the principal amount so repaid and not on the entire outstanding principal balance thereof, and (iii) all other Obligations, if any, that shall have become due and payable hereunder with respect to the principal amount so prepaid. The 2024 CP BF Convertible Note obtain features that relate to the mandatory prepayment, either partially or in whole, upon certain contingent events.

The 2024 CP BF Convertible Note has an embedded redemption put feature upon a Prepayment and Default Interest triggering events. For further discussion of this derivative see Note 7 – Fair Value Measurements.

In October 2024, CP BF exercised its optional conversion option in which it received 5,560 Class A Common Stock at the fixed conversion price per share of $778.00 in satisfaction of $216,284 of the Company’s obligations under the 2024 CP BF Convertible Note.

On September 23, 2024, the Company entered into a Securities Purchase Agreement (the “CP BF SPA”), a Registration Rights Agreement (the “CP BF RRA”), a Lock-Up Agreement (the “CP BF Lock Up”) and issued CP BF a Common Stock Purchase Warrant (the “CP BF Warrant”) and a Pre-Funded Warrant (the “CP BF Pre-Funded Warrant,” together with the CP BF SPA, CP BF RRA, CP BF Lock Up and CP BF Warrant, the “CP BF Transaction Documents”). Pursuant to the CP BF SPA, CP BF agreed to convert $2,000,000 in debt into 1,305 shares of Class A Common Stock, CP BF Warrants to purchase up to 2,828 shares of Class A Common Stock and CP BF Pre-Funded Warrants to purchase up to 1,524 shares of Class A Common Stock (all such securities and shares collectively referred to as the “CP BF Registrable Securities”). The CP BF Warrant can be exercised at an initial exercise price of $778.00 per share, subject to adjustment for a term of five years. The CP BF Pre-Funded Warrant will be exercisable at any time after the date of issuance at an exercise price of $0.0001. Neither warrant may be exercised if the holder, together with its affiliates, would beneficially own more than 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. Both warrants may be exercised via cash or cashless exercise. Pursuant to the CP BF RRA, the Company agreed to file a registration statement to register the CP BF Registrable Securities and for the registration statement to become effective on or before December 9, 2024. Under the CP BF Lock-Up, the Company’s CEO, Joseph Davy, agreed not to sell an aggregate of 11,556 shares of Class B Common Stock that he owns until such time as CP BF no longer owns any of the CP BF Registrable Securities.

On September 24, 2024, the Company entered into a securities purchase agreement with an institutional investor for the issuance and sale in a private placement with gross proceeds to the Company of approximately $4.6 million. One of the contingent redemption features in the 2024 CP BF Convertible Note relates to the Company prepaying, either partially or in whole, the obligations upon the sale of the Company’s capital stock equal to 20% of the cash proceeds in excess of $3,000,000. For the year ended December 31, 2025, the Company paid a total of $2,840,677 which satisfied outstanding principal under the 2024 CP BF Convertible Note.

The effective interest rate for the 2024 CP BF Convertible Note was approximately 15.4% for the year ended December 31, 2025 and 2024. For the year ended December 31, 2025 and 2024, interest expense on the 2024 CP BF Convertible Note totaled $1,177,033 and $368,525, respectively.

The following table presents the 2024 CP BF Convertible Note as of December 31, 2025 and 2024:

	As of December 31,
	2025	2024
Face value of the CP BF convertible notes	$8,758,775	$8,758,775
Debt premium, net	—	11,066
Carrying value of the CP BF convertible notes	8,758,775	8,769,841
Accrued interest	1,557,558	369,459
Prepayments made	(5,011,987)	(283,315)
Conversions	(381,745)	(216,284)
Total CP BF convertible notes and accrued interest	$4,922,601	$8,639,701

F-72

CP BF Letter Agreement

On October 14, 2025, the Company and CP BF executed a letter agreement dated October 10, 2025, pursuant to which they amended certain terms of the Loan Agreement and Note (as amended on October 15, 2025, the “CP BF Letter Agreement”). The CP BF Letter Agreement amended the Conversion Price, as defined, to ninety-five percent (95%) of the price of the Class A Common Stock on the trading day immediately preceding delivery of any Conversion Notice, subject to a floor price of $50.00. The CP BF Letter Agreement included an amendment that CP BF shall take commercially reasonable actions to partially convert the balance outstanding under the Note as of the CP BF Letter Agreement date (the “Balance”) into shares of the Company’s Class A Common Stock at the new conversion price. The CP BF Letter Agreement limits the amount of shares that CP BF can sell or convert to five percent (5%) of the aggregate daily trading volume however the Company has the right waive or increase such limitation at its discretion. The CP BF Letter Agreement also stipulates that between the time that the Company pays down at least $2,000,000 against the Balance until the earlier of (a) 60 days following the date of the CP BF Letter Agreement and (b) receipt of $10,000,000 in gross proceeds from the sale of Company securities, the Company will no longer be required to prepay a certain percentage of other proceeds received from securities offerings to CP BF, as stipulated in the Loan Agreement.

Pursuant to the CP BF Letter Agreement, the parties agreed to use an agreed-upon portion of other debt to partially prepay the balance outstanding under the Note as of the CP BF Letter Agreement date (the “Balance”). The Company also agreed to reserve that number of shares of Class A Common Stock equal to 120% of the number of shares of Class A Common Stock issuable upon full conversion of the Balance at the new conversion price and to register 100% of all such shares with the SEC within 60 days of the CP BF Letter Agreement. As per the CP BF Letter Agreement, subject to the receipt by CP BF of $2,000,000 and the filing of the registration statement, CP BF also agreed to waive certain events of default that may have occurred or be occurring as of the date of the CP BF Letter Agreement; CP BF also agreed that until December 31, 2025, it shall not exercise any right or remedy associated with any failure on the part of the Company to comply with certain financial covenants set forth in the Loan Agreement, as they relate to the period ending September 30, 2025.

The Company’s failure to comply with the Letter Agreement shall constitute an Event of Default under the Loan Agreement.

2025 CP BF Conversions

Between October 17, 2025 and December 31, 2025, CP BF exercised its optional conversion option multiple times and received an aggregate of 3,135 shares of Class A Common Stock at conversion prices per share ranging from $54.20 to $55.000 in satisfaction of $165,461 of the Company’s obligations under the 2024 CP BF Convertible Note.

Notes payable, carried at fair value

Agile Term Notes

On July 22, 2024, the Company entered into a subordinated business loan and security agreement (the “July Subordinated Business Loan and Security Agreement”) with Agile Lending, LLC (“Agile”) and Agile Capital Funding, LLC as the collateral agent (“Agile Funding”) and issued a subordinated secured promissory note (the “July Agile Note”) for an aggregate principal amount of $787,500 and received net proceeds of $750,000, after administrative agent fees of $37,500 paid to Agile Funding, with a maturity date of February 5, 2025. The July Agile Note bears interest at a rate of 42%.

On September 13, 2024, the Company entered into a subordinated business loan and security agreement (the “September Subordinated Business Loan and Security Agreement”) with Agile and Agile Funding and issued a subordinated secured promissory note (the “September Agile Note”) for an aggregate principal amount of $262,500 and received net proceeds of $250,000, after administrative agent fees of $12,500 paid to Agile Funding, with a maturity date of March 3, 2025. The September Agile Note bears interest at a rate of 48%.

On December 12, 2024, the Company issued a subordinated secured promissory note (the “December Agile Note”) for an aggregate principal amount of $2,400,000 and received net proceeds of $1,782,438, after administrative agent fees of $120,000 paid to Agile Funding, and net of payments to Agile of $319,500 and $178,063 in respect to early prepayment of the remaining outstanding balances of the July Agile Note and September Agile Note. The December Agile Note has a maturity date of July 10, 2025 and bears interest at a rate of 44%.

Upon the modification on December 12, 2024, the Company evaluated the debt modification guidance, determining that the modification is an extinguishment of the existing July Agile Note and September Agile Note due to the terms of the December Agile Note being substantially different from the terms of the July and September Agile Notes. As a result, the Company recorded a loss on debt extinguishment of $1,071,563.

F-73

On March 31, 2025, the Company issued a subordinated secured promissory note (the “March Agile Note”) for an aggregate principal amount of $4,000,000 and received net proceeds of $2,044,105, after administrative agent fees of $200,000 paid to Agile Funding, and net of payments to Agile of $1,755,895 in respect to early prepayment of the remaining outstanding balances of the December Agile Note. The March Agile Note has a maturity date of November 12, 2025 and bears interest at a rate of 44%.

Upon the modification on March 31, 2025, the Company evaluated the debt modification guidance, determining that the modification is an extinguishment of the existing December Agile Note due to the terms of the March Agile Note being substantially different from the terms of the December Agile Notes. As a result, the Company recorded a loss on debt extinguishment of $1,769,895.

On June 12, 2025, the Company issued a subordinated secured promissory note (the “June Agile Note”) for an aggregate principal amount of $262,500 and received net proceeds of $250,000, after administrative agent fees $12,500 paid to Agile Funding. The June Agile note has a maturity date of December 15, 2025 and bears interest at a rate of 48%.

The July Agile Note, the September Agile Note, the December Agile Note, the March Agile Note, and the June Agile Note are together referred to as the “Agile Notes.” Interest on the Agile Notes is calculated on a 360 day year based on the actual number of days lapsed, and accrues commencing on and including the effective date pursuant to the respective agreement’s weekly repayment and amortization schedule.

The collateral under the July and September Subordinated Business Loan and Security Agreements consist of all of the Company’s goods, accounts, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including intellectual property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other collateral accounts, all certificates of deposit, fixtures, letters of credit rights, securities, and all other investment property, supporting obligations, and financial assets. Upon any Changes in Business or Management, Ownership (as defined in the agreements) or upon an Event of Default (as defined in the agreements), each of the July Agile Note and or the September Agile Note then-outstanding will become accelerated and the Company shall immediately pay to Agile an amount equal to the sum of (i) all outstanding principal of the term loan plus accrued and unpaid interest thereon accrued through the prepayment date, (ii) a Prepayment Fee (as defined in the agreements), plus (iii) all other obligations that are due and payable, including, without limitation, incremental interest at the Default Rate of 5.0% (as defined in the agreements). Additionally, the Company may voluntarily prepay the July Agile Note and or the September Agile Note, in accordance with their terms, in whole or in part at any time. On the date of such prepayment of any principal amounts, the Company will owe to Agile a Prepayment Fee comprising a make-whole premium payment on account of such principal amount prepaid, which shall be equal to the aggregate and actual amount of interest (at the contract rate of interest) that would be paid through the maturity date of the respective note, as described above.

The Agile Notes include contingent redemption (put) rights which trigger mandatory prepayment and a make-whole premium upon certain events including an event of default, and defaulted contingent interest upon an event of default. For further discussion of this derivative, see Note 7 – Fair Value Measurements.

Following the issuance of the March Agile Note, the Company entered into a series of exchange and forbearance arrangements with Agile and Agile Funding, relating to the outstanding balance of the March Agile Note.

As of December 11, 2025, the remaining principal and accrued and unpaid interest under the March Agile Note was approximately $1,495,375. On December 15, 2025, the Company entered into a forbearance agreement with Agile and Agile Funding, pursuant to which Agile agreed to forbear from exercising its rights and remedies under the March Agile Note and related loan documents in connection with existing defaults. In consideration for such forbearance, the outstanding balance of the March Agile Note was increased to $2,123,432.

Upon the modification on December 15, 2025, the Company evaluated the debt modification guidance, determining that the modification is an extinguishment of the March Agile Note due to the terms of the March Agile Note after the modification being substantially different from before the modification as a result of the forbearance agreement. As a result, the Company recorded a loss on debt extinguishment of $632,837.

On December 15, 2025, the Company entered into an exchange agreement with Agile pursuant to which the Company issued 11,640 shares of its Class A common stock in exchange for a reduction of $284,000 in the outstanding balance of the March Agile Note. Following this exchange, the outstanding balance of the March Agile Note was reduced to approximately $1,839,432.

Interest expense on the Agile Notes totaled $2,727,280 and $100,095 for the year ended December 31, 2025 and 2024, respectively.

F-74

The following presents the Agile Notes for the year ended December 31, 2025:

Agile Term Notes
Balance at December 31, 2024	3,143,000
Issuance of Agile term notes	4,262,500
Loss on issuance	110,500
Loss on extinguishment	2,402,732
Repayments in cash	(8,079,300)
Conversions	(284,000)
Change in fair value	173,055
Balance at December 31, 2025	$1,728,487

Outstanding principal balance as of December 31, 2025	$1,839,433
Accrued interest as of December 31, 2025	$—

1800 Diagonal Convertible Notes

On August 16, 2024, the Company entered into a securities purchase agreement and promissory note agreement (the “August Securities Purchase Agreement”) with 1800 Diagonal Lending LLC (“Lender”) and issued a promissory note (the “August 1800 Diagonal Note”) for an aggregate principal amount of $184,000 and received net proceeds of $152,000, after an original issue discount of $24,000 and issuance costs of $8,000 for due diligence and legal fees. The August 1800 Diagonal Note has a maturity date of June 15, 2025 and bears interest at 12% per annum. The August Securities Purchase Agreement stipulates that the Company and Lender may mutually agree to enter into additional tranches of promissory notes over the 12 month period commencing on August 16, 2024, up to an aggregate total of $750,000.

On September 24, 2024, the Company issued a second promissory note (the “September 1800 Diagonal Note”) for an aggregate principal amount of $124,200 and received net proceeds of $100,000, after an original discount of $16,200 and issuance costs of $8,000 for due diligence and legal fees. The September 1800 Diagonal Note has a maturity date of July 30, 2025 and bears interest at 12% per annum. On July 23, 2025, the Company exercised its conversion option under the September 1800 Diagonal Note. On the conversion date, the September 1800 Diagonal Note had a fair value of $17,000 and converted into 352 shares of the Company’s Class A Common Stock in satisfaction of $17,388 of the Company’s obligations under the September 1800 Diagonal Note.

On December 10, 2024, the Company issued a third promissory note (the “December 1800 Diagonal Note”) for an aggregate principal amount of $124,200 and received net proceeds of $100,000, after an original discount of $16,200 and issuance costs of $8,000 for due diligence and legal fees. The December 1800 Diagonal Note has a maturity date of October 15, 2025 and bears interest at 12% per annum. On July 22, 2025, the Company exercised its conversion option under the December 1800 Diagonal Note. On the conversion date, the December 1800 Diagonal Note had a fair value of $58,000 and converted into 999 shares of the Company’s Class A Common Stock in satisfaction of $52,164 of the Company’s obligations under the December 1800 Diagonal Note.

On February 7, 2025, the Company issued a fourth promissory note (the “February 1800 Diagonal Note”) for an aggregate principal amount of $124,200 and received net proceeds of $100,000, after an original discount of $16,200 and issuance costs of $8,000 for due diligence and legal fees. The February 1800 Diagonal Note has a maturity date of December 15, 2025 and bears interest at 12% per annum. On August 11, 2025, the Company exercised its conversion option under the February 1800 Diagonal Note. On the conversion date, the February 1800 Diagonal Note had a fair value of $80,700 and converted into 1,639 shares of the Company’s Class A Common Stock in satisfaction of $69,552 of the Company’s obligations under the February 1800 Diagonal Note.

On April 17, 2025, the Company issued a fifth promissory note (the “April 1800 Diagonal Note”) for an aggregate principal amount of $230,000 and received net proceeds of $192,000, after an original discount of $30,000 and issuance costs of $8,000 for due diligence and legal fees. The April 1800 Diagonal Note has a maturity date of February 15, 2026 and bears interest at 12% per annum.

Between October 21, 2025 and October 27, 2025, the Lender exercised its conversion option multiple times under the April 1800 Diagonal Note and received an aggregate of 7,015 shares of Class A Common Stock at conversion prices per share ranging from $33.80 to $41.20 in full satisfaction of the Company’s remaining obligations under the April 1800 Diagonal Note totaling $265,100.

On May 9, 2025, the Company issued a sixth promissory note (the “May 1800 Diagonal Note”) for an aggregate principal amount of $163,300 and received net proceeds of $135,000, after an original discount of $21,300 and issuance costs of $7,000 for due diligence and legal fees. The May 1800 Diagonal Note has a maturity date of February 15, 2026 and bears interest at 12% per annum.

On July 23, 2025, the Company issued a seventh promissory note (the “July 1800 Diagonal Note”) for an aggregate principal amount of $295,550 and received net proceeds of $250,000, after an original discount of $38,550 and issuance costs of $7,000 for due diligence and legal fees. The July 1800 Diagonal Note has a maturity date of May 30, 2026 and bears interest at 12% per annum.

F-75

On September 12, 2025, the Company issued an eighth promissory note (the “September 2025 1800 Diagonal Note”) for an aggregate principal amount of $151,800 and received net proceeds of $125,000, after an original discount of $19,800 and issuance costs of $7,000 for due diligence and legal fees. The September 2025 1800 Diagonal Note has a maturity date of June 15, 2026 and bears interest at 14% per annum.

On November 4, 2025, the Company issued a ninth promissory note (the “November 1800 Diagonal Note”) for an aggregate principal amount of $238,050 and received net proceeds of $200,000, after an original discount of $31,050 and issuance costs of $7,000 for due diligence and legal fees. The November 1800 Diagonal Note has a maturity date of July 30, 2026 and bears interest at 14% per annum.

The August, September, December, February, April, May, July, September 2025 and November notes described above are together referred to as the “1800 Diagonal Notes.” Interest on the 1800 Diagonal Notes accrues commencing on and including the issuance date pursuant to the respective agreement’s repayment and amortization schedule.

Upon an event of default, as defined in the respective agreements, all or any portion of the 1800 Diagonal Notes that are then outstanding, may become convertible at the option of the Lender into fully paid and non-assessable shares of the Company’s Common Stock up to 4.99% of the Company’s outstanding shares of Common Stock. The Notes become convertible at the Lender’s option upon an event of default, at a conversion price equal to the quotient resulting from dividing the Conversion Amount, measured as the sum of (1) the principal amount of the Note or Notes being converted in such conversion, plus (2) at the Lender’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates to the respective note or notes being converted through the conversion date, plus (3) at the Lender’s option, the default interest, divided by the “Conversion Price” then in effect on the date specified in the notice of conversion (the conversion date). The Conversion Price will be measured as seventy-five percent (75%) multiplied by the market price, which means the lowest trading price for the Company’s Common Stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date.

The 1800 Diagonal Notes include optional conversion rights to the holder upon an event of default, contingent redemption (put) rights which trigger mandatory prepayment upon event of default, and defaulted contingent interest upon an event of default. For further discussion of this derivative, see Note 7 – Fair Value Measurements.

Interest expense on the 1800 Diagonal Notes totaled approximately $306,696 and $100,095 for the year ended December 31, 2025 and 2024, respectively.

The following table presents the 1800 Diagonal Notes year ended December 31, 2025:

1800 Diagonal
Balance at December 31, 2024	$432,000
Issuance of convertible notes	1,297,200
Loss on debt issuance	140,215
Repayments in cash	(615,457)
Change in fair value	(49,478)
Conversions	(457,493)
Balance at December 31, 2025	$746,987

Outstanding principal balance as of December 31, 2025	$721,938
Accrued interest as of December 31, 2025	$71,015

3i, LP Private Placement Offering

On June 27, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor, 3i, LP (the “Buyer”) for the issuance and sale in a private placement (the “Private Placement Offering”) of senior secured convertible notes of the Company, in the aggregate original principal amount of $11,000,000 (the “Private Placement Convertible Notes”) which are convertible into shares of the Company’s Class A Common Stock (the shares of Common Stock issuable pursuant to the terms of the Notes, including, without limitation, upon conversion or otherwise, collectively, the “Conversion Shares”), in accordance with the terms of the Notes.

In connection with the Offering, the Company has also entered into a letter agreement dated April 30, 2025 (the “Letter Agreement”) with Rodman & Renshaw LLC as the exclusive financial advisor (the “Financial Advisor”) pursuant to which the Company has agreed to issue financial advisor warrants to purchase up to an aggregate of 1,061 shares of Common Stock (the “Financial Advisor Warrants,” together with the Buyer Warrants, the “Private Placement Warrants”). Refer to Note 15 – Equity, for further description of the Warrants issued in the Private Placement Offering.

F-76

On June 30, 2025, the parties conducted the initial closing pursuant to the terms of the Purchase Agreement and the Company issued an initial Note (the “June 3i Note”) and an initial warrant (“June Warrant”) to acquire shares of the Company’s Class A Common Stock. The parties conducted subsequent closings on August 19, 2025 and October 8, 2025 and the Company issued additional notes and warrants (the “August 3i Note” and the “August Warrant,” and the “October 3i Note” and the “October Warrant,” respectively). The following table presents the maturity date, the original principal amount, the net proceeds received by the Company after original issue discount and issuance fees and costs, the initial conversion price per share, and the initial conversion floor price per share at the date of closing for each Note, and the number of warrants and the initial exercise price per share for each Buyer Warrant associated with the Private Placement Offering:

	Private Placement Notes						Private Placement Warrants
Closing Date	Note Issued by the Company	Maturity Date of the Note	Original Principal Amount of the Note	Net Proceeds Received by the Company	Initial Conversion Price per Share	Initial Conversion Floor Price per Share	Warrants Issued by the Company	Number of Buyer Warrants Issued by the Company	Initial Buyer Warrant Exercise Price per Share
June 30, 2025	June 3i Note	June 30, 2026	$2,200,000	$1,725,000	$50.00	$2.20	June Warrant	3,357	$50.00
August 19, 2025	August 3i Note	September 19, 2026	$2,200,000	$1,762,000	$50.00	$22.00	August Warrant	6,306	$50.00
October 8, 2025	October 3i Note	October 8, 2026	$2,500,000	$2,010,909	$50.00	$12.40	October Warrant	10,000	$50.00
Total			$6,900,000	$5,497,909				393,231

The Private Placement Notes were issued with an original issue discount of 10.0% and accrue interest at a rate of 10.0% per annum.

The net proceeds received by the Company are after the original issue discount and issuance fees and costs, financial advisory fees and estimated offering expenses. The Private Placement Notes mature twelve (12) months from the respective date of issuance, unless extended pursuant to the terms thereof. The Notes are convertible (in whole or in part) at any time prior to the Maturity Date into the number of shares of Common Stock equal to quotient of the Conversion Amount divided by (y) the Conversion Price (the “Conversion Rate”). At no time may the Buyer hold more than 4.99% (or up to 9.99% at the election of the Buyers pursuant to the Notes) of the outstanding Common Stock. The Private Placement Notes have a respective conversion price that is subject to a floor price. In certain pricing conditions set by the conversion formula in the agreement, a conversion may result in the Company delivering both shares and cash to the Buyer. The Company intends to use the net proceeds received from the Private Placement Offering for general corporate purposes and working capital.

In September 2025, as per the terms of the Notes and Warrants, the conversion price and exercise price was adjusted to $2.50. On October 10, 2025, the Company and 3i, LP entered into a consent and waiver agreement (the “Waiver”) on certain terms of the Purchase Agreement (as defined in Note 12 – Debt in the notes to the consolidated financial statements) to waive the downward adjustment prohibition in the Purchase Agreement and to provide 3i with certain Variable Rate Securities, as defined in the Purchase Agreement, solely to the extent it would otherwise be violated by the conversion price of CP BF Letter Agreement, as defined below. As such, the parties waived that the conversion price amendment of the CP BF Letter Agreement, as defined below, shall not trigger or constitute an event of default under the Purchase Agreement.

In addition, if an Event of Default (as defined in the Notes) has occurred, the Buyer may elect convert (each, an “Alternate Conversion,” and the date of such Alternate Conversion, each, an “Alternate Conversion Date”) all, or any part of, the Conversion Amount (such portion of the Conversion Amount subject to such Alternate Conversion, the “Alternate Conversion Amount”) into shares of Common Stock at a conversion rate equal to the quotient of (x) the product of (A) the Redemption Premium and (B) the Alternate Conversion Amount, divided by (y) the Alternate Conversion Price (the “Alternate Conversion Rate”). Upon the occurrence of an Event of Default, the Company is required to deliver written notice to the Buyer within one (1) business day (an “Event of Default Notice”). At any time after the earlier of (a) the Buyer’s receipt of an Event of Default Notice, and (b) the Buyer becoming aware of an Event of Default, the Buyer may require the Company to redeem all or any portion of the Notes at a 15% premium. Beginning the earlier to occur of (x) the Effective Date (as defined in the Registration Rights Agreement) of the initial Registration Statement filed pursuant to the Registration Rights Agreement and (y) August 1, 2025, and thereafter, the first Trading Day of the calendar month immediately following (each an “Installment Date”) until the Maturity Date, the Company shall repay the Buyer approximately $183,333 towards the principal balance of the Notes and any accrued and unpaid interest in cash or, provided certain conditions are satisfied, shares of Common Stock, at the Company’s option (collectively, the “Installment Amount”). In connection with a “Change of Control,” the Buyer shall have the right to require the Company to redeem part or all of the Notes outstanding in cash, at the highest calculation of the Change of Control Redemption Price, each of which is outlined in their entirety within the Notes.

The Private Placement Convertible Notes include optional conversion rights to the holder upon an event of default, contingent redemption (put) rights which trigger mandatory prepayment upon event of default, and defaulted contingent interest upon an event of default.

Due to these embedded features within the Private Placement Convertible Notes, the Company elected to account for the Private Placement Convertible Notes at fair value at their respective dates of issuance and in subsequent reporting periods, pursuant to ASC 825. The Company will record changes in the fair value of the notes that relate to changes in credit risk to other comprehensive income. The remaining changes in fair value, including the component related to accrued interest, will be recorded through the other (income) expense section of the Company’s consolidated statements of operations and comprehensive loss statement in a single line item.

F-77

3i, LP Conversions

Between August 12, 2025 and October 22, 2025, the Buyer exercised its contractual conversion options multiple times under the June 3i Note and received an aggregate of 30,823 shares of Class A Common Stock at conversion prices per share ranging from $38.20 to $51.60 in full satisfaction of the Company’s remaining obligations under the June 3i Note totaling $1,419,698.

Between September 10, 2025 and October 14, 2025, the Buyer exercised its contractual conversion option multiple times under the August 3i Note and received an aggregate of 30,883 shares of Class A Common Stock at conversion prices per share ranging from $38.20 to $48.40 in satisfaction of $1,411,667 of the Company’s obligations under the August 3i Note.

Between October 16, 2025 and December 11, 2025, the Buyer exercised its contractual conversion option multiple times under the October 3i Note and received an aggregate of 66,584 shares of Class A Common Stock at conversion prices per share ranging from $20.60 to $50.00 in satisfaction of $1,676,667 of the Company’s obligations under the October 3i Note.

Interest expense on the Private Placement Convertible Notes totaled approximately $1,193,231 for the year ending December 31, 2025.

The following table presents the Private Placement Convertible Notes as of December 31, 2025:

3i, LP Notes
Issuance of Private Placement Convertible Notes	$6,450,000
Loss on debt issuance	3,349,000
Repayments in cash	(1,291,516)
Change in fair value	(2,308,368)
Conversions	(4,343,116)
Balance as of December 31, 2025	$1,856,000

Outstanding principal balance as of December 31, 2025	$1,709,091
Accrued interest as of December 31, 2025	$170,909

Boot Capital

On December 3, 2025, the Company issued a first promissory note (the “Boot Capital Note”) for an aggregate principal amount of $115,000 and received $100,000 of proceeds, net of an original discount of $15,000, with a maturity date of August 30, 2026. The stated interest rate on the Boot Capital Note is 14% per annum, and interest shall accrue on the Boot Capital Note commencing on and including the issuance date pursuant to the agreement’s repayment and amortization schedule.

Upon an event of default, as defined in the agreement, all or any portion of the Boot Capital Note that is then outstanding, may become convertible at the option of the Lender into fully paid and non-assessable shares of the Company’s Common Stock up to 4.99% of the Company’s outstanding shares of Common Stock. The Boot Capital Note becomes convertible at the Lender’s option upon an event of default, at a conversion price equal to the quotient resulting from dividing the Conversion Amount, measured as the sum of (1) the principal amount of the note being converted in such conversion, plus (2) at the Lender’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates to the respective note being converted through the conversion date, plus (3) at the Lender’s option, the default interest, divided by the “Conversion Price” then in effect on the date specified in the notice of conversion (the conversion date). The Conversion Price will be measured as seventy-five percent (75%) multiplied by the market price, which means the lowest trading price for the Company’s Common Stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date.

The Boot Capital Note include optional conversion rights to the holder upon an event of default, contingent redemption (put) rights which trigger mandatory prepayment upon event of default, and defaulted contingent interest upon an event of default.

Due to these embedded features, the Company elected to account for the Boot Capital Note at fair value pursuant to ASC 825. For further discussion of fair value, see Note 7 – Fair Value Measurements.

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Boot Capital Convertible Notes

The following table presents the Private Placement Convertible Notes as of December 31, 2025:

Boot Capital
Balance at December 31, 2024	$—
Issuance of convertible notes	100,000
Loss on debt issuance	12,611
Repayments in cash	—
Change in fair value	3,225
Conversions	—
Balance at December 31, 2025	$115,836

Outstanding principal balance as of December 31, 2025	$115,000
Accrued interest as of December 31, 2025	$1,670

13. Warrant Liabilities

Public Warrants

The Company assumed Public Warrants in the Merger, exercisable into 1,150 shares of Common Stock of the Company, and which remained outstanding as of December 31, 2025. The Public Warrants have an exercise price of $115,000.00 per share, subject to adjustments, and will expire five years from the Merger Closing Date (in December 2028). The exercise price and number of shares of Class A Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable and the Company will not be obligated to issue a share of Class A Common Stock upon exercise of a Public Warrant unless the shares of Class A Common Stock issuable upon such Public Warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Public Warrant. The Resale Registration statement went effective on February 14, 2024 (Registration No. 333-276307) and since it was declared effective within the contractual 60-day term upon closing of the Merger, no “cashless basis” exercises were triggered during 2024.

Redemption of Public Warrants When the price per Share of Class A Common Stock Equals or Exceeds $180,000.00

Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

■	in whole and not in part;

■	at a price of $100.00 per Warrant;

■	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

■	if, and only if, the closing price per share of Class A Common Stock equals or exceeds $180,000.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “—Warrants—Public Stockholder Warrants—Anti-dilution Adjustments” in the Resale Registration Statement) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of shares of Class A Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

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The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price per share of Class A Common Stock may fall below the $180,000.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “—Warrants—Public Stockholder Warrants—Anti-dilution Adjustments” in the Resale Registration Statement as well as the $115,000.00 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

GEM Financing Arrangement

In association with the GEM Letter, see Note 12 – Debt for further details, at Closing, the GEM Warrant automatically became an obligation of the Company, and on December 15, 2023, the Company issued the GEM Warrant granting GEM the right to purchase 83 shares at an exercise price of $64,900.00 per share. GEM may exercise the GEM Warrant at any time and from time to time until December 14, 2026. The terms of the GEM Warrant provide that the exercise price of the GEM Warrant, and the number of shares of Class A Common Stock for which the GEM Warrant may be exercised, are subject to adjustment to account for increases or decreases in the number of outstanding shares of New Banzai Common Stock resulting from stock splits, reverse stock splits, consolidations, combinations and reclassifications. Additionally, the GEM Warrant contains weighted average anti-dilution provisions that provide that if the Company issues shares of Common Stock, or securities convertible into or exercisable or exchange for, shares of Common Stock at a price per share that is less than 90% of the exercise price then in effect or without consideration, then the exercise price of the GEM Warrant upon each such issuance will be adjusted to the price equal to 105% of the consideration per share paid for such Common Stock or other securities. In the event of a Change of Control, if the Surviving Corporation does not have registered class of equity securities and common shares listed on a U.S. national securities exchange, then the Holder is entitled to receive one percent of the total consideration received by the Company’s stockholders and the GEM Warrants will expire upon payment. Upon the closing of the OpenReel Merger, the exercise price of the GEM Warrants were adjusted to the price equal to 105% of the consideration per share paid which resulted in a strike price of $366.00. The effect of the change in strike price feature being triggered resulted in a change of value of approximately $15,000 which is recorded in the statement of operations line change in fair value of warrant liability.

If the per share market value of one share of Class A Common Stock is greater than the then-current exercise price, then GEM will have the option to exercise the GEM Warrant on a cashless basis and receive a number of shares of Class A Common Stock equal to (x) the number of shares of Class A Common Stock purchasable upon exercise of all of the GEM Warrant or, if only a portion of the GEM Warrant is being exercised, the portion of the GEM Warrant being exercised, less (y) the product of the then-current exercise price and the number of shares of Class A Common Stock purchasable upon exercise of all of the GEM Warrant or, if only a portion of the GEM Warrant is being exercised, the portion of the GEM Warrant being exercised, divided by the per share market value of one share of Class A Common Stock.

The GEM Warrant may not be exercised if such exercise would result in the beneficial ownership of the holder and its affiliates in excess of 9.99% of the then-issued and outstanding shares of Common Stock.

Private Placement Offering Warrants

In association with the Private Placement Convertible Notes, see Note 12 – Debt for further details, at Closing, the Company issued Private Placement Warrants. Holders of the Private Placement Warrants may exercise the Private Placement Warrants at any time and from time to time until the three years from the date of issuance for the June issuance and five years from the date of issuance for the August issuance. The terms of the Private Placement Warrants provide that the exercise price of the Private Placement Warrants, and the number of shares of Class A Common Stock for which the Private Placement Warrants may be exercised, are subject to adjustment to account for increases or decreases in the number of outstanding shares of Banzai Common Stock resulting from stock splits, reverse stock splits, consolidations, combinations, and reclassifications. Additionally, the Private Placement Warrants contain anti-dilution and change in option price or rate of conversion price (“Variable Price”) provisions that provide that if the Company issues shares of Common Stock, or securities convertible into or exercisable or exchange for, shares of Common Stock after the Private Placement Offering, at a price per share that varies or may vary with the market price of the shares of Common Stock, including by way of one or more reset(s) to a fixed price, then the Holders of Private Placement Warrants have the right, but not the obligation, at their sole discretion, to elect to substitute the Variable Price for the Exercise Price upon exercise of the Private Placement Warrants. For further discussion of the accounting treatment and fair value of the Private Placement Warrants, see Note 7 – Fair Value Measurements.

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14. Commitments and Contingencies

Leases

The Company has an operating lease for its office space. The lease agreement does not provide an implicit borrowing rate therefore the Company used a benchmark approach to derive an appropriate incremental borrowing rate to discount remaining lease payments.

Leases with an initial term of twelve months or less are not recorded on the balance sheet. There are no material residual guarantees associated with the Company’s lease nor are there significant restrictions or covenants. Certain leases include variable payments related to common area maintenance and property taxes, which are billed by the landlord, as is customary with these types of charges for office space. The Company has not entered into any lease arrangements with related parties.

The Company’s existing lease contains an escalation clause and a renewal option. The Company is not reasonably certain that the renewal option will be exercised upon expiration of the initial terms of its existing lease.

The Company entered into a sublease which it has identified as an operating lease prior to the adoption of FASB ASC 842, Leases. The Company remains the primary obligor to the head lease lessor, making rental payments directly to the lessor and separately billing the sublessee. The sublease is subordinate to the master lease, and the sublessee must comply with all applicable terms of the master lease. The Company subleased the real estate to a third-party at a monthly rental payment amount that was less than the monthly cost that it pays on the headlease with the lessor. The sublease expired at the end of September 2024.

The components of lease expense for the years ended December 31, 2025 and 2024, are as follows:

	For the Year Ended December 31,
Components of lease expense:	2025	2024
Operating lease expense	$30,000	$145,674
Sublease income	—	(117,084)
Total lease (income) expense	$30,000	$28,590

Supplemental cash flow information related to leases are as follows:

	For the Year Ended December 31,
Supplemental cash flow information:	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Non-cash lease expense (operating cash flow)	$24,011	$137,717
Change in lease liabilities (operating cash flow)	(23,280)	(237,607)
Right of use assets obtained in exchange for lease obligations:
Operating leases	$7,319	$76,269

Supplemental balance sheet information related to leases was as follows:

	As of December 31,
Operating leases:	2025	2024
Operating lease right-of-use assets	$55,871	$72,565
Operating lease liability, current	22,823	22,731
Operating lease liability, non-current	33,922	49,974
Total operating lease liabilities	$56,745	$72,705

	As of December 31,
Weighted-average remaining lease term:	2025	2024
Operating leases (in years)	1.83	2.83

Weighted-average discount rate:	2025	2024
Operating leases	9.40%	9.40%

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Future minimum lease payments under non-cancellable lease as of December 31, 2025, are as follows:

Maturities of lease liabilities:
Year Ending December 31,
2026	$33,458
2027	28,235
2028	—
2029	—
2030 and thereafter	—
Total undiscounted cash flows	61,693
Less discounting	(4,948)
Present value of lease liabilities	$56,745

Investor Relations Consulting Agreement with MZHCI, LLC

On August 26, 2024, the Company entered into an Investor Relations Consulting Agreement (the “Consulting Agreement”) with MZHCI, LLC, a MZ Group Company (“MZHCI”), pursuant to which the Company agreed to issue 2,400 restricted shares, partially in exchange for the various investor relations services outlined in the Consulting Agreement. The Company will also pay MZHCI $12,500 per month for their investor relations services with an annual 5% cost of living adjustment. This agreement becomes effective upon the execution of the Consulting Agreement and shall remain effective for a period of six (6) months, unless terminated earlier. The Consulting Agreement shall automatically renew every six (6) months thereafter unless either party delivers to the other sixty (60) days written notice of termination prior to the end of the then-current term. On September 9, 2024, the Company issued 1,200 shares to MZHCI. The shares are exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and were issued as restricted stock with an appropriate restrictive legend.

Repayment Plans

During 2024 the Company entered into various agreements (the “Settlement Agreements”) to reorganize outstanding debt from certain creditors (collectively, the “Creditors”) into shares of the Company’s Class A Common Stock (the “Shares”) (collectively, the “Debt Reorganization”). The Shares issued as part of the Debt Reorganization include Shares that are to be registered with the Securities and Exchange Commission (the “SEC”) in a registration statement on Form S-1 and Shares that are exempt from registration. The details of the various agreements are summarized below.

Repayment Agreement with Perkins Coie LLP

On September 9, 2024, the Company entered into a Repayment Agreement (the “Perkins Repayment Agreement”) where the Company agreed to issue $1,385,000 worth of shares, which the Company shall register no fewer than 46,000 shares, subject to adjustment, in a registration statement on Form S-1 within 60 days of entering into the Perkins Repayment Agreement, and will use reasonable best efforts to ensure the Registration Statement becomes effective promptly and remains effective until all shares issued under the Perkins Repayment Agreement are sold. The Company’s registration statement on Form S-1 was filed with the SEC on October 16, 2024 and became effective on November 6, 2024. As of December 31, 2024, the Company had issued 3,000 shares to Perkins to settle part of the outstanding liability balance. During the year ended December 31, 2025, the Company issued 6,500 shares to Perkins to settle the remaining outstanding liability balance.

Repayment Agreement with Cooley LLP

On September 19, 2024 the Company entered into a Repayment Agreement with Cooley LLP (“Cooley”) for previously provided legal services (the “Cooley Repayment Agreement”). Under the Cooley Repayment Agreement, the Company’s outstanding fees have been lowered from $1,523,029 to $400,000 (the “Cooley Unpaid Fee”) in exchange for 11 monthly installments of $36,300, with the first payment to be made on October 1, 2024. If payments are not made in accordance with the Repayment Agreement, Cooley retains the right to seek to collect the entire original outstanding fee balance. As such, in accordance with ASC 470-60, no gain on settlement will be recorded until all payments have been made as required and the potential obligation to pay the amounts written off are eliminated. The Company made all required payments as of June 30, 2025 and accordingly recognized a gain on settlement of approximately $1.1 million, recognized within gain on extinguishment of liabilities on the consolidated statements of operations for the year ended December 31, 2025.

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Settlement Letter with CohnReznick LLP

On September 19, 2024, the Company entered into a Settlement Letter with CohnReznick LLP (“CohnReznick”) regarding the Company’s unpaid balance totaling $817,400 for services rendered in connection with the 7GC business combination with the Company (the “Settlement Letter”). Under the Settlement Letter, the Company and CohnReznick agreed to settle the total unpaid balance due, upon CohnReznick’s receipt of $450,000 (the “Settlement Amount”), which will be paid in 15 equal monthly installments of $30,000. In consideration of the Settlement Letter, CohnReznick has agreed to not to pursue collection efforts now or at any time in the future, except as otherwise provided in the Settlement Letter. If payments are not made in accordance with the Settlement Letter, the unpaid portion of the total unpaid balance will immediately become due and payable. As such, in accordance with ASC 470-60, no gain on settlement will be recorded until all payments have been made as required and the potential obligation to pay the amounts written off are eliminated. The remaining unpaid balance of $577,400 is included in accrued expenses and other current liabilities on the consolidated balance sheets as of December 31, 2025.

Repayment Agreement with Sidley Austin LLP

On September 19, 2024, the Company entered into a Repayment Agreement with Sidley Austin LLP (“Sidley”) for previously provided legal services (the “Sidley Repayment Agreement”). Under the Sidley Repayment Agreement, the Company’s outstanding fees have been lowered from $4,815,979 to $1,605,326 (the “Sidley Unpaid Fee”). Under the Sidley Repayment Agreement, the Company agrees to 12 monthly payments that Sidley applies to the balance of the Sidley Unpaid Fee on a 2 for 1 basis, such that for every one dollar ($1.00) paid by Company, Sidley shall reduce the Sidley Unpaid Fee Amount by an additional two dollars ($2.00). If payments are not made in accordance with the Sidley Repayment Agreement, the shortfall shall accrue interest at a rate of 12% per annum, compounded daily, until such payment is made. As such, in accordance with ASC 470-60, no gain on settlement will be recorded until all payments have been made as required and the potential obligation to pay the amounts written off are eliminated. The Company made all required payments as of June 30, 2025 and accordingly recognized a gain on settlement of approximately $3.2 million, recognized within gain on extinguishment of liabilities on the consolidated statements of operations for the year ended December 31, 2025.

Repayment Agreement with Donnelley Financial LLC

On September 13, 2024, the Company entered into a Repayment Agreement with Donnelley Financial LLC (“Donnelley”) for previously provided services (the “Donnelley Repayment Agreement”). Under the Donnelley Repayment Agreement, the Company’s outstanding fees have been lowered from $1,072,148 to $357,025 (the “Donnelley Unpaid Fee”). The Donnelley Unpaid Fee will be paid in 12 monthly installments, with the first monthly payment of $45,000 due on October 1, 2024; the remaining 11 payments shall each be in the amount of $28,366. Under the Donnelly Repayment Agreement, the original outstanding fee balance shall become immediately due and payable upon the occurrence of certain events, including failure to make a payment of the Donnelly Unpaid Fee when due and failure to pay for any additional services. As such, in accordance with ASC 470-60, no gain on settlement will be recorded until all payments have been made as required and the potential obligation to pay the amounts written off are eliminated. The remaining unpaid balance of $85,098 is included in accrued expenses and other current liabilities on the consolidated balance sheets as of December 31, 2025.

Repayment Agreement with Verista Partners, Inc.

On August 26, 2024, the Company entered into a Repayment Agreement with Verista Partners, Inc. aka Winterberry Group, (“Verista” or “Winterberry”) for previously provided services (the “Verista Repayment Agreement”). Under the Verista Repayment Agreement, the Company’s outstanding fees are $196,666 (the “Verista Unpaid Fee”). The Company and Verista have agreed that the Verista Unpaid Fee will be repaid with $66,666 worth of shares of the Company, and $130,000 in 16 equal cash installment payments of $8,125, beginning on October 1, 2024, and on the first day of each month thereafter through January 1, 2026. As of December 31, 2025, the Company had issued 150 shares and made aggregate installment payments of $78,437 to Verista. The remaining unpaid balance of $45,785 is included in Accounts Payable on the consolidated balance sheets as of December 31, 2025.

Payment to Act-On

The Company previously announced its entry into an Agreement and Plan of Merger, dated January 22, 2025, with Act-On Software, Inc., a Delaware corporation (“Act-On”), and Banzai Passage Inc., a Delaware corporation and wholly owned subsidiary of Banzai. Although the Company worked diligently to complete all closing conditions of the Plan of Merger, due to current market conditions, on June 6, 2025, Act-On served Banzai with a notice of termination to terminate the Merger Agreement and any related agreements (collectively, the “Transaction Documents”). As per the Transaction Documents, within five calendar days, the Company was required to pay certain termination fees including $500,000 in liquidated damages to cover certain transaction expenses that Act-On incurred in connection with the merger contemplated by the Merger Agreement and $882,030 in additional interest and extension fees associated with one of Act-On’s outstanding debts that the Company had intended to payoff in connection with the merger contemplated by the Merger Agreement. As of December 31, 2025, the Company had paid the total amount owed of approximately $1,382,030 to Act-On.

Legal Matters

In the regular course of business affairs and operations, the Company is subject to possible loss contingencies arising from third-party litigation and federal, state, and local environmental, labor, health and safety laws and regulations. The Company assesses the probability that they may incur a liability in connection with certain of these lawsuits. The Company’s assessments are made in accordance with generally accepted accounting principles, as codified in ASC 450-20, and is not an admission of any liability on the part of the Company or any of its subsidiaries. In certain cases that are in the early stages and in light of the uncertainties surrounding them, the Company does not currently possess sufficient information to determine a range of reasonably possible liability.

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15. Equity

The Company’s capital stock consists of Class A Common Stock, Class B Common Stock, Preferred Stock and Series FE Preferred Stock. All classes of stock have a par value of $0.0001 per share. The table below sets forth information about the Company’s equity, as of December 31, 2025:

	Authorized	Issued	Outstanding
Preferred Stock	75,000,000	—	—
Series FE Preferred Stock	1	—	—
Class A Common Stock	250,000,000	515,761	515,761
Class B Common Stock	25,000,000	11,556	11,556
Total	350,000,001	527,317	527,317

Class A and B Common Stock

The Class A Common Stock and Class B Common Stock entitle their holders to one vote per share and ten votes per share, respectively, on each matter properly submitted to the stockholders entitled to vote thereon. The holders of shares of Common Stock shall be entitled to receive dividends declared by the Board of Directors (“Board”), on a pro rata basis based on the number of shares of Common Stock held by each such holder, assuming conversion of all Class B Common Stock into Class A Common Stock at a one to one conversion ratio.

Preferred Stock

The Board has the authority to issue preferred stock and to determine the rights, privileges, preferences, restrictions, and voting rights of those shares.

Series FE Preferred Stock

In connection with and as a condition to closing under the Merger Agreement during 2024, on the Closing Date, the Company issued one (1) share of series FE preferred stock (the “Series FE Preferred Stock”), to one of the OpenReel Stockholders, FE IV OR Aggregator, LLC. The Series FE Preferred Stock has a two (2) year term and from the issue date to the second anniversary of the issue date, the holder is granted the right upon a subsequent financing resulting in the issuance of new securities by the Company, to participate on a pro-rata basis in such subsequent financing up to the holder’s fully-diluted ownership percentage of the Company. Upon the two-year anniversary of the issue date of the Series FE Preferred Stock, the Series FE Preferred Stock will automatically be canceled and return to the status of authorized but unissued. The Series FE Preferred Stock does not participate in dividends of the Company, is not convertible into any other class of equity securities of the Company, has no voting rights with the Common Stock or other equity securities of the Company, and is not redeemable.

Yorkville Standby Equity Purchase Agreement (“SEPA”)

On December 14, 2023, the Company entered into the SEPA with YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”) in connection with the Merger. Pursuant to the SEPA, subject to certain conditions, the Company shall have the option, but not the obligation, to sell to Yorkville, and Yorkville shall subscribe for, an aggregate amount of up to up to $100,000,000 of the Company’s shares of Class A common stock, par value $0.0001 per share, at the Company’s request any time during the commitment period commencing on December 14, 2023 and terminating on the 36-month anniversary of the SEPA (the “SEPA Option”).

Each advance (each, an “Advance”) the Company requests under the SEPA (notice of such request, an “Advance Notice”) may be for a number of shares of Class A common stock up to the greater of (i) 10,000 shares or (ii) such amount as is equal to 100% of the average daily volume traded of the Class A common stock during the five trading days immediately prior to the date the Company requests each Advance; provided, in no event shall the number of shares of Class A common stock issued cause the aggregate shares of Class A common stock held by Yorkville and its affiliates as of any such date to exceed 9.99% of the total number of shares of Class A common stock outstanding as of the date of the Advance Notice (less any such shares held by Yorkville and its affiliates as of such date) (the “Exchange Cap”). The shares would be purchased, at the Company’s election, at a purchase price equal to either:

(i)	95% of the average daily Volume Weighted Average Price (“VWAP”) of the Class A Common Stock on the Nasdaq Stock Market (“Nasdaq”), subject to certain conditions per the SEPA (the “Option 1 Pricing Period; or

(ii)	96% of the lowest daily VWAP of the Class A Common Stock during the three trading days commencing on the Advance Notice date, subject to certain conditions per the SEPA (the “Option 2 Pricing Period”).

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Any purchase under an Advance would be subject to certain limitations, including that Yorkville shall not purchase or acquire any shares that would result in it and its affiliates beneficially owning more than 9.99% of the then outstanding voting power or number of shares of Class A common stock or any shares that, aggregated with shares issued under all other earlier Advances, would exceed 19.99% of all shares of Class A common stock and Class B common stock of the Company, par value $0.0001 per share, outstanding on the date of the SEPA, unless Company shareholder approval was obtained allowing for issuances in excess of such amount.

The SEPA Option was determined to be a freestanding financial instrument which did not meet the criteria to be accounted for as a derivative instrument or to be recognized within equity. Pursuant to ASC 815, the Company will therefore recognize the SEPA Option as an asset or liability, measured at fair value at the date of issuance, December 14, 2023, and in subsequent reporting periods, with changes in fair value recognized in earnings.

In connection with the execution of the SEPA, the Company agreed to pay a commitment fee of $500,000 to Yorkville at the earlier of (i) March 14, 2024 or (ii) the termination of the SEPA, which will be payable, at the option of the Company, in cash or shares of Class A common stock through an Advance (the “Deferred Fee”). In March 2024 the Company issued 71 Class A common stock as payment for the Deferred Fee.

Pursuant to the terms of the SEPA, at any time that there is a balance outstanding under the Yorkville Promissory Notes or Yorkville Note, Yorkville has the right to receive shares to pay down the principal balance, and may select the timing and delivery of such shares (via an “Investor Notice”), in an amount up to the outstanding principal balance on the Yorkville Promissory Notes at a purchase price equal to the lower of (i) $5,000 per share of Class A common stock (the “Fixed Price”), or (ii) 90% of the lowest daily Volume Weighted Average Price (“VWAP”) of the Class A common stock on Nasdaq during the 10 consecutive Trading Days immediately preceding the Investor Notice date or other date of determination (the “Variable Price”). The Variable Price shall not be lower than $20,000.00 per share (the “Floor Price”). The Floor Price shall be adjusted (downwards only) to equal 20% of the average VWAP for the five trading days immediately prior to the date of effectiveness of the initial Registration Statement. Notwithstanding the foregoing, the Company may reduce the Floor Price to any amount via written notice to Yorkville, provided that such amount is no more than 75% of the closing price on the Trading Day immediately prior to the time of such reduction and no greater than $20,000.00 per share of Class A common stock (the “Conversion Price”). At any time that there is a balance outstanding under the Yorkville Promissory Notes, the Company is not permitted to issue Advance Notices under the SEPA unless an Amortization Event has occurred under the terms of the Yorkville Promissory Notes agreement.

During the year ended December 31, 2025, the Company issued Advance Notices to Yorkville pursuant to the SEPA requesting the purchase of shares of the Company’s Class A common stock. The Company elected to issue Advance Notices subject to both the Option 1 Pricing Period (the “Option 1 Advances”) and the Option 2 Pricing Period (the “Option 2 Advances”).

During the year ended December 31, 2025 the Company requested the purchase of a total of 63,301 shares of the Company’s Class A common stock in connection with the Option 1 Advances, which Yorkville purchased for a total purchase price of approximately $6,473,887. The Company recognized a loss of approximately $340,850 on the sales, which represents the difference between the fair value of the shares issued and the proceeds received from the sales.

During the year ended December 31, 2025 the Company requested the purchase of a total of 80,800 shares of the Company’s Class A common stock in connection the Option 2 Advances. The issuance of the Advance Notices subject to the Option 2 Pricing Period represents the creation of forward share sales contracts, which were determined to meet the definition of a derivative pursuant to ASC 815. As such, upon issuance of the Advance Notices for the Option 2 Advances, the Company recognized derivative liabilities totaling approximately $467,656 in the aggregate, the fair values of which represented the intrinsic value of the requested number of shares of Class A common stock on the Advance Notice dates. The Company recognized a loss of approximately $467,656 during the year ended December 31, 2025 representing the change in fair value of the derivative liabilities during the period from the Advance Notice dates and the settlement dates of the Option 2 Advances. Upon settlement of the Option 2 Advances, the Company sold an aggregate of 80,800 shares of the Company’s Class A common stock to Yorkville for total proceeds of approximately $11,222,588.

Additionally, during the year ended December 31, 2025, the Company settled one Advance Notice subject to the Option 2 Pricing Period issued on December 30, 2024, and accordingly sold 1,525 of the Company’s Class A common stock to Yorkville for proceeds of approximately $48,000.

Shares Issued under ATM Agreement

On August 27, 2025, the Company entered into an At The Market Offering Agreement (the “ATM Agreement”) with H.C. Wainwright & Co., LLC, as sales agent (“Wainwright”), to sell its shares of Class A Common Stock, par value $0.0001 per share, from time to time, in an “at the market offering” program through Wainwright, with certain limitations on the amount of Class A Common Stock that may be offered and sold thereunder. The sales of the Shares made under the ATM Agreement (“the ATM Shares”) will be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, including sales made directly on or through the Nasdaq Capital Market or on any other existing trading market for the Company’s Class A Common Stock, directly to Wainwright as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law.

F-85

Offers and sales of the ATM shares by the Company will be made through a prospectus supplement, dated August 27, 2025 and an accompanying base prospectus, dated August 8, 2025 (the “ATM Prospectus Supplement”), which ATM Prospectus Supplement forms a part of the Company’s shelf registration statement on Form S-3 (File 333-288908), as amended, initially filed with the SEC on July 23, 2025 (the “Registration Statement”) and declared effective by the SEC on August 8, 2025. The aggregate market value of the shares of Class A Common Stock eligible for sale under the ATM Prospectus Supplement is approximately $8.2 million as of December 5, 2025, which is based on the limitations of General Instruction I.B.6 of Form S-3.

Pursuant to the ATM Agreement, the Company will set the parameters for the sale of the ATM Shares, including the number of ATM Shares to be issued, the time period during which sales are requested to be made, limitation on the number of ATM Shares that may be sold in any one trading day and any minimum price below which sales may not be made. Upon delivery of a placement notice and subject to the terms and conditions of the ATM Agreement, the Manager will use its commercially reasonable efforts, consistent with its normal trading and sales practices, applicable state and federal law, rules and regulations, and the rules of Nasdaq, to sell the ATM Shares from time to time based upon the Company’s instructions. The Company has no obligation to sell any the ATM Shares under the ATM Agreement and may at any time suspend solicitation and offers under the ATM Agreement. The Manager is not obligated to purchase any ATM Shares on a principal basis pursuant to the ATM Agreement.

The ATM Agreement provides that the Company will pay the Manager commissions for its services for acting as agent in the sale of the ATM Shares. The Manager will be entitled to compensation at a fixed commission rate equal to up to 3.0% of the gross proceeds from the sale of the ATM Shares. The Company has agreed to provide the Manager and certain affiliates of the Manager with customary indemnification and contribution rights, including for liabilities under the Securities Act. Pursuant to the ATM Agreement terms, the Company has agreed to reimburse Wainwright for the reasonable fees and expenses of its legal counsel not to exceed $100,000 (excluding any periodic due diligence fees) incurred in connection with entering into the transactions contemplated by the ATM Agreement and has agreed to reimburse Wainwright up to a maximum of $5,000 per Representation Date (as defined in the ATM Agreement) in connection with a new Registration Statement or the filing of the Company’s Annual Report on Form 10-K and $2,500 in connection with each other Representation Date, plus any incidental expense incurred by the Manager in connection therewith.

The ATM Agreement contains customary representations and warranties and conditions regarding the placements of the Shares pursuant thereto, obligations to sell Shares under the ATM Agreement are subject to satisfaction of certain conditions, including the effectiveness of the Registration Statement.

The ATM and the ATM Prospectus Supplement will terminate upon the earlier of (i) the sale of the Maximum Amount (as defined in the ATM Agreement) of Shares pursuant to the ATM Agreement, or (b) the termination of the ATM Agreement by us or the Manager as permitted therein.

In May 2025, the Company entered into a private placement agreement with certain investors to sell 1,595 shares of Class A common stock at $138.00 per share and 1,618 prefunded warrants (the “May 2025 Prefunded Warrants”) at $68.00 per warrant. The May 2025 Prefunded Warrants were immediately exercised, resulting in the issuance of 1,618 shares of Class A common stock. The Company collected in aggregate $330,000 of gross proceeds from this private placement.

During the year ended December 31, 2025, the Company issued 90,820 shares under the ATM Agreement for net proceeds of approximately $3,429,257.

Shares Issued to Hudson

On January 3, 2025, the Company issued 750 restricted shares of its Common Stock, with a determined fair value of $232,500, partially in exchange for the business advisory services outlined in the consulting agreement with Hudson Global Ventures, LLC, a Nevada limited liability company (“Hudson”). On April 25, 2025, July 1, 2025 and September 3, 2025, the Company issued 2,000, 1,180, and 2,600, respectively, restricted shares of its Class A Common Stock to Hudson, in exchange for certain business advisory services as outlined in a consulting agreement with Hudson, executed on April 1, 2025.

Shares Issued to Verista

On August 26, 2024, the Company issued 150 shares of its Common Stock, with a determined fair value of $49,800, in partial settlement of amounts owing to Verista. Refer to Note 14 – Commitments and Contingencies for further detail.

Shares Issued for RSU

During the year ended December 31, 2025, 10,048 RSUs vested into shares of Class A Common Stock of the Company.

F-86

Shares Issued for Vidello Acquisition

As disclosed above, on January 31, 2025, the Company closed a previously announced merger with Vidello. As part of the consideration paid to the Vidello Shareholders, the Company issued 4,491 shares of Class A Common Stock, with a determined fair value of $1,661,677. Refer to Note 4 – Acquisitions for further detail.

Shares Issued for pre-funded warrant exercise

On January 7, 2025, the Company issued 1 share of Class A Common Stock to CP BF, resulting from the exercise by CP BF of exercise of one (1) pre-funded warrant under the CP BF Pre-Funded Warrant. See Note 13 – Warrant Liabilities.

On April 21, 2025, the Company issued 5,244 shares of Class A Common Stock to Alco, resulting from the exercise by Alco of pre-funded warrants purchased during September 2024.

On November 26, 2025, the Company issued 58,832 shares of Class A Common Stock to FE IV Aggregator, resulting from the exercise by FE IV Aggregator of Pre-Funded Warrants held by FE Aggregator as part of the OpenReel Merger Consideration.

Shares Issued for private placement

In May 2025, the Company entered into a private placement agreement with certain investors to sell 1,594 shares of Class A common stock at $138.00 per share and 1,618 prefunded warrants (the “May 2025 Prefunded Warrants”) at $68.00 per warrant. The May 2025 Prefunded Warrants were immediately exercised, resulting in the issuance of 1,618 shares of Class A common stock. The Company collected in aggregate $330,000 of gross proceeds from this private placement.

16. Stock-Based Compensation

During 2023, the Company adopted the 2023 Employee Stock Purchase Plan (the “ESPP”). The ESPP permits eligible employees of the Company and certain designated companies as determined by the Board, to purchase shares of the Company’s Common Stock. The aggregate number of shares of common stock that may be purchased pursuant to the Purchase Plan automatically increases on January 1 of each year ending on January 1, 2033, in an amount equal to the lesser of one percent (1%) of the total number of shares of the fully diluted common stock (as defined in the ESPP) determined as of December 31 of the preceding year, or a number of shares of common stock equal to two hundred percent (200%) of the initial share reserve of 1,144.

During 2023, the Company adopted the 2023 Equity Incentive Plan (the “EIP”). The EIP permits the granting of incentive stock options, nonstatutory stock options, SARs, restricted stock awards, RSU awards, performance awards, and other awards. to employees, directors, and consultants. The aggregate number of shares of common stock that may be issued under the EIP automatically increases on January 1 of each year ending on January 1, 2033, in an amount equal to 5% of the total number of shares of the fully diluted common stock determined as of December 31 of the preceding year.

The Company accounts for stock-based payments pursuant to FASB ASC 718, Stock Compensation and, accordingly, the Company records compensation expense for stock-based awards based upon an assessment of the grant date fair value for options using the Black-Scholes option pricing model. The Company has concluded that its historical share option exercise experience does not provide a reasonable basis upon which to estimate expected term. Therefore, the expected term was determined according to the simplified method, which is the average of the vesting tranche dates and the contractual term. Due to the lack of company specific historical and implied volatility data, the estimate of expected volatility is primarily based on the historical volatility of a group of similar companies that are publicly traded. For these analyses, companies with comparable characteristics were selected, including enterprise value and position within the industry, and with historical share price information sufficient to meet the expected life of the share-based awards. The Company computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent periods of the calculated expected term of its share-based awards. The risk-free interest rate is determined by reference to the U.S. Treasury zero-coupon issues with remaining maturities similar to the expected term of the options. Expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

F-87

The following table summarizes assumptions used to compute the fair value of options granted:

Year Ended December 31,
	2025	2024
Stock price	N/A	$2,920.00 - 6,100.00
Exercise price	N/A	$2,920.00 - 50,000.00
Expected volatility	N/A	61.00 - 62.12%
Expected term (in years)	N/A	5.61 - 6.08
Risk-free interest rate	N/A	4.20 - 4.45%

A summary of stock option activity under the Plan is as follows:

	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Intrinsic Value
Outstanding at December 31, 2024	129	$32,366.00	8.52	$—
Granted	503	4,209.00	—	—
Expired	(2)	49,593.20	—	—
Forfeited	(3)	34,009.40	—	—
Outstanding at December 31, 2025	627	$6,874.80	8.64	—
Exercisable at December 31, 2025	196	$12,206.99	8.15	$—

In connection with issuances under the Plan, the Company recorded stock-based compensation expense related to stock options of $107,683 and $130,997, which is included in general and administrative expense for the years ended December 31, 2025 and 2024, respectively. The weighted-average grant-date fair value per option granted during the years ended December 31, 2025 and 2024 was $12 and $85, respectively. As of December 31, 2025 and 2024, $261,467 and $212,936 of unrecognized compensation expense related to non-vested awards is expected to be recognized over the weighted average period of 8.87 and 9.25 years, respectively. The aggregate intrinsic value is calculated as the difference between the fair value of the Company’s stock price and the exercise price of the options.

RSUs

During the year ended December 31, 2024, the Company began issuing RSUs to employees and to non-employee directors. Each RSU entitles the recipient to one share of Class A Common Stock upon vesting. The Company measures the fair value of RSUs using the stock price on the date of grant. Stock-based compensation expense for employee-granted RSUs is recorded ratably over their vesting period of (a) four years - 25% of the RSUs will vest on each anniversary, or (b) one year - 25% will vest quarterly, or (c) one year – 100% will vest on the first anniversary of the vesting commencement date until the RSU is fully vested. Stock-based compensation expense for non-employee director-granted RSUs is recorded ratably over their vesting period which is the earlier to occur of the one (1) year anniversary of the respective grant date, or the next annual meeting of stockholders following the respective grant date.

A summary of the activity with respect to, and status of, RSUs during the year ended December 31, 2025 is presented below:

	Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2024	1,704	$348.00
Granted	29,777	140.60
Vested	(10,048)	238.20
Forfeited	(738)	169.80
Outstanding at December 31, 2025	20,695	$149.00

For the year ended December 31, 2025 and December 31, 2024, the Company recorded total stock-based compensation expense related to RSUs of $2,466,707 and $1,034,683, respectively, which is included in general and administrative expense. As of December 31, 2025 and 2024, unrecognized compensation cost related to the grant of RSUs was $2,342,212 and $158,032, respectively. Unvested outstanding RSUs as of December 31, 2025 and 2024 had a weighted average remaining vesting period of 2.25 and 1.2 years, respectively.

F-88

CEO Award

In November 2025, the Board granted an equity award to the Company’s CEO (“CEO Award”) that includes a market condition based on specified market capitalization thresholds ranging from $15.0 million to $30.0 million, which result in stock grants ranging from $250 thousand to $750 thousand, up to $2.0 million in the aggregate. The CEO Award is equity-classified and the grant-date fair value was estimated using a Monte Carlo simulation model, using historical volatility as a key input. The Company recognized $104,841 of stock-based compensation expense related to this award for the year ended December 31, 2025.

17. Income Taxes

Components of net loss before income taxes are as follows:

	Year Ended December 31,
Components of net loss before income taxes:	2025	2024
United States	$(22,673,927)	$(31,513,389)
Foreign	242,469	—

A reconciliation of the provision for income taxes to the amount computed by applying the 21% statutory U.S. federal income tax rate to income before income taxes after the adoption of ASU 2023-09 for the year ended December 31, 2025 is as follows:

	Amount	% of Pretax Income
US Federal Statutory Tax Rate	$(4,710,559)	21.00%
State and Local Income Taxes, Net of Federal Income Tax Effect	—	0.00%
Foreign Tax Effects
United Kingdom
Statutory tax rate difference between United Kingdom and United States	9,699	-0.04%
Effect of Changes in Tax Laws or Rate Enacted in the Current Period
Effect of Cross-Border Tax Laws	18,900	-0.09%
Tax Credits
R&D Credits	(15,243)	0.07%
Change in valuation allowance	3,149,702	-14.04%
Nontaxable or Nondeductible Items:
Change in Fair Value Estimates	(602,735)	2.76%
Loss on Conversion – 163(l)	1,528,553	-6.81%
Stock Compensation Adjustments	293,474	-1.34%
Other	388,826	-1.79%
Effective tax rate	$60,617	-0.28%

A reconciliation of the statutory U.S. federal income tax rate to the Company’s effective tax rate for the period ended December 31, 2024 consists of the following:

Statutory federal income tax benefit	$(6,617,812)	21.0%
State taxes, net of federal tax benefit	(463,682)	1.5%
Change in valuation allowance	2,968,883	-9.4%
Change in state tax rate	16,101	-0.1%
Change in fair value estimates	(107,489)	0.3%
Non-deductible interest – IRC 163(l)	516,624	-1.6%
Non-deductible transaction/restructuring costs	—	0.0%
Loss on debt conversion and extinguishment	2,935,747	-9.3%
Nondeductible warrant issuance expense	—	0.0%
Impairment of goodwill	612,511	-1.9%
Other non-deductible expenses	139,117	-0.5%
Effective tax rate	$—	-0.1%

F-89

The components of income tax provision (benefit) are as follows:

	Year Ended December 31,
	2025	2024
Current:
Federal	$—	$—
State	—	—
Foreign	214,398	—
Total current	214,398	—
Deferred:
Federal	—	—
State	—	—
Foreign	(153,781)	—
Total deferred	(153,781)	—
Total	$60,617	$—

The amounts of cash income taxes paid (received) by the Company for the year ended December 31, 2025 were as follows:

Federal	$—
State and local	—
Foreign	—
Income taxes, net of amounts refunded	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The temporary differences that give rise to deferred tax assets and liabilities are as follows:

	As of December 31,
	2025	2024
Deferred tax assets (liabilities):
Net operating loss carryforwards	$15,736,074	$12,347,734
Contribution carryforwards	8,803	23,718
Tax credits	175,785	91,889
Stock-based compensation	284,981	157,165
Accrual to cash adjustment	—	—
Startup costs and other intangibles	1,618,932	1,700,257
Acquired intangibles	(1,953,499)	(870,569)
Lease liabilities	13,030	16,339
Right-of-use assets	(12,830)	(16,308)
Accrued expenses	664,106	651,519
Capitalized R&D costs (Sec. 174)	1,959,520	1,930,337
Other	66,496	8,182
	18,561,398	16,040,263
Valuation allowance	(19,679,073)	(16,040,263)
Deferred tax assets (liabilities), net of allowance	$(1,170,469)	$—

As of December 31, 2025, the Company had federal and state net operating loss carryforwards of approximately $65,375,600 and $35,660,700, respectively. As of December 31, 2025 the company has no foreign net operating loss carryforwards. As of December 31, 2024, the Company had federal and state net operating loss carryforwards of approximately $50,966,400 and $28,244,800, respectively. Federal losses of $180,000 begin to expire in 2036 and $65,195,600 of the federal losses carryforward indefinitely. State losses of $22,175,100 begin to expire in 2031 and $13,485,600 of the state losses carryforward indefinitely. Utilization of the net operating loss carryforwards may be subject to an annual limitation according to Section 382 of the Internal Revenue Code of 1986 as amended, and similar provisions.

The Company has determined, based upon available evidence, that it is more likely than not that all of the U.S. net deferred tax assets will not be realized and, accordingly, has provided a full valuation allowance against its U.S. net deferred tax asset. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, net operating loss carryback potential, and tax planning strategies in making these assessments. During the period, the Company acquired its UK subsidiary, which generated intangible assets for U.S. GAAP, for which the Company has no tax basis in. Additionally, the UK company has historically generated taxable income, and has no positive evidence that would warrant a valuation allowance. As such, the Company has recorded a deferred tax liability for its UK subsidiary. Also, none of the GAAP basis of Goodwill recorded in relation to the Vidello, Ltd. acquisition is deductible for tax purposes.

F-90

On July 4, 2025, the U.S. government enacted the One Big Beautiful Bill Act (OBBBA), which includes several changes to U.S. federal income tax law, including temporary and permanent extension, of expiring provisions of the Tax Cuts and Jobs Act of 2017. Significant provisions for corporate taxpayers include permanent 100% bonus depreciation for qualified property, immediate expensing of domestic R&D expenditures, and changes to the limitation on business interest expense deductions under Section 163(j). None of these provisions have a material impact on the Company’s 2025 income tax provision.

The Company has determined that it had no material uncertain tax benefits for the year ended December 31, 2025, and 2024. The Company recognizes interest accrued related to unrecognized tax benefits and penalties in interest expense and penalties in operating expense. No amounts were accrued for the payment of interest and penalties at December 31, 2025, and 2024.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which they operate. In the normal course of business, the Company is subject to examination by federal, state, and foreign jurisdictions where applicable based on the statute of limitations that apply in each jurisdiction. As of December 31, 2025, the 2018 and subsequent tax years related to all US jurisdictions remain open.

The Company has no open tax audits with any taxing authority as of December 31, 2025.

18. Segment Reporting

The Company has three reportable operating segments, Banzai Operating Co, Inc., OpenReel, and Vidello. The Company’s segments deliver SaaS tools that leverage data, analytics, and AI to provide marketing and sales solutions, including video production and editing, for businesses of all sizes.

Our Chief Executive Officer, who serves as the Company’s chief operating decision maker (“CODM”), primarily uses segment revenue, gross profit, and adjusted EBITDA to allocate resources and assess performance. Segment revenue and gross profit are determined on the same basis as consolidated revenue and consolidated gross profit as shown in the Company’s consolidated statements of operations. Segment adjusted EBITDA is defined as revenue less the following expenses associated with each segment: cost of revenue, people, marketing and advertising, technology, and other segment expenses. Segment adjusted EBITDA excludes certain non-cash items or items that management does not consider reflective of ongoing core operations. Currently, the CODM does not review assets in evaluating the results of the operating segments, and therefore, such information is not presented.

The table below presents information about segments for the year ended December 31, 2025:

Year ended December 31, 2025
	Banzai Operating	OpenReel	Vidello	Total Consolidated
Revenue	$4,426,868	$5,473,389	$2,261,162	$12,161,419
Cost of revenue	1,476,701	310,362	401,520	2,188,583
Gross profit	2,950,167	5,163,027	1,859,642	9,972,836

Expenses
People	6,254,527	4,545,813	393,025	11,193,365
Marketing and advertising	2,160,168	155,237	558,059	2,873,464
Technology	926,334	272,926	83,839	1,283,099
Other segment expenses[1]	2,223,686	535,823	198,407	2,957,915
Total expenses	11,564,715	5,509,799	1,233,330	18,307,843
Segment Adjusted EBITDA	(8,614,548)	(346,772)	626,312	(8,335,007)
Transaction, PubCo. Expenses and Stock-based compensation	8,819,671	71,320	88,511	8,979,501
Adjusted EBITDA	$(17,434,219)	$(418,092)	$537,801	$(17,314,508)

[1]	Other segment expenses for each reportable segment includes provision for credit losses, foreign currency exchange rate changes, travel and entertainment expenses, professional expenses other than those included in transaction and PubCo expenses, insurance expenses, and expenses related to licenses.

F-91

The table below presents information about segments for the year ended December 31, 2024:

Year ended December 31, 2024
	Banzai Operating	OpenReel	Vidello[1]	Total Consolidated
Revenue	$4,305,429	$222,450	$—	$4,527,879
Cost of revenue	1,407,564	14,978	—	1,422,542
Gross profit	2,897,865	207,472	—	3,105,337

Expenses
People	6,209,488	17,642	—	6,227,130
Marketing and advertising	1,587,085	5,020	—	1,592,105
Technology	861,775	112,429	—	974,204
Other segment expenses[2]	811,519	6,856	—	818,375
Total expenses	9,469,867	141,947	—	9,611,814
Segment Adjusted EBITDA	(6,572,002)	65,525	—	(6,506,477)
Transaction, PubCo. Expenses and Stock-based compensation	6,912,309	—	—	6,912,309
Adjusted EBITDA	$(13,484,311)	$65,525	$—	$(13,418,786)

[1]	The Vidello acquisition occurred on January 31, 2025 (refer to Note 4 – Acquisitions and therefore is presented at $0 for comparative purposes.

[2]	Other segment expenses for each reportable segment includes travel and entertainment expenses, professional expenses other than those included in transaction and PubCo expenses, the SEPA commitment fee expense and deferred fee expense, the GEM warrant expense, and the GEM commitment fee expense.

A reconciliation between EBITDA by reportable segment to consolidated net loss before income taxes for the years ended December 31, 2025, and 2024 is as follows:

	December 31, 2025	December 31, 2024
EBITDA by segment
Banzai Operating Co.	$(17,434,219)	$(13,484,311)
OpenReel	(418,092)	65,525
Vidello	537,801	—
Total	(17,314,510)	(13,418,786)

Reconciliation to loss before income taxes:
Interest income	(2,955)	(10)
Interest expense	-	-
Interest expense – related party	1,156,984	3,047,101
Depreciation and amortization expense	1,150,471	24,179
Loss on conversion of liabilities	-	11,338,284
Gain on extinguishment of liabilities, net	(2,085,895)	390,801
Gain on release of Vidello revenue holdback	(973,000)	-
Vidello earnout expense	485,720	-
Failed acquisition costs	1,382,002	-
Loss on Yorkville SEPA advances	974,079	-
GEM settlement fee expense	-	200,000
Yorkville prepayment premium expense	-	80,760
Loss on debt issuance	5,580,835	653,208
Changes in fair value of financial instruments	(3,052,229)	(478,288)
Goodwill impairment	-	2,725,460
Other	(726,572)	113,108
Loss before income taxes	$(21,203,950)	$(31,513,389)

F-92

Disaggregation of Revenue

The following table presents the Company’s percentage of revenue generated by SaaS product for the years ended December 31, 2025 and 2024:

	Year Ended December 31,
Revenue %	2025	2024
Reach	2.2%	3.8%
Demio	34.2%	91.0%
OpenReel [1]	45.0%	5.2%
Vidello [2]	18.6%	—%
Total	100.0%	100.0%

For disaggregation of revenue by geographic area, refer to Note 6 – Revenue.

19. Subsequent Events

Exchange Agreements

Subsequent to December 31, 2025, on January 27, 2026, February 9, 2026, February 25, 2026, and March 30, 2026, the Company entered into exchange agreements with Agile pursuant to which the Company issued an aggregate of approximately 29,306 shares of its Class A Common Stock in exchange for aggregate reductions of approximately $660,000 in the outstanding balance of the March Agile Note. Following these exchanges, the outstanding balance of the March Agile Note was reduced to approximately $1.3 million.

Vesting of Employee Awards

On March 31, 2026, approximately 34,200 RSUs granted to employees vested into shares of Class A Common Stock. In addition, the Company will issue 18,845 shares of Class B Common Stock to the Company’s CEO, of which, approximately 12,563 shares relate to a tranche of the CEO Award vesting upon achieving a market capitalization threshold, and the remaining 6,282 shares relate to the CEO’s 2025 bonus payment. See Note 16, Stock-Based Compensation.

Yorkville Advanced Notice Settlements and Conversions

Between January 1, 2026 and March 31, 2026, the Company issued Advance Notices to Yorkville pursuant to the SEPA in which the Company requested the purchase of approximately 31,750 shares of the Company’s Class A Common Stock at an aggregate gross value of approximately $700 thousand, and net proceeds of approximately $670 thousand were applied against the outstanding Yorkville Convertible Notes.

Private Placement Offering (3i, LP)

On February 13, 2026, the parties held an additional closing pursuant to the terms of the Purchase Agreement (the “February Closing”). The Company issued an additional note in the original principal amount of $2,333,333, with an initial conversion price equal to $22.20 per share and issuance date of February 13, 2026 (the “February 3i Note,” together with the August Note, the October Note, and the Initial Note, are collectively referred to herein as the “Notes”), and additional warrants to purchase up to 21,021 shares of Common Stock, at an initial exercise price equal to $50.00 per share (the “February Warrants,” together with the August Warrant, the October Warrants, August Warrants and the Initial Buyer Warrants, are collectively referred to herein as the “Buyer Warrants”), in the February Closing. The February Note matures on February 13, 2027. Other than the maturity date of the February Note and February Warrants, respectively, the February Note and February Warrants have the same terms as those issued on the August Closing, the October Closing and the Initial Closing Date. Upon the issuance of the February Note, the Company received proceeds of approximately $1.6 million, net of original issue discount and issuance fees and costs.

The February Note was issued with an original issue discount of 10.0% (the “OID”), as were the other Notes issued on the August Closing, the October Closing and the Initial Closing Date and accrue interest at a rate of 10.0% per annum. The Notes mature 12 months from the date of issuance (the “Maturity Date”), unless extended pursuant to the terms thereof. The Notes are convertible (in whole or in part) at any time prior to the Maturity Date into the number of shares of Common Stock equal to quotient of the Conversion Amount divided by (y) the Conversion Price (the “Conversion Rate”). At no time may the Buyer hold more than 4.99% (or up to 9.99% at the election of the Buyers pursuant to the Notes) of the outstanding Common Stock. The conversion price of the October Note is subject to a floor price of $5.08.

F-93

1800 Diagonal Issuance

On January 12, 2026 and March 17, 2026, the Company issued the eleventh and twelfth promissory notes (the “January 1800 Diagonal Note and “March 1800 Diagonal Note,” respectively) for an aggregate principal amount of approximately $296 thousand and $180 thousand, respectively, and received net proceeds of approximately $250 thousand and $157 thousand, respectively, after discount and transaction fees. The notes have maturity dates of October 15, 2026 and December 15, 2026, respectively and bear interest at 14% per annum.

Common Stock Issuances

3i, LP Conversions

Between January 1, 2026 and March 31, 2026, the Buyer exercised its contractual conversion option multiple times under the August 3i Note, the October 3i Note, and the February 3i Note and received an aggregate of approximately 144 thousand shares of Class A Common Stock at conversion prices per share ranging from $16.60 to $22.00 in satisfaction of approximately $2.7 million of the Company’s obligations under the respective Notes.

1800 Diagonal Conversions

Between January 1, 2026 and March 31, 2026, the Lender exercised its contractual conversion option multiple times under the July 1800 Diagonal Note and September 1800 Diagonal Note and received an aggregate of approximately 24 thousand shares of Class A Common Stock at conversion prices ranging from $16.50 to $18.60 in satisfaction of approximately $392 thousand of the Company’s obligations under the respective Notes.

At the Market Offering

Subsequent to December 31, 2025, the Company issued approximately 107 thousand shares under the ATM Agreement for net proceeds of approximately $2.7 million. The aggregate market value of the shares of Class A Common Stock eligible for sale under the ATM Prospectus Supplement is approximately $1.5 million as of March 31, 2026, which is based on the limitations of General Instruction I.B.6 of Form S-3.

Transaction Announcement

On March 23, 2026, the Company announced that it reached an agreement on terms to acquire assets of ConnectAndSell, Inc. (“ConnectAndSell”), an AI-powered sales enablement platform serving B2B organizations across financial services, healthcare, technology, and other industries. The acquisition is expected to increase Banzai’s annual revenue by approximately $15 million. The two companies have executed a non-binding letter of intent, and the final transaction is expected to close in early second quarter 2026, subject to execution of a definitive agreement and closing conditions.

F-94

CONNECTANDSELL, INC.

UNAUDITED CONDENSED FINANCIAL STATEMENTS

AS MARCH 31, 2026 AND FOR THE THREE MONTHS ENDED

MARCH 31, 2026 AND 2025

F-95

CONNECTANDSELL, INC.

CONTENTS

UNAUDITED CONDENSED FINANCIAL STATEMENTS

F-96

CONNECTANDSELL, INC.

UNAUDITED CONDENSED BALANCE SHEETS

As of March 31, 2026 and December 31, 2025

		(Audited)
	March 31, 2026	December 31, 2025
ASSETS

Current assets
Cash and cash equivalents	$452,782	$1,478,736
Accounts receivable, net allowance for doubtful accounts of $5,000 and $34,040, respectively	1,143,176	1,476,913
Other receivables	39,262	40,702
Prepaid expenses and other current assets	173,339	176,329
Right of use assets, current portion	30,204	52,452

Total current assets	1,838,763	3,225,132

Property and equipment, net	15,254	14,311
Internally developed software, net	911,647	969,183
Other assets	42,937	42,937

Total assets	$2,808,601	$4,251,563

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Line of credit, net of discount	$-	$207,648
Current portion long-term debt, net of discount	4,961,754	4,961,754
Related party notes payable and accrued interest	4,139,298	4,057,046
Lease liability, current portion	31,118	54,053
Accounts payable	952,921	924,075
Accrued expenses and other current liabilities	990,670	890,412
Deferred revenue	6,843,043	7,785,463
Deferred stock liability	1,334,193	1,334,193

Total current liabilities	19,252,997	20,214,644

Total liabilities	19,252,997	20,214,644

Commitments and Contingencies (Note 10)

Stockholders’ deficit
Series A convertible preferred stock, $0.0001 par value; 3,086,832 shares authorized; 2,753,489 shares issued and outstanding (aggregate liquidation preference of $812,279)	751,930	751,930

Series B convertible preferred stock, $0.0001 par value; 1,913,379 shares authorized; 943,813 shares issued and outstanding (aggregate liquidation preference of $595,121)	536,426	536,426

Common stock, $0.0001 par value; 140,000,000 shares authorized; 29,653,140 shares issued and outstanding, respectively	2,966	2,966
Additional paid-in capital	40,365,502	40,328,485
Accumulated deficit	(58,101,220)	(57,582,888)

Total stockholders’ deficit	(16,444,396)	(15,963,081)

Total liabilities and stockholders’ deficit	$2,808,601	$4,251,563

See notes to unaudited condensed financial statements.

F-97

CONNECTANDSELL, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2026 and 2025

	2026	2025

Revenues	$3,090,625	$3,485,515

Cost of revenue	376,206	567,220

Gross profit	2,714,419	2,918,295

Operating expenses
Engineering, research and development	803,991	701,977
Sales and marketing	1,422,676	1,756,936
General and administrative	700,836	741,306

Total operating expenses	2,927,503	3,200,219

Loss from operations	(213,084)	(281,924)

Other income (expense)	1,430	(1,022)

Interest expense	(299,102)	(1,607,126)

Net loss before provision for taxes	(510,756)	(1,890,072)

Income tax provision	(7,576)	(266)

Net loss	$(518,332)	$(1,890,338)

See notes to unaudited condensed financial statements.

F-98

CONNECTANDSELL, INC.

UNAUDITED CONDENSED STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the three months ended March 31, 2026 and 2025

	Convertible Preferred Stock						Additional		Total
	Series A		Series B		Common stock		Paid-in	Accumulated	Stockholders
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2024	2,753,489	$751,930	943,813	$536,426	29,658,140	$2,966	$39,536,082	$(54,471,420)	$(13,644,016)
Stock-based compensation	-	-	-	-	-	-	174,000	-	174,000
Net loss	-	-	-	-	-	-	-	(1,890,338)	(1,890,338)
Balance at March 31, 2025	2,753,489	$751,930	943,813	$536,426	29,658,140	$2,966	$39,710,082	$(56,361,758)	$(15,360,354)
Balance at December 31, 2025	2,753,489	$751,930	943,813	$536,426	29,658,140	$2,966	$40,328,485	$(57,582,888)	$(15,963,081)
Stock-based compensation	-	-	-	-	-	-	37,017	-	37,017
Net loss	-	-	-	-	-	-	-	(518,332)	(518,332)
Balance at March 31, 2026	2,753,489	$751,930	943,813	$536,426	29,658,140	$2,966	$40,365,502	$(58,101,220)	$(16,444,396)

See notes to unaudited condensed financial statements.

F-99

CONNECTANDSELL, INC.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

For the three months ended March 31, 2026 and 2025

	2026	2025
Cash flows from operating activities
Net loss	$(518,332)	$(1,890,338)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	175,263	202,422
Amortization of debt discount and issuance costs	-	15,174
Stock-based compensation	37,017	174,000
Noncash operating lease expense	22,248	20,933
Noncash interest expense	-	1,334,193
Changes in operating assets and liabilities:
Accounts receivable	333,737	929,833
Other receivables	1,440	-
Prepaid expenses and other current assets	2,990	(134,714)
Lease liability	(22,935)	(20,933)
Accounts payable	28,846	(172,546)
Accrued expenses and other current liabilities	100,258	58,992
Accrued interest on related party notes payable	207,252	47,905
Deferred revenue	(942,420)	431,185

Net cash (used in) provided by operating activities	(574,636)	996,106

Cash flows from investing activities

Capitalized internal use software development costs	(115,193)	(153,864)
Purchase of property and equipment	(3,477)	-

Net cash used in investing activities	(118,670)	(153,864)

Cash flows from financing activities
Advances from line of credit	2,274,340	3,858,781
Repayments on line of credit	(2,481,988)	(4,828,898)
Repayments on related party notes	(125,000)	(300,000)

Net cash used in financing activities	(332,648)	(1,270,117)

Net decrease in cash and cash equivalents	(1,025,954)	(427,875)

Cash and cash equivalents, beginning of period	$1,478,736	$1,318,599

Cash and cash equivalents, end of period	$452,782	$890,724

Supplemental disclosure of cash flows information:
Cash paid for interest	$120,525	$198,272
Cash paid for income taxes	$7,576	$266

Noncash financing activities:
Vesting of deferred stock and related liability	$-	$1,334,193

See notes to unaudited condensed financial statements.

F-100

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS

Organization

Nomea, Inc. (the “Company”) was incorporated in Delaware on May 9, 2007 and amended its Articles of Incorporation on September 27, 2010 at which time the Company changed its name to ConnectAndSell, Inc. The Company is the first sales acceleration solution that improves the efficiency and effectiveness of critical business functions like outbound prospecting, qualifying marketing leads and channeling market development. The Company delivers conversations on demand, using a combination of proprietary switching technology and human intelligence which navigates voice mail, IVR phone menu trees and gatekeepers to allow customers to better focus and optimize their selling efforts. The Company’s product is sold as a “SAAS” (Software as a Service) product, principally to customers in North America.

Going Concern

As shown in the accompanying financial statements, the Company has negative working capital and has suffered recurring operating losses and, as of March 31, 2026, had an accumulated deficit of $58,101,220, debt that matured in March 2026 and a line of credit that matures in December 2026. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the issuance date of these unaudited condensed financial statements. Management’s plans in regard to this matter consist of taking steps to improve profitability and cash flows resulting from increased bookings, due to continuous efforts to increase new revenues and improve marketing strategies. Management also plans to continue to get an extension of the Company’s outstanding debt. Additionally, as discussed in Note 10, the Company is in process of negotiating a sale of the Company. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s most significant estimates relate to the valuation of its common stock, options, warrants, allowance for credit losses, deferred tax assets and the related valuation allowance and capitalization and amortization of software development costs.

F-101

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. As of March 31, 2026 and December 31, 2025, cash and cash equivalents consist of cash deposited with banks. The recorded carrying amount of cash and cash equivalents approximates their fair value. The Company places its cash equivalents with high credit-quality financial institutions.

Accounts Receivable

The Company generally does not require collateral or other security in support of accounts receivable and does not charge interest on past due balances. To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition, using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current credit risk rating, collection pattern of customers, as well as for changes in economic environmental conditions. The Company analyzes the need for reserves for potential credit losses and records allowances for credit losses when necessary. The Company writes off accounts against the allowance after all attempts at collection have been exhausted. Recoveries of accounts receivable previously written off are recorded when received. At March 31, 2026 and December 31, 2025, the Company recorded an allowance for credit losses of $5,000 and $34,040, respectively.

The following table presents the activity in the allowance for credit losses for accounts receivable for the three months ended March 31, 2026 and 2025:

Beginning balance as of January 1, 2025	$271,546
Current-period provision for expected credit losses	-
Write-offs charged against the allowance	(60,900)
Ending balance as of March 31, 2025	$210,646

Beginning balance as of January 1, 2026	$34,040
Current-period provision for expected credit losses	-
Write-offs charged against the allowance	(29,040)
Ending balance as of March 31, 2026	$5,000

F-102

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with federally insured commercial banks in the United States. At times cash balances may exceed federal insurance limits. However, given the credit quality of these banks, the Company believes any credit risk to be low.

As of and for the three months ended March 31, 2026, the Company had two customers who accounted for approximately 16% and 11% of total accounts receivable and there was one customer who accounted for approximately 19% of total revenues.

As of December 31, 2025, the Company had two customers who accounted for approximately 26% and 11% of total accounts receivable. and there was one customer who accounted for approximately 18% of total revenues. For the three months ended March 31, 2025, the Company had one customer who accounted for approximately 14% of total revenues.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets, generally one to five years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the statement of operations.

Long-lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No such impairments have been identified as of December 31, 2025 or during the three months ended March 31, 2026.

Revenue from Contracts with Customers

The Company recognizes revenue in accordance with ASC 606 (“ASC 606”), Revenue from Contracts with Customers, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized:

-	Identification of the contract, or contracts, with a customer;
-	Identification of the performance obligations in the contract;
-	Determination of the transaction price;
-	Allocation of the transaction price to the performance obligations in the contract; and
-	Recognition of revenue when, or as, the Company satisfies a performance obligation.

F-103

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue from Contracts with Customers (Continued)

The Company offers its software under a cloud-based delivery model, where it provides access to its SAAS model where customers do not have the contractual right to take possession of the software. The Company sells “usage based” licenses, which is the usage of the product by the hour, by the connection or by the dial. Revenue on usage-based licenses is recognized in the period the usage has taken place. The Company also sells its services pursuant to license agreements, which includes named user licenses (“NULs”) which are single seat licenses with unlimited use, which range from two weeks to five years. Revenue on NULs is recognized ratably over the contract term.

All of the Company’s revenue and accounts receivable are generated from contracts with customers. Revenue is recognized when control of the promised services is transferred to the Company’s customers at an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. The majority of customer contracts have performance obligations that the Company satisfies over time and revenue is recognized by consistently applying a method of measuring progress toward satisfaction of that performance obligation.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account under ASC 606. The transaction price is allocated to each distinct performance obligation recognized as revenue when, or as, the performance obligation is satisfied by transferring the promised good or service to the customer. The Company identifies and tracks the performance obligations at contract inception so that the Company can monitor and account for the performance obligations over the life of the contract.

The Company’s contracts typically contain a single performance obligation consisting of the SAAS in a multi-tenant environment where support and maintenance are included for customers. Contracts with multiple performance obligations may contain additional software products or professional services.

For contracts with multiple performance obligations where the contracted price differs from the standalone selling price (“SSP”) for any distinct good or service, the Company may be required to allocate the transaction price to each performance obligation using its best estimate for the SSP.

The Company’s SAAS contracts are recognized over time, generally using an output method for dials or connects expended to measure usage. For named user licenses and sessions with unlimited dials, revenues are recognized ratably over the term of the contracted period. Professional services are recognized over the service term using an output method or the right to invoice practical expedient, when applicable.

F-104

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue from Contracts with Customers (Continued)

Customer payment terms vary by arrangement although payments are typically due within 15 - 45 days of invoicing. The timing between the satisfaction of the performance obligations and the payment is not significant and the Company currently does not have any significant financing components or significant extended payment terms.

Disaggregated Revenue

The Company disaggregates revenue from contracts with customers by “Product Type” as it best describes the product offering as it flows through revenue. For all such revenue types, the revenue recognition is over time. The disaggregated revenue for the three months ended March 31 was as follows:

Product Type	2026	2025
Smart Dials	$34,427	$94,856
NUL	2,979,425	3,312,796
Connects	4,385	40,950
Other	72,388	36,913
Total Revenue	$3,090,625	$3,485,515

Practical Expedients and Exemptions

There are several practical expedients and exemptions allowed under ASC 606 that impact timing of revenue recognition and the Company’s disclosures. Below is a list of practical expedients the Company applied in the adoption and application of ASC 606:

Application Practical Expedients

○	The Company does not evaluate a contract for a significant financing component if payment is expected within one year or less from the transfer of the promised items to the customer.

○	The Company generally expenses sales commissions when incurred when the amortization period would have been one year or less. These costs are recorded within sales and marketing expense in the consolidated statements of operations.

○	The Company is permitted to recognize revenue at the amount to which it has the right to invoice for services performed if the Company’s right to payment is for an amount that corresponds directly with the value provided to the customer.

F-105

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue from Contracts with Customers (Continued)

Contract Balances

The timing of revenue recognition may differ from the timing of invoicing to customers and these timing differences result in accounts receivable or contract liabilities (deferred revenue) in the Company’s consolidated balance sheets. The Company records deferred revenue when the Company has received or has the right to receive consideration, but has not yet transferred goods or services to the customer.

The Company generally invoices customers in advance of the service period. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue, or in revenue depending on whether the revenue recognition criteria has been met. Paid and unpaid invoice amounts for non-cancellable services occurring in future periods are included in deferred revenue.

The opening balances (January 1, 2025) of contract assets and liabilities were as follows:

Accounts receivable, net	$3,141,063
Deferred revenue	$7,444,552

Contract Costs

Costs to Obtain Contracts

The Company has determined that the only incremental costs incurred to obtain contracts with customers within the scope of ASC 606 are sales commissions paid to its employees. It is the Company’s policy to record sales commissions as an asset and amortize to expense ratably over the determined period of benefit. The balance was not significant to the Company’s financial statements and therefore not recorded in the Company’s balance sheet as of March 31, 2026 and December 31, 2025.

The Company applies the practical expedient in ASC 606 and expenses costs as incurred for sales commissions when the amortization period would have been one year or less.

Costs to Fulfill Contracts

The Company has concluded that the fulfillment costs associated with its contracts do not meet the capitalization criteria in Topic 340 and should not be capitalized and amortized.

Stock-based Compensation

GAAP establishes accounting for share-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period. Under GAAP, share-based compensation cost is determined at the grant date using an option-pricing model. The value of the awards that is ultimately expected to vest is recognized as expense on a straight-line basis over the employee’s requisite service period. Options attributable to non-employees are amortized over the service period and the unvested portion of these options is re-measured at each vesting date.

F-106

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Research and Development

Research and development costs are charged to operations as incurred.

Internal-use Software

The Company develops internal-use software as required to support its operations. Costs incurred to develop internal-use software during the application development stage are capitalized and reported at cost, subject to an impairment test. Application development stage costs generally include costs associated with software configuration, coding, installation and testing. Costs of significant upgrades and enhancements that result in additional functionality are also capitalized whereas costs incurred for maintenance and minor upgrades and minor enhancements are expensed as incurred. Capitalized costs are amortized using the straight- line method over three years. The Company assesses the potential impairment of capitalized internal-use software whenever events or changes in circumstances indicate that the carrying value of the internal-use software may not be recoverable. No such impairments were identified as of December 31, 2025 or during the three months ended March 31, 2026 and 2025.

Advertising

The Company expenses the costs of advertising, including promotional expenses, as incurred. Advertising expense for the three months ended March 31, 2026 and 2025 was $3,762 and $43,135, respectively and included in sales and marketing expenses in the statement of operations.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of assets and liabilities. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating loss and tax credit carryovers. Deferred tax assets and liabilities are measured using the enacted tax rates applied to taxable income. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided against the Company’s deferred income tax assets when it is more likely than not that the asset will not be realized.

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that are more likely than not to be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

F-107

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

The Company follows authoritative guidance regarding uncertain tax positions. This guidance requires that realization of an uncertain income tax position must be more likely than not (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the financial statements. The guidance further prescribes the benefit to be realized assumes a review by tax authorities having all relevant information and applying current conventions. The interpretation also clarifies the financial statement classification of tax-related penalties and interest and sets forth disclosures regarding unrecognized tax positions. The Company recognizes potential accrued interest and penalties related to unrecognized tax positions as income tax expense.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which provides for improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This ASU became effective for the Company on January 1, 2025. The adoption of ASU 2023-09 did not have a material impact on the Company’s financial statements.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides (1) a practical expedient that assumes that current conditions as of the balance sheet date do not change for the remaining life of the assets and (2) entities other than public business entities with an accounting policy election to consider collection activity after the balance sheet date when estimating expected credit losses. This ASU is effective for the Company beginning on January 1, 2026. The adoption of ASU 2025-05 did not have a material impact on the Company’s financial statements.

In September 2025, the FASB issued ASU 2025-06, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40), which updates guidance for capitalizing internal-use software costs. The new standard removes stage-based rules and requires capitalization only when management has authorized and funded the project and it is probable the software will be completed and used as intended. This ASU is effective for fiscal years beginning after December 15, 2027. The Company is currently evaluating the impact of this new guidance on its financial statements.

F-108

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 3 – FAIR VALUE MEASUREMENT

The Company measures and discloses fair value measurements as required by GAAP. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, GAAP uses a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

●	Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2 - Includes other inputs that are directly or indirectly observable in the marketplace.
●	Level 3 - Unobservable inputs that are supported by little or no market activity.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The major categories of assets and liabilities measured at fair value at March 31, 2026 and December 31, 2025 are cash and cash equivalents, which are Level 1 and the deferred stock liability (see Note 6), which is Level 3.

NOTE 4 – SIGNIFICANT BALANCE SHEET COMPONENTS

Prepaid expenses and other current assets consisted of the following as of:

	March 31, 2026	December 31, 2025
Software subscriptions	$75,516	$35,956
Insurance	11,420	20,646
Communications	31,344	31,344
Data	50,025	75,107
Other prepaid expenses	4,034	13,276
Total Prepaid and other current assets	$173,339	$176,329

F-109

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 4 – SIGNIFICANT BALANCE SHEET COMPONENTS (Continued)

Property and Equipment

Property and equipment consisted of the following as of:

	March 31, 2026	December 31, 2025
Computers, equipment and leasehold improvements	$114,983	$111,506
Less: accumulated depreciation and amortization	(99,729)	(97,195)
Total Property and equipment, net	$15,254	$14,311

Depreciation expense was $2,534 and $4,402 for the three months ended March 31, 2026 and 2025, respectively.

Internally Developed Software

Internally developed software consisted of the following:

	March 31, 2026	December 31, 2025
Capitalized internally developed software	$8,573,489	$8,458,296
Less: accumulated depreciation and amortization	(7,661,842)	(7,489,113)
Total Internally developed software, net	$911,647	$969,183

Amortization expense was $172,729 and $198,019 for the three months ended March 31, 2026 and 2025, respectively.

As of March 31, 2026, future amortization expense is as follows:

Year Ending December 31,
2026	$437,897
2027	334,544
2028	129,606
2029 and thereafter	9,600

Total amortization expense	$911,647

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	March 31, 2026	December 31, 2025
Employee-related liabilities	$430,650	$422,498
Accrued cost of revenues	75,568	84,123
Professional and other fees	143,529	31,373
Other accrued liabilities	340,923	352,418
Total accrued expenses	$990,670	$890,412

F-110

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 5 – DEBT

In June 2021, the Company entered into a loan and security agreement with a commercial bank. The loan is secured by all of the Company’s property. Under the agreement, the Company received an advance of $3 million under the term loan which bears interest at 2% above the Prime Rate, defined as the greater of 4% per annum or the variable rate of interest that appears in the Wall Street Journal. The maturity date of the term loan is June 28, 2024. Proceeds from the term loan were used to exercise a buyout option in the Royalty Purchase Agreement and repay the then outstanding term loan of $1.5 million. The agreement also provided access to a $3 million revolving line of credit which bears the same interest rate as the term loan and a maturity date of June 28, 2023. In May 2023, the loan and security agreement was amended to extend the maturity date of the revolving line of credit to June 28, 2025 and to amend a certain financial covenant.

In October 2022, the loan agreement was amended to waive a default related to a certain financial covenant and will not continue to forbear on such covenant without the continuing security of a Third-Party Pledge Agreement. The Company entered into a Consideration and Repayment Agreement with one of the principals of the Company to provide additional cash security in the form of a pledged cash account at the bank. This principal entered into a Third-Party Pledge Agreement with the bank and deposited $2.3 million of personal funds, whereby the bank shall have first priority interest in the pledged account.

Under the Consideration and Repayment Agreement, the Company shall make three payments to this principal as follows: a) $50,000 in November 2022, b) $80,000 in December 2022, and $100,000 in January 2023, which were recorded as interest expense. As the principal borrowed the funds used for the pledged account, the principal must make monthly interest payments to a brokerage firm on such borrowing, thus, the Company shall make such monthly interest payments for the principal. The Company recorded interest expense for these payments as incurred. During 2023, in connection with the amendment to the loan and security agreement discussed below, this agreement was terminated.

F-111

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 5 – DEBT (Continued)

The Company also granted the principal 2,500,000 deferred stock units. If any payments to the principal as discussed above are delayed, the Company shall grant an additional 350,000 deferred stock units. If the bank draws on the pledged account to cover any payment default by the Company under the loan agreement, the Company shall grant an additional 2,850,000 deferred stock units. The Company shall issue the shares of common stock underlying the outstanding deferred stock units granted in the settlement of such deferred stock units on or after the earlier of (i) the principal’s separation from service or (ii) a change in control; provided, however, that in event of a change of control, in lieu of issuing shares, the Company deliver the consideration that would have been payable in the change of control transaction had such shares been issued immediately prior to the consummation of the change in control. As these events are not currently considered probable of occurring, no expense for the deferred stock units has been recorded in these financial statements.

In December 2023, the loan and security agreement was amended as follows:

●	The revolving line of credit was amended to $2.5 million. Advances shall bear interest at a per annum rate equal to 2.0% above the Prime Rate. In December 2024, the revolving line of credit was amended to $3.5 million. As of March 31, 2026 and December 31, 2025, the interest rate was 8.75% and 8.75%, respectively and the balance on the line of credit was $0 and $207,648, respectively.

●	A Cash Secured Line of up to $2.5 million was added. Cash Secured Advances shall bear interest at a rate equal to 0.25% above the Prime Rate. The Company took advances of $2.5 million in 2023 and fully repaid the balance during the year ended December 31, 2024.

●	A Securities Secured Line of up to $5 million was added. Securities Secured Advances shall bear interest at a rate equal to the Prime Rate. As of March 31, 2026 and December 31, 2025, the interest rate was 6.75% and 8.50%, respectively. During 2023, the Company took advances of $4,961,754. As of March 31, 2026 and December 31, 2025, the balance was $4,961,754. The debt issuance cost incurred were capitalized and are being amortized over the term of the debt. During the three months ended March 31, 2026 and 2025, the Company recorded interest expense of $0 and $15,174, respectively related to the debt issuance costs amortization. At March 31, 2026 and December 31, 2025, there was $0 unamortized debt issuance costs.

●	The previous outstanding term loan balance was repaid in full by the proceeds from the initial Securities Secured Advance. Upon repayment in full of the term loan, the Third-Party Pledge Agreement from October 2022 was terminated and the assets subject to such agreement was released to such Pledgor.

●	The maturity date for all of the credit facilities was December 27, 2025. In September 2025, the maturity date of the revolving line was extended to December 26, 2026. In January 2026, the maturity date of the Securities Secured Line was extended to March 27, 2026 and in April 2026, the balance was repaid in full (see further discussion in Note 11).

●	As a condition of the credit increase, a full guarantee by one of the principals of the Company is required.

In December 2023, the Company entered into a Guaranty Compensation Agreement with principals of the Company, providing a personal guarantee to the bank up to a maximum of $5 million. In the event of a Change of Control, the Company shall pay to the principals: a) $3 million if a Change of Control occurs within six months, b) $5 million if a change of control occurs more than six months but prior to 12 months, or c) $7.5 million if a Change of Control occurs more than 12 months. As a Change of Control is not currently considered probable of occurring, no liability has been recorded in these financial statements.

F-112

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 6 – RELATED PARTY NOTES PAYABLE

The components of related party notes payable are:

	March 31, 2026	December 31, 2025
Interest-bearing notes payable on demand	$1,762,232	$1,762,232
Accrued interest	2,377,066	2,294,814
Total Related party notes payable	$4,139,298	$4,057,046

In December 2016, $520,000 non-interest bearing unsecured promissory notes with officers of the Company, $105,000 of reimbursable legal fees and additional advances of $1,212,000 were converted into two junior demand unsecured promissory notes totaling $1,837,000, bearing interest at 20% per annum and payable on-demand. In conjunction with this agreement, the Company issued warrants for 13,709,612 shares of common stock to the junior demand promissory note holders with an exercise price of $0.52 and a term of 10 years. The allocated fair value of the warrants of $1,473,267 was recorded as interest expense (See Note 8 for further details).

In December 2017, additional advances of $385,000 were converted into a junior demand unsecured promissory note bearing interest at 20% per annum and payable on-demand.

In September 2020, the Company entered into forbearance agreements with the related party lenders whereby the Company asked the lenders to forbear from exercising certain rights and remedies under the Demand Notes. The agreement effectively amended the original Demand Notes by allowing the Company to pay the lenders interest beginning January 10, 2021 through December 10, 2021. As consideration, the Company paid forbearance fees to the lenders in the form of 9,800,000 deferred common shares, which will be issued immediately prior to the occurrence of a liquidity event. A liquidity event is not currently considered probable of occurring, thus no expense for the deferred common shares has been recorded in these financial statements.

F-113

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 6 – RELATED PARTY NOTES PAYABLE (Continued)

In June 2021, the Company granted 12,175,000 deferred stock units to the lenders for the subordination of the related party notes to the loan and security agreement with the commercial bank discussed in Note 5. The Company shall issue the shares of common stock underlying the outstanding deferred stock units granted in the settlement of such deferred stock units on or after the earlier of (i) the lender’s separation from service or (ii) a change in control; provided, however, that in event of a change of control, in lieu of issuing shares, the Company deliver the consideration that would have been payable in the change of control transaction had such shares been issued immediately prior to the consummation of the change in control. As these events were not currently considered probable of occurring, no expense for the deferred stock units was recorded in the financial statements as of December 31, 2024.

In March 2024, the forbearance agreements were amended to provide that the interest on the loans covered by such forbearance agreements shall be calculated on a compound basis for the date the loans were first made and interest began accruing. The deferred stock agreements were also amended to provide that: (i) in the event of a Change of Control in which the consideration payable in such change of control transaction is anything other than cash or cash equivalents, the grantees shall have the option of receiving the cash equivalent of the value of the deferred stock at such time in lieu of accepting the stock; and (ii) the time for issuance of the shares shall be the earlier of (x) the election by the grantees, which may be made no sooner than one year from the date of the amendment of the deferred stock agreements and no later than five years after the grantee’s separation from service, or (y) a change of control of the Company. In March 2025, which is one year from the amendment date, the grantees had the right to make the election for the issuance of the shares, as such the fair value of these shares were recorded as interest expense for $1,334,193. The fair value of the shares was estimated using the purchase price from the contemplated transaction in Note 10. As the grantees have the option of receiving cash, it has been classified as a liability under ASC 480, Distinguishing Liabilities from Equity.

In September 2025, the forbearance agreements were amended to add that interest shall be compounded daily from the date the loans were first made and interest began accruing. In September 2025, the Company also approved payment of interest at 20% annually, compounded daily, on an interest balance owed from 2017 for the use of one of the same lender’s personal credit cards used to fund certain business expenses. In accordance with ASC 470-50, Debt — Modifications and Extinguishments, the Company evaluated whether the amendment represented a substantial modification of the original debt. Based on this evaluation, the Company concluded that the amended terms resulted in a substantial change in the economic characteristics of the debt. As a result, the amendment was accounted for as a debt extinguishment. The extinguishment resulted in a loss of $1,084,608, which is included in other expense in the statement of operations for year ended December 31, 2025.

For the three months ended March 31, 2026 and 2025, the Company paid $0 of accrued interest on the demand promissory notes and interest-bearing notes. Interest expense on these notes was $207,252 and $86,905 for the three months ended March 31, 2026 and 2025, respectively.

F-114

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7 – EQUITY

At March 31, 2026 and December 31, 2025, the authorized capital stock of the Company consisted of 145,000,211 shares of capital stock comprising 140,000,000 shares of common stock and 5,000,211 of convertible preferred stock. All classes of the Company’s stock have $0.0001 par value.

Stockholder Notes Receivable

In January 2015, the Company awarded three officers of the Company the right to each purchase 2,200,000 shares of Common stock, par value of $0.001, at a price of $0.45 per share under Restricted Stock Purchase Agreements. In consideration for such shares, the Company accepted nonrecourse promissory notes in the principal amount of $990,000 from each officer. The notes shall accrue interest at 1.75% per annum compounded annually. Principal plus accrued but unpaid interest shall become due and payable upon the earlier of (i) the date that is seven years following the date of the notes and (ii) each sale or other disposition by the note holders, other than a permitted transfer of any shares to a third party, until the balance of the notes has been paid in full. In July 2022, these notes were amended to extend the due date by one year. During 2022, One officer paid $15,000 in accrued interest to the Company. This payment was recognized as interest income in 2022. No payments were made in 2026 or 2025.

Under the agreements, the vesting schedule requires that ¼th of the shares purchased shall vest on the 12-month anniversary of the vesting start date and then 1/48th of the shares shall vest each anniversary thereafter. During the term of the agreement, the Company has the right to repurchase the unvested shares at $0.45 per share. Shares were fully vested in 2019.

In December 2017, a similar Restricted Stock Purchase Agreement was issued to an officer to purchase 5,431,731 shares of Common Stock par value $.001, at an exercise price of $0.52. The shares shall vest using the same schedule as the aforementioned 2015 awards. During the term of the agreement, the Company has the right to repurchase the unvested shares at $0.52 per share. A nonrecourse note for $2,824,500 was accepted from the officer for consideration of such shares. The notes shall accrue interest at 2.11% per annum compounded annually. Principal plus accrued but unpaid interest shall become due and payable upon the earlier of (i) the date that is seven years following the date of the notes and (ii) each sale or other disposition by the note holders, other than a permitted transfer of any shares to a third party, until the balance of the notes have been paid in full.

Upon any exercise by the Company of the Repurchase Option as defined in the Restricted Stock Purchase Agreement, the notes shall be deemed to have been repaid in an amount equal to the greater of (i) $0.0001 per share that is repurchased by the Company pursuant to the exercise of the Repurchase Right and (ii) that portion of the aggregate principal and accrued but unpaid interest of the notes as is equal to the portion that the shares being repurchased by the Company bears to the total number of shares originally purchased by the note holder pursuant to the Purchase Agreement.

F-115

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7 – EQUITY (Continued)

Stockholder Notes Receivable (Continued)

Under the above Restricted Stock Agreements, total vested shares were 12,031,731 at March 31, 2026 and December 31, 2025. All shares were fully vested as of December 31, 2021. Because the notes are non-recourse, this transaction is not treated as an option exercise for accounting purposes and neither the shares nor the non-recourse loans are shown as outstanding in the balance sheet.

During 2015 and 2016, an officer of the Company exercised fully vested options in exchange for two non-recourse loans:

●	A promissory note for $99,999, dated May 8, 2015. Interest shall accrue at the rate of 1.53% per annum, compounded annually.
●	A promissory note for $47,969 dated July 11, 2016. Interest shall accrue at the rate of 1.43% per annum, compounded annually.

For both notes, the unpaid principal amount and any accrued, but unpaid, interest is due upon the earlier of (1) 7 years from the date of the note or (2) the sale of the securities to a third party. For accounting purposes, this transaction was treated as an option modification (a modification of the term) resulting in a 1-time incremental stock compensation expense of $39,140 in 2016. Because the notes are non-recourse, this transaction is not treated as an option exercise for accounting purposes and neither the shares nor the non-recourse loans are shown as outstanding in the balance sheet. The May 8, 2015 promissory note was amended in 2022 to extend the due date by one year and to adjust the interest rate during that extended year to accrued at the rate of 1.74% per annum, and in 2023 to extend the due date by one additional year to March 15, 2024.

In 2021, an officer of the Company exercised fully vested options in exchange for a limited recourse promissory note for $42,560, dated July 8, 2021. Interest shall accrue at the rate of 1.74% per annum, compounded annually. The unpaid principal amount and any accrued, but unpaid, interest is due upon the earlier of (1) 7 years from the date of the note or (2) the sale of the securities to a third party. Because the notes are non-recourse, this transaction is not treated as an option exercise for accounting purposes and neither the shares nor the non-recourse loans are shown as outstanding in the balance sheet.

In August 2025, all of the stockholder notes were amended to extend the maturity date to May 31, 2026. After the original 7-year maturity date of the notes, interest shall accrue monthly at the applicable short-term federal rate. As of March 31, 2026 and December 31, 2025, the short-term federal rate was 3.53% and 3.60%, respectively.

F-116

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7 – EQUITY (Continued)

Convertible Preferred Stock

The significant features of the Company’s convertible preferred stock are as follows:

Dividend provisions

The holders of Series A and Series B preferred stock are entitled to receive non-cumulative dividends, out of any assets legally available thereof, when and if declared by the Board of Directors, at a rate of $0.018 and $0.037 per share, respectively, per annum, adjustable for certain events, such as stock splits, stock dividends, combinations, subdivisions and recapitalizations and the like. There have been no declared dividends to date.

Liquidation preference

In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A and Series B shall be entitled to be paid, out of the available funds and assets, and prior and in preference to any payment or distribution of any such funds on any shares of common stock, an amount equal to the sum of the applicable original issue price for such series of Preferred Stock, plus declared but unpaid dividends on such share. Original issue price shall mean $0.295 and $0.63055 for Series A and Series B, respectively, plus all declared but unpaid dividends. If assets are not sufficient to permit such payment, payment will be made ratably among the holders of the convertible preferred stock in proportion to the full amounts to which they would otherwise be entitled.

Following the payment of this liquidation amount, all of the remaining proceeds available for distribution to stockholders shall be distributed among the holders of preferred stock and common stock pro rata based on the number of shares of common stock held by each.

Conversion rights

Each outstanding share of Series A and Series B is convertible, at the option of the holder, into fully paid and non-assessable shares of common stock as is determined by dividing the original issue price by the applicable original issue price for such series in effect on the date of conversion and shall be subject to adjustment in the event of the issuance of any additional stock without consideration or for a consideration per share less than the conversion price applicable to such series of preferred stock in effect immediately prior to the issuance of such additional stock, as well as stock splits, dividends and combinations.

The original issuance price and current conversion price for Series A and Series B is $0.295 and $0.63055 per share.

Each share of preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then-effective conversion price, upon the consent of the holders of more than 50% of the then-outstanding shares of preferred stock, or upon the closing of a public offering of common stock with gross proceeds of at least $20,000,000.

F-117

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7 – EQUITY (Continued)

Convertible Preferred Stock (Continued)

Voting rights

The holders of each share of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such share is convertible. The holders of common stock are entitled to one vote per share of common stock held by the stockholder.

Redemption rights

The preferred stock is not redeemable at the option of the holder.

The following are common shares reserved for future issuance as of March 31, 2026:

Outstanding stock options-2007 plan	15,092,988
Outstanding stock options-2017 plan	37,043,355
Options available for future issuance	668,491
Outstanding warrants	16,509,612
Series A Preferred Stock	2,753,489
Series B Preferred Stock	943,813
Restricted stock	12,963,720
Deferred stock	24,475,000
Total	110,450,468

NOTE 8 – WARRANTS

In 2016, the Company issued warrants to officers of the Company to purchase 2,000,000 shares of common stock, at a price of $0.52 per share and a term of 10 years, relating to an unconditional deficiency guaranty issued to the Lenders in conjunction with their 50/50 loan to the Company. The Company also issued warrants to purchase 13,709,612 shares of common stock in connection with the issuance of the junior demand promissory notes (see Note 6, Related Party Promissory Notes), at a price of $0.52 per share and a term of 10 years. These warrants were classified as equity instruments and were recorded at fair value at the date of issuance. The fair value of the warrants, determined using the Black-Scholes option-pricing model, was $2,557,645 at their issuance dates in 2016. These warrants expire December 2026.

In 2018, the Company issued warrants to a consultant to purchase 800,000 shares of common stock at a price of $0.52 per share and a term of 10 years. These warrants were classified as equity instruments and were recorded at fair value at the date of issuance. The fair value of the warrants, determined using the Black-Scholes option-pricing model, was $378,410 at their issuance date in 2018 and was recorded as stock compensation expense. These warrants expire in August 2028.

F-118

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 9 – STOCK-BASED COMPENSATION

On December 22, 2017 the Company’s Board of Directors adopted and approved the 2017 Stock Option and Grant Plan (the “2017 Option Plan”). The 2017 Option Plan reserved 2,686,846 shares (rolled over from the Company’s 2007 Option Plan) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) for issuance in connection with the 2017 Option Plan and that such shares shall, when issued and paid for in accordance with the provisions of the 2017 Option Plan, constitute validly issued, fully paid and non-assessable shares of Common Stock. Under the 2007 Option Plan, 16,352,988 and 19,885,000 options were issued and remain outstanding as of March 31, 2026 and December 31, 2025, respectively. No further shares are reserved for future issuance under the 2007 Plan.

In November 2019, the Board of Directors and stockholders approved an increase in the number of shares authorized for issuance in the 2017 Stock Option and Grant Plan to 37,716,846.

The 2017 Option Plan provides for the grant of incentive and non-statutory stock options to employees, outside directors and consultants of the Company. Only employees shall be eligible for the grant of incentive stock options. The term of each Stock Option shall be fixed by the Board of Directors, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. If an employee is a Ten Percent Owner on the grant date of an Incentive Stock Option granted to such employee, the term of such Incentive Stock Option shall be no more than five years from the date of grant. At the discretion of the Company’s Board of Directors, certain options may be exercisable immediately at the date of grant. All other options are exercisable only to the extent vested.

The exercise price of both incentive and non-statutory stock options granted under the 2017 Option Plan must be at least equal to 100% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors. Incentive stock options granted to stockholders who own greater than 10% of the Company’s outstanding stock at the date of grant must be issued at no less than 110% of the estimated fair value of the common stock on the date of grant.

Summary

For the three months ended, March 31, 2026 and 2025, the Company recorded stock-based compensation expense of $37,017 and $174,000, respectively.

F-119

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 9 – STOCK-BASED COMPENSATION (Continued)

Stock option activity for the three months ended March 31, 2026 and 2025 is as follows:

	Shares	Weighted average exercise price per share	Weighted average remaining contractual life (in years)
Outstanding at December 31, 2024	58,258,842	$0.52	4.106

Options forfeited	(21,875)	$0.53
Options expired	(3,492,997)	$0.45

Outstanding at March 31, 2025	54,743,970	$0.52	3.964

Outstanding at December 31, 2025	52,496,343	$0.52	3.556

Options expired	(360,000)	$0.52

Outstanding at March 31, 2026	52,136,343	$0.52	3.333
Vested and expected to vest at March 31, 2026	51,005,443	$0.52	3.325
Vested and exercisable at March 31, 2026	50,337,270	$0.52	3.253

As of March 31, 2026 and December 31, 2025, there was $196,018 and $232,201, respectively, of unamortized stock-based compensation cost related to unvested stock options, which is expected to be recognized over a weighted-average period of 1.95 and 2.18 years, respectively.

The fair value of options vested for the three months ended March 31, 2026 and 2025 was $157,103 and $175,352, respectively.

F-120

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office facilities under a non-cancelable operating lease with an expiration date of July 2026. In March 2023, the Company entered into a Lease Extension Agreement for its office facility to extend the term for a period of three years commencing in August 2023 and terminating in July 2026, with monthly payments ranging from $7,380 to $7,838.

Rent expense related to the Company’s operating leases was $22,827 and $22,827 for the three months ended March 31, 2026 and 2025, respectively. Cash paid for rent was $23,513 and $22,827 for the three months ended March 31, 2026 and 2025, respectively.

Future minimum payments under non-cancelable leases are as follows as of March 31, 2026:

For the Year Ending December 31,

2026	$31,251
Total	31,351
Less imputed interest	(233)
Present value of lease liability	$31,118

Upon commencement of the Lease Extension Agreement in August 2023, the Company recorded a right-of-use asset and related lease liability of $251,070.

The Company’s lease contracts do not provide a readily determinable implicit rate. The Company used its estimated incremental borrowing rate of 6%, which was based on information available at the inception of the lease. The weighted average remaining term at March 31, 2026 was 0.33 years.

Contingencies

In March 2026, the Company received a letter from an officer asserting that, pursuant to an employment agreement dated September 2021, the officer is entitled to a payment of at least $2.0 million upon the closing of a contemplated asset purchase transaction (the “Contemplated Transaction”). The officer indicated that, absent written assurances of payment prior to closing, they intend to pursue legal remedies.

In April 2026, the Company received a letter from a financial advisor asserting that, under a letter agreement dated August 2023 (the “Letter Agreement”), approximately $2.0 million is payable upon closing of the Contemplated Transaction. The financial advisor further asserts that, because the Contemplated Transaction does not provide for assumption of the Company’s obligations under the Letter Agreement by the prospective acquirer, the Company must arrange alternative means of settlement acceptable to the advisor. The financial advisor has indicated it intends to pursue available legal or equitable remedies if the matter is not resolved.

F-121

CONNECTANDSELL, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 10 – COMMITMENTS AND CONTINGENCIES (Continued)

The Company is currently evaluating these claims. At this time, the Company is unable to reasonably estimate the likelihood of loss or the amount or range of any potential loss, if any, related to these matters. Accordingly, no liability has been recorded in the accompanying financial statements as of March 31, 2026 and December 31, 2025.

In November 2025, the Company entered into a non-binding Letter of Intent (LOI) to be acquired. The LOI outlines preliminary terms and conditions for a potential acquisition; however, it is non-binding and subject to the negotiation and execution of definitive agreements, completion of due diligence, and customary closing conditions. There can be no assurance that the transaction will be completed on the terms contemplated or at all.

NOTE 11 – SUBSEQUENT EVENTS

In April 2026, the Company entered into a Debt Assumption and Repayment Agreement with an officer of the Company. The officer assumed and paid off the loan balance and accrued interest totaling $4,970,489 in exchange for the Company’s agreement to pay the officer the full amount upon closing of the Contemplated Transaction.

In May 2026, the Company redeemed and canceled a total of 8,339,719 shares of common stock for a purchase price of $0.52 per share from two officers of the Company, in full satisfaction of amounts due under the nonrecourse promissory notes related to restricted stock purchase agreements and option exercises from 2015 and 2017 discussed in Note 7.

Subsequent events have been evaluated through June 5, 2026, which is the date of the financial statements were issued or available to be issued. Other than events already disclosed in these financial statements, no material subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes.

F-122

CONNECTANDSELL, INC.

FINANCIAL REPORT

DECEMBER 31, 2025

F-123

CONNECTANDSELL, INC.

F-124

INDEPENDENT AUDITOR’S REPORT

Board of Directors

ConnectAndSell, Inc.

Opinion

We have audited the financial statements of ConnectAndSell, Inc. (the “Company”), which comprise the balance sheets as of December 31, 2025 and 2024, the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has negative working capital and has stated that substantial doubt exists about the company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

F-125

Board of Directors

ConnectAndSell, Inc.

Independent Auditor’s Report

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

May 18, 2026

F-126

CONNECTANDSELL, INC.

BALANCE SHEET

For the Years Ended December 31, 2025 and 2024

	2025	2024
ASSETS

Current assets
Cash and cash equivalents	$1,478,736	$1,318,599
Accounts receivable, net allowance for credit losses of $34,040 and $271,546, respectively	1,476,913	3,141,063
Other receivables	40,702	925
Prepaid expenses and other current assets	176,329	113,819
Right of use assets, current portion	52,452	85,662

Total current assets	3,225,132	4,660,068

Right of use assets, noncurrent portion	-	52,452
Property and equipment, net	14,311	21,349
Internally developed software, net	969,183	1,282,055
Other assets	42,937	54,779

Total assets	$4,251,563	$6,070,703

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Line of credit	$207,648	$2,052,593
Current portion long-term debt, net of discount	4,961,754	4,901,058
Related party notes payable and accrued interest	4,057,046	3,013,730
Lease liability, current portion	54,053	86,805
Accounts payable	924,075	1,205,613
Accrued expenses and other current liabilities	890,412	956,315
Deferred revenue	7,785,463	7,444,552
Deferred stock liability	1,334,193	-

Total current liabilities	20,214,644	19,660,666

Lease liability, noncurrent portion	-	54,053

Total liabilities	20,214,644	19,714,719

Commitments and Contingencies (Note 11)

Stockholders’ deficit
Series A convertible preferred stock, $0.0001 par value; 3,086,832 shares authorized; 2,753,489 shares issued and outstanding (aggregate liquidation preference of $812,279)	751,930	751,930

Series B convertible preferred stock, $0.0001 par value; 1,913,379 shares authorized; 943,813 shares issued and outstanding (aggregate liquidation preference of $595,121)	536,426	536,426

Common stock, $0.0001 par value; 140,000,000 shares authorized; 29,653,140 shares issued and outstanding	2,966	2,966
Additional paid-in capital	40,328,485	39,536,082
Accumulated deficit	(57,582,888)	(54,471,420)

Total stockholders’ deficit	(15,963,081)	(13,644,016)

Total liabilities and stockholders’ deficit	$4,251,563	$6,070,703

See notes to financial statements

F-127

CONNECTANDSELL, INC.
STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2025 and 2024

	2025	2024

Revenues	$14,715,954	$16,209,629

Cost of revenue	1,998,847	3,173,817

Gross profit	12,717,107	13,035,812

Operating expenses
Engineering, research and development	3,123,013	2,863,137
Sales and marketing	6,339,507	7,175,172
General and administrative	2,797,975	2,081,508

Total operating expenses	12,260,495	12,119,817

Income from operations	456,612	915,995

Other expense	(4,641)	(7,366)

Loss on debt extinguishment	(1,084,608)	-

Interest expense	(2,472,077)	(1,024,332)

Net loss before provision for taxes	(3,104,714)	(115,703)

Income tax (provision) benefit	(6,754)	8,240

Net loss	$(3,111,468)	$(107,463)

See notes to financial statements

F-128

CONNECTANDSELL, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2025 and 2024

	Convertible Preferred Stock						Additional		Total
	Series A		Series B		Common stock		Paid-in	Accumulated	Stockholders
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2023	2,753,489	$751,930	943,813	$536,426	29,653,140	$2,966	$38,803,926	$(54,363,957)	$(14,268,709)
Stock-based compensation	-	-	-	-	-	-	729,656	-	729,656
Exercise of stock options	-	-	-	-	5,000	-	2,500	-	2,500
Net loss	-	-	-	-	-	-	-	(107,463)	(107,463)
Balance at December 31, 2024	2,753,489	$751,930	943,813	$536,426	29,658,140	$2,966	$39,536,082	$(54,471,420)	$(13,644,016)
Stock-based compensation	-	-	-	-	-	-	792,403	-	792,403
Net loss	-	-	-	-	-	-	-	(3,111,468)	(3,111,468)
Balance at December 31, 2025	2,753,489	$751,930	943,813	$536,426	29,658,140	$2,966	$40,328,485	$(57,582,888)	$(15,963,081)

See notes to financial statements

F-129

CONNECTANDSELL, INC.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2025 and 2024

	2025	2024
Cash flows from operating activities
Net loss	$(3,111,468)	$(107,463)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for bad debts	34,040	271,546
Depreciation and amortization	765,018	779,768
Amortization of debt discount and issuance costs	60,696	66,946
Stock-based compensation	792,403	729,656
Vesting of deferred stock	1,334,193	-
Noncash operating lease expense	85,662	80,693
Loss on debt extinguishment	1,084,608	-
(Gain) loss on disposal or sale of equipment	(143)	3,716
Changes in operating assets and liabilities:
Accounts receivable	1,630,110	(1,292,588)
Other receivables	(39,777)	1,000
Prepaid expenses and other current assets	(62,510)	47,567
Other assets	11,842	7,411
Accrued interest on related party notes payable	258,708	392,412
Operating lease liability	(86,805)	(79,092)
Accounts payable	(281,538)	(188,423)
Accrued expenses and other current liabilities	(65,903)	(3,335,693)
Deferred revenue	340,911	676,393

Net cash provided by (used in) operating activities	2,750,047	(1,946,151)

Cash flows from investing activities
Capitalized internal use software development costs	(438,101)	(743,821)
Proceeds from sale of equipment	300	750
Purchase of property and equipment	(7,164)	(15,134)

Net cash used in investing activities	(444,965)	(758,205)

Cash flows from financing activities
Advances from line of credit	15,332,837	16,731,262
Repayments on line of credit	(17,177,782)	(16,035,480)
Repayments on short-term debt	-	(2,500,000)
Proceeds from related party notes	250,000	300,000
Repayments on related party notes	(550,000)	-
Proceeds from issuance of common stock	-	2,500

Net cash used in financing activities	(2,144,945)	(1,501,781)

Net increase (decrease) in cash and cash equivalents	160,137	(4,206,074)

Cash, cash equivalents, and restricted cash
Cash and cash equivalents, beginning of period	1,318,599	3,024,673
Restricted cash, beginning of period	-	2,500,000
Total, beginning of period	$1,318,599	$5,524,673
Cash and cash equivalents, end of period	1,478,736	1,318,599
Restricted cash, end of period	-	-
Total, end of period	$1,478,736	$1,318,599

Supplemental disclosure of cash flows information:
Cash paid for interest	$954,447	$522,753
Cash paid (received) for income taxes	$6,755	$(8,240)
Noncash financing activities:
Vesting of deferred stock and related liability	$1,334,193	$-

See notes to financial statements

F-130

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS

Organization

Nomea, Inc. (the “Company”) was incorporated in Delaware on May 9, 2007 and amended its Articles of Incorporation on September 27, 2010 at which time the Company changed its name to ConnectAndSell, Inc. The Company is the first sales acceleration solution that improves the efficiency and effectiveness of critical business functions like outbound prospecting, qualifying marketing leads and channeling market development. The Company delivers conversations on demand, using a combination of proprietary switching technology and human intelligence which navigates voice mail, IVR phone menu trees and gatekeepers to allow customers to better focus and optimize their selling efforts. The Company’s product is sold as a “SAAS” (Software as a Service) product, principally to customers in North America.

Going Concern

As shown in the accompanying financial statements, the Company has negative working capital and has suffered recurring operating losses and, as of December 31, 2025, had an accumulated deficit of $57,582,888 and a line of credit that matures in December 2026. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for at least one year from the issuance date of these financial statements. Management’s plans in regard to this matter consist of taking steps to improve profitability and cash flows resulting from increased bookings, due to continuous efforts to increase new revenues and improve marketing strategies. Management also plans to continue to get an extension of the Company’s outstanding debt. Additionally, as discussed in Note 12, the Company is in process of negotiating a sale of the Company. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-131

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s most significant estimates relate to the valuation of its common stock, options, warrants, allowance for credit losses, deferred tax assets and the related valuation allowance, capitalization and amortization of software development costs and its going concern evaluation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. As of December 31, 2025 and 2024, cash and cash equivalents consist of cash deposited with banks. The recorded carrying amount of cash and cash equivalents approximates their fair value. The Company places its cash equivalents with high credit-quality financial institutions.

Accounts Receivable

The Company generally does not require collateral or other security in support of accounts receivable and does not charge interest on past due balances. To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition, using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current credit risk rating, collection pattern of customers, as well as for changes in economic environmental conditions. The Company analyzes the need for reserves for potential credit losses and records allowances for credit losses when necessary. The Company writes off accounts against the allowance after all attempts at collection have been exhausted. Recoveries of accounts receivable previously written off are recorded when received. At December 31, 2025, 2024, the Company recorded an allowance for credit losses of $34,040 and $271,546, respectively.

The following table presents the activity in the allowance for credit losses for accounts receivable for the years ended December 31, 2025 and 2024:

Beginning balance as of January 1, 2024	$265,100
Current-period provision for expected credit losses	271,546
Write-offs charged against the allowance	(265,100)
Ending balance as of December 31, 2024	$271,546

Beginning balance as of January 1, 2025	$271,546
Current-period provision for expected credit losses	34,040
Write-offs charged against the allowance	(271,546)
Ending balance as of December 31, 2025	$34,040

F-132

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with federally insured commercial banks in the United States. At times cash balances may exceed federal insurance limits. However, given the credit quality of these banks, the Company believes any credit risk to be low.

As of December 31, 2025, the Company had two customers who accounted for approximately 26% and 11% of total accounts receivable and there was one customer who accounted for approximately 18% of total revenues.

As of December 31, 2024, the Company had one customer who accounted for 34% of total accounts receivable and there were no customers who accounted for more than 10% of total revenues.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets, generally one to five years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the statement of operations.

Long-lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No such impairments have been identified as of December 31, 2025 and 2024.

Revenue from Contracts with Customers

The Company recognizes revenue in accordance with ASC 606 (“ASC 606”), Revenue from Contracts with Customers, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized:

-	Identification of the contract, or contracts, with a customer;
-	Identification of the performance obligations in the contract;
-	Determination of the transaction price;
-	Allocation of the transaction price to the performance obligations in the contract; and
-	Recognition of revenue when, or as, the Company satisfies a performance obligation.

F-133

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue from Contracts with Customers (Continued)

The Company offers its software under a cloud-based delivery model, where it provides access to its SAAS model where customers do not have the contractual right to take possession of the software. The Company sells “usage based” licenses, which is the usage of the product by the hour, by the connection or by the dial. Revenue on usage-based licenses is recognized in the period the usage has taken place. The Company also sells its services pursuant to license agreements, which includes named user licenses (“NULs”) which are single seat licenses with unlimited use, which range from two weeks to five years. Revenue on NULs is recognized ratably over the contract term.

All of the Company’s revenue and accounts receivable are generated from contracts with customers. Revenue is recognized when control of the promised services is transferred to the Company’s customers at an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. The majority of customer contracts have performance obligations that the Company satisfies over time and revenue is recognized by consistently applying a method of measuring progress toward satisfaction of that performance obligation.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account under ASC 606. The transaction price is allocated to each distinct performance obligation and is recognized as revenue when, or as, the performance obligation is satisfied by transferring the promised good or service to the customer. The Company identifies and tracks the performance obligations at contract inception so that the Company can monitor and account for the performance obligations over the life of the contract.

The Company’s contracts typically contain a single performance obligation consisting of the SAAS in a multi-tenant environment where support and maintenance are included for customers. Contracts with multiple performance obligations may contain additional software products or professional services.

For contracts with multiple performance obligations where the contracted price differs from the standalone selling price (“SSP”) for any distinct good or service, the Company may be required to allocate the transaction price to each performance obligation using its best estimate for the SSP.

The Company’s SAAS contracts are recognized over time, generally using an output method for dials or connects expended to measure usage. For named user licenses and sessions with unlimited dials, revenues are recognized ratably over the term of the contracted period. Professional services are recognized over the service term using an output method or the right to invoice practical expedient, when applicable.

F-134

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue from Contracts with Customers (Continued)

Customer payment terms vary by arrangement although payments are typically due within 15 - 45 days of invoicing. The timing between the satisfaction of the performance obligations and the payment is not significant and the Company currently does not have any significant financing components or significant extended payment terms.

Disaggregated Revenue

The Company disaggregates revenue from contracts with customers by “Product Type” as it best describes the product offering as it flows through revenue. For all such revenue types, the revenue recognition is over time. The disaggregated revenue for the years ended December 31:

Product Type	2025	2024
Smart Dials	$458,492	$1,940,884
NUL	13,923,942	14,007,557
Connects	119,209	171,207
Other	214,311	89,981
Total Revenue	$14,715,954	$16,209,629

Practical Expedients and Exemptions

There are several practical expedients and exemptions allowed under ASC 606 that impact timing of revenue recognition and the Company’s disclosures. Below is a list of practical expedients the Company applied in the adoption and application of ASC 606:

Application Practical Expedients

○	The Company does not evaluate a contract for a significant financing component if payment is expected within one year or less from the transfer of the promised items to the customer.

○	The Company generally expenses sales commissions when incurred when the amortization period would have been one year or less. These costs are recorded within sales and marketing expense in the consolidated statements of operations.

○	The Company is permitted to recognize revenue at the amount to which it has the right to invoice for services performed if the Company’s right to payment is for an amount that corresponds directly with the value provided to the customer.

F-135

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue from Contracts with Customers (Continued)

Contract Balances

The timing of revenue recognition may differ from the timing of invoicing to customers and these timing differences result in accounts receivable or contract liabilities (deferred revenue) in the Company’s consolidated balance sheets. The Company records deferred revenue when the Company has received or has the right to receive consideration, but has not yet transferred goods or services to the customer.

The Company generally invoices customers in advance of the service period. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue, or in revenue depending on whether the revenue recognition criteria has been met. Paid and unpaid invoice amounts for non-cancellable services occurring in future periods are included in deferred revenue.

Opening balances (January 1, 2024) of contract assets and liabilities were as follows:

Accounts receivable, net	$2,120,021
Deferred revenue	$6,768,159

Contract Costs

Costs to Obtain Contracts

The Company has determined that the only incremental costs incurred to obtain contracts with customers within the scope of Topic 606 are sales commissions paid to its employees. It is the Company’s policy to record sales commissions as an asset and amortize to expense ratably over the determined period of benefit. The balance was not significant to the Company’s financial statements and therefore not recorded in the Company’s balance sheet as of December 31, 2025 and 2024.

The Company applies the practical expedient in Topic 606 and expenses costs as incurred for sales commissions when the amortization period would have been one year or less.

Costs to Fulfill Contracts

The Company has concluded that the fulfillment costs associated with its contracts do not meet the capitalization criteria in Topic 340 and should not be capitalized and amortized.

Stock-based Compensation

GAAP establishes accounting for share-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period. Under GAAP, share-based compensation cost is determined at the grant date using an option-pricing model. The value of the awards that is ultimately expected to vest is recognized as expense on a straight-line basis over the employee’s requisite service period. Options attributable to non-employees are amortized over the service period and the unvested portion of these options is re-measured at each vesting date.

F-136

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Research and Development

Research and development costs are charged to operations as incurred.

Internal-use Software

The Company develops internal-use software as required to support its operations. Costs incurred to develop internal-use software during the application development stage are capitalized and reported at cost, subject to an impairment test. Application development stage costs generally include costs associated with software configuration, coding, installation and testing. Costs of significant upgrades and enhancements that result in additional functionality are also capitalized whereas costs incurred for maintenance and minor upgrades and minor enhancements are expensed as incurred. Capitalized costs are amortized using the straight- line method over three years. The Company assesses the potential impairment of capitalized internal-use software whenever events or changes in circumstances indicate that the carrying value of the internal-use software may not be recoverable. No such impairments were identified during the years ended December 31, 2025 and 2024.

Advertising

The Company expenses the costs of advertising, including promotional expenses, as incurred. Advertising expense for the years ended December 31, 2025 and 2024 was $63,522 and $91,193, respectively and included in sales and marketing expenses in the statement of operations.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of assets and liabilities. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating loss and tax credit carryovers. Deferred tax assets and liabilities are measured using the enacted tax rates applied to taxable income. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided against the Company’s deferred income tax assets when it is more likely than not that the asset will not be realized.

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that are more likely than not to be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

F-137

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

The Company follows authoritative guidance regarding uncertain tax positions. This guidance requires that realization of an uncertain income tax position must be more likely than not (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the financial statements. The guidance further prescribes the benefit to be realized assumes a review by tax authorities having all relevant information and applying current conventions. The interpretation also clarifies the financial statement classification of tax-related penalties and interest and sets forth disclosures regarding unrecognized tax positions. The Company recognizes potential accrued interest and penalties related to unrecognized tax positions as income tax expense.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which provides for improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This ASU became effective for the Company on January 1, 2025. The adoption of ASU 2023-09 did not have a material impact on the Company’s financial statements.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides (1) a practical expedient that assumes that current conditions as of the balance sheet date do not change for the remaining life of the assets and (2) entities other than public business entities with an accounting policy election to consider collection activity after the balance sheet date when estimating expected credit losses. This ASU is effective for the Company beginning on January 1, 2026. The Company is currently evaluating the impact of this new guidance on its financial statements.

In September 2025, the FASB issued ASU 2025-06, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40), which updates guidance for capitalizing internal-use software costs. The new standard removes stage-based rules and requires capitalization only when management has authorized and funded the project and it is probable the software will be completed and used as intended. This ASU is effective for fiscal years beginning after December 15, 2027. The Company is currently evaluating the impact of this new guidance on its financial statements.

F-138

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 3 – FAIR VALUE MEASUREMENT

The Company measures and discloses fair value measurements as required by GAAP. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, GAAP uses a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

●	Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2 - Includes other inputs that are directly or indirectly observable in the marketplace.
●	Level 3 - Unobservable inputs that are supported by little or no market activity.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The major categories of assets and liabilities measured at fair value at December 31, 2025 and 2024 are cash and cash equivalents, which are Level 1 and the deferred stock liability (see Note 6), which is Level 3.

NOTE 4 – SIGNIFICANT BALANCE SHEET COMPONENTS

Prepaid expenses and other current assets consisted of the following as of December 31:

	2025	2024
Software subscriptions	$35,956	$40,221
Insurance	20,646	27,706
Communications	31,344	17,316
Data	75,107	19,099
Other current assets	13,276	9,477
Total Prepaid and other current assets	$176,329	$113,819

F-139

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 4 – SIGNIFICANT BALANCE SHEET COMPONENTS (Continued)

Property and Equipment

Property and equipment consisted of the following as of December 31:

	2025	2024
Computers, equipment and leasehold improvements	$111,506	$105,755
Less: accumulated depreciation and amortization	(97,195)	(84,406)
Total Property and equipment, net	$14,311	$21,349

Depreciation expense was $14,045 and $23,401 for the years ended December 31, 2025 and 2024, respectively.

Internally Developed Software

Internally developed software consisted of the following as of December 31:

	2025	2024
Capitalized internally developed software	$8,458,296	$8,020,195
Less: accumulated depreciation and amortization	(7,489,113)	(6,738,140)
Total Internally developed software, net	$969,183	$1,282,055

Amortization expense was $750,973 and $756,367 for the years ended December 31, 2025 and 2024, respectively.

As of December 31, 2025, future amortization expense is as follows:

Year Ending December 31,
2026	$581,829
2027	269,147
2028	91,207
Total amortization expense	$969,183

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of December 31:

	2025	2024
Employee-related liabilities	$422,498	$491,884
Accrued cost of revenues	84,123	119,680
Professional and other fees	31,373	37,137
Other accrued liabilities	352,418	307,614
Total accrued expenses	$890,412	$956,315

F-140

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 5 – DEBT

In June 2021, the Company entered into a loan and security agreement with a commercial bank. The loan is secured by all of the Company’s property. Under the agreement, the Company received an advance of $3 million under the term loan which bears interest at 2% above the Prime Rate, defined as the greater of 4% per annum or the variable rate of interest that appears in the Wall Street Journal. The maturity date of the term loan was June 28, 2024. Proceeds from the term loan were used to exercise a buyout option in a Royalty Purchase Agreement and repay the then outstanding term loan of $1.5 million. The agreement also provided access to a $3 million revolving line of credit which bears the same interest rate as the term loan and had a maturity date of June 28, 2023. In May 2023, the loan and security agreement was amended to extend the maturity date of the revolving line of credit to June 28, 2025 and to amend a certain financial covenant. In December 2023, the term loan was repaid as discussed below.

In October 2022, the loan agreement was amended to waive a default related to a certain financial covenant and will not continue to forbear on such covenant without the continuing security of a Third-Party Pledge Agreement. The Company entered into a Consideration and Repayment Agreement with one of the principals of the Company to provide additional cash security in the form of a pledged cash account at the bank. This principal entered into a Third-Party Pledge Agreement with the bank and deposited $2.3 million of personal funds, whereby the bank shall have first priority interest in the pledged account.

Under the Consideration and Repayment Agreement, the Company shall make three payments to this principal as follows: a) $50,000 in November 2022, b) $80,000 in December 2022, and

$100,000 in January 2023, which were recorded as interest expense. As the principal borrowed the funds used for the pledged account, the principal must make monthly interest payments to a brokerage firm on such borrowing, thus, the Company shall make such monthly interest payments for the principal. The Company recorded interest expense for these payments as incurred. During 2023, in connection with the amendment to the loan and security agreement discussed below, this agreement was terminated.

The Company also granted the principal 2,500,000 deferred stock units. If any payments to the principal as discussed above are delayed, the Company shall grant an additional 350,000 deferred stock units. If the bank draws on the pledged account to cover any payment default by the Company under the loan agreement, the Company shall grant an additional 2,850,000 deferred stock units. The Company shall issue the shares of common stock underlying the outstanding deferred stock units granted in the settlement of such deferred stock units on or after the earlier of (i) the principal’s separation from service or (ii) a change in control; provided, however, that in event of a change of control, in lieu of issuing shares, the Company deliver the consideration that would have been payable in the change of control transaction had such shares been issued immediately prior to the consummation of the change in control. As these events are not currently considered probable of occurring, no expense for the deferred stock units has been recorded in these financial statements.

F-141

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 5 – DEBT (Continued)

In December 2023, the loan and security agreement was amended as follows:

●	The revolving line of credit was amended to $2.5 million. Advances shall bear interest at a per annum rate equal to 2.0% above the Prime Rate. In December 2024, the revolving line of credit was amended to $3.5 million. As of December 31, 2025 and 2024, the interest rate was 8.75% and 9.50%, respectively and the balance on the line of credit was $207,648 and $2,052,593, respectively.

●	A Cash Secured Line of up to $2.5 million was added. Cash Secured Advances shall bear interest at a rate equal to 0.25% above the Prime Rate. The Company has deposited $2.5 million into a restricted account (the “Pledged Cash”), which was recorded as restricted cash on the balance sheet. As of December 31, 2023, the Company took advances of $2.5 million. During the year ended December 31, 2024, the Company repaid the balance of $2.5 million.

●	A Securities Secured Line of up to $5 million was added. Securities Secured Advances shall bear interest at a rate equal to the Prime Rate. As of December 31, 2025 and 2024, the interest rate was 8.50% and 7.50%, respectively. During 2023, the Company took advances of $4,961,754. As of December 31, 2025 and 2024, the balance was $4,961,754 and $4,901,058, respectively, net of issuance costs. The debt issuance cost incurred were capitalized and are being amortized over the term of the debt. During the years ended December 31, 2025 and 2024, the Company recorded interest expense of $60,696 and $66,945, respectively related to the debt issuance costs amortization. At December 31, 2025 and 2024, there was $0 and $60,696, respectively, of unamortized debt issuance costs.

●	The previous outstanding term loan balance was repaid in full by the proceeds from the initial Securities Secured Advance. Upon repayment in full of the term loan, the Third-Party Pledge Agreement from October 2022 was terminated and the assets subject to such agreement was released to such Pledgor.

●	The maturity date for all of the credit facilities is December 27, 2025. In September 2025, the maturity date of the revolving line was extended to December 26, 2026. In January 2026, the maturity date of the Securities Secured Line was extended to March 27, 2026 and in April 2026, the balance was repaid in full (see further discussion in Note 12).

●	As a condition of the credit increase, a full guarantee by one of the principals of the Company is required.

In December 2023, the Company entered into a Guaranty Compensation Agreement with principals of the Company, providing a personal guarantee to the bank up to a maximum of $5 million. In the event of a Change of Control, the Company shall pay to the principals: a) $3 million if a Change of Control occurs within six months, b) $5 million if a change of control occurs more than six months but prior to 12 months, or c) $7.5 million if a Change of Control occurs more than 12 months. As a Change of Control is not currently considered probable of occurring, no liability has been recorded in these financial statements.

F-142

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 6 – RELATED PARTY NOTES PAYABLE

The components of related party notes payable are:

	2025	2024
Interest-bearing notes payable on demand	$1,762,232	$2,062,232
Accrued interest	2,294,814	951,498
Total Related party notes payable	$4,057,046	$3,013,730

In December 2016, $520,000 non-interest bearing unsecured promissory notes with officers of the Company, $105,000 of reimbursable legal fees and additional advances of $1,212,000 were converted into two junior demand unsecured promissory notes totaling $1,837,000, bearing interest at 20% per annum and payable on-demand. In conjunction with this agreement, the Company issued warrants for 13,709,612 shares of common stock to the junior demand promissory note holders with an exercise price of $0.52 and a term of 10 years. The allocated fair value of the warrants of $1,473,267 was recorded as interest expense (See Note 8 for further details).

In December 2017, additional advances of $385,000 were converted into a junior demand unsecured promissory note bearing interest at 20% per annum and payable on-demand.

In September 2020, the Company entered into forbearance agreements with the related party lenders whereby the Company asked the lenders to forbear from exercising certain rights and remedies under the Demand Notes. The agreement effectively amended the original Demand Notes by allowing the Company to pay the lenders interest beginning January 10, 2021 through December 10, 2021. As consideration, the Company paid forbearance fees to the lenders in the form of 9,800,000 deferred common shares, which will be issued immediately prior to the occurrence of a liquidity event. A liquidity event is not currently considered probable of occurring, thus no expense for the deferred common shares has been recorded in these financial statements.

In June 2021, the Company granted 12,175,000 deferred stock units to the lenders for the subordination of the related party notes to the loan and security agreement with the commercial bank discussed in Note 5. The Company shall issue the shares of common stock underlying the outstanding deferred stock units granted in the settlement of such deferred stock units on or after the earlier of (i) the lender’s separation from service or (ii) a change in control; provided, however, that in event of a change of control, in lieu of issuing shares, the Company deliver the consideration that would have been payable in the change of control transaction had such shares been issued immediately prior to the consummation of the change in control. As these events were not currently considered probable of occurring, no expense for the deferred stock units was recorded in the financial statements as of December 31, 2024.

In March 2024, the forbearance agreements were amended to provide that the interest on the loans covered by such forbearance agreements shall be calculated on a compound basis for the date the loans were first made and interest began accruing. The deferred stock agreements were also amended to provide that: (i) in the event of a Change of Control in which the consideration payable in such change of control transaction is anything other than cash or cash equivalents, the grantees shall have the option of receiving the cash equivalent of the value of the deferred stock at such time in lieu of accepting the stock; and (ii) the time for issuance of the shares shall be the earlier of (x) the election by the grantees, which may be made no sooner than one year from the date of the amendment of the deferred stock agreements and no later than five years after the grantee’s separation from service, or (y) a change of control of the Company. In March 2025, which is one year from the amendment date, the grantees had the right to make the election for the issuance of the shares, as such the fair value of these shares were recorded as interest expense for $1,334,193. The fair value of the shares was estimated using the purchase price from the contemplated transaction in Note 12. As the grantees have the option of receiving cash, it has been classified as a liability under ASC 480, Distinguishing Liabilities from Equity.

In September 2025, the forbearance agreements were amended to add that interest shall be compounded daily from the date the loans were first made and interest began accruing. In September 2025, the Company also approved payment of interest at 20% annually, compounded daily, on an interest balance owed from 2017 for the use of one of the same lender’s personal credit cards used to fund certain business expenses. In accordance with ASC 470-50, Debt — Modifications and Extinguishments, the Company evaluated whether the amendment represented a substantial modification of the original debt. Based on this evaluation, the Company concluded that the amended terms resulted in a substantial change in the economic characteristics of the debt. As a result, the amendment was accounted for as a debt extinguishment. The extinguishment resulted in a loss of $1,084,608, which is included in other expense in the accompanying statement of operations for the year ended December 31, 2025.

During the years ended December 31, 2025 and 2024, the Company paid $219,922 and $0, of accrued interest on the demand promissory notes and interest-bearing notes, respectively. Interest expense on these notes was $1,563,238 and $392,412 for the years ended December 31, 2025 and 2024, respectively.

F-143

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 7 – EQUITY

At December 31, 2025 and 2024, the authorized capital stock of the Company consisted of 145,000,211 shares of capital stock comprising 140,000,000 shares of common stock and 5,000,211 of convertible preferred stock. All classes of the Company’s stock have $0.0001 par value.

Stockholder Notes Receivable

In January 2015, the Company awarded three officers of the Company the right to each purchase 2,200,000 shares of Common stock, at a price of $0.45 per share under Restricted Stock Purchase Agreements. In consideration for such shares, the Company accepted nonrecourse promissory notes in the principal amount of $990,000 from each officer. The notes shall accrue interest at 1.75% per annum compounded annually. Principal plus accrued but unpaid interest shall become due and payable upon the earlier of (i) the date that is seven years following the date of the notes and (ii) each sale or other disposition by the note holders, other than a permitted transfer of any shares to a third party, until the balance of the notes has been paid in full. In July 2022, these notes were amended to extend the due date by one year. During 2022, One officer paid $15,000 in accrued interest to the Company. This payment was recognized as interest income in 2022. No payments were made in 2025 or 2024.

Under the agreements, the vesting schedule requires that ¼th of the shares purchased shall vest on the 12-month anniversary of the vesting start date and then 1/48th of the shares shall vest each anniversary thereafter. During the term of the agreement, the Company has the right to repurchase the unvested shares at $0.45 per share. Shares were fully vested in 2019.

F-144

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 7 – EQUITY (Continued)

Stockholder Notes Receivable (Continued)

In December 2017, a similar Restricted Stock Purchase Agreement was issued to an officer to purchase 5,431,731 shares of Common Stock at an exercise price of $0.52. The shares shall vest using the same schedule as the aforementioned 2015 awards. During the term of the agreement, the Company has the right to repurchase the unvested shares at $0.52 per share. A nonrecourse note for $2,824,500 was accepted from the officer for consideration of such shares. The notes shall accrue interest at 2.11% per annum compounded annually. Principal plus accrued but unpaid interest shall become due and payable upon the earlier of (i) the date that is seven years following the date of the notes and (ii) each sale or other disposition by the note holders, other than a permitted transfer of any shares to a third party, until the balance of the notes have been paid in full.

Upon any exercise by the Company of the Repurchase Option as defined in the Restricted Stock Purchase Agreement, the notes shall be deemed to have been repaid in an amount equal to the greater of (i) $0.0001 per share that is repurchased by the Company pursuant to the exercise of the Repurchase Right and (ii) that portion of the aggregate principal and accrued but unpaid interest of the notes as is equal to the portion that the shares being repurchased by the Company bears to the total number of shares originally purchased by the note holder pursuant to the Purchase Agreement.

Under the above Restricted Stock Agreements, total vested shares were 12,031,731 at December 31, 2025 and 2024. All shares were fully vested as of December 31, 2021. Because the notes are non-recourse, this transaction is treated as an issuance of a stock option for accounting purposes and neither the shares nor the non-recourse loans are shown as outstanding in the balance sheet.

During 2015 and 2016, an officer of the Company exercised fully vested options in exchange for two non-recourse loans:

●	A promissory note for $99,999, dated May 8, 2015. Interest shall accrue at the rate of 1.53% per annum, compounded annually.
●	A promissory note for $47,969 dated July 11, 2016. Interest shall accrue at the rate of 1.43% per annum, compounded annually.

For both notes, the unpaid principal amount and any accrued, but unpaid, interest is due upon the earlier of (1) 7 years from the date of the note or (2) the sale of the securities to a third party. For accounting purposes, this transaction was treated as an option modification (a modification of the term) resulting in a 1-time incremental stock compensation expense of $39,140 in 2016. Because the notes are non-recourse, this transaction is not treated as an option exercise for accounting purposes and neither the shares nor the non-recourse loans are shown as outstanding in the balance sheet. The May 8, 2015 promissory note was amended in 2022 to extend the due date by one year and to adjust the interest rate during that extended year to accrued at the rate of 1.74% per annum, and in 2023 to extend the due date by one additional year to March 15, 2024.

F-145

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 7 – EQUITY (Continued)

Stockholder Notes Receivable (Continued)

In 2021, an officer of the Company exercised fully vested options in exchange for a limited recourse promissory note for $42,560, dated July 8, 2021. Interest shall accrue at the rate of 1.74% per annum, compounded annually. The unpaid principal amount and any accrued, but unpaid, interest is due upon the earlier of (1) 7 years from the date of the note or (2) the sale of the securities to a third party. Because the notes are non-recourse, this transaction is not treated as an option exercise for accounting purposes and neither the shares nor the non-recourse loans are shown as outstanding in the balance sheet.

In August 2025, all of the stockholder notes were amended to extend the maturity date to May 31, 2026. After the original 7-year maturity date of the notes, interest shall accrue monthly at the applicable short-term federal rate. As of December 31, 2025 and 2024, the short-term federal rate was 3.60% and 4.21%, respectively.

Convertible Preferred Stock

The significant features of the Company’s convertible preferred stock are as follows:

Dividend provisions

The holders of Series A and Series B preferred stock are entitled to receive non-cumulative dividends, out of any assets legally available thereof, when and if declared by the Board of Directors, at a rate of $0.018 and $0.037 per share, respectively, per annum, adjustable for certain events, such as stock splits, stock dividends, combinations, subdivisions and recapitalizations and the like. There have been no declared dividends to date.

Liquidation preference

In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A and Series B shall be entitled to be paid, out of the available funds and assets, and prior and in preference to any payment or distribution of any such funds on any shares of common stock, an amount equal to the sum of the applicable original issue price for such series of Preferred Stock, plus declared but unpaid dividends on such share. Original issue price shall mean $0.295 and $0.63055 for Series A and Series B, respectively, plus all declared but unpaid dividends. If assets are not sufficient to permit such payment, payment will be made ratably among the holders of the convertible preferred stock in proportion to the full amounts to which they would otherwise be entitled.

Following the payment of this liquidation amount, all of the remaining proceeds available for distribution to stockholders shall be distributed among the holders of preferred stock and common stock pro rata based on the number of shares of common stock held by each.

F-146

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 7 – EQUITY (Continued)

Convertible Preferred Stock (Continued)

Conversion rights

Each outstanding share of Series A and Series B is convertible, at the option of the holder, into fully paid and non-assessable shares of common stock as is determined by dividing the original issue price by the applicable original issue price for such series in effect on the date of conversion and shall be subject to adjustment in the event of the issuance of any additional stock without consideration or for a consideration per share less than the conversion price applicable to such series of preferred stock in effect immediately prior to the issuance of such additional stock, as well as stock splits, dividends and combinations.

The original issuance price and current conversion price for Series A and Series B is $0.295 and $0.63055 per share.

Each share of preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then-effective conversion price, upon the consent of the holders of more than 50% of the then-outstanding shares of preferred stock, or upon the closing of a public offering of common stock with gross proceeds of at least $20,000,000.

Voting rights

The holders of each share of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such share is convertible. The holders of common stock are entitled to one vote per share of common stock held by the stockholder.

Redemption rights

The preferred stock is not redeemable at the option of the holder.

The following are common shares reserved for future issuance as of December 31, 2025:

Outstanding stock options-2007 plan	15,442,988
Outstanding stock options-2017 plan	37,053,355
Options available for future issuance	658,491
Outstanding warrants	16,509,612
Series A Preferred Stock	2,753,489
Series B Preferred Stock	943,813
Restricted stock	12,963,720
Deferred stock	24,475,000
Total	110,800,468

F-147

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 8 – WARRANTS

In 2016, the Company issued warrants to officers of the Company to purchase 2,000,000 shares of common stock, at a price of $0.52 per share and a term of 10 years, relating to an unconditional deficiency guaranty issued to the Lenders in conjunction with their 50/50 loan to the Company. The Company also issued warrants to purchase 13,709,612 shares of common stock in connection with the issuance of the junior demand promissory notes (see Note 6, Related Party Promissory Notes), at a price of $0.52 per share and a term of 10 years. These warrants were classified as equity instruments and were recorded at fair value at the date of issuance. The fair value of the warrants, determined using the Black-Scholes option-pricing model, was $2,557,645 at their issuance dates in 2016. These warrants expire December 2026.

In 2018, the Company issued warrants to a consultant to purchase 800,000 shares of common stock at a price of $0.52 per share and a term of 10 years. These warrants were classified as equity instruments and were recorded at fair value at the date of issuance. The fair value of the warrants, determined using the Black-Scholes option-pricing model, was $378,410 at their issuance date in 2018 and was recorded as stock compensation expense. These warrants expire in August 2028.

NOTE 9 – STOCK-BASED COMPENSATION

On December 22, 2017 the Company’s Board of Directors adopted and approved the 2017 Stock Option and Grant Plan (the “2017 Option Plan”). The 2017 Option Plan reserved 2,686,846 shares (rolled over from the Company’s 2007 Option Plan) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) for issuance in connection with the 2017 Option Plan and that such shares shall, when issued and paid for in accordance with the provisions of the 2017 Option Plan, constitute validly issued, fully paid and non-assessable shares of Common Stock. Under the 2007 Option Plan, 15,442,988 and 19,885,000 options were issued and remain outstanding as of December 31, 2025, 2024, respectively. No further shares are reserved for future issuance under the 2007 Plan.

In November 2019, the Board of Directors and stockholders approved an increase in the number of shares authorized for issuance in the 2017 Stock Option and Grant Plan to 37,716,846.

The 2017 Option Plan provides for the grant of incentive and non-statutory stock options to employees, outside directors and consultants of the Company. Only employees shall be eligible for the grant of incentive stock options. The term of each Stock Option shall be fixed by the Board of Directors, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. If an employee is a Ten Percent Owner on the grant date of an Incentive Stock Option granted to such employee, the term of such Incentive Stock Option shall be no more than five years from the date of grant. At the discretion of the Company’s Board of Directors, certain options may be exercisable immediately at the date of grant. All other options are exercisable only to the extent vested.

F-148

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 9 – STOCK-BASED COMPENSATION (Continued)

The exercise price of both incentive and non-statutory stock options granted under the 2017 Option Plan must be at least equal to 100% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors. Incentive stock options granted to stockholders who own greater than 10% of the Company’s outstanding stock at the date of grant must be issued at no less than 110% of the estimated fair value of the common stock on the date of grant.

Summary

For the years ended, December 31, 2025 and 2024, the Company recorded stock-based compensation expense of $792,403 and $729,656, respectively.

Stock option activity for the years ended December 31, 2025 and 2024 is as follows:

	Shares	Weighted- average exercise price per share	Weighted- average remaining contractual life (in years)
Outstanding at December 31, 2023	58,710,197	$0.51	5.097

Options granted	75,000	$0.53
Options exercised	(5,000)	$0.50
Options forfeited	(185,214)	$0.50
Options expired	(336,641)	$0.41

Outstanding at December 31, 2024	58,258,842	$0.52	4.106

Options granted	1,000,000	$0.53
Options exercised	-	$-
Options forfeited	(22,084)	$0.53
Options expired	(6,740,415)	$0.47

Outstanding at December 31, 2025	52,496,343	$0.52	3.556

Vested and expected to vest at December 31, 2025	51,347,641	$0.52	3.547

Vested and exercisable at December 31, 2025	50,158,623	$0.52	3.442

The weighted-average fair value of awards granted during the years ended December 31, 2025 and 2024 was $0.33 and $0.32, respectively. As of December 31, 2025 and 2024, there was $232,201 and $678,820, respectively, of unamortized stock-based compensation cost related to unvested stock options, which is expected to be recognized over a weighted-average period of 2.18 and 1.10 years, respectively.

F-149

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 9 – STOCK-BASED COMPENSATION (Continued)

The fair value of options vested for the years ended December 31, 2025 and 2024 was $791,191 and $714,453, respectively. The intrinsic value of options exercised for the years ended December 31, 2025 and, 2024 was $0 and $150, respectively.

The fair value of employee and non-employee option grants issued in 2025 and 2024 was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions for the years ended December 31:

	2025	2024
Expected dividend yield (1)	0%	0%
Risk-free interest rate (2)	3.84%	4.22%
Expected volatility (3)	67.78%	60.97%
Expected life (in years) (4)	5.69	6.08

(1)	The Company has no history or expectation of paying cash dividends on its common stock.

(2)	The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.

(3)	The Company has estimated the expected volatility of its share price based on the share price volatility of similar publicly traded entities.

(4)	The expected life represents the period of time that options granted are expected to be outstanding and was estimated using the simplified method which essentially equates to the weighted-average of the vesting term and contractual life of the options.

NOTE 10 – INCOME TAXES

Income tax (expense) benefit consisted of the following for the years ended December 31:

	2025	2024
Current:
United States	$-	$-
State	(6,754)	8,240
Total	(6,754)	8,240
Deferred:
United States	-	-
State	-	-
Total	-	-

Total income tax (expense) benefit	$(6,754)	$8,240

F-150

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 10 – INCOME TAXES (Continued)

The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets (liabilities) are as follows for the years ended December 31:

	2025	2024
Deferred tax assets:
Net operation loss carryforwards	$6,289,000	$6,465,000
Stock based compensation	4,058,000	4,006,000
Accruals and reserves	858,000	500,000
Tax credits	211,000	211,000
Other	3,000	2,000
Total deferred tax assets	11,419,000	11,184,000

Less: valuation allowance	(11,179,000)	(10,843,000)
Net deferred tax assets	240,000	341,000

Deferred tax liabilities:
Fixed assets	(2,000)	(3,000)
Intangibles (capitalized software)	(238,000)	(338,000)
Total deferred tax liabilities	240,000	(341,000)

Net deferred tax assets	$-	$-

The reconciliation of the federal statutory tax rate to the effective rate of the Company’s provision for income taxes is as follows for the years ended December 31:

	2025	2024
Statutory federal income tax rate	21%	21.00%
State income taxes net of federal tax benefits	-8.33%	-581.62%
Stock compensation	-0.44%	97.06%
Prior year - true-up	0.03%	97.25%
Other	-9.08%	14.27%
Valuation allowance	-3.62%	378.40%

Effective rate	-0.44%	26.36%

A number of the Company’s tax returns remain subject to examination by taxing authorities. The Company’s tax years will remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating losses. These include U.S. federal returns for 2007 and later years and state tax returns for 2007 and later years. As of December 31, 2025, the Company has total recorded liabilities for uncertain tax positions totaling $79,000.

F-151

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 10 – INCOME TAXES (Continued)

Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The net valuation allowance increased by approximately $336,000 from 2024 to 2025 and by approximately $19,000 from 2023 to 2024.

As of December 31, 2025, the Company had net operating loss carryforwards for federal and state tax purposes of approximately $25,359,000 and $15,703,000, respectively. As of December 31, 2024, the Company had net operating loss carryforwards for federal and state tax purposes of approximately $26,223,000 and $16,301,000, respectively. The federal and state net operating loss carryforwards will expire at various dates beginning in 2027, unless previously utilized. Post-2018 federal NOLs can be carried forward indefinitely.

As of December 31, 2025, the Company had research credit carryforwards for federal and state tax purposes of approximately $101,000 and $111,000, respectively. The federal research credit carryforwards will expire beginning in 2033. The state research credits carryforward indefinitely.

Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by the Internal Revenue Code (the “Code”), as well as similar state provisions. In general, an “ownership change” as defined by the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a Company by certain stockholders or public groups. Since the Company’s formation, the Company has raised capital through the issuance of capital stock on several occasions which, combined with the purchasing stockholders’ subsequent disposition of those shares, may have resulted in such an ownership change, or could result in an ownership change in the future upon subsequent disposition. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.

The Company has not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since the Company’s formation due to the complexity and cost associated with such a study, and the fact that there may be additional such ownership changes in the future. If the Company has experienced an ownership change at any time since its formation, utilization of the net operating loss or tax credit carryforwards to offset future taxable income and taxes, respectively, would be subject to an annual limitation under the Code, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required.

Any limitation may result in expiration of all or a portion of the net operating loss or tax credit carryforwards before utilization. The Company maintains a full valuation allowance for deferred tax assets due to its historical losses and uncertainties surrounding its ability to generate future taxable income to realize these assets. Due to the existence of the valuation allowances, future changes in the Company’s unrecognized tax benefits and recognizable deferred tax benefits under the completion of an ownership change analysis is not expected to impact its effective tax rate.

F-152

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office facilities under a non-cancelable operating lease with an expiration date of July 2026. In March 2023, the Company entered into a Lease Extension Agreement for its office facility to extend the term for a period of three years commencing in August 2023 and terminating in July 2026, with monthly payments ranging from $7,380 to $7,838.

Rent expense related to the Company’s operating leases was $91,310 and $91,310 for the years ended December 31, 2025 and 2024, respectively. Cash paid for rent was $92,453 and $89,709 for the years ended December 31, 2025 and 2024, respectively.

Future minimum payments under non-cancelable leases are as follows as of December 31, 2025:

For the Year Ending December 31,

2026	$54,865
Total	54,865
Less imputed interest	(812)
Present value of lease liability	$54,053

Upon commencement of the Lease Extension Agreement in August 2023, the Company recorded a right-of-use asset and related lease liability of $251,070.

The Company’s lease contracts do not provide a readily determinable implicit rate. The Company used its estimated incremental borrowing rate of 6%, which was based on information available at the inception of the lease. The weighted average remaining term at December 31, 2025 was 0.58 years.

F-153

CONNECTANDSELL, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 11 – COMMITMENTS AND CONTINGENCIES (Continued)

Contingencies

In March 2026, the Company received a letter from an officer asserting that, pursuant to an employment agreement dated September 2021, the officer is entitled to a payment of at least $2.0 million upon the closing of a contemplated asset purchase transaction (the “Contemplated Transaction”). The officer indicated that, absent written assurances of payment prior to closing, they intend to pursue legal remedies.

In April 2026, the Company received a letter from a financial advisor asserting that, under a letter agreement dated August 2023 (the “Letter Agreement”), approximately $2.0 million is payable upon closing of the Contemplated Transaction. The financial advisor further asserts that, because the Contemplated Transaction does not provide for assumption of the Company’s obligations under the Letter Agreement by the prospective acquirer, the Company must arrange alternative means of settlement acceptable to the advisor. The financial advisor has indicated it intends to pursue available legal or equitable remedies if the matter is not resolved.

The Company is currently evaluating these claims. At this time, the Company is unable to reasonably estimate the likelihood of loss or the amount or range of any potential loss, if any, related to these matters. Accordingly, no liability has been recorded in the accompanying financial statements as of December 31, 2025.

NOTE 12 – SUBSEQUENT EVENTS

In November 2025, the Company entered into a non-binding Letter of Intent (LOI) to be acquired. The LOI outlines preliminary terms and conditions for a potential acquisition; however, it is non-binding and subject to the negotiation and execution of definitive agreements, completion of due diligence, and customary closing conditions. There can be no assurance that the transaction will be completed on the terms contemplated or at all.

In April 2026, the Company entered into a Debt Assumption and Repayment Agreement with an officer of the Company. The officer assumed and paid off the loan balance and accrued interest totaling $4,970,489 in exchange for the Company’s agreement to pay the officer the full amount upon closing of the Contemplated Transaction.

Subsequent events have been evaluated through May 18, 2026, which is the date of the financial statements were issued or available to be issued. Other than events already disclosed in these financial statements, no material subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes.

F-154

Up to 2,309,107 shares of Class A Common Stock underlying the Notes; and Up to 1,647,861 shares of Class A Common Stock underlying the common Warrants

PROSPECTUS

August 11, 2026